    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1997


                                                      REGISTRATION NO. 333-28817
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           SYNTHETIC INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          2221                         58-1049400
 (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
      of incorporation or         Classification Code Number)       Identification Number)
         organization)

                               309 LAFAYETTE ROAD
                           CHICKAMAUGA, GEORGIA 30707
                                 (706) 375-3121
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                             ---------------------
                              JOSEPH F. DANA, ESQ.
                  CHIEF OPERATING OFFICER AND GENERAL COUNSEL
                           SYNTHETIC INDUSTRIES, INC.
                               309 LAFAYETTE ROAD
                           CHICKAMAUGA, GEORGIA 30707
                                 (706) 375-3121
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of Communications to:

                              MARK ZVONKOVIC, ESQ.
                                KING & SPALDING
                              120 WEST 45TH STREET
                            NEW YORK, NEW YORK 10036
                                 (212) 556-2100
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective and the Plan of Withdrawal and Dissolution referred to in the Joint Proxy Statement and Prospectus forming a part of this Registration Statement is approved.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                           SYNTHETIC INDUSTRIES, L.P.
                               309 LAFAYETTE ROAD
                           CHICKAMAUGA, GEORGIA 30707
                                 (706) 375-3121

                                                                          , 1997

Dear Limited Partners of Synthetic Industries, L.P.:

     You are cordially invited to attend a Special Meeting of the Partners of
the Partnership, to be held on             , 1997 at [place] at 10:00 a.m. local
time. At this important meeting, you will be asked to approve a Plan of Withdrawal and Dissolution for the Partnership.

     As you know, we have been working on a plan by which you may choose in the manner provided by the Plan to liquidate all or part of your Partnership interest and to convert promptly some or all of the shares of the Common Stock of Synthetic Industries, Inc. underlying your Partnership interest into cash or to remain in the Partnership during a dissolution period, after which you will be distributed any remaining shares of the Common Stock of Synthetic underlying any Partnership interest you continue to own. You may also elect a combination of these two choices. The accompanying Proxy Statement and Prospectus fully describes the Plan. I encourage you to read the Proxy Statement and Prospectus carefully.


     The Plan, if approved, will be undertaken in two separate phases: first, the withdrawal and underwritten sale, followed by the liquidating distributions. The main elements of the Plan are as follows:


     - You will be given an opportunity to decide, anytime before the Special Meeting, to withdraw some or all (or none) of the shares of Common Stock currently held by the Partnership which underlie your Units.

     - All withdrawn shares must be included in an underwritten sale to be commenced promptly after approval of the Plan. Upon completion of the underwritten sale, you will promptly receive cash for your withdrawn shares that are sold. The price received will be determined by, among other things, market conditions, recent market prices for the Common Stock, the discount sometimes accorded secondary offerings and demand for the withdrawn shares. The price will be subject to approval by a Pricing Committee which will not permit the sale of your withdrawn shares unless it deems the price to be reasonable in light of the then current market conditions.

     - The Company and the underwriters will attempt to complete the underwritten sale as soon as possible after the Plan is approved. However, if it cannot be completed within 180 days after approval, your withdrawn shares will be immediately delivered to you and you will be free to hold them, or, unless you are an affiliate of Synthetic, sell them through your broker.

     - Shares that are not withdrawn will remain in the Partnership for 180 days after the sale or distribution of the withdrawn shares, and then will be distributed to you in one to three distributions over the following year. The first distribution will be 180 days after the sale, the second distribution, if needed, will be 180 days thereafter and the third distribution will be 180 days after that. The number of shares to be distributed will be equal to 25% of the shares held by the public on each distribution date or, if less, the total number of shares remaining. After shares are distributed to you, you will be free to hold them or sell them through your broker, unless you are an affiliate of Synthetic.


     The Partnership Agreement does not currently permit a Limited Partner to withdraw or reduce his capital contribution or to receive a return of or on his capital before any other Limited Partner. In order to effect the withdrawal, the Plan provides for an amendment to the Partnership Agreement which must be approved by a majority in interest of the Limited Partners. A vote in favor of the Plan will constitute a vote in favor of approval of the amendment.

     The General Partner believes that the Plan is fair and reasonable to, and in the best interests of, the Limited Partners, and recommends that Limited Partners vote their Units in favor of the Plan for the following reasons:

     - The General Partner believes that the Plan offers all Limited Partners the opportunity to choose among the widest possible range of alternatives while preserving to the extent possible the market value of the shares of Common Stock that the Partnership owns. A Limited Partner may choose a combination of approaches by electing withdrawal for a portion of the shares underlying his or her interest and receiving the remainder of his or her underlying shares in the subsequent dissolution.

     - For Limited Partners who want to liquidate all or a portion of their investment in the Partnership immediately, the Plan offers an opportunity to receive cash in a timely manner that is based on a current market value for the Common Stock underlying those Units.

     - The sale of Common Stock necessary to provide cash for Limited Partners who elect withdrawal will be raised through an orderly sales process that the General Partner believes is designed to optimize the price received for the Common Stock and minimize any disruption of the markets for those choosing to continue to hold their interest.

     - For Limited Partners who wish to retain the investment they now hold in Synthetic through their ownership of Units, the Plan, when the dissolution begins, will provide them with increased liquidity for their investment and a determinable public market value therefor.

     - The General Partner believes that there is no business purpose or benefit to investors holding through the Partnership the publicly traded shares of a single corporation. The Plan will result in the elimination of the cost and inefficiency of maintaining the Partnership and the simplification of tax reporting for all Limited Partners.


     Patricof & Co. Capital Corp., the Partnership's financial advisor, delivered to the Partnership on the date of mailing of this Proxy Statement and Prospectus its written opinion to the effect that, as of the date of such opinion and subject to certain matters stated therein, the implementation of the Plan is fair, from a procedural point of view, to the Limited Partners. As Limited Partners will be receiving only an allocation of the Synthetic Common Stock held by the Partnership based upon their ownership percentage of their respective limited partner interests, the fairness opinion does not address the transaction from a financial point of view.


     The General Partner will not receive any compensation with respect to the Plan and will be entitled to receive under the Plan its pro rata partner interest in the underlying Common Stock, as provided by the Partnership Agreement. In order to maintain the ratio of the General Partner's interest to the Limited Partners' interest, the Plan requires the General Partner to withdraw the same pro rata percentage of its interest as Limited Partners elect to withdraw, but the General Partner will not be permitted to participate in the underwritten sale and must continue to hold any Common Stock it withdraws until the Partnership is completely dissolved.


     It is expected that each Limited Partner who makes a withdrawal will recognize long-term gain or loss resulting from the completion of the underwritten sale in an amount determined by the difference between the cash proceeds from the underwritten sale received by such Limited Partner and his tax basis in the withdrawn shares distributed to him. It is further expected that each Limited Partner who does not make a withdrawal election will not recognize taxable gain or loss resulting from the liquidating distributions.


     In addition to the approval of Limited Partners holding a majority in interest of the outstanding Units, the Plan will not be completed unless the following conditions are satisfied or waived: (i) all necessary regulatory approvals will have been obtained; (ii) no provision of any applicable law or regulation and no judgment, injunction, order or decree will prohibit the completion of the Plan; and (iii) all actions by or in respect of or filing with any governmental body, agency, official or authority required to permit the completion of the Plan will have occurred. At any time prior to the Withdrawal, the Plan may be terminated, even if the foregoing conditions are satisfied, by the General Partner in the event of adverse legislative developments or if the General Partner in the exercise of its fiduciary duty determines that the Plan is no longer in the best interests of the Limited Partners.

     In accordance with the terms of the Partnership Agreement, the Plan must be approved by Limited Partners holding at least a majority of the outstanding Units. It is important that your Unit(s) be represented at the Special Meeting, regardless of the number you hold. A failure to vote is the same as a vote "Against" the Plan. THEREFORE, PLEASE FILL IN, SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. This will not prevent you from later voting your Unit(s) in person if you choose to attend the Special Meeting.


     Limited Partners who abstain or vote against the Plan may not make the withdrawal election to participate in the underwritten sale. If the proposed Plan is approved, such approval will bind all Limited Partners, and any Limited Partner who does not vote for the Plan will be issued Common Stock in the dissolution as described in the accompanying Proxy Statement and Prospectus.


     Limited Partners who desire to elect withdrawal with respect to all or a portion of their interest must (1) vote all of their Units in favor of the Plan, and (2) properly complete the enclosed Withdrawal Election Agreement and return
it to D.F. King & Co., Inc. by 5:00 p.m. on             , 1997, as instructed in
the accompanying Proxy Statement and Prospectus.

     As soon as practicable after approval of the Plan, Limited Partners will be provided with a notice regarding such approval and additional instructions about the underwritten sale and/or the distribution.


     Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Solicitation Agent, at 77 Water Street, New York, New York 10005, telephone (800) 488-8095. Additional copies of the Joint Proxy Statement and Prospectus and related materials may be obtained from the Solicitation Agent.


                                            Sincerely,

                                            SYNTHETIC INDUSTRIES, L.P.

                           SYNTHETIC INDUSTRIES, L.P.
                               309 LAFAYETTE ROAD
                           CHICKAMAUGA, GEORGIA 30707
                        TELEPHONE NUMBER: (706) 375-3121

                            ------------------------

                     NOTICE OF SPECIAL MEETING OF PARTNERS
                         TO BE HELD             , 1997

                            ------------------------

To the Limited Partners of
  Synthetic Industries, L.P.:

     NOTICE IS HEREBY GIVEN that a Special Meeting (the "Special Meeting") of the Partners of Synthetic Industries, L.P., a Delaware Limited Partnership (the "Partnership"), has been called by SI Management L.P., the General Partner of
the Partnership (the "General Partner"), and will be held at           on
            , 1997, at 10:00 a.m. local time, and thereafter as it may from time to time be adjourned or postponed, to approve a Plan of Withdrawal and Dissolution (the "Plan") for the Partnership. The Plan, which must be approved by Limited Partners holding a majority in interest of the outstanding limited partnership units (the "Units"), provides for (1) a withdrawal (the "Withdrawal") by Limited Partners of all or a specified portion of the shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of Synthetic Industries, Inc., a Delaware corporation, currently held by the Partnership and (2) the subsequent dissolution of the Partnership through one or more liquidating distributions of the portion of the Shares remaining in the Partnership after the Withdrawal. Limited Partners who choose the Withdrawal must participate in an underwritten sale (the "Underwritten Sale") of the Withdrawn Shares promptly following adoption of the Plan.

     A copy of the Plan is attached to the accompanying Joint Proxy Statement and Prospectus as Annex A. The Proxy Statement and Prospectus and Annexes thereto form a part of this Notice.

     Only holders of record of Units as of the close of business on        ,
1997 are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

     To ensure that your Unit(s) are represented, you are urged to please fill in, sign, date and return the enclosed proxy card promptly in the enclosed postage paid envelope. You may revoke your proxy at any time before it is voted at the Special Meeting. All Units will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such Units will be voted for approval of the Plan. If you attend the Special Meeting, you may vote your Unit(s) in person.

     Limited Partners who desire to elect Withdrawal with respect to all or a portion of the Shares underlying their Units and to participate in the Underwritten Sale must (1) vote all of their Units in favor of the Plan and (2) properly complete the enclosed Withdrawal Election Agreement and return it in the enclosed postage paid envelope as instructed in the accompanying Joint Proxy Statement and Prospectus.

                                            SI MANAGEMENT, L.P.,
                                            General Partner

                                            By:

               , 1997

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS JOINT PROXY STATEMENT AND PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 28, 1997


                           SYNTHETIC INDUSTRIES, L.P.

                           SYNTHETIC INDUSTRIES, INC.

                      JOINT PROXY STATEMENT AND PROSPECTUS

     This joint proxy statement and prospectus (the "Proxy Statement/Prospectus") is furnished in connection with (1) the adoption of an Agreement and Plan of Withdrawal and Dissolution (the "Plan") for Synthetic Industries, L.P. (the "Partnership") and (2) the distribution in several installments by the Partnership as a part of the Plan of 5,781,250 shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of Synthetic Industries, Inc., a Delaware corporation (the "Company"), currently owned by the Partnership. The Shares constitute approximately 67% of the total number of shares of Common Stock currently issued and outstanding. The Common Stock is quoted on the Nasdaq National Market under the symbol "SIND."

     This Proxy Statement/Prospectus is being sent by SI Management L.P., the sole general partner (the "General Partner") of the Partnership, to the limited partners (the "Limited Partners") of the Partnership, in connection with the solicitation of proxies (each, a "Proxy") to be voted at a special meeting (the
"Special Meeting") of Limited Partners in Chickamauga, Georgia on             ,
1997 (the "Meeting Date"), and at any adjournment or postponement thereof. At the Special Meeting, Limited Partners will vote upon the Plan that, if approved by Limited Partners holding a majority of the outstanding limited partnership units (the "Units") of the Partnership in accordance with the Partnership Agreement and certain other conditions are satisfied or waived, will result in
(1) a withdrawal (the "Withdrawal") by Limited Partners of all or a specified portion of the Shares (the "Withdrawn Shares") from the Partnership and (2) the subsequent dissolution of the Partnership (the "Dissolution") through one to three liquidating distributions (each, a "distribution" and, collectively, the "Distribution") of the portion of the Shares remaining in the Partnership after the Withdrawal (the "Remaining Shares"). Limited Partners who choose the Withdrawal must participate in an underwritten offer and sale (the "Underwritten Sale") of the Withdrawn Shares following the adoption of the Plan. The Plan will be conditioned upon, among other things, the approval of the Plan in accordance with the Partnership Agreement by Limited Partners holding a majority of the outstanding Units. The number of distributions that compose the Distribution will depend upon the number of Shares that constitute the Remaining Shares; however, in no event shall the first such distribution occur prior to the 180th day after the completion of the Underwritten Sale or, if the Underwritten Sale does not occur, the 180th day following the distribution of the Withdrawn Shares. Complete details of the Plan are set forth in this Proxy Statement/Prospectus under the caption "The Plan of Withdrawal and Dissolution."

     The General Partner believes that the Plan is fair and reasonable to, and in the best interests of, the Limited Partners, and recommends that Limited Partners vote their Units in favor of the Plan because the General Partner believes that the consummation of the Plan will offer desirable investment options for all Limited Partners. See "The Plan of Withdrawal and Dissolution."

                                                        (continued on next page)
                             ---------------------
     INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS SET FORTH ON PAGE 13 UNDER THE CAPTION "RISK FACTORS."
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT AND PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
  The date of this Joint Proxy Statement and Prospectus is             , 1997

(continued from previous page)

     The Plan involves certain additional factors that should be considered by all Limited Partners. The effects of the Plan may differ for each Limited Partner and may be disadvantageous to some, depending upon their individual circumstances and investment objectives. In particular, Limited Partners should consider, among other factors described herein, that:

     - For those Limited Partners who do not elect to participate in the Underwritten Sale, the Distribution will begin no earlier than the 180th day after the completion of the Underwritten Sale or, if the Underwritten Sale does not occur, the 180th day following the distribution of the Withdrawn Shares. At the time of the Distribution, the trading price for the Common Stock may be significantly lower than the public offering price in the Underwritten Sale.

     - Limited Partners who sell Withdrawn Shares will forego any potential increase in the value of such Withdrawn Shares as a result of the possible growth of the Company's business or otherwise.

     - If a large number of holders of Common Stock were to offer their shares for sale after the adoption of the Plan, or if the Underwritten Sale is not completed and a significant number of Withdrawn Shares are soon thereafter offered for sale, the market price of the Common Stock could decline substantially absent a corresponding demand for Common Stock from institutional and retail investors. The market value of the Remaining Shares subsequently distributed during the Dissolution could also be adversely affected.

     - The Partnership's costs and expenses in connection with the Plan and previous restructuring proposals, estimated to be approximately $ million, will be paid by the Partnership whether or not the Plan is approved.

     In accordance with the Partnership Agreement, the Plan requires the approval of Limited Partners holding a majority in interest of the outstanding Units. See "Voting and Proxy Information." Such approval will bind all Limited Partners regardless of whether some fail to vote in favor of the Plan. Failure to forward a Proxy or to vote in person at the Special Meeting will have the same effect as if a Limited Partner had voted against the Plan.

     This Proxy Statement/Prospectus is also being furnished to Limited Partners as a Prospectus in connection with the Distribution of Shares to Limited Partners in accordance with the Plan.

     This Proxy Statement/Prospectus and the related form of Proxy and Withdrawal Election Agreement are first being sent to Limited Partners on or
about             , 1997.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP, THE GENERAL PARTNER OR THE COMPANY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE PARTNERSHIP OR THE COMPANY SINCE THE DATE HEREOF.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996, INCLUDING THE FINANCIAL STATEMENTS. WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO JOSEPH SINICROPI, CHIEF FINANCIAL OFFICER AND SECRETARY OF SYNTHETIC INDUSTRIES, INC., 309 LAFAYETTE ROAD, CHICKAMAUGA, GEORGIA 30707.

                             AVAILABLE INFORMATION

     The Partnership and the Company are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of these materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information may be electronically accessed at the Commission's site on the World Wide Web located at http://www.sec.gov. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     This Proxy Statement/Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Proxy Statement/Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits and schedules filed therewith for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of such document filed or incorporated by reference as an exhibit to the Registration Statement or otherwise filed by the Company with the Commission and each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the Commission at the addresses set forth above.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Proxy Statement/Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations, constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Cautionary statements describing important factors that could cause actual results to differ materially from the Company's expectations are disclosed under the caption "Risk Factors" and elsewhere in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such cautionary statements.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........    3
SUMMARY.....................................................    5
RISK FACTORS................................................   13
THE PLAN OF WITHDRAWAL AND DISSOLUTION......................   17
PROXY AND WITHDRAWAL ELECTION PROCEDURES....................   29
THE PARTNERSHIP.............................................   33
THE COMPANY.................................................   34
CAPITALIZATION..............................................   35
COMMON STOCK PRICE RANGE AND DIVIDENDS......................   36
SELECTED CONSOLIDATED FINANCIAL INFORMATION.................   37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   39
BUSINESS....................................................   46
MANAGEMENT..................................................   59
PRINCIPAL STOCKHOLDERS......................................   64
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   65
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.....   66
DESCRIPTION OF CAPITAL STOCK................................   71
SUMMARY OF CERTAIN PROVISIONS OF THE PARTNERSHIP
  AGREEMENT.................................................   72
SUMMARY COMPARISON OF RIGHTS OF UNITS AND COMMON STOCK......   76
LEGAL MATTERS...............................................   81
EXPERTS.....................................................   81
SYNTHETIC INDUSTRIES, INC. INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS................................................  F-1
ANNEX A -- Agreement and Plan of Withdrawal and
  Dissolution...............................................  A-1
ANNEX B -- Form of Withdrawal Election Agreement............  B-1
ANNEX C -- Fairness Opinion.................................  C-1

                                    SUMMARY

     This summary is not intended to be complete and is qualified in all respects by the more detailed information appearing elsewhere in this Proxy Statement/Prospectus. The terms "SI" and the "Company" refer to Synthetic Industries, Inc. and its subsidiaries, the term the "Partnership" refers to Synthetic Industries, L.P. and the term the "General Partner" refers to SI Management L.P., unless otherwise stated or indicated by the context. References to a "fiscal" year refer to the Company's fiscal year which ends September 30 (e.g., "fiscal 1996" means the Company's fiscal year ended September 30, 1996). Limited Partners are urged to review carefully the entire Proxy Statement/Prospectus.

SYNTHETIC INDUSTRIES, L.P.

     The Partnership is a Delaware limited partnership formed in 1986 for the purpose of acquiring all of the capital stock of the Company. Since its organization in 1986 the Partnership has conducted no business other than owning and voting the Common Stock. On November 1, 1996, the Company completed a public offering of Common Stock, as a result of which the Partnership's 5,781,250 Shares currently represent approximately 67% of the issued and outstanding shares of Common Stock.

     The sole general partner of the Partnership is the General Partner, which owns 1% of the total issued partner interest in the Partnership. The remaining 99% partner interest is divided into 800 Units, which are held by approximately 1,850 Limited Partners. The sole general partner of the General Partner is Synthetic Management G.P., which acquired its general partner interest in 1993. The principal executive offices of the Partnership and the General Partner are located at 309 LaFayette Road, Chickamauga, Georgia 30707, and their telephone number is (706) 375-3121.

SYNTHETIC INDUSTRIES, INC.

     The Company is a Delaware corporation founded in 1969 to produce polypropylene-based primary carpet backing. Since that time the Company's business has expanded into the manufacturing and sale of a full line of polypropylene-based industrial fabrics, specialty yarns and geotextiles. As a result of its public offering of Common Stock in November 1996, the Company currently has 8,656,250 shares of Common Stock outstanding. The Common Stock trades under the symbol "SIND" on the Nasdaq National Market.

     The principal executive office of the Company is located at 309 LaFayette Road, Chickamauga, Georgia 30707, and its telephone number is (706) 375-3121.

THE PLAN OF WITHDRAWAL AND DISSOLUTION

     Under the Plan, the Limited Partners are being given the opportunity to choose between selling some or all of their investment for cash based upon a value determined by the public markets in an orderly underwritten public offering or continuing to hold some or all of their investment in the Company's business by means of freely tradeable shares of Common Stock following the Distribution. If a Limited Partner elects the Withdrawal with respect to some or all of his or her limited partner interest, the Shares underlying such interest will be distributed to such Limited Partner and must be included in the Underwritten Sale that the Company will attempt to consummate within one hundred eighty (180) days after the approval of the Plan. If the Underwritten Sale is consummated, the Shares included will be promptly sold and the Limited Partner will receive cash in exchange therefor. If the Underwritten Sale is not consummated or is consummated in part, the remaining Shares will be distributed to the Limited Partner. If a Limited Partner elects to retain an investment in the Company, such Limited Partner will receive Shares over time through an orderly distribution pursuant to the Dissolution. A Limited Partner may elect Withdrawal with respect to a specified portion of his interest and to receive Shares in the Dissolution with respect to the remainder.

     If the Plan is approved, each Limited Partner will be bound by that approval even though a Limited Partner, individually, may not have voted for the Plan or may have abstained. Limited Partners will not have any statutory rights of appraisal, dissenters' or similar rights in connection with the Plan.

  The Withdrawal Election

     Each Limited Partner may at any time up to the vote at the Special Meeting make the Withdrawal Election. Limited Partners who make a Withdrawal Election (the "Withdrawal Election Partners") will receive cash for their Withdrawn Shares that are sold promptly after the completion of the Underwritten Sale. The Company has agreed to use its best efforts to facilitate the completion of the Underwritten Sale as promptly as possible, and no later than one hundred eighty
(180) days following the date on which the Plan is approved, although the Underwritten Sale is subject to market and other conditions and there can be no assurance that it will be completed as planned. If the Underwritten Sale has not been consummated within one hundred eighty (180) days after the approval of the Plan (the "Underwritten Sale Expiration Date"), the Withdrawn Shares will be delivered by the Withdrawal Agent to the Withdrawal Election Partners.

     To elect to become a Withdrawal Election Partner, a Limited Partner must vote all of such Limited Partner's Units in favor of the Plan and properly complete and execute the Withdrawal Election Agreement (the "Withdrawal Election Agreement") included with this Proxy Statement/Prospectus. A Limited Partner may make the Withdrawal Election with respect to the shares of Common Stock underlying all or a specified portion of such Limited Partner's Units. A Withdrawal Election by a Limited Partner becomes irrevocable at the time of the adoption of the Plan at the Special Meeting (the "Effective Time"). All Units (or fractions thereof) included in a Withdrawal Election will be redeemed as of such date. All Withdrawn Shares must be included in the Underwritten Sale. On or before the third business day following the Effective Time (the "Withdrawal Date"), the Partnership will distribute the Withdrawn Shares on behalf of the
Withdrawal Election Partners to [       ], as the withdrawal agent (the
"Withdrawal Agent"), which will be appointed by the Withdrawal Election Partners in the Withdrawal Election Agreement. The Withdrawal Agent, on behalf of the Withdrawal Election Partners, will deliver the Withdrawn Shares to the underwriters at the closing of the Underwritten Sale, and deliver the payment therefor to the Withdrawal Election Partners. Neither the Withdrawal Election nor the Underwritten Sale will occur if the Plan is not approved by the Limited Partners. The General Partner must participate in the Withdrawal with respect to its general partner interest pro rata with the Withdrawal Election Partners, but is not permitted to participate in the Underwritten Sale.


  Amendment of the Partnership Agreement


     In order to effect the Withdrawal, the Plan provides for a proposed amendment to the Partnership Agreement which must be approved by a majority in interest of the Limited Partners. A vote in favor of the Plan will also constitute approval of the amendment. The proposed amendment is attached as Exhibit A to the Plan.

  The Underwritten Sale

     Withdrawal Election Partners must include all Withdrawn Shares in the Underwritten Sale. The Company, pursuant to the Plan, will file on or before the Withdrawal Date a Registration Statement with respect to the Underwritten Sale which will be managed by a nationally recognized investment banking firm chosen jointly by the General Partner and the Company (the "Managing Underwriter"). Marketing of the Withdrawn Shares is expected to commence as promptly as reasonably possible after the Withdrawal Date. The price at which the Withdrawn Shares will be sold in the Underwritten Sale will be determined by a pricing committee (the "Pricing Committee") that will consist of Leonard Chill, who is both an officer and director of the Company and a representative of the General Partner, and William J. Shortt and Robert L. Voigt, both of whom are outside directors of the Company. The Pricing Committee will use its best efforts to obtain the best possible price for the Withdrawn Shares being sold, taking into account the recommendation of the Managing Underwriter, as well as recent market prices for the Common Stock, discounts from market price normally encountered in comparable underwritten secondary offerings, information from the Managing Underwriter regarding the recent demand for the Common Stock, general market conditions and any other factors the Pricing Committee deems appropriate. The Pricing Committee will have the sole authority to set the price for the Withdrawn Shares and will have the authority not to proceed with the Underwritten Sale if the underwriters are unable to consummate the Underwritten Sale at a public offering price that the Pricing

Committee believes, in its discretion, is reasonable, taking into account the aforementioned factors. The net proceeds from the sale of the Withdrawn Shares, after deduction of underwriting discounts and commissions, will be delivered to the Withdrawal Election Partners by the Withdrawal Agent promptly after the completion of the Underwritten Sale. If the Underwritten Sale has, for any reason, not been consummated before the Underwritten Sale Expiration Date, the Withdrawal Agent will immediately thereafter deliver the Withdrawn Shares to the Withdrawal Election Partners. If the Underwritten Sale is completed in part, any reduction in the number of Withdrawn Shares shall be allocated on a pro rata basis for all Withdrawal Election Partners and the unsold Withdrawn Shares will be delivered to the Withdrawal Election Partners one hundred eighty (180) days after the completion of the Underwritten Sale.

     Neither the Managing Underwriter nor any other underwriter for the Underwritten Sale is otherwise participating in the Plan and no such underwriter has been requested or retained to express any opinion as to the fairness of the Plan or related transactions to any party, or as to whether any Limited Partner should vote for or against the Plan. The prospective participation of any underwriter in the Underwritten Sale is not, and should not be construed as, a solicitation, recommendation or request to any person to approve or disapprove the Plan. The completion of the Underwritten Sale is subject to a number of factors, including general market and economic conditions, and there can be no assurance that the Underwritten Sale will be consummated or consummated at any particular price.

  The Dissolution and Distribution

     The Plan provides for the Dissolution by the orderly distribution over time of the Remaining Shares after (i) the completion of the Withdrawal and (ii) the satisfaction of any remaining liabilities and expenses of the Partnership. The Dissolution will be effected by one to three distributions of the Remaining Shares beginning on the 180th day after the earlier of the completion of the Underwritten Sale or the distribution of the Withdrawn Shares by the Withdrawal Agent to the Withdrawal Election Partners (the "First Distribution Date"), followed by a second distribution, if needed, of the Remaining Shares on the 180th day following the First Distribution Date (the "Second Distribution Date"), with the balance, if any, being distributed on the 180th day following the Second Distribution Date (the "Third Distribution Date" and, together with the First Distribution Date and the Second Distribution Date, the "Distribution Dates"). The number of Shares to be distributed on each Distribution Date will be equal to 25% of the total number of shares of Common Stock owned by the public (the "Public Shares") or, if it is less, the total number of Remaining Shares. The Public Shares are equal to the total number of shares of Common Stock outstanding as of the relevant Distribution Date, less the Remaining Shares not yet distributed. For a table detailing the distribution of Remaining Shares pursuant to the Plan, please see "The Plan of Withdrawal and Dissolution -- The Dissolution and Distribution." Under certain conditions, the Company has the right under the Plan to require the General Partner to accelerate the Dissolution and distribute in a single distribution all the Remaining Shares then held by the Partnership. The Company has agreed to use all reasonable efforts to have in effect on each Distribution Date an effective registration statement covering the distribution of the Remaining Shares, but none of the distributions will occur unless or until such registration statement becomes effective or an exemption to the Company's registration requirements with respect to such distribution exists, in the Company's sole discretion.

  Shares Allocable to Partners After Expenses

     At the Effective Time, the Partnership will have           Shares allocable
to Partners, after the transfer to the Company of           Shares in payment of
all expenses of the Partnership incurred in connection with the Plan. In accordance with the terms of the Partnership Agreement and the proposed amendment thereto, 99% of the Shares held by the Partnership, or approximately
          Shares, will be allocable to the Limited Partner interests. Therefore,
there will be approximately           Shares underlying each Unit. The closing
bid price for the Common Stock on the Nasdaq National Market on the date of this
Proxy Statement/Prospectus was $          per share.

BACKGROUND AND PURPOSES OF THE PLAN

     Background of the Plan and Consideration of Alternatives. In 1993, the General Partner began to explore various ways in which Limited Partners might begin to realize a return on their investment in the Partnership, including a sale of the Common Stock, the distribution of Common Stock to Limited Partners and a sale of the entire Company to another company engaged in the same or a similar industry. However, the Company's results of operations during this period, the Company's high leverage and the particular stage in the Company's development and its growth prospects were not conducive to a realization by the Partnership of any significant return from a sale of the Company or a public offering of the Common Stock. In addition, the General Partner was advised that a distribution of Common Stock held by the Partnership to Limited Partners would most likely result in a significant devaluation of the Common Stock due to an intense selling pressure that would result from a large number of Limited Partners attempting to sell an investment that had been illiquid for so many years.

     In mid-1996, prompted by the strength of the stock markets at the time, as well as an improved outlook for the Company's results of operations in that year, the Company and the General Partner commenced discussions with its financial and legal advisors regarding a possible combined offering of the Common Stock held by the Partnership and Common Stock newly issued by the Company. On August 1, 1996, the Company filed a registration statement with the Commission pursuant to which the Partnership would offer all of its 5,781,250 shares of Common Stock and the Company would sell an additional 1,718,750 shares of newly issued Common Stock. The General Partner determined, because the Partnership's sale of its Common Stock would not offer Limited Partners a right to receive their underlying portion of the Common Stock rather than cash, not to proceed with the Partnership's sale of Common Stock. On November 1, 1996 the Company completed a public offering of 2,875,000 newly issued shares.

     During the next several months, the General Partner and the Company met on several occasions with their financial and legal advisors to discuss the prospects of offering Limited Partners during 1997 an opportunity to sell Common Stock underlying their investment in the Partnership or, alternatively, to receive such Common Stock in a distribution. As a result of these discussions, subject to the continued existence of strong equity markets, the General Partner has proposed a withdrawal of Common Stock and the dissolution of the Partnership on the terms described in this Proxy Statement/Prospectus. These terms have been designed to give Limited Partners an opportunity for future liquidity for their investment and, if they desire and the Underwritten Sale is consummated, cash.

     If the Plan is not approved by the Limited Partners, it is intended that the business of the Partnership will continue to be conducted by the Partnership in its current form. No other transaction is currently being considered as an alternative to the Plan, although the Partnership may from time to time explore alternatives.

     Purposes and Intended Benefits. The Plan is intended to provide the following principal benefits:

     - The Plan offers desirable investment options for all Limited Partners.

     - For Limited Partners who want to liquidate their investment immediately, the Plan offers an opportunity to sell for cash the Common Stock underlying their investment at a current market value within 180 days after approval of the Plan.

     - The sale of shares of Common Stock necessary to provide cash for Withdrawal Election Partners will be raised through an orderly sales process designed to optimize the price received for the Common Stock and minimize any disruption of the markets for Partners who choose to continue to hold their interests.

     - Following the Company's initial public offering in November 1996 and the listing of the Common Stock on the Nasdaq National Market, a public market for the Common Stock has been developing. As a result, the General Partner believes that this is a suitable time to effect the implementation of the Plan, because the Shares currently held by the Partnership can now be distributed and sold as contemplated without materially adversely affecting the market price for the Common Stock, although there can be no assurance that such will be the case.

     - For Limited Partners who wish to retain the investment they now hold in the Company, the Plan, upon the commencement of the Distribution, will provide them with increased liquidity for their investment, as well as the ability to determine the value of their investment based upon the public market price of the Common Stock underlying their Units.

     - There is no business purpose or benefit to investors holding interests in a partnership, the sole purpose and activity of which is to hold publicly traded shares of a single corporation. The Plan will result in the elimination of the cost and inefficiency of maintaining such a partnership entity and the simplification of tax reporting for all Limited Partners.

     There can be no assurance, however, that any of the foregoing intended benefits will result.

     Potential Detriments. The principal potential detriments of the Plan are as follows:

     - For those Limited Partners who do not elect to participate in the Underwritten Sale, the Distribution will begin no earlier than the 180th day after the completion of the Underwritten Sale or, if the Underwritten Sale does not occur, the 180th day following the distribution of the Withdrawn Shares. At the time of the Distribution, the trading price for the Common Stock may be significantly lower than the public offering price in the Underwritten Sale.

     - Limited Partners who sell Withdrawn Shares will forego any potential increase in the value of such Withdrawn Shares as a result of the possible growth of the Company's business or otherwise.

     - If a large number of holders of Common Stock were to offer their shares for sale after the adoption of the Plan, or if the Underwritten Sale is not completed and a significant number of Withdrawn Shares are soon thereafter offered for sale, the market price of the Common Stock could decline substantially absent a corresponding demand for Common Stock from institutional and retail investors. The market value of the Remaining Shares subsequently distributed in the Distribution could also be adversely affected.

     - The Partnership's costs and expenses in connection with the Plan and previous restructuring proposals, estimated at approximately
       $            , will be paid by the Partnership whether or not the Plan is approved.

CONDITIONS TO THE PLAN AND THE UNDERWRITTEN SALE

     The Plan will not be consummated unless certain conditions are satisfied or (if permitted) waived, including: (i) approval of the Plan, as required by the Partnership Agreement (as defined below), by Limited Partners holding a majority in interest of the outstanding Units at the Special Meeting and (ii) the consummation of the Plan not being prohibited under any applicable law, regulation or order.

     The Underwritten Sale will not be consummated unless certain additional conditions are satisfied or (if permitted) waived, including the determination by the Pricing Committee that the underwriters have obtained a reasonable price for the Withdrawn Shares to be sold, taking into account, among other things, recent market prices for the Common Stock, discounts from market price normally encountered in comparable underwritten secondary offerings, information from the underwriters regarding the recent demand for the Common Stock and general market conditions. In addition, the Underwritten Sale is subject to general market and economic conditions, and there can be no assurance that the Underwritten Sale will be consummated.

     The General Partner may determine, at any time prior to the Withdrawal, not to complete the Plan even if all of the conditions are satisfied or if the General Partner determines, in its sole discretion, that the Plan is not in the best interests of the Partners.

FAIRNESS OPINION

     On             , 1997, Patricof & Co. Capital Corp. ("Patricof"), the
Partnership's financial advisor, delivered to the Partnership its written opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the implementation of the Plan is fair, from a procedural point of view, to the Limited Partners. As Limited Partners will be receiving only an allocation of the Shares held by the Partnership based upon their ownership percentage of their respective limited partner interests, determined in accordance with the terms of the Partnership Agreement, the fairness opinion does not address the fairness of the transaction from a financial point of view. The General Partner is not receiving any compensation in connection with the Plan and none of the Shares will be allocated disproportionately to the General Partner. The full text of the written opinion of Patricof, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Proxy Statement/Prospectus and is incorporated herein by reference. Limited Partners are urged to read this opinion carefully in its entirety.

RECOMMENDATION OF THE GENERAL PARTNER

     As a result of its review of the terms of the Plan, its analysis of the benefits and disadvantages of, and the alternatives to, the Plan, and its review of the fairness opinion from Patricof to the effect that the implementation of the Plan is fair, from a procedural point of view, to the Limited Partners, the General Partner believes that the Plan is fair and reasonable to, and in the best interests of, the Limited Partners, and recommends that the Limited Partners vote their Units in favor of the Plan.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The implementation of the Plan is expected to result in the following federal income tax consequences:


     Except for particular categories of investors that are subject to special rules, it is expected that each Limited Partner who makes a Withdrawal Election will recognize long-term gain or loss resulting from the completion of the Underwritten Sale in an amount determined by the difference between the cash proceeds from the Underwritten Sale received by such Limited Partner and such Limited Partner's tax basis of the Withdrawn Shares distributed to such Partner. Each Withdrawal Election Partner who withdraws his or her entire interest in the Partnership pursuant to the Withdrawal will have a total tax basis (including tax basis allocable to shares sold in the Underwritten Sale) in such Partner's allocable share of Withdrawn Shares equal to the total tax basis of such Limited Partner's Units as determined immediately before the Withdrawal. Upon completion of the Plan, each Withdrawal Election Partner who does not withdraw entirely from the Partnership pursuant to the Withdrawal will have a total tax basis (including tax basis allocable to shares sold in the Underwritten Sale) in such Limited Partner's allocable shares of Withdrawn Shares and Remaining Shares equal to the total tax basis of such Limited Partner's Units as determined immediately before the Withdrawal (as adjusted to reflect any Partnership tax items subsequently allocated to such Limited Partner).



     It is further expected that, whether or not the Underwritten Sale is completed, the Limited Partners will not recognize taxable gain or loss as a result of the Dissolution. The tax basis (determined in the aggregate) of Remaining Shares distributed to any Limited Partner who does not make a Withdrawal Election will equal the tax basis (determined in the aggregate) of such Limited Partner's Units as determined immediately before the first distribution made pursuant to the Dissolution (as adjusted to reflect any Partnership tax items subsequently allocated to such Limited Partner).



     As part of the implementation of the Plan, the Partnership will repay all of its outstanding liabilities (including costs that it has incurred in connection with reviewing other options and has incurred and, based on estimates immediately prior to the Withdrawal, will incur to implement the Plan) by transferring Shares to the Company immediately before the Withdrawal. The use of Shares to repay such liabilities will result in the recognition of taxable gain or loss which (along with Plan costs) will be allocated to the Partners in accordance with the terms of the Partnership Agreement. The Partners will recognize taxable gain or loss resulting from the use of Shares to repay liabilities. The Company will pay, without reimbursement from the Partnership, any Plan costs of the Partnership that exceed the costs estimated immediately before the Withdrawal. In the event that actual costs are less than the estimated costs, the Company will refund the excess in the form of additional shares of Common Stock to be distributed to the Partners remaining in the Partnership after the Withdrawal (the "Remaining Partners"). It is not expected that the Partnership's costs will be less than the estimated costs. It is also not expected that the Partnership's costs will materially exceed the estimated costs. Nevertheless, any such variance could result in additional taxable income being recognized by the Remaining Partners. Each Limited Partner should consult such Limited Partner's own tax advisor regarding the tax consequences of the repayment of partnership liabilities and Plan costs relevant to such Limited Partner.

VOTING AT THE SPECIAL MEETING

The Special Meeting........  The Special Meeting will be held at [place, date and time].

Voting.....................  Each Limited Partner is entitled to vote such
                               Limited Partner's interest in the Partnership.
                               Only Limited Partners of record on             ,
                               1997 (the "Record Date") are entitled to vote at the Special Meeting and at any adjournment or postponement thereof.

Units Outstanding..........  On the Record Date, 800 Units were outstanding.

Approval Required..........  The Plan will require the approval of a majority in interest of the outstanding limited partner interests of the Partnership.

LIST OF LIMITED PARTNERS

     A list of all of the Limited Partners of the Partnership may be obtained by any Limited Partner from the Partnership at 309 LaFayette Road, Chickamauga, Georgia 30707, Attention: Leonard Chill.

EXPENSES OF THE PLAN

     The Partnership's costs and expenses necessary to consummate the Plan are
estimated to be approximately $            . Such costs and expenses (the
"Partnership Expenses") include the $650,000 promissory note from the Partnership to the Company in respect of funds previously advanced to the Partnership in connection with previous restructuring costs, Securities and Exchange Commission registration and filing fees, solicitation and mailing expenses, Solicitation Agent fees, accounting fees and expenses, legal fees and expenses, Withdrawal Agent fees and expenses, fees and expenses in connection with the fairness opinion, printing and engraving costs and expenses related to the Dissolution. The Partnership Expenses will be advanced by the Company and
satisfied by the delivery to the Company by the Partnership of           Shares.
If the Plan is not approved, the Partnership shall remain liable for such expenses and shall execute a promissory note that shall be payable upon the earliest of (a) any sale of Shares for cash that results in the Partnership holding less than 95% of the Shares that it holds on the date hereof, (b) the acquisition or exchange for cash or securities of more than 25% of the Shares by a third party or (c) the dissolution of the Partnership.

     Underwriting discounts and commissions in connection with the Underwritten Sale will be allocated on a pro rata basis among the Withdrawal Election Partners in accordance with the number of Withdrawn Shares sold. All other costs
of the Underwritten Sale, estimated to be approximately $          , will be
borne by the Company.

     The General Partner will not receive any compensation with respect to the Plan.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following Summary Consolidated Financial Information should be read in conjunction with the Consolidated Financial Statements and the notes thereto and the other selected financial data included elsewhere in this Proxy Statement/Prospectus.


                                                 FISCAL YEAR ENDED                NINE MONTHS ENDED           THREE MONTHS
                                                   SEPTEMBER 30,                      JUNE 30,               ENDED JUNE 30,
                                        ------------------------------------   -----------------------   -----------------------
                                           1994       1995(1)        1996         1996         1997         1996         1997
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA(3):
  Net sales...........................  $  234,977   $  271,427   $  299,532   $  212,060   $  245,327   $   82,843   $   99,112
  Gross profit........................      82,672       76,721       91,211       60,839       78,399       27,709       33,350
  Operating income....................      40,770       28,687       38,474       23,612       34,501       14,521       17,823
  Interest expense....................      20,011       22,514       22,773       17,253       15,722        5,863        4,947
  Income (loss) before provision
    (benefit) for income taxes and
    extraordinary
    item..............................      20,020        5,436       15,002        5,836       18,290        8,483       12,726
  Income (loss) before extraordinary
    item..............................      11,420        1,936        8,102        2,786       10,740        5,093        7,676
  Net income (loss) (2)...............  $   11,420   $    1,936   $    8,102   $    2,786   $   (1,210)  $    5,093   $    7,676
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========
OTHER FINANCIAL DATA(3):
  Income (loss) per share before
    extraordinary item................  $     1.93   $     0.33   $     1.37   $     0.47   $     1.25   $     0.86   $     0.86
  Weighted average shares
    outstanding.......................   5,930,502    5,930,502    5,930,502    5,930,502    8,598,959    5,930,502    8,969,031
  Depreciation and amortization.......  $   12,390   $   14,937   $   16,299   $   12,241   $   13,687   $    4,210   $    4,660
  Capital expenditures................      31,866       13,313       34,253       25,439       35,253       11,789       16,344



                                                                  AS OF         AS OF
                                                              SEPTEMBER 30,    JUNE 30,
                                                                  1996           1997
                                                              -------------    --------
BALANCE SHEET DATA(3)
Working capital.............................................    $ 64,077       $ 82,945
Total assets................................................     324,058        381,065
Long-term debt, net.........................................     194,353        209,356
Stockholders' equity........................................      65,844         98,442


---------------

(1) Fiscal 1995 results of operations include a pre-tax charge of $2,852 to increase the allowance for doubtful accounts due to a customer who experienced severe financial difficulty. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(2) Net loss for the nine month period ended June 30, 1997 includes an extraordinary loss of $11,950 from the early extinguishment of debt.


(3) This Summary Consolidated Financial Information reflects that of the Company. The Summary Consolidated Financial Information of the Partnership mirrors that of the Company with the exception of the impact of the minority interest, which resulted from the Company's November 1, 1996 public offering of Common Stock, and certain expenses incurred by the Partnership in connection with previous restructuring costs. Adjusted Summary Consolidated Financial Information of the Partnership is as follows (in thousands, except limited partnership units outstanding):


                                                               FISCAL YEAR     NINE MONTHS
                                                                  ENDED           ENDED
                                                              SEPTEMBER 30,     JUNE 30,
                                                                  1996            1997
                                                              -------------    -----------
STATEMENT OF OPERATIONS DATA:
Operating Income............................................     $37,813         $34,434
Income before provision for income taxes, minority interest
  in subsidiary net loss, and extraordinary item............      14,341          18,223
Minority interest in subsidiary net loss....................          --             581
Income before extraordinary item attributable to limited
  partners..................................................       7,367          11,141
Net income (loss) attributable to limited partners..........     $ 7,367         $  (689)
                                                                 =======         =======
OTHER FINANCIAL DATA:
Income before extraordinary item per limited partnership
  unit......................................................     $  9.21         $ 13.93
Limited partnership units outstanding.......................         800             800



                                                                  AS OF         AS OF
                                                              SEPTEMBER 30,    JUNE 30,
                                                                  1996           1997
                                                              -------------    --------
BALANCE SHEET DATA:
Working Capital.............................................    $ 63,418       $ 82,219
Total Assets................................................     323,756        380,339
Partners' Capital...........................................      65,185         65,019

                                  RISK FACTORS

     Before completing the enclosed form of Proxy and the accompanying Withdrawal Election Agreement, each Limited Partner should carefully examine this entire Proxy Statement/Prospectus since it provides both summary and detailed information about the Plan and its consequences, and should give particular attention to the following considerations.

RISK FACTORS ARISING FROM THE PLAN

  Risk of Decline in Value of the Common Stock Issued to the Limited Partners in the Distribution or as a Result of a Failure to Consummate the Underwritten Sale

     The Company currently has 8,656,250 shares of Common Stock issued and outstanding, 2,875,000 of which trade on the Nasdaq National Market and 5,781,250 of which are held by the Partnership. If the holders of a large number of shares of Common Stock were to offer for sale the shares they receive in connection with the Plan, the market price of the Common Stock could decline substantially absent a corresponding demand from institutional and retail investors. The market value of the Remaining Shares subsequently distributed during the Dissolution could be substantially less than the price received for the Withdrawn Shares. In addition, if the Underwritten Sale is not completed and a significant number of Withdrawn Shares are immediately offered for sale, then the market price of the Common Stock could similarly decline substantially. The consummation of the Underwritten Sale is subject to a number of factors, including general market and economic conditions, and there can be no assurance that the Underwritten Sale will be consummated or consummated at any particular price. In addition, if it is determined that not all of the Withdrawn Shares can be sold in the Underwritten Sale, then the number of Withdrawn Shares to be included in the Underwritten Sale will be reduced pro rata for each Withdrawal Election Partner, and the Withdrawn Shares not sold in the Underwritten Sale will be delivered to the Withdrawal Election Partners 180 days after the closing of the Underwritten Sale. See "The Plan of Withdrawal and Dissolution." The Distribution will begin no earlier than the 180th day after the consummation of the Underwritten Sale or, if the Underwritten Sale does not occur, the 180th day following the delivery of the Withdrawn Shares by the Withdrawal Agent to the Withdrawal Election Partners. At the time of the Distribution, the trading price of the Common Stock may be significantly lower than the public offering price in the Underwritten Sale or the price of the Common Stock on the Solicitation Expiration Date.

  Risk as to Price of Common Stock in Underwritten Sale or Distribution

     The future market value of the Common Stock cannot be determined or estimated at this time. The market price for shares of the Common Stock is highly volatile and may be materially affected by factors such as the Company's cost of raw materials, average selling price, the introduction of new products by the Company or its competitors, and changes in the estimates of earnings or recommendations of financial analysts regarding the Company. The market price for shares of Common Stock may also be affected by general market and economic conditions.

     There can be no assurance as to the public offering price of the Withdrawn Shares offered in the Underwritten Sale. Such price will be determined by the Pricing Committee in conjunction with the underwriters at the time the offering is made and will be based upon, among other things, the market price of the Common Stock on the Nasdaq National Market and the demand for Common Stock among institutional and retail investors. See "The Plan of Withdrawal and Dissolution -- Pricing of the Underwritten Sale." Similarly, there can be no assurance as to the price of the Withdrawn Shares distributed in connection with the Distribution or in the event the Underwritten Sale is not consummated. The price of the Withdrawn Shares sold in the Underwritten Sale and the market price of the Common Stock at the time of the Distribution or at the time the Withdrawn Shares are distributed, in the event the Underwritten Sale is not consummated, could be less than a Limited Partner's investment in such Shares.

  Risk of Failure to Approve the Plan; No Current Alternatives; Potential For Dissolution

     If the Plan is not approved by the Limited Partners, the business of the Partnership will continue to be conducted by the Partnership in its current form. No other transaction is currently being considered as an alternative to the Plan, although the Partnership may from time to time explore alternatives.

     The General Partner may, at some point in the future, determine that continuation in its capacity as general partner of the Partnership is impractical. The Amended and Restated Limited Partnership Agreement dated as of November 11, 1986 of Synthetic Industries L.P. (as amended, the "Partnership Agreement") provides that the General Partner may, at its discretion, resign at any time. Upon such resignation, all Limited Partners may elect within 120 days of such resignation to form a new limited partnership on substantially identical terms to the Partnership to carry on the business of the Partnership and may, by unanimous vote or action, select a new general partner for such partnership. If the Limited Partners are not so able to unanimously elect a new general partner, the Partnership Agreement provides that the Partnership will then be dissolved and, after payment, or provision for payment when due, of all Partnership liabilities, all the shares of Common Stock held by the Partnership will immediately be distributed to the Partners in accordance with their interests as provided in the Partnership Agreement. See "Summary of Certain Provisions of the Partnership Agreement."

  Risks Related to Conditions to the Plan and the Underwritten Sale; Termination

     The Plan will not be consummated unless the following conditions are satisfied or, to the extent permitted by the Partnership Agreement or the Agreement and Plan of Withdrawal and Dissolution, waived: (i) Limited Partners holding a majority in interest of the outstanding Units shall have approved the Plan at the Special Meeting; (ii) all necessary regulatory approvals shall have been obtained; (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Plan; and (iv) all actions by or in respect of or filing with any governmental body, agency, official or authority required to permit the consummation of the Plan shall have occurred.

     The Underwritten Sale will not be consummated unless certain additional conditions are satisfied or (if permitted) waived, including (i) the determination by the Pricing Committee that the underwriters have obtained a reasonable price for the Withdrawn Shares to be sold, taking into account, among other things, recent market prices for the Common Stock, discounts from market price normally encountered in comparable underwritten secondary offerings, information from the underwriters regarding the recent demand for the Common Stock and general market conditions and (ii) that the conditions contained in the underwriting agreement to be executed in connection with the Underwritten Sale shall have been satisfied or waived by the underwriters. In addition, the Underwritten Sale is subject to general market and economic conditions, and there can be no assurance that the Underwritten Sale will be consummated.

     Notwithstanding the foregoing, at any time prior to the Withdrawal, the Plan may be terminated, even if the foregoing conditions are satisfied, by the General Partner in its sole and absolute discretion in the event of adverse legislative developments or in the event the General Partner in the exercise of its fiduciary duties determines that consummation of the Plan otherwise is no longer in the best interests of the Limited Partners, or by the Board of Directors of the Company in the event the Board of Directors in the exercise of its fiduciary duties determines that consummation of the Plan otherwise is no longer in the best interests of the Company.

     The General Partner does not intend to waive any condition if the waiver of such condition would have a material adverse effect on the rights and interests of the Limited Partners or the Company.

  Tax Risks; Possible Taxable Gain

     The Plan is generally not expected to result in gain or loss being recognized by the Partnership, the Limited Partners or the Company under the Internal Revenue Code of 1986, as amended, except that each

Limited Partner generally will recognize taxable gain to the extent that the amount of cash received pursuant to the consummation of the Underwritten Sale exceeds such Limited Partner's tax basis in the Withdrawn Shares sold in the Underwritten Sale. Taxable gain or loss resulting from the Partnership's sale or other transfer of Shares to repay Partnership liabilities will be allocated in accordance with the Partnership Agreement to all Partners remaining in the Partnership at the time of such sale or other transfer. The precise tax treatment to individual Limited Partners will depend upon a Limited Partner's particular situation. See "Certain United States Federal Income Tax Considerations."

  Risk of No Independent Representation of Limited Partners

     The Limited Partners have not been represented by separate counsel, accountants, financial advisors or other professionals retained solely on their behalf in connection with the proposed transactions referred to herein. The attorneys, accountants and others who have performed services for the General Partner or the Partnership in connection with the proposed transactions, including Patricof, which rendered a fairness opinion to the Partnership, have been selected and employed by the General Partner and may continue to be employed by the General Partner and its affiliates, including the Company.

CERTAIN FACTORS RELEVANT TO THE BUSINESS

  Risk of Increase in Raw Material Prices and Limited Availability of Raw Materials

     Polypropylene, a petroleum derivative, is the basic raw material used in the manufacture of substantially all of the Company's products, accounting for approximately 50% of the Company's cost of sales. The price of polypropylene is primarily a function of manufacturing capacity, demand and the prices of petrochemical feedstocks, crude oil and natural gas liquids. Historically, the market price of polypropylene has fluctuated, such as in fiscal 1995 when the average market cost of polypropylene was approximately 50% higher than in fiscal 1994. A significant increase in the price of polypropylene that cannot be passed on to customers could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the price of polypropylene will not increase in the future or that the Company will be able to pass on any such increase to its customers. In addition, significant increases in demand for, or a significant disruption in supply of, polypropylene, without a corresponding expansion of polypropylene manufacturing capacity, could result in production shortages. Historically, the creation of such additional facilities has helped to relieve supply pressures although there can be no assurance that this will continue to be the case.

     The Company's major suppliers of polypropylene are Fina Oil & Chemical Company, Lyondell Polymers Company, Huntsman Polypropylene and Union Carbide. The loss of any one of the Company's suppliers could adversely affect the Company's business until alternative supply arrangements were secured. In addition, there is no assurance that any new supply agreement entered into by the Company would have terms comparable to those contained in current supply arrangements. See "Business -- Raw Materials".

  Risk of High Leverage

     The Company is highly leveraged. As of June 30, 1997, the Company had outstanding consolidated long-term debt (including current maturities) of approximately $210 million. The degree to which the Company is leveraged could have important consequences to stockholders, including: (i) impairment of the Company's ability to obtain additional financing in the future; (ii) reduction of funds available to the Company for its operations and general corporate purposes or for capital expenditures, as a result of the dedication of a substantial portion of the Company's net cash flow from operations to the payment of principal of and interest on the Company's indebtedness; (iii) the possibility of an event of default under financial and operating covenants contained in the Company's debt instruments, which, if not cured or waived, could possibly have a material adverse effect on the Company; (iv) a relative competitive disadvantage if the Company is substantially more leveraged than its competitors; and (v) an inability to adjust to rapidly changing market conditions and consequent vulnerability in the event of a downturn in general economic conditions or its business because of the Company's reduced financial flexibility. The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. Although the Company's cash flow from its operations has historically been sufficient to meet its debt service obligations, there can be no assurance that the Company's operating results will continue to be sufficient for payment of the Company's indebtedness. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". Substantially all of the assets of the Company and its subsidiaries secure the Company's Fourth Amended and Restated Revolving Credit and Security Agreement, dated as of October 20, 1995, as subsequently amended (the "Credit Facility"), among the Company, the financial institutions party thereto as the lenders (the "Lenders"), and BankBoston, as agent for the Lenders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

  Markets for Company Products are Highly Competitive

     The markets for the Company's products are highly competitive. In the manufacture and sale of carpet backing, which represented approximately 49% of the Company's total net sales for the fiscal years ended 1996 and 1995, respectively, the Company competes primarily with Amoco Fabrics and Fibers Co. ("Amoco"), a subsidiary of Amoco Corporation, and, to a lesser extent, certain other companies. Amoco has the leading position in the carpet backing market worldwide. In the manufacture and sale of the Company's other products, the Company generally competes with a number of other companies, including, in some cases, Amoco. Several of these competitors, particularly Amoco, are significantly larger and have substantially greater resources than the Company. The pricing policies of the Company's competitors have at certain times in the past limited the Company's ability to increase its sales prices or caused the Company to lower its sales prices. See "Business -- Products," "-- Marketing and Sales" and "-- Raw Materials".

  Loss of Significant Customer Could Adversely Affect the Company

     For the fiscal years ended 1996 and 1995, Shaw Industries, Inc. ("Shaw"), a major carpet manufacturer and longtime customer of the Company, was the Company's largest single customer, accounting for approximately 18% of the Company's total net sales and approximately 36% and 37%, respectively, of the Company's carpet backing sales. If Shaw were to significantly reduce or terminate its purchases of carpet backing from the Company, the Company's results of operations and financial condition could be materially adversely affected. The Company has no other customers that account for greater than 10% of its total net sales. In fiscal 1996 and fiscal 1995, the Company's ten largest customers for carpet backing accounted for approximately 78% and 77%, respectively, of its total net sales to the carpet industry. See "Business -- Marketing and Sales -- Carpet Backing".

  Consequences of Adoption of Environmental Regulation

     Certain local governments have adopted ordinances prohibiting or restricting the use or disposal of certain polypropylene products. Widespread adoption of such prohibitions or restrictions could adversely affect demand for the Company's products and thereby have a material adverse effect upon the Company. In addition, a decline in consumer preference for polypropylene products due to environmental considerations could have a material adverse effect upon the Company.

  Certain Anti-Takeover Effects of the Company's Charter

     The Company's Certificate of Incorporation and By-laws restrict the ability of stockholders to call special meetings or take stockholder action by written consent. These provisions could delay or hinder the removal of incumbent directors and could discourage or make more difficult a proposed merger, tender offer or proxy contest involving the Company or may otherwise have an adverse effect on the market price of the Common Stock. See "Description of Capital Stock -- Certain Provisions of the Certificate of Incorporation." The Company also is subject to provisions of Delaware corporate law that will restrict the Company from engaging in certain business combinations with a person who, together with affiliates and associates, owns 15% or more of the Common Stock (an "Interested Stockholder") for three years after the person becomes an Interested Stockholder, unless certain conditions are met or the business combination is approved by the Company's

Board of Directors (the "Board") and/or the Company's stockholders in a prescribed manner. These provisions also could render more difficult or discourage a merger, tender offer or other similar transaction. See "Description of Capital Stock -- Section 203 of the DGCL."

  No Assurance of Active Public Trading; Possible Volatility of Stock Price

     Prior to the Common Stock Offering there had been no public market for shares of the Common Stock. The Common Stock is listed on the Nasdaq National Market. Such listing, however, does not guarantee that an active trading market for the Common Stock will exist. In addition, the market price for shares of the Common Stock is highly volatile. Factors such as the Company's cost of raw materials, average selling price, the introduction of new products by the Company or its competitors, changes in the estimates or recommendations of financial analysts regarding the Company and general market conditions may have a material adverse effect on the market price of the Common Stock.

                     THE PLAN OF WITHDRAWAL AND DISSOLUTION


     Under the Plan, the Limited Partners are being given the opportunity to choose between selling some or all of their investment for cash based upon a value determined by the public markets in an orderly underwritten public offering or continuing to hold some or all of their investment in the Company's business by means of freely tradeable shares of Common Stock following the Distribution. If a Limited Partner elects the Withdrawal with respect to some or all of his or her limited partner interest, the Shares underlying such interest will be distributed to such Limited Partner and must be included in the Underwritten Sale that the Company will attempt to consummate within one hundred eighty (180) days after the approval of the Plan. If the Underwritten Sale is consummated, the Shares included will be promptly sold and the Limited Partner will receive cash in exchange therefor. If the Underwritten Sale is not consummated or is consummated in part, the remaining Shares will be distributed to the Limited Partner. If a Limited Partner elects to retain an investment in the Company, such Limited Partner will receive Shares over time through an orderly distribution pursuant to the Dissolution. A Limited Partner may elect Withdrawal with respect to a specified portion of his interest and to receive Shares in the Dissolution with respect to the remainder. In order to effect the Withdrawal, the Plan provides for a proposed amendment to the Partnership Agreement, which amendment must be approved by a majority in interest of the Limited Partners.


     This Proxy Statement/Prospectus is being furnished to Limited Partners:

     - as a Proxy Statement in connection with the solicitation of Proxies by the General Partner for use at a special meeting of Limited Partners called for the purpose of adopting the Plan, and the amendments to the Partnership Agreement that are a part thereof;

     - as a Prospectus in connection with the distribution of the Withdrawn Shares to Limited Partners in connection with the Withdrawal; and

     - as a Prospectus in connection with the distribution of the Remaining Shares to Limited Partners in connection with the Dissolution.

     The following portion of this Proxy Statement/Prospectus provides a more detailed discussion of the Plan. This Proxy Statement/Prospectus does not constitute an offer of Shares to any persons other than Limited Partners, and the offer and sale of the Withdrawn Shares in the Underwritten Sale shall be made only pursuant to a separate registration statement and prospectus to be filed with the Commission by the Company in connection therewith.

BACKGROUND OF THE PLAN

     The Partnership is a Delaware limited partnership that was organized in 1986 for the purpose of acquiring the Company. At the time, an aggregate of 800 Units were issued for aggregate capital contributions of approximately $78.4 million, which was used to fund a portion of the Company's purchase price. The Partnership owns no assets other than Common Stock of the Company. The Partnership's only liability consists of a note payable to the Company for costs incurred by the Company on the Partnership's behalf relating to the development of earlier restructuring proposals that were not carried through. Since its acquisition, the Company has been highly leveraged and all cash remaining after payment of debt service and operating costs has been reinvested in the Company's business. Consequently, the Company has not paid a dividend or made any distributions since its acquisition by the Partnership and, consequently, the Partnership has never made a cash distribution to its partners.

     In 1993, the General Partner began to explore ways in which Limited Partners might begin to realize a return on their investment in the Partnership. The General Partner discussed with several financial advisors the feasibility of a sale of the Common Stock, the distribution of Common Stock to Limited Partners and a sale of the entire Company to another company engaged in the same or a similar industry as the Company. In February and August 1993, representatives of the General Partner met with representatives of Merrill Lynch & Company to discuss and evaluate several alternatives for the Partnership, including maintaining the partnership structure, converting to corporate form possibly combined with an underwritten public offering of secondary and/or primary shares of Common Stock with a lock-up on the remaining shares, and a sale of the Company to a third party. The General Partner was not satisfied with the alternatives presented by Merrill Lynch, as well as its unwillingness to underwrite a public offering and its lack of interest in providing an analyst to follow the Company's stock, so discussions were terminated. In September and October of 1993, representatives of the General Partner met with representatives of Prudential Securities to discuss and evaluate similar alternatives, in particular a liquidating distribution of Shares to the Limited Partners coupled with a concurrent public offering of Common Stock. In October 1993, representatives of the General Partner also met with representatives of Wheat First Butcher & Singer to discuss various restructuring options involving a combination of the Partnership and the Company with either a simultaneous public offering of Common Stock, a subsequent public offering or a subsequent public offering and a later distribution to Limited Partners of securities convertible into Common Stock. The General Partner determined that the terms and contingencies to which these alternatives were subject made them unattractive. In addition, the General Partner learned from all of the foregoing alternatives that the Company's results of operations during this period, the Company's high leverage and the particular stage in the Company's development and its growth prospects were not conducive to a realization by the Partnership of any significant return from a sale of the Company or a public offering of the Common Stock. In addition, the General Partner was advised by each of the financial institutions named that a distribution of Common Stock held by the Partnership to Limited Partners would most likely result in a significant devaluation of the Common Stock due to an intense selling pressure that would result from a large number of Limited Partners attempting to sell an investment that had been illiquid for so many years. In January 1994, representatives of Bank of Boston met with representatives of the General Partner to discuss a buyout of the Limited Partners. Discussions were terminated, however, because the General Partner believed that the discounted purchase price for the partnership units would be unfair to the existing Limited Partners.


     During these same years, the Company was exploring ways to raise capital to expand its business and reduce its leverage. In mid-1996, the Company began to consider a primary offering of Common Stock as a means of raising capital. Consideration of such a sale was prompted by the strength of the stock markets at the time, as well as an improved outlook for the Company's results of operations in that year. The Company on July 31, 1996 retained Bear, Stearns & Co. Inc. ("Bear Stearns") to advise it on such a sale, and the Company and the General Partner thereafter commenced discussions with Bear Stearns regarding a possible combined offering of the Common Stock held by the Partnership and Common Stock newly issued by the Company. During the middle of 1996, representatives of the Company and the Partnership had several meetings with representatives of Bear Stearns during which they discussed the proposed offering and the documents to be used in connection therewith. On August 1, 1996, the Company filed a registration statement with the Commission pursuant to which the Partnership would offer all of its 5,781,250 shares of Common Stock and the Company would sell an additional 1,718,750 shares of newly issued Common Stock. In accordance with the terms of the Partnership Agreement, on August 2, 1996, the General Partner sent a notice to the Limited Partners informing them of its proposal to sell in the offering all of the Common Stock owned by the Partnership. In response to such notice, a number of Limited Partners and a law firm purporting to act on behalf of more than 10% of the Limited Partners indicated to the General Partner opposition to a sale of the Partnership's interest in the Company. The General Partner believes that this opposition was based primarily upon a desire by such Limited Partners to receive their underlying portion of the Common Stock held by the Partnership rather than the proceeds of the sale of the Common Stock by the Partnership. Thereafter, the General Partner determined that the Partnership would not sell any of its Common Stock. This decision was based on a determination that without a vote of the Limited Partners, the General Partner could not offer Limited Partners a right to receive their underlying portion of the Common Stock rather than cash from a public sale. Moreover, the holding of a meeting of the Limited Partners to approve such a transaction would result in substantial delay that would place the Company's offering at risk, which could ultimately be adverse to the Partnership's investment. On September 13, 1996, the Company amended its registration statement to provide only for the sale by the Company of 3,400,000 newly-issued shares and the General Partner determined that it would subsequently propose a choice to Limited Partners after the newly priced Common Stock had established a market. The initial public offering of 2,875,000 shares was consummated on November 1, 1996 and resulted in approximately $34 million of new equity capital being infused into the Company. In connection with consummation of the offering, the Company entered into a registration rights agreement with the Partnership granting the Partnership, among other things, the right to require the Company to register under the Securities Act, all of the Common Stock owned by the Partnership.

     On February 18, 1997, the General Partner sent a letter to Limited Partners informing them of the Company's recent public offering and telling them that in 1997 the General Partner would explore alternatives for providing Limited Partners liquidity for their investment in the Partnership. During the next several months, the General Partner and the Company met on several occasions with their financial and legal advisors to discuss the prospects of offering Limited Partners during 1997 an opportunity to sell shares of Common Stock underlying their investment in the Partnership or, alternatively, to receive such shares of Common Stock in a distribution. As a result of these discussions, the General Partner determined, subject to the continued existence of strong equity markets and the improved performance of the Company, that the Partnership should develop a plan for Limited Partners under which each Limited Partner would be given an option to convert such Limited Partner's investment into cash by withdrawing from the Partnership and participating in a public sale of Common Stock, and, to the extent such option was not chosen by a Limited Partner, such Limited Partner would receive through an orderly dissolution process over a defined period of time the shares of Common Stock underlying such Limited Partner's limited partner interest. On March 21, 1997, the General Partner notified the Limited Partners that it had determined to develop such a plan and that Limited Partners would be accorded their right under the Partnership Agreement to vote on such plan as soon the General Partner's work thereon was complete and all of the necessary and appropriate documents were filed and reviewed by the Commission. During the remainder of March, April and early May, the General Partner continued to work on the Plan. During this period, General Partner held two meetings with representatives of Bear Stearns to discuss its various components, including the optimal timing of the liquidating distributions and the potential effects they would have on the market for the Common Stock. The General Partner consulted with Bear Stearns because the General Partner believes that Bear Stearns is particularly knowledgeable about the Company's securities having been the lead underwriter of the Company's initial public offering of Common Stock and the initial purchaser of the Company's 9 1/4% Senior Subordinated Notes due 2007. Bear Stearns was not, however, officially retained by either the Company or the Partnership and received no compensation for its advice.

     On June 6, 1997, the General Partner reviewed the terms and conditions it had developed for a Plan of Withdrawal and Dissolution. On a preliminary basis the General Partner approved the Plan and made a preliminary judgment that the Plan was in the best interests of the Limited Partners. The factors considered by the General Partner included, among other things, that (i) the Plan would offer desirable investment options for all Limited Partners, (ii) for Limited Partners who would want to liquidate their investment immediately, the Plan would offer an opportunity to sell for cash the Common Stock underlying their investment at a current market value within 180 days after approval of the Plan,
(iii) the sale of shares of Common Stock necessary to provide cash for Withdrawal Election Partners would be raised through an orderly sales process designed to optimize the price received for the Common Stock and minimize any disruption of the markets for Limited Partners who chose to continue to hold their interests, (iv) for Limited Partners who would wish to retain the investment they hold in the Company, the Plan, upon the commencement of the Distribution, would provide them with increased liquidity for their investment, as well as the ability to determine the value of their investment based upon the public market price of the Common Stock underlying their Units and (v) the Plan would result in the elimination of the cost and inefficiency of maintaining a partnership entity for which there is no business purpose or benefit. The General Partner then met with the Board of Directors of the Company and the Company and the General Partner thereafter agreed to go forward with the filing of this Proxy Statement/Prospectus and the preparation of the registration statement under which the Underwritten Sale would be made. In addition, the General Partner determined to engage Patricof to advise the Partnership with respect to the Plan and to render an opinion as to the fairness of the Plan, from a procedural point of view, to the Limited Partners. On July 22, 1997, the General Partner met with a representative of Patricof, and discussed the proposed contents of the fairness opinion, including the procedures used and assumptions made by Patricof. On August 7, 1997, the partners of Synthetic Management G.P., the general partner of the General Partner, met to discuss approval of the Plan. After such discussion, it was determined that the General Partner would approve the Plan, including elimination of the

General Partner's increased allocation of profits in the event the Priority Return occurs. Such approval, however, was conditioned upon (i) receipt of a fairness opinion from Patricof in a form and substance satisfactory to the General Partner and (ii) the closing bid price of the Common Stock not being greater than $30 per share at the time of mailing of the proxy statement relating to approval of the Plan.

FAIRNESS OPINION

     On             , 1997, Patricof, the Partnership's financial advisor,
delivered to the Partnership its written opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the implementation of the Plan is fair, from a procedural point of view, to the Limited Partners. As Limited Partners will be receiving only an allocation of the Shares held by the Partnership based upon their ownership percentage of their respective limited partner interests, determined in accordance with the terms of the Partnership Agreement, the fairness opinion does not address the fairness of the transaction from a financial point of view. The General Partner is not receiving any compensation in connection with the Plan and none of the Shares will be allocated disproportionately to the General Partner. The full text of the written opinion of Patricof, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Proxy Statement/Prospectus and is incorporated herein by reference. Limited Partners are urged to read this opinion carefully in its entirety.


     In rendering its opinion, Patricof reviewed and analyzed the information it considered relevant, including (i) recent Company filings with the Commission,
(ii) recent Company press releases and other publicly available information with respect to the Company, (iii) the Partnership's letters to the Limited Partners dated February 18, 1997, March 21, 1997 and April 9, 1997, (iv) recent filings with the Commission by other public companies with respect to relevant transactions and (v) drafts of the Company's registration statement on Form S-4 (File. No. 333-28817) of which this Proxy Statement/Prospectus forms a part, the Plan, the form of Proxy, the Withdrawal Election Agreement, the proposed amendment to the Partnership Agreement and the Withdrawal Agent Agreement. Patricof also had discussions with various officers of the Company, including the Chief Executive Officer, the Chief Operating Officer and General Counsel and the Chief Financial Officer, an outside director, a representative of the probable Managing Underwriter and lawyers from the firm of King & Spalding, which represents the Company in connection with the Plan. The factors Patricof considered in arriving at its conclusion included (i) the Plan's purposes and proposed benefits, whether more desirable alternatives might have been available and the reasonableness of the Plan in light of the foreseeable risks and rewards, (ii) the holding periods incident to the Underwritten Sale and the Distribution, (iii) the reasonableness of all costs to be borne by the Partnership and the Limited Partners associated with the implementation of the Plan, (iv) assumptions made by Company management concerning the Company and its business environment affecting the timing of the Plan, (v) the absence of independent financial and other representatives of the Limited Partners, (vi) the conditions to the Plan, including the affirmative vote of a majority in interest of the Limited Partners, (vii) the conditions to the Underwritten Sale,
(viii) the reasonableness of the criteria to be used by the Pricing Committee and (ix) procedural elements, such as (A) the mechanism for establishing the allocation of proceeds from the Dissolution, (B) proration provisions if the Underwritten Sale is completed only in part, (C) acceleration provisions with respect to the Distribution, (D) the reasonableness of the Withdrawal Election procedures, (E) termination provisions and (F) the role of the General Partner with respect to the validity of the proxies and the Withdrawal Election. In rendering its opinion, Patricof (i) relied on, and assumed without independent verification, the accuracy and completeness of all information provided to it by the Company, its officers and directors, counsel to the Company, and by the representative of the probable Managing Underwriter, (ii) assumed that the information supplied to it represented good faith efforts by such parties to respond fully to Patricof's inquiries, (iii) assumed that the final version of all documents will be substantially similar in form and substance as the drafts submitted to it, (iv) did not, and will not, undertake any independent appraisal of the Company's assets or liabilities, (v) expresses no opinion as to any tax consequences associated with the Plan and (vi) expresses no opinion as to the fairness, from a financial point of view, of the price to be received by the Withdrawal Election Partners in the Underwritten Sale.

     Patricof was retained by the Partnership to render an opinion as to whether the implementation of the Plan is fair, from a procedural point of view, to the Limited Partners and perform such other duties including, without limitation, the following: (i) in connection with the Special Meeting, analyzing and reviewing procedures to be used in implementing the Plan; (ii) in connection with the Underwritten Sale, analyzing and reviewing the reasonableness of the marketing processes; (iii) assessing the reasonableness of the costs allocated to the Partnership and to the Limited Partners; (iv) responding to questions from the General Partner or its representatives concerning the Plan; and (v) subsequent to the rendering of the opinion, to continue assessing the reasonableness of the marketing processes associated with the Underwritten Sale. In accordance with the terms of its engagement, Patricof was not retained to (i) undertake any independent appraisal of the Company's assets or liabilities, (ii) render an opinion with respect to the tax consequences of the Plan or (iii) render an opinion as to the fairness, from a financial point of view, of the price to be received by the Withdrawal Election Partners in the Underwritten Sale. The Partnership has paid Patricof a fee of $87,500, plus expenses, and will pay an additional fee of $62,500 upon the Meeting Date or, if the Special Meeting is held after September 15, 1997, $31,250 on September 15, 1997 and $31,250 on the Meeting Date. The Company and the Partnership have also agreed to indemnify Patricof against all losses, claims, damages, expenses or liabilities resulting from, relating to, or arising out of action taken or omitted to be taken by (i) the Company, the Partnership, the General Partner and any Limited Partners or (ii) Patricof and its affiliates, counsel and other professional advisors in good faith pursuant to the terms of, or in connection with services rendered pursuant to the engagement agreement between Patricof and the Partnership or any of the transactions covered thereby. The Company and the Partnership have further agreed to reimburse Patricof for all reasonable out-of-pocket expenses (including fees of counsel) incurred in connection with investigating, preparing or defending any such action or claim. The Company and the Partnership will not, however, indemnify Patricof with respect to losses, claims, damages, expenses or liabilities which result from the willful misconduct, gross negligence or bad faith of Patricof and its affiliates, counsel and other professional advisors.


     In connection with the Company's initial public offering of Common Stock completed in November 1996, Patricof was engaged as financial advisor to the Partnership and received a fee of $200,000 for its services. The funds required to pay Patricof to date have been advanced by the Company to the Partnership and are evidenced by a promissory note.

RECOMMENDATION OF THE GENERAL PARTNER; REASONS FOR AND CONSIDERATIONS REGARDING THE PLAN

     After several years of careful consideration and after listening to the views of many Limited Partners regarding their individual investment objectives under certain circumstances, the General Partner has determined that the best interests of the Limited Partners would be served by providing them with the option either to receive cash for their investment in the Partnership, based on the current market value of the Common Stock, or to maintain an investment in their share of the Company's business through direct ownership of Common Stock. The first option is intended to allow Limited Partners to liquidate their investment as soon as the Underwritten Sale can be completed. The second option allows Limited Partners to continue to participate in the Company's growth by holding upon the conclusion of the Dissolution the publicly traded Common Stock rather than the illiquid interests in the Partnership.

     THE GENERAL PARTNER BELIEVES THAT THE PLAN IS FAIR AND REASONABLE TO, AND IN THE BEST INTERESTS OF, THE LIMITED PARTNERS, AND RECOMMENDS THAT THE LIMITED PARTNERS VOTE THEIR UNITS IN FAVOR OF THE PLAN FOR THE FOLLOWING REASONS:

     - The Plan offers desirable investment options for all Limited Partners.

     - For Limited Partners who want to liquidate their investment immediately, the Plan offers an opportunity to sell for cash the Common Stock underlying their investment at a current market value within 180 days after approval of the Plan.

     - The sale of shares of Common Stock necessary to provide cash for Withdrawal Election Partners will be raised through an orderly sales process designed to optimize the price received for the Common

Stock and minimize any disruption of the markets for Partners who choose to continue to hold their interests.

     - Following the Company's initial public offering in November 1996 and the listing of the Common Stock on the Nasdaq National Market, a public market for the Common Stock has been developing. As a result, the General Partner believes that this is a suitable time to effect the implementation of the Plan, because the Shares currently held by the Partnership can now be distributed and sold as contemplated without materially adversely affecting the market price for the Common Stock, although there can be no assurance that such will be the case.

     - For Limited Partners who wish to retain the investment they now hold in the Company, the Plan, upon the commencement of the Distribution, will provide them with increased liquidity for their investment, as well as the ability to determine the value of their investment based upon the public market price of the Common Stock underlying their Units as described below under "-- Shares Allocable to Partners After Expenses."

     - There is no business purpose or benefit to investors holding interests in a partnership, the sole purpose and activity of which is to hold publicly traded shares of a single corporation. The Plan will result in the elimination of the cost and inefficiency of maintaining such a partnership entity and the simplification of tax reporting for all Limited Partners.

     In addition, the General Partner believes that the Plan is procedurally fair, because (i) the General Partner retained a financial advisor to render an opinion as to whether the Plan was fair from a procedural point of view to the Limited Partners, and Patricof, the advisor so retained, rendered such an opinion; (ii) the Plan is subject to the favorable vote of the majority in interest of the Limited Partners; (iii) the Plan offers to Limited Partners the choice of converting their investment into cash or retaining shares of Common Stock; and (iv) the General Partner has considered and discussed with its financial advisors possible alternatives to the Plan, which alternatives were not believed to be as favorable as the Plan.

     In reaching its conclusion that the Plan is fair and reasonable to, and in the best interests of the Limited Partners, the General Partner weighed the benefits set forth above against certain risks and costs to Limited Partners associated with the Plan. See "Risk Factors." The risks include the following:

     - For the Withdrawing Partners, a failure by the Company and the underwriters to consummate the Underwritten Sale and a corresponding decline in the market price of the Common Stock thereafter.

     - For the Remaining Partners, a drop in the market price of the Common Stock during the length of time that must pass before the Dissolution is completed.

     - The costs to be born by the Partnership that are associated with Plan,
       which are estimated to be approximately $            , are more
       substantial than would be the costs associated with a simple dissolution of the Partnership, due primarily to the investment options being offered.

The General Partner has determined, however, that these risks and costs, when weighed against the benefits and options being made available to Limited Partners, are warranted. In making such determination, the General Partner has assumed that the economy and the stock markets will generally continue to be relatively strong and that the future business prospects of the Company will generally be consistent with recent results. However, there can be no assurance that these assumptions will prove to be accurate.

THE WITHDRAWAL ELECTION

     Each Limited Partner may at any time up to the vote at the Special Meeting make a Withdrawal Election. Such Withdrawal Election becomes irrevocable at the time of the adoption of the Plan at the Special Meeting and effective on the Withdrawal Date. The Withdrawal Election Partners will receive cash for their Withdrawn Shares that are sold promptly after the completion of the Underwritten Sale. The Company has agreed to use its best efforts to facilitate the completion of the Underwritten Sale as promptly as possible, and no later than one hundred eighty (180) days following the date on which the Plan is approved, although the

Underwritten Sale is subject to market and other conditions and there can be no assurance that it will be completed as planned. If the Underwritten Sale has not been consummated by the Underwritten Sale Expiration Date, the Withdrawn Shares will be delivered by the Withdrawal Agent to the Withdrawal Election Partners.

     To elect to become a Withdrawal Election Partner, a Limited Partner must vote all of such Limited Partner's Units in favor of the Plan and properly complete and execute the Withdrawal Election Agreement included with this Proxy Statement/Prospectus. A Limited Partner may make the Withdrawal Election with respect to the shares of Common Stock underlying all or a specified portion of such Limited Partner's Units. All Units (or fractions thereof) included in a Withdrawal Election will be redeemed as of such date. All Withdrawn Shares must be included in the Underwritten Sale. On the Withdrawal Date, the Partnership will distribute the Withdrawn Shares on behalf of the Withdrawal Election Partners to the Withdrawal Agent, which will be appointed by the Withdrawal Election Partners in the Withdrawal Election Agreement. The Withdrawal Agent, on behalf of the Withdrawal Election Partners, will deliver the Withdrawn Shares to the underwriters at the closing of the Underwritten Sale, and deliver the payment therefor to the Withdrawal Election Partners. Neither the Withdrawal Election nor the Underwritten Sale will occur if the Plan is not approved by the Limited Partners. The General Partner must participate in the Withdrawal with respect to its general partner interest pro rata with the Withdrawal Election Partners, but is not permitted to participate in the Underwritten Sale.

     In order to effect the Withdrawal, the Plan provides for a proposed amendment to the Partnership Agreement, which amendment must be approved by a majority in interest of the Limited Partners. A vote in favor of the Plan will also constitute approval of the amendment. The proposed amendment is attached as Exhibit A to the Plan. See "-- Amendment of the Partnership Agreement" below.

     Limited Partners who abstain or do not vote may not make a valid Withdrawal Election. Based upon communications that the General Partner has had with various Limited Partners, the General Partner believes that any Limited Partner who wants to participate in the Underwritten Sale would be in favor of the Plan. In order for the Underwritten Sale to take place, the Plan must be approved by a majority in interest of the Limited Partners. The General Partner wants to ensure that Limited Partners who demonstrate their desire to participate in the Underwritten Sale have every opportunity to do so. Abstaining or not voting is, in effect, a vote "against" the Plan. Therefore, the General Partner wants Limited Partners who wish to elect Withdrawal to affirmatively indicate their approval of the Plan in order to have every chance of reaching the requisite majority approval. In addition, since the Limited Partners have no appraisal rights in respect of their Units under Delaware law or the terms of the Partnership Agreement, there is no need to vote against the Plan or abstain in order to be entitled to any such rights. See "Summary Comparison of Rights of Units and Common Stock -- Appraisal Rights."

THE UNDERWRITTEN SALE

     Withdrawal Election Partners must include all Withdrawn Shares in the Underwritten Sale. The Company, pursuant to the Plan, will file on or before the Withdrawal Date a Registration Statement with respect to the Underwritten Sale which will be managed by the Managing Underwriter. Marketing of the Withdrawn Shares is expected to commence as promptly as reasonably possible after the Withdrawal Date. The price at which the Withdrawn Shares will be sold in the Underwritten Sale will be determined by the Pricing Committee that will consist of Leonard Chill, who is both an officer and director of the Company and a representative of the General Partner, and William J. Shortt and Robert L. Voigt, both of whom are outside directors of the Company. The Pricing Committee will use its best efforts to obtain the best possible price for the Withdrawn Shares being sold, taking into account the recommendation of the Managing Underwriter, as well as recent market prices for the Common Stock, discounts from market price normally encountered in comparable underwritten secondary offerings, information from the Managing Underwriter regarding the recent demand for the Common Stock, general market conditions and any other factors the Pricing Committee deems appropriate. The Pricing Committee will have the sole authority to set the price for the Withdrawn Shares and will have the authority not to proceed with the Underwritten Sale if the underwriters are unable to consummate the Underwritten Sale at a public offering price that the Pricing Committee believes, in its discretion, is reasonable, taking into account the aforementioned factors. See "Risk Factors -- Risk as to Price of Common Stock in Underwritten Sale or Distribution." The following graph sets forth for the dates indicated the closing bid prices per share of Common Stock as reported on the Nasdaq National Market:

                                    [CHART]

     The net proceeds from the sale of the Withdrawn Shares, after deduction of underwriting discounts and commissions, will be delivered to the Withdrawal Election Partners by the Withdrawal Agent promptly after the completion of the Underwritten Sale. If the Underwritten Sale has, for any reason, not been consummated before the Underwritten Sale Expiration Date, the Withdrawal Agent will immediately thereafter deliver the Withdrawn Shares to the Withdrawal Election Partners.

     If (i) the Managing Underwriter determines or advises the Pricing Committee that not all of the Withdrawn Shares can be sold in the Underwritten Sale or
(ii) the Pricing Committee determines that not all of the Withdrawn Shares can be included in the Underwritten Sale at what it deems to be a reasonable price, then the number of Withdrawn Shares to be included in the Underwritten Sale for each Withdrawal Election Partner shall be reduced pro rata with every other Withdrawal Election Partner in the same proportion as the number of such Withdrawal Election Partner's Withdrawn Shares bears to the total number of Withdrawn Shares. The Withdrawn Shares that are not sold in the Underwritten Sale will be delivered to the Withdrawal Election Partners one hundred eighty
(180) days after the completion of the Underwritten Sale. For example, if a Withdrawal Election Partner has 10,000 Withdrawn Shares to be included in the Underwritten Sale and a total of 2,000,000 Withdrawn Shares are proposed to be sold, but it is determined that only 1,000,000 Withdrawn Shares can be sold, then 5,000 of such Withdrawal Election Partner's Withdrawn Shares will be sold in the Underwritten Sale and the balance of 5,000 Withdrawn Shares will be delivered one hundred eighty (180) days later.

     Neither the Managing Underwriter nor any other underwriter for the Underwritten Sale is otherwise participating in the Plan and no such underwriter has been requested or retained to express any opinion as to the fairness of the Plan or related transactions to any party, or as to whether any Limited Partner should vote for or against the Plan. The prospective participation of any underwriter in the Underwritten Sale is not, and should not be construed as, a solicitation, recommendation or request to any person to approve or disapprove the Plan. The completion of the Underwritten Sale is subject to a number of factors, including general market and economic conditions, and there can be no assurance that the Underwritten Sale will be consummated or consummated at any particular price.

THE DISSOLUTION AND DISTRIBUTION

     The Plan provides for the Dissolution by the orderly distribution over time of the Remaining Shares after (i) the completion of the Withdrawal and (ii) the satisfaction of any remaining liabilities and expenses of the Partnership. See "-- Expenses of the Plan" below. The Dissolution will be effected by one to three distributions of the Remaining Shares to be made on the applicable Distribution Dates. The number of Shares to be distributed on each of the First and Second Distribution Dates will be equal to 25% of the Public Shares or, if it is less, the total number of Remaining Shares. The balance of the Remaining Shares, if any, will be distributed on the Third Distribution Date. The Public Shares are equal to the total number of shares of Common Stock outstanding as of each Distribution Date, less the Remaining Shares not yet distributed. The chart that appears below illustrates four alternative circumstances under which the distribution of Remaining Shares may occur pursuant to the Plan. As the chart demonstrates, the size and number of the distributions of the Remaining Shares is significantly affected by the number of Remaining Shares held by the Partnership immediately after the Underwritten Sale:

                                                                  REMAINING SHARES
                                                    ---------------------------------------------
                                                    1,731,250   2,500,000   3,500,000   4,500,000
                                                    ---------   ---------   ---------   ---------
Public Shares.....................................  6,862,500   6,093,750   5,093,750   4,093,750
First Distribution Date...........................  1,731,250   1,523,438   1,273,438   1,023,438
Second Distribution Date..........................          0     976,563   1,591,797   1,279,297
Third Distribution Date...........................          0           0     634,766   2,197,266

     The time periods provided in the Plan were determined by the Partnership and the Company based primarily upon the advice of its financial advisors as to the shortest period possible to effect the Distribution without causing a material adverse effect on the public market for the Common Stock due to the possible influx into the public market of a large number of shares that were previously held by the Partnership and not traded. The Company has agreed to use all reasonable efforts to have in effect on each Distribution Date an effective registration statement covering the distribution of the Remaining Shares, but none of the distributions will occur unless or until such registration statement becomes effective or an exemption to the Company's registration requirements with respect to such distribution exists, in the Company's sole discretion. Under certain conditions, the Company has the right under the Plan to require the General Partner to accelerate the Dissolution and distribute in a single distribution all the Remaining Shares then held by the Partnership.

SHARES ALLOCABLE TO PARTNERS AFTER EXPENSES

     At the Effective Time, the Partnership will have        Shares allocable to
Partners, after the transfer to the Company of           Shares in payment of
all Partnership Expenses. See "-- Expenses of the Plan" below. Under the terms of the Partnership Agreement as amended by the proposed Amendment, the Limited
Partners are entitled to 99% of such Shares, or approximately           Shares.
Therefore, there will be approximately           Shares underlying each Unit,
          Shares underlying each 1/2 Unit and           Shares underlying each
 1/4 Unit. To determine the underlying interest in dollars, multiply the per share price of the Common Stock by the number of Shares per Unit, 1/2 Unit or
 1/4 Unit, as the case may be. For example, at a per share price of $     , the
value of the partner interest per Unit, 1/2 Unit and 1/4 Unit in dollars is
$          , $          and $          , respectively. At a price of $
per share (the closing bid price on the date of this Proxy Statement/Prospectus), the Shares to be distributed with respect to each Unit
will have a value of approximately $          (before deduction of any
commissions or other charges a Limited Partner may incur if he should choose to sell his Shares after he receives them). There can be no assurance, however, that such a value can be obtained in the Underwritten Sale or Distribution.

CONDITIONS TO THE PLAN AND THE UNDERWRITTEN SALE

     The Plan will not be consummated unless the following conditions are satisfied or, to the extent permitted by the Partnership Agreement or the Agreement and Plan of Withdrawal and Dissolution, waived:

     - Limited Partners holding a majority in interest of the outstanding Units shall have approved the Plan at the Special Meeting;

     - All necessary regulatory approvals shall have been obtained;

     - No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Plan; and

     - All actions by or in respect of or filing with any governmental body, agency, official or authority required to permit the consummation of the Plan shall have occurred.

     The Underwritten Sale will not be consummated unless the following additional conditions are satisfied or (if permitted) waived:

     - The Pricing Committee shall have determined that the underwriters have obtained a reasonable price for the Withdrawn Shares to be sold, taking into account, among other things, recent market prices for the Common Stock, discounts from market price normally encountered in comparable underwritten secondary offerings, information from the underwriters regarding the recent demand for the Common Stock and general market conditions.

     - The conditions contained in the underwriting agreement to be executed in connection with the Underwritten Sale shall have been satisfied or waived by the underwriters. Such conditions are expected to be customary for public offerings of equity securities and will include the conditions that there be no material adverse change in the Company's financial position and that there be no major disruption in the public securities markets.

In addition, the Underwritten Sale is subject to general market and economic conditions, and there can be no assurance that the Underwritten Sale will be consummated.

     The General Partner does not intend to waive any condition if the waiver of such condition would have a material adverse effect on the rights and interests of the Limited Partners.

TERMINATION OF THE PLAN AND THE UNDERWRITTEN SALE

     Notwithstanding the foregoing, even if the foregoing conditions are satisfied, at any time prior to the Withdrawal, the Plan may be terminated by the General Partner in its sole and absolute discretion in the event of adverse legislative developments or in the event the General Partner in the exercise of its fiduciary duties determines that consummation of the Plan otherwise is no longer in the best interests of the Partners, or by the Board of Directors of the Company in the event the Board of Directors in the exercise of its fiduciary duties determines that consummation of the Plan otherwise is no longer in the best interests of the Company.

AMENDMENT OF THE PARTNERSHIP AGREEMENT

     In order to effect certain elements of the Plan, the Plan provides for an amendment to the Partnership Agreement, which is attached as Exhibit A to the Plan. In accordance with the Partnership Agreement, such an amendment must be approved by a majority in interest of the Limited Partners. A vote "FOR" the Plan is deemed to be approval by a Limited Partner of the proposed amendment ("Amendment") to the Partnership Agreement. Set forth below is a summary of the Amendment. The Amendment shall be immediately effective with respect to the Partnership upon the approval pursuant to the Plan by at least a majority in interest of the Limited Partners. Except as otherwise provided in the Amendment, the Partnership Agreement shall remain in full force and effect without any other amendment, modification or alteration.

     The Amendment will provide for the Withdrawal, Distribution and Dissolution pursuant to the terms of the Plan. The Amendment will also eliminate any restrictions in the Partnership Agreement which would prohibit, limit or prevent
(i) the Withdrawal by a Partner of all or a specified portion of his or her partner interest pursuant to and in accordance with the terms of the Plan, (ii) the Distribution of the Partnership's assets as provided in the Plan or (iii) the Withdrawal or Distribution from being effective on the date or dates or in the manner contemplated by the Plan. No consent of the Partnership or any Partner, opinion of counsel for any party or other procedure would be required in order to enable any Partner or the Partnership to effect the Withdrawal or Distribution.

     The Amendment also provides for certain amendments to the provisions of the Partnership Agreement relating to distributions and profit and loss allocations. The Partnership Agreement currently provides that upon the liquidation and termination of the Partnership, after the Priority Return is reached, the General Partner is entitled to 100% of the profits of the Partnership until the ratio of the aggregate capital accounts of all Partners reaches 30% for the General Partner and 70% for the Limited Partners. Therefore, the General Partner is entitled to 30% of all profits of the Partnership. The Amendment would eliminate this allocation and, regardless of whether the Priority Return is deemed to have occurred, the General Partner would only be entitled to a 1% allocation of profits and losses as of the Withdrawal Date. The Limited Partners would be entitled to the other 99% allocation. For a discussion of the General Partner's elimination of the possibility of its right to receive an increased allocation of profits upon the occurrence of the Priority Return, see "-- Background of the Plan." Limited Partners other than the Withdrawal Election Partners (to the extent of their withdrawn interests) would be subject to additional allocations of profits and losses in proportion to their capital accounts until their Partnership interests are completely liquidated in accordance with the Plan.


     The foregoing statements contain all material information that is contained in the Amendment; however, these statements are merely a summary, do not purport to be complete and are qualified in their entirety by reference to the Amendment, which is attached as Exhibit A to the Plan which is attached as Annex A to this Proxy Statement/Prospectus.


EXPENSES OF THE PLAN

     The following table sets forth the material expenses incurred or estimated to be incurred by the General Partner, the Partnership and the Company in connection with the Plan (exclusive of costs incurred in connection with the Underwritten Sale, including the fees of the underwriters in connection therewith):

                                                              AMOUNT INCURRED
                                                              OR ESTIMATED TO
                                                                BE INCURRED
                                                              ---------------
SEC Registration Fees.......................................    $
Solicitation and Mailing Expenses...........................
Solicitation Agent Fee......................................
Accounting Fees and Expenses................................
Legal Fees and Expenses.....................................
Withdrawal Agent Fees and Expenses..........................
Fairness Opinion Fees and Expenses..........................
[Blue Sky Qualification Fees and Expenses]..................
Printing and Engraving......................................
Promissory Note payable to the Company for expenses
  previously advanced.......................................
Miscellaneous...............................................
                                                                ----------
          Total.............................................    $
                                                                ==========

     The General Partner will not receive any compensation with respect to the Plan.

  Partnership Expenses

     The Company has agreed (except as provided below) to advance to the Partnership all of the Partnership Expenses. On the Effective Date, the Partnership, in satisfaction of all Partnership Expenses theretofore incurred or thereafter to be incurred by the Company in connection with the Plan, shall
deliver to the Company           Shares. In the event that at the time of the
final Distribution of Shares, the aggregate Partnership Expenses incurred is
less than $            , then the Company will issue to the Partnership a number
of shares of Common Stock determined by dividing the difference between
$            and the actual amount of Partnership Expenses incurred by the average of the closing bid prices of the Common Stock on the NNM for the ten trading days prior to the date of the final Distribution. The Shares so issued, if any, shall be distributed in such final Distribution. In the event that at the time of the final Distribution of Shares, the aggregate Partnership Expenses
incurred is greater than $            , the Company shall not be entitled to any
reimbursement of the difference between $            and the actual amount of
Partnership Expenses incurred. If the Plan is not approved, the Partnership shall execute a promissory note in favor of the Company for the Partnership Expenses advanced by and owed to the Company. Such promissory note shall bear interest equal to the Company's cost of funds under its revolving credit
facility (     % on July 1, 1997) and shall be due and payable immediately upon the earliest of (a) any sale of Shares for cash that results in the Partnership holding less than 95% of the Shares that it holds on the date hereof, (b) the acquisition or exchange for cash or securities of more than 25% of the Shares by a third party or (c) the dissolution of the Partnership.

  Expenses of the Underwritten Sale

     Each of the Withdrawal Election Partners and, if the underwriters' overallotment option is exercised, the Company shall bear the underwriters' discounts and commissions attributable to the Withdrawn Shares sold by it in the Underwritten Sale. The Company shall bear the following costs and expenses associated with the Underwritten Sale: Commission registration and filing fees, fees with respect to filings required to be made with the National Association of Securities Dealers, Inc., printing expenses, fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and "cold comfort" letters required by or incident to the Underwritten Sale) and the fees and expenses incurred in connection with the listing of the Withdrawn Shares to be registered on the NNM. All other expenses of the Partnership, if any, incurred in connection with the Underwritten Sale, including all fees and expenses of the Partnership's auditors, consultants, advisors, attorneys, special experts and other professionals, all fees, discounts, commissions and other consideration paid or incurred by or for any of the Withdrawal Election Partners and all relevant taxes, including transfer taxes, will be borne by the Partnership and are included in the Partnership Expenses described above. Underwriting discounts and commissions in connection with the Underwritten Sale will be allocated on a pro rata basis among the Withdrawal Election Partners and, if applicable, the Company, in accordance with the number of Shares sold on behalf of each Withdrawal Election Partner and the Company, as the case may be.

THE SOLICITATION OF PROXIES FROM LIMITED PARTNERS

     The Limited Partners are being asked to approve the Plan on the terms and subject to the conditions set forth in the Agreement and Plan of Withdrawal and Dissolution, which is attached to this Proxy Statement/Prospectus as Annex A and is incorporated herein by reference. Such approvals will require the affirmative vote of Limited Partners holding a majority in interest of the outstanding Units. As of the date of this Proxy Statement/Prospectus, there were 800 Units outstanding, which are held by approximately 1,850 Limited Partners. See "Proxy and Withdrawal Election Procedures."

     Even if sufficient proxies approving the Plan have been obtained from the Limited Partners, the Plan will not be consummated unless all other conditions thereto have been satisfied or (if permitted) waived. In addition, the General Partner may determine not to complete the Plan, even if such conditions are satisfied, if, among other things, there are adverse legislative developments or the General Partner determines at that time that the Plan is not in the best interests of the Partners.

     THE GENERAL PARTNER RECOMMENDS THAT LIMITED PARTNERS VOTE TO APPROVE THE PLAN. THE PRINCIPAL REASONS FOR THIS RECOMMENDATION ARE DESCRIBED UNDER
"-- RECOMMENDATION OF THE GENERAL PARTNER; REASONS FOR AND CONSIDERATIONS REGARDING THE PLAN" ABOVE.

MARKET PRICES FOR UNITS

     The Units are not listed on any national securities exchange or quoted on the Nasdaq System or Nasdaq National Market, and there is no established trading market for the Units. Assignments of the Units have been extremely limited and sporadic. The Partnership Agreement does not permit the assignment of Units by the Limited Partners without the General Partner's consent.

                    PROXY AND WITHDRAWAL ELECTION PROCEDURES

SOLICITATION OF PROXIES; SUBMISSION/WITHDRAWAL ELECTIONS; EXPENSES

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of Proxies by the General Partner of the Partnership for the approval of the Plan. This Proxy Statement/Prospectus, together with the enclosed Proxy and Withdrawal Election Agreement, were first mailed to Limited
Partners on or about             , 1997.

     The Partnership will pay the cost of soliciting Proxies. Proxies, Withdrawal Election Agreements and revocations will be considered received on the stamped date of receipt at the offices of D.F. King & Co., Inc. (the "Solicitation Agent"). The Solicitation Agent has been retained to assist the General Partner in the solicitation of Proxies for a customary fee, which amount is included in the estimate of costs of the Plan. See "The Plan of Withdrawal and Dissolution -- Expenses of the Plan." The Partnership will also reimburse custodians for their reasonable expenses for forwarding proxy material to beneficial owners of Units.

RECORD DATE; PROXIES; SUBMISSION OF PROXY AND WITHDRAWAL ELECTION AGREEMENT

     The General Partner has fixed the close of business on             , 1997
as the Record Date for the determination of Limited Partners entitled to vote at the Special Meeting. Only Limited Partners on the Record Date will be entitled to vote at the Special Meeting. No matters other than approval of the Plan will be voted on at the Special Meeting.

     The Solicitation will expire at 5:00 p.m., New York City time, on
            , 1997 (the "Solicitation Expiration Date"), unless extended by the General Partner in its sole discretion, but will expire in any case on
            , 1997. In order to be valid, a duly executed and properly completed Proxy and Withdrawal Election Agreement must be received by the Solicitation Agent on or before the Solicitation Expiration Date. The Solicitation Expiration Date may be extended by the General Partner without notice to the Limited Partners.

     Proxies given by Limited Partners in the form accompanying this Proxy Statement/Prospectus are revocable at any time prior to the Solicitation Expiration Date by written notice to the Solicitation Agent, or by signing and returning a later dated Proxy. Proxies may also be revoked by attending the Special Meeting and voting in person.

     Limited Partners are requested to vote by completing the enclosed Proxy and Withdrawal Election Agreement and returning it signed and dated by mail, overnight courier or hand delivery to the address(es) set forth below:

                                 D.F. KING & CO., INC.


           By hand or overnight delivery:                                    By mail:
                   77 Water Street                                      Wall Street Station
                     20th Floor                                            P.O. Box 1378
              New York, New York 10005                             New York, New York 10269-0285



                         Call Toll Free (800) 488-8095


     DELIVERY OF THE PROXY AND WITHDRAWAL ELECTION AGREEMENT OR REVOCATION IS AT THE RISK OF THE LIMITED PARTNER. TO ENSURE RECEIPT OF THE PROXY AND WITHDRAWAL ELECTION AGREEMENT, OR REVOCATION, WHEN SENT BY MAIL, IT IS SUGGESTED THAT LIMITED PARTNERS USE REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED. LIMITED PARTNERS SHOULD NOT INCLUDE CERTIFICATES REPRESENTING UNITS WITH THEIR PROXY AND WITHDRAWAL ELECTION AGREEMENT.

VOTING

     The affirmative vote of the Limited Partners who hold a majority in interest of the outstanding Units is required to approve the Plan. The failure to return a Proxy or an abstention by a Limited Partner is equivalent to a vote "AGAINST" the Plan. Therefore, each Limited Partner who desires to vote "FOR" the Plan is urged to return a Proxy.

     Each Limited Partner is entitled to vote such Limited Partner's interest in the Partnership. Only Limited Partners of record on the Record Date are entitled to vote. Limited Partners should indicate the manner in which they wish to vote in the space provided on the Proxy. Proxies solicited by the General Partner will be voted in accordance with the directions given on the Proxy. Where no instructions are indicated, Proxies will be voted "FOR" the Plan.

WITHDRAWAL ELECTIONS

     In order to make a valid Withdrawal Election to participate in the Underwritten Sale pursuant to the Plan, a Limited Partner must vote all of such Limited Partner's Units in favor of the Plan and properly complete and sign the enclosed Withdrawal Election Agreement indicating on such Withdrawal Election Agreement the percentage, 25%, 50%, 75% or 100%, of such Limited Partner's Unit(s) of which the Shares underlying such Unit(s) such Limited Partner desires to have included in the Underwritten Sale. An election may include a fraction of a Unit only if the election pertains to the entire interest held by such Limited Partner. The number of any Limited Partner's Shares to be included in the Underwritten Sale will be rounded to the nearest whole number. No Withdrawal Election shall have been validly made unless the Solicitation Agent shall have received a properly completed and executed Withdrawal Election Agreement by 5:00 p.m., New York City time, on the Solicitation Expiration Date (the "Election Deadline"). If, as of the Election Deadline, the Solicitation Agent shall not have received such a Withdrawal Election Agreement from a Limited Partner, such Limited Partner shall be deemed not to have made a Withdrawal Election with respect to such Limited Partner's Units. Any Limited Partner who has made a Withdrawal Election by submitting a Withdrawal Election Agreement to the Solicitation Agent may at any time prior to the Election Deadline change or revoke such Limited Partner's Withdrawal Election by submitting a revised Withdrawal Election Agreement, properly completed and signed, that is received by the Solicitation Agent prior to the Election Deadline, or by voting in person at the Special Meeting.

     The Withdrawal Election will be irrevocable upon the time of adoption of the Plan at the Special Meeting. The Withdrawal Agent, on behalf of the Withdrawal Election Partners, will deliver the Withdrawn Shares at the closing of the Underwritten Sale and deliver payment therefor to the Withdrawal Election Partners. If the Underwritten Sale is not consummated as provided herein, the Withdrawn Shares (after deduction of certain expenses) shall be promptly distributed by the Withdrawal Agent to the Withdrawal Election Partners. Any payment or distribution of Shares shall be sent to the Withdrawal Election Partners via first class mail at the addresses indicated on their Withdrawal Election Agreements. No Withdrawal Election shall be effected if the Plan is not approved by the Limited Partners and there can be no assurance that, if the Plan is approved, the Underwritten Sale will be consummated. See "The Plan of Withdrawal and Dissolution -- The Withdrawal Election."

SUMMARY OF WITHDRAWAL ELECTION AGREEMENT

     Each Withdrawal Election Agreement includes (i) a Withdrawal Election, (ii) an Appointment of Withdrawal Agent, (iii) a Power of Attorney and (iv) a Custody Agreement. In the Withdrawal Election, each Withdrawal Election Partner may indicate the specified percentage, 25%, 50%, 75% or 100%, of Units (or fraction thereof) of which the Shares underlying such Units (or fraction thereof) such Withdrawal Election Partner desires to have included in the Underwritten Sale. In the Appointment of Withdrawal Agent, each Withdrawal Election Partner will appoint [United States Trust Company of New York ("U.S. Trust")] as Withdrawal Agent, to act on behalf of such Withdrawal Election Partner in connection with the Withdrawal, the Underwritten Sale and, if the Underwritten Sale is not consummated or is consummated in part, the distribution of Withdrawn Shares to such Withdrawal Election Partner.

     The Power of Attorney will enable each Withdrawal Election Partner to irrevocably appoint [U.S. Trust] as his or her true and lawful attorney-in-fact with respect to all matters arising in connection with the sale of Common Stock by such Withdrawal Election Partner in the Underwritten Sale or, if the Underwritten Sale is not consummated, the delivery of Withdrawn Shares to such Withdrawal Election Partner, and grant [U.S. Trust] the power and authority to take certain actions including: (i) to sell and deliver to the several Underwriters up to the number of shares of Common Stock as underlies the percentage of Units (or fraction thereof) set forth in the Withdrawal Election;
(ii) to execute, deliver and perform the Underwriting Agreement, with full power to make such amendments to the Underwriting Agreement as the Withdrawal Agent may deem advisable; (iii) to give such orders and instructions to the Transfer Agent as the Withdrawal Agent may determine with respect to certain specified matters; (iv) on behalf of such Withdrawal Election Partner, to make the representations and warranties contained in the Underwriting Agreement; (v) to incur any necessary or appropriate expense in connection with the Underwritten Sale as contemplated by the Plan; (vi) to approve on behalf of such Withdrawal Election Partner any amendments to the registration statement to be filed in connection with the Underwritten Sale or the prospectus which forms a part thereof; (vii) to retain legal counsel to represent such Withdrawal Election Partner in connection with any and all matters referred to herein; (viii) to take such action on behalf of such Withdrawal Election Partner as may be required by state securities laws; (ix) to sell, pursuant to the Underwriting Agreement, a number of shares of Common Stock fewer than the shares of Common Stock underlying the percentage of the Unit(s) (or fraction thereof) set forth in the Withdrawal Election; and (x) to make, execute, acknowledge and deliver such other documents, agreements and certificates and in general to do all things and to take all actions as are necessary to consummate the Underwritten Sale.

     Pursuant to the Custody Agreement, the Withdrawal Agent, on behalf each Withdrawal Election Partner, will receive the Withdrawn Shares from the Partnership and hold such Shares in custody, deliver the Withdrawn Shares to the underwriters at the closing of the Underwritten Sale and deliver payment therefor to each Withdrawal Election Partner. The Withdrawal Agent shall also return to such Withdrawal Election Partner new certificates representing the number of shares of Common Stock of the Company, if any, which are in excess of the number of Withdrawn Shares sold by such Withdrawal Election Partner in the Underwritten Sale. If the Underwritten Sale has not been consummated prior to the Underwritten Sale Expiration Date, the Withdrawal Agent will deliver to each Withdrawal Election Partner the Withdrawn Shares deposited with it under the Custody Agreement.

     The Custody Agreement requires each Withdrawal Election Partner to represent and warrant that: (i) upon approval of the Plan by the Limited Partners and the Withdrawal, such Withdrawal Election Partner will be the lawful owner of the Withdrawn Shares to be sold by such Withdrawal Election Partner pursuant to the Underwriting Agreement and will have good and valid title to such Withdrawn Shares; (ii) upon delivery of payment for such Withdrawn Shares, good and valid title to such Withdrawn Shares will pass to the underwriters;
(iii) such Withdrawal Election Partner has, and on the Closing Date will have, full legal right, power and authority to enter into the Underwriting Agreement and to sell, assign, transfer and deliver such Withdrawn Shares in the manner provided therein, and the Underwriting Agreement will be duly authorized, executed and delivered by the Withdrawal Agent on behalf of such Withdrawal Election Partner and the Underwriting Agreement will be a valid and binding agreement of such Withdrawal Election Partner enforceable in accordance with its terms; (iv) the Withdrawal Election Agreement signed by such Withdrawal Election Partner appointing [U.S. Trust] as his or her attorney-in-fact to the extent set forth therein has been duly authorized, executed and delivered by or on behalf of such Withdrawal Election Partner and is a valid and binding instrument of such Withdrawal Election Partner, enforceable in accordance with its terms and, pursuant to the Withdrawal Election Agreement, such Withdrawal Election Partner has authorized [U.S. Trust] to execute and deliver on his or her behalf the Underwriting Agreement and any other document necessary or desirable in connection with transactions contemplated thereby and to deliver the Withdrawn Shares to be sold by such Withdrawal Election Partner pursuant to the Underwriting Agreement; (v) such Withdrawal Election Partner will not take, directly or indirectly, any action designed to, or which might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Withdrawn Shares pursuant to the distribution contemplated by the Underwritten Sale, and other than as permitted by the Securities Act, the Withdrawal Election Partner will not distribute any prospectus or other offering material in connection with the Underwritten Sale; (vi) the execution, delivery and performance of the Underwriting Agreement by such Withdrawal Election Partner, compliance by such Withdrawal Election Partner with all the provisions thereof and the consummation of the Underwritten Sale and, if the Underwritten Sale is not consummated or is consummated in part, the distribution of Withdrawn Shares to Withdrawal Election Partners will not require any consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body (except as such may be required under the Securities Act or state securities or "Blue Sky" laws) and will not conflict with or constitute a breach of any of the terms or provisions of, or a default under, any agreement, indenture or other instrument to which such Withdrawal Election Partner is a party or by which such Withdrawal Election Partner or property of such Withdrawal Election Partner is bound, or violate or conflict with any laws, administrative regulation or ruling or court decree applicable to such Withdrawal Election Partner or property of such Withdrawal Election Partner; (vii) such Withdrawal Election Partner is not a member, an affiliate of a member or a person associated with a member of the National Association of Securities Dealers, Inc.; and (viii) the information regarding such Withdrawal Election Partner set forth in the Withdrawal Election Agreement does not, and will not on the Closing Date (and any subsequent closing date with respect to the underwriters' overallotment option, if applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading.

     The Withdrawal Election Agreement requires that each Withdrawal Election Partner agree, if so requested in writing, to provide an opinion of counsel, addressed to King & Spalding, counsel to the Company, setting forth such matters as King & Spalding may reasonably request in rendering its legal opinion to the underwriters pursuant to the Underwriting Agreement.

     The Withdrawal Election Agreement requires that each Withdrawal Election Partner agree to indemnify and hold the Withdrawal Agent harmless with respect to anything done by it in good faith in accordance with the Withdrawal Election Agreement.

     Each Withdrawal Election Agreement will terminate immediately upon completion of the Underwritten Sale or, if the Underwritten Sale is not completed prior to the Underwritten Sale Expiration Date, then immediately following the distribution of the Withdrawn Shares to the Withdrawal Election Partners in accordance with the terms of the Plan.

     Each Withdrawal Election Agreement delivered pursuant to any one of the procedures described under the caption "Proxy and Withdrawal Election Procedures" in the Proxy Statement/Prospectus and in the instructions thereto will constitute a legal and binding agreement and power of attorney between the Withdrawal Election Partner, the Partnership, the Company and the Withdrawal Agent, as the case may be, upon the terms and subject to the conditions set forth in the Proxy Statement/Prospectus and in the Withdrawal Election Agreement.

     The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Withdrawal Election Agreement, a copy of which is attached as Annex B hereto.

NO APPRAISAL OR REDEMPTION RIGHTS

     Neither the Partnership Agreement nor Delaware law provides any right for dissenting Limited Partners to have their Units appraised or redeemed as a result of the Plan, and no such rights are included in the right of Limited Partners to vote on the Plan.

PARTNERSHIP UNITS AND PRINCIPAL HOLDERS THEREOF

     As of the date of this Proxy Statement/Prospectus, there were 800 outstanding Units owned by approximately 1850 Limited Partners. As of the same date, no person was known by the Partnership to own beneficially more than 5% of the Units.

VALIDITY OF PROXIES AND WITHDRAWAL ELECTION AGREEMENTS

     All questions as to the validity of Proxies and Withdrawal Election Agreements received will be determined by the General Partner, and such determination will be final and binding. Proxies will be deemed not to have been made until any irregularities have been cured or waived. Any Proxy or Withdrawal Election Agreement which, in the opinion of the General Partner, is not properly completed and executed, and as to which irregularities are not cured or waived, may be returned to the Limited Partner who submitted such Proxy or Withdrawal Election Agreement.

                                THE PARTNERSHIP

     The Partnership is a Delaware limited partnership formed in 1986 for the purpose of acquiring all of the capital stock of the Company. Since its organization in 1986 the Partnership has conducted no business other than owning and voting the Common Stock. The Partnership currently owns approximately 67%, or 5,781,250 shares, of the issued and outstanding Common Stock.

     The sole general partner of the Partnership is the General Partner. In 1993, Synthetic Management G.P. acquired the general partner interest in the General Partner from a corporation owned by Integrated Resources, Inc. Synthetic Management G.P. is a Georgia general partnership whose five partners are controlled by Leonard Chill, Ralph Kenner, William Gardner Wright, Jr. and W. Wayne Freed, current executive officers of the Company, and Jon P. Beckman, a former executive officer of the Company. See "Certain Relationships and Related Transactions" and "Management -- Executive Officers and Directors of the Company." For a description of certain provisions of the Partnership Agreement, see "Summary of Certain Provisions of the Partnership Agreement."

     The following chart illustrates the current ownership structure of the Company, the Partnership and their affiliates:

                                     chart

                                  THE COMPANY

     The Company is a Delaware corporation founded in 1969 to produce polypropylene-based primary carpet backing. Since that time the Company's business has expanded into the manufacturing and sale of a full line of polypropylene-based industrial fabrics, specialty yarns and geotextiles.

     The Company is one of the world's leading producers of polypropylene fabrics and fibers for the home furnishing, construction, environmental, recreational and agricultural industries. The Company manufactures and sells more than 2,000 products in over 65 end-use markets. The Company believes that it is the second largest producer of carpet backing in the world and is the largest producer of synthetic fiber additives for concrete reinforcement through its Fibermesh(R) line of products. The Company also produces polypropylene products for the geotextile and erosion control markets and is a leader in designing innovative products for speciality applications. The Company's products are engineered to meet specific customer criteria such as strength, flexibility, resistance to sunlight and water/air permeability. The Company aims to compete in markets in which it can be the primary or secondary provider of such products, with over 93% of its products meeting this criterion. The Company's consolidated sales have grown from $196 million in fiscal 1992 to $300 million in fiscal 1996.

     As a result of its public offering of Common Stock in November 1996, the Company currently has 8,656,250 shares of Common Stock outstanding, which trade under the symbol "SIND" on the Nasdaq National Market. Approximately 67% of the issued and outstanding Common Stock of the Company is owned by the Partnership.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at June 30, 1997. The information presented below should be read in conjunction with "Summary Consolidated Financial Information", "Selected Consolidated Financial Information", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto appearing elsewhere in this Proxy Statement/Prospectus.



                                                               JUNE 30, 1997
                                                              ----------------
                                                                (UNAUDITED)
                                                               (IN THOUSANDS,
                                                              EXCEPT SHARE AND
                                                              PER SHARE DATA)
Cash........................................................      $    499
                                                                  ========
Long-term debt(1):
Credit Facility(2):
  Revolving credit portion..................................         2,126
  Term loan portion.........................................        25,000
12 3/4% Senior Subordinated Debentures due 2002.............         7,403
9 1/4% Senior Subordinated Notes due 2007...................       170,000
Capitalized lease obligation................................         4,242
Other.......................................................         1,288
                                                                  --------
          Total long-term debt..............................       210,059
Less current portion........................................           703
                                                                  --------
          Long term debt, net...............................       209,356
                                                                  --------
Stockholders' equity:
  Common stock $1.00 par value; 25,000,000 shares
     authorized; 8,656,250 shares issued and
     outstanding(3).........................................         8,656
  Additional paid-in capital................................        94,325
  Cumulative translation adjustments........................           142
  Deficit...................................................        (4,681)
                                                                  --------
       Total stockholders' equity...........................        98,442
                                                                  --------
          Total capitalization..............................      $307,798
                                                                  ========


---------------


(1) For a description of the Company's long-term debt, see Note 5 of Notes to Consolidated Financial Statements (Page F-20).



(2) At June 30, 1997, the amount available under the Credit Facility was $27,477. The Company is currently in the process of renegotiating the Credit Facility.



(3) Excludes 768,897 shares of Common Stock at June 30, 1997 which are subject to options granted under the Stock Option Plans, 332,719 of which are subject to currently exercisable options.

                     COMMON STOCK PRICE RANGE AND DIVIDENDS

     The Company's Common Stock is listed on the Nasdaq National Market (the "NNM") under the Symbol "SIND". The following table sets forth for the periods indicated the high and low closing bid prices per share of Common Stock as reported on the NNM.


                                                               COMMON STOCK BID
                                                                    PRICE
                                                              ------------------
                                                               HIGH        LOW
                                                              -------    -------
Year Ended September 30, 1997
  First Quarter (from November 1, 1996).....................  $15.750    $12.000
  Second Quarter............................................   19.750     15.000
  Third Quarter.............................................   21.250     17.750
  Fourth Quarter (through August 22, 1997)..................   24.500     21.125



     At June 30, 1997, there were approximately      holders of record of Common
Stock. On August 22, 1997, the reported last sale price of the Common Stock on the NNM was $24.50 per share.


     The Company has not declared or paid any cash or other dividends on the Common Stock and intends for the foreseeable future to retain its earnings to finance the development of its business and for repayment of debt. The declaration and payment of dividends by the Company are subject to the discretion of the Board. Any future determination to pay dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Board. In addition, the Credit Facility and the Indenture governing the Company's 9 1/4% Senior Subordinated Notes due 2007 (the "Notes") contain restrictions on the Company's ability to declare and pay dividends.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA AND FINANCIAL RATIOS)


     The statement of operations data for the fiscal years ended September 30, 1994, 1995 and 1996 and the balance sheet data as of September 30, 1995 and 1996 are derived from the Consolidated Financial Statements of the Company that have been audited by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this Proxy Statement/Prospectus. The statement of operations data for the years ended September 30, 1992 and 1993 and the balance sheet data as of September 30, 1992, 1993 and 1994 are derived from audited financial statements of the Company that are not included herein. The statement of operations and balance sheet data as of and for the three and nine month periods ended June 30, 1996 and 1997 have been derived from the unaudited interim financial statements of the Company and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the data for such periods. The following Selected Consolidated Financial Information should be read in conjunction with the Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Proxy Statement/Prospectus.


                                                                                                 NINE MONTHS ENDED
                                            FISCAL YEAR ENDED SEPTEMBER 30,                          JUNE 30,
                             --------------------------------------------------------------   -----------------------
                                1992         1993         1994       1995(1)        1996         1996         1997
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA(3):
Net sales..................  $  195,739   $  210,516   $  234,977   $  271,427   $  299,532   $  212,060   $  245,327
Cost of sales..............     133,690      142,181      152,305      194,706      208,321      151,221      166,928
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------
Gross profit...............      62,049       68,335       82,672       76,721       91,211       60,839       78,399
Selling, general and
  administrative
  expenses.................      31,795       35,799       39,403       45,468       50,145       35,283       41,954
Amortization of
  intangibles..............       2,598        2,615        2,499        2,566        2,592        1,944        1,944
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating income...........      27,656       29,921       40,770       28,687       38,474       23,612       34,501
Interest expense...........      17,865       20,854       20,011       22,514       22,773       17,253       15,722
Amortization of deferred
  financing costs..........       1,636          933          739          737          699          523          489
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income (loss) from
  continuing operations
  before provision
  (benefit) for income
  taxes and extraordinary
  item.....................       8,155        8,134       20,020        5,436       15,002        5,836       18,290
Provision (benefit) for
  income taxes.............       4,560        4,472        8,600        3,500        6,900        3,050        7,550
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income (loss) from
  continuing operations
  before extraordinary
  item.....................       3,595        3,662       11,420        1,936        8,102        2,786       10,740
Net income (loss)(2).......  $   (3,972)  $  (12,310)  $   11,420   $    1,936   $    8,102   $    2,786   $   (1,210)
                             ==========   ==========   ==========   ==========   ==========   ==========   ==========
OTHER FINANCIAL DATA(3):
Income (loss) per share
  from continuing
  operations before
  extraordinary item.......  $     0.62   $     0.63   $     1.93   $     0.33   $     1.37   $     0.47   $     1.25
Weighted average shares
  outstanding..............   5,781,250    5,781,250    5,930,502    5,930,502    5,930,502    5,930,502    8,598,959

                                      THREE MONTHS
                                     ENDED JUNE 30,
                                 -----------------------
                                    1996         1997
                                 ----------   ----------
STATEMENT OF OPERATIONS DATA(3)
Net sales......................  $   82,843   $   99,112
Cost of sales..................      55,134       65,762
                                 ----------   ----------
Gross profit...................      27,709       33,350
Selling, general and
  administrative
  expenses.....................      12,540       14,879
Amortization of
  intangibles..................         648          648
                                 ----------   ----------
Operating income...............      14,521       17,823
Interest expense...............       5,863        4,947
Amortization of deferred
  financing costs..............         175          150
                                 ----------   ----------
Income (loss) from
  continuing operations
  before provision
  (benefit) for income
  taxes and extraordinary
  item.........................       8,483       12,726
Provision (benefit) for
  income taxes.................       3,390        5,050
                                 ----------   ----------
Income (loss) from
  continuing operations
  before extraordinary
  item.........................       5,093        7,676
Net income (loss)(2)...........  $    5,093   $    7,676
                                 ==========   ==========
OTHER FINANCIAL DATA(3):
Income (loss) per share
  from continuing
  operations before
  extraordinary item...........  $     0.86   $     0.86
Weighted average shares
  outstanding..................   5,930,502    8,969,031



                                                                              AS OF SEPTEMBER 30,                         AS OF
                                                            --------------------------------------------------------    JUNE 30,
                                                              1992        1993        1994        1995        1996        1997
                                                            --------    --------    --------    --------    --------    ---------
BALANCE SHEET DATA (3):
Working capital...........................................  $ 33,980    $ 42,055    $ 44,114    $ 69,039    $ 64,077    $ 82,945
Total assets..............................................   254,581     260,372     287,933     312,300     324,058     381,065
Long-term debt, net.......................................   158,638     164,723     172,490     192,048     194,353     209,356
Stockholders' equity......................................    56,700      44,423      55,817      57,756      65,844      98,442

------------------

(1) Fiscal 1995 results of operations include a pre-tax charge of $2,852 to increase the allowance for doubtful accounts due to a customer who experienced severe financial difficulty. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(2) Net loss for the nine month period ended June 30, 1997 includes an extraordinary loss of $11,950 from the early extinguishment of debt. Net income for fiscal 1993 includes (i) an extraordinary loss of $8,892 from the early extinguishment of debt, (ii) a charge of $8,500 for the cumulative effect of an accounting change relating to the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", and
    (iii) a gain of $1,420 on the disposal of discontinued operations. Net income for fiscal 1992 includes a loss from discontinued operations of $553 and a loss on the disposal of discontinued operations of $7,014.


(3) This Selected Consolidated Financial Information reflects that of the Company. The Selected Consolidated Financial Information of the Partnership mirrors that of the Company with the exception of the impact of the minority interest, which resulted from the Company's November 1, 1996 public offering of Common Stock, and certain expenses incurred by the Partnership in connection with previous restructuring costs. Adjusted Selected Consolidated Financial Information of the Partnership is as follows (in thousands, except limited partnership units outstanding):


                                                     FISCAL YEAR ENDED    NINE MONTHS ENDED
                                                       SEPTEMBER 30,          JUNE 30,
                                                           1996                 1997
                                                     -----------------    -----------------
STATEMENT OF OPERATIONS DATA:
Selling, general, and administrative expenses......      $ 50,806             $ 42,021
Operating income...................................        37,813               34,434
Income before provision for income taxes, minority
  interest in subsidiary net loss, and
  extraordinary item...............................        14,341               18,223
Income before minority interest in subsidiary net
  loss and extraordinary item......................        14,341               10,673
Minority interest in subsidiary net loss...........            --                  581
Income before extraordinary item...................         7,441               11,254
Income before extraordinary item attributable to
  limited partners.................................         7,367               11,141
Net income (loss)..................................         7,441                 (696)
Net income (loss) attributable to limited
  partners.........................................      $  7,367             $   (689)
                                                         ========             ========
OTHER FINANCIAL DATA:
Income before extraordinary item per limited
  partnership
  unit.............................................      $   9.21             $  13.93
Limited partnership units outstanding..............           800                  800



                                                                  AS OF         AS OF
                                                              SEPTEMBER 30,    JUNE 30,
                                                                  1996           1997
                                                              -------------    --------
BALANCE SHEET DATA:
Working Capital.............................................     $ 63,418      $ 82,219
Total Assets................................................      323,756       380,339
Partners' Capital...........................................       65,185        65,019

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the information contained in the Consolidated Financial Statements, including the notes thereto, and the other financial information appearing elsewhere in this Proxy Statement/Prospectus. Dollar amounts are in thousands. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See "Risk Factors."

INTRODUCTION

     The Company's net sales in recent years have increased due to a variety of factors, including generally increasing sales volumes as a result of growing demand for the Company's products and the Company's ability to expand its markets through development of new products.


     The Company's products are sold along three principal product lines: carpet backing, construction and civil engineering products, and technical textiles. The following table summarizes net sales growth for each of these product lines during the fiscal years ended September 30, 1994, 1995 and 1996 and the nine month periods ended June 30, 1996 and 1997:



                                          FISCAL YEAR ENDED SEPTEMBER 30,                   NINE MONTHS ENDED JUNE 30,
                               ------------------------------------------------------   -----------------------------------
                                     1994               1995               1996               1996               1997
                               ----------------   ----------------   ----------------   ----------------   ----------------
Carpet backing...............  $117,791    50.1%  $133,025    49.0%  $146,491    48.9%  $106,376    50.2%  $122,090    49.8%
Construction and civil
  engineering................    68,706    29.3     82,933    30.6     97,043    32.4     64,981    30.6     75,930    31.0
Technical textiles...........    48,480    20.6     55,469    20.4     55,998    18.7     40,703    19.2     47,307    19.2
                               --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
Net sales....................  $234,977   100.0%  $271,427   100.0%  $299,532   100.0%  $212,060   100.0%  $245,327   100.0%
                               ========   =====   ========   =====   ========   =====   ========   =====   ========   =====



     The Company's carpet backing business has grown at a faster rate than that of the industry as a whole, principally due to recent market share gains in the consumer carpet backing market and increased penetration of the commercial carpet backing market. The Company's construction and civil engineering business has grown significantly over the past three years due to increased acceptance of the Company's proprietary concrete reinforcement products, the expansion of this product line to offer a full range of geosynthetic products to the markets the Company serves and other innovative product offerings. Over the past three years, the Company has streamlined its technical textile business and exited several product lines which did not meet the Company's strategic sales and profitability objectives. The Company believes that it has positioned its technical textile business for increased sales and profitability, further supported by the acquisition of certain assets of the Spartan Technologies division of Spartan Mils in February 1997.



     While the Company's sales have grown in each of the past three years, the Company's gross profit has fluctuated due to a variety of factors, primarily related to changes in the price of polypropylene. Polypropylene is the basic raw material used in the manufacture of substantially all of the Company's products, accounting for approximately 50% of the Company's costs of goods sold. The Company believes that the selling prices of its products have adjusted over time to reflect changes in polypropylene prices, although such price changes favorably affected gross profit for fiscal 1994 and adversely affected gross profit for fiscal 1995. Gross profit for the first nine months of fiscal 1997 was $78,399, compared to $60,839 for the same period of fiscal 1996, an increase of $17,560, or 28.9%. As a percentage of sales, gross profit increased to 32.0% from 28.7%. This increase was primarily due to increased sales volume, slightly higher average selling prices and growth of higher margin business, coupled with comparable average polypropylene costs to the prior period. Gross profit for fiscal 1996 was $91,211, compared to $76,721 for the same period of fiscal 1995, an increase of $14,490, or 18.9%. As a percentage of sales, gross profit increased to 30.5% from 28.3%.


     The Company has not experienced any shortage of supply of polypropylene; however, continuous increases in demand or major supply disruptions without offsetting increases in manufacturing capacities could cause future supply shortages. Higher prices of polypropylene, however, without offsetting selling price increases could have a significant negative effect on the Company's results of operations and financial condition.


     According to a June 1997 report by Chemical Data Inc. ("Chem Data"), a monthly petrochemical and plastics analysis publication, annual polypropylene capacity in North America as of December 31, 1996 was 12.6 billion pounds per year, up from 11.4 billion pounds at December 31, 1995. Total average annual capacity will rise to 14.1 billion pounds per year for 1997, and to 18.2 billion pounds per year by 2000. Historically, the creation of additional capacity has helped to relieve supply pressures although there can be no assurance that this will continue to be the case.



     The Company historically has operated at or near full capacity on a 24-hour per day, seven days per week, 350 days per year schedule. Reflecting this level of capacity utilization, the Company invested approximately $113,000 on its six manufacturing facilities during the five year period ended September 30, 1996, and approximately $35,000 for the nine month period ended June 30, 1997.


     The following table sets forth the percentage relationships to net sales of certain income statement items. See "Selected Consolidated Financial Information", as well as the Consolidated Financial Statements, the notes thereto and other financial information included elsewhere in the Prospectus for more detailed financial information.


                                                                     NINE MONTHS    THREE MONTHS
                                                                        ENDED           ENDED
                                         YEAR ENDED SEPTEMBER 30,     JUNE 30,        JUNE 30,
                                         ------------------------   -------------   -------------
                                          1994     1995     1996    1996    1997    1996    1997
                                         ------   ------   ------   -----   -----   -----   -----
Net sales..............................   100.0%   100.0%   100.0%  100.0%  100.0%  100.0%  100.0%
Cost of sales..........................    64.8     71.7     69.5    71.3    68.0    66.6    66.4
                                          -----    -----    -----   -----   -----   -----   -----
  Gross profit.........................    35.2     28.3     30.5    28.7    32.0    33.4    33.6
Selling expenses.......................     9.3      9.0      9.2     9.1     9.2     8.8     8.4
General and administrative expenses....     7.5      7.8      7.6     7.6     7.9     6.3     6.6
Amortization of intangibles............     1.0      0.9      0.9     0.9     0.8     0.8     0.6
                                          -----    -----    -----   -----   -----   -----   -----
  Operating income.....................    17.4     10.6     12.8    11.1    14.1    17.5    18.0
Interest expense.......................     8.5      8.3      7.6     8.1     6.4     7.1     5.0
Amortization of deferred financing
  costs................................     0.3      0.3      0.2     0.3     0.2     0.2     0.2
                                          -----    -----    -----   -----   -----   -----   -----
  Income (loss) before provision
     (benefit) for income taxes and
     extraordinary item................     8.6      2.0      5.0     2.7     7.5    10.2    12.8
Provision (benefit) for income taxes...     3.7      1.3      2.3     1.4     3.1     4.1     5.1
                                          -----    -----    -----   -----   -----   -----   -----
  Income (loss) before extraordinary
     item..............................     4.9%     0.7%     2.7%    1.3%    4.4%    6.1%    7.7%
                                          =====    =====    =====   =====   =====   =====   =====


RESULTS OF OPERATIONS


  Three Months Ended June 30, 1997 as Compared to Three Months Ended June 30,
  1996



     Net sales for the third quarter of fiscal 1997 were $99,112 compared to $82,843 for the same period of fiscal 1996, an increase of $16,269, or 19.6%. Carpet backing sales for the third quarter of fiscal 1997 were $44,962 compared to $37,487 for the same period of fiscal 1996, an increase of $7,475, or 19.9%. Construction and civil engineering product sales for the third quarter of fiscal 1997 were $35,183 compared to $30,525 for the same period of fiscal 1996, an increase of $4,658, or 15.3%. Technical textiles sales for the third quarter of fiscal 1997 were $18,967 compared to $14,831 for the same period of fiscal 1996, an increase of $4,136, or 27.9%, of which the acquisition of certain assets of the Spartan Technologies division of Spartan Mills (the "Spartan Acquisition") contributed approximately $3,500.



     Gross profit for the third quarter of fiscal 1997 was $33,350 compared to $27,709 for the same period of fiscal 1996, an increase of $5,641, or 20.4%. As a percentage of sales, gross profit increased to 33.6% from

33.4%. This increase was primarily due to increased sales volume, slightly higher average selling prices and continued growth of higher margin business, coupled with comparable polypropylene costs to the prior period. See
"-- Introduction."



     Selling expenses for the third quarter of fiscal 1997 were $8,296 compared to $7,307 for the same period of fiscal 1996, an increase of $989, or 13.5%. This increase was primarily due to increased expenditures associated with higher sales volume. As a percentage of sales, selling expenses decreased from 8.8% to 8.4%.



     General and administrative expenses for the third quarter of fiscal 1997 were $6,583 compared to $5,233 for the same period of fiscal 1996, an increase of $1,350, or 25.8%. As a percentage of sales, general and administrative expenses increased from 6.3% to 6.6%. The increase in general and administrative expenses was primarily due to infrastructure expenditures, which included an increased investment in the Company's information technology department, to support anticipated Company growth.



     Operating income for the third quarter of fiscal 1997 was $17,823 as compared to $14,521 for the same period of fiscal 1996, an increase of $3,302, or 22.7%. As a percentage of sales, operating income increased to 18.0% in fiscal 1997 from 17.5% in fiscal 1996. This increase was primarily due to higher sales volume as well as growth of higher margin business, partially offset by slightly increased selling, general and administrative costs.



     Interest expense for the third quarter of fiscal 1997 was $4,947 compared to $5,863 for the same period of fiscal 1996, a decrease of $916, or 15.6%, due to lower average interest rates on the outstanding debt. The effective income tax rate for the three months ended June 30, 1997 and 1996 was approximately 40%.



     Net income for the third quarter of fiscal 1997 was $7,676 compared to $5,093 for the same period of fiscal 1996, an increase of $2,583, or 50.7%. Earnings before interest, taxes, depreciation and amortization ("EBITDA")(1) for the third quarter of fiscal 1997 were $22,331 compared to $18,576 for the same period of fiscal 1996, an increase of $3,755, or 20.2%. The increase in net income, as well as EBITDA, was primarily due to higher sales volumes and continued growth of higher margin business, partially offset by slightly increased selling, general and administrative costs.



     Earnings per share for the third quarter of fiscal 1997 was $0.86 compared to $0.86 for the same period of fiscal 1996 on increased weighted shares outstanding of 3,038, or 51.2%, as a result of the Company's initial public offering of Common Stock in November 1996 (the "Common Stock Offering"). Supplemental pro forma net income per share for the third quarter of fiscal 1996, assuming the net proceeds from the Common Stock Offering and the bond refinancing were used to reduce outstanding bank indebtedness and the shares issued in the Common Stock Offering were outstanding as of the beginning of the third quarter of fiscal 1996, would have been $0.66.



  Nine Months Ended June 30, 1997 as Compared to Nine Months Ended June 30, 1996



     Net sales for the first nine months of fiscal 1997 were $245,327 compared to $212,060 for the same period of fiscal 1996, an increase of $33,267, or 15.7%. Carpet backing sales for the first nine months of fiscal 1997 were $122,090 compared to $106,376 for the same period of fiscal 1996, an increase of $15,714, or 14.8%. Construction and civil engineering product sales for the first nine months of fiscal 1997 were $75,930 compared to $64,981 for the same period of fiscal 1996, an increase of $10,949, or 16.8%. Technical textiles sales for the first nine months of fiscal 1997 were $47,307 compared to $40,703 for the same period of fiscal 1996, an increase of $6,604, or 16.2%, of which the Spartan Acquisition contributed approximately $4,800.



     Gross profit for the first nine months of fiscal 1997 was $78,399 compared to $60,839 for the same period of fiscal 1996, an increase of $17,560, or 28.9%. As a percentage of sales, gross profit increased to 32.0% from


---------------


(1) The Company believes that EBITDA is helpful in understanding cash flow from operations that is available for debt service, taxes and capital expenditures. EBITDA is not a concept recognized under generally accepted accounting principles and is not a substitute for operating income, net income or cash flows from operating activities.

28.7%. This increase was primarily due to increased sales volume, slightly higher average selling prices and growth of higher margin business, coupled with comparable average polypropylene costs to the prior period. See
"-- Introduction."



     Selling expenses for the first nine months of fiscal 1997 were $22,480 compared to $19,259 for the same period of fiscal 1996, an increase of $3,221, or 16.7%. This increase was primarily due to increased expenditures associated with higher sales volume as well as increased marketing expenses. As a percentage of sales, selling expenses increased from 9.1% to 9.2%.



     General and administrative expenses for the first nine months of fiscal 1997 were $19,474 compared to $16,024 for the same period of fiscal 1996, an increase of $3,450, or 21.5%. As a percentage of sales, general and administrative expenses increased from 7.6% to 7.9%. The increase in general and administrative expenses was primarily due to infrastructure expenditures, which included an increased investment in the Company's information technology department, to support anticipated Company growth.



     Operating income for the first nine months of fiscal 1997 was $34,501 as compared to $23,612 for the same period of fiscal 1996, an increase of $10,889, or 46.1%. As a percentage of sales, operating income increased to 14.1% in fiscal 1997 from 11.1% in fiscal 1996. This increase was primarily due to higher sales volumes as well as the growth of higher margin business, partially offset by slightly increased selling, general and administrative costs.



     Interest expense for the first nine months of fiscal 1997 was $15,722 compared to $17,253 for the same period of fiscal 1996, a decrease of $1,531, or 8.9%, due to lower average interest rates on the outstanding debt.



     The effective income tax rate before the effect of the extraordinary item for the nine months ended June 30, 1997 and 1996 was approximately 41% and 52%, respectively. The higher rate for 1996 was due primarily to the effect of nondeductible expenses, including the amortization of goodwill, on lower income in fiscal 1996.



     Income before extraordinary item for the first nine months of fiscal 1997 was $10,740 compared to $2,786 for the same period of fiscal 1996, an increase of $7,954. EBITDA for the first nine months of fiscal 1997 were $47,694 compared to $35,350 for the same period of fiscal 1996, an increase of $14,344, or 43.0%. The increase in income before extraordinary item, as well as EBITDA, was primarily due to higher sales volumes and continued growth of higher margin business, partially offset by slightly increased selling, general and administrative costs.



     Earnings per share before extraordinary item for the first nine months of fiscal 1997 was $1.25 compared to $0.47 for the same period of fiscal 1996 on increased weighted average shares outstanding of 2,668 shares, or 45.0%, as a result of the Common Stock Offering. Supplemental pro forma net income per share before extraordinary item, assuming the net proceeds from the Common Stock Offering and the bond refinancing were used to reduce outstanding indebtedness and the shares issued in the Common Stock Offering were outstanding as of the beginning of each respective period, would have been $1.28 and $0.60 per share for the nine months ended June 30, 1997 and 1996, respectively.


  Fiscal 1996 Compared to Fiscal 1995

     Net sales for fiscal 1996 were $299,532 compared to $271,427 for fiscal 1995, an increase of $28,105, or 10.4%. This increase was primarily due to increased sales of carpet backing and construction and civil engineering products. Carpet backing sales for fiscal 1996 were $146,491 compared to $133,025 for fiscal 1995, an increase of $13,466, or 10.1%. This increase was the result of higher unit volume in primary and secondary carpet backing, partially offset by lower average selling prices. Construction and civil engineering product sales for fiscal 1996 were $97,043 compared to $82,933 for fiscal 1995, an increase of $14,110, or 17.0%. This increase was due to an increase in sales of geotextile and erosion control fabrics of $13,018, or 30.7%, resulting primarily from nonwoven sales in the landfill and roadway and building site markets. Technical textiles sales for fiscal 1996 were $55,998 compared to $55,469 for fiscal 1995, an increase of $529, or 1.0%.

     Gross profit for fiscal 1996 was $91,211, compared to $76,721 for the same period of fiscal 1995, an increase of $14,490, or 18.9%. As a percentage of sales, gross profit increased to 30.5% from 28.3%. This increase was primarily due to increased sales volume as well as lower average polypropylene costs. See "-- Introduction."

     Selling expenses for fiscal 1996 were $27,488 compared to $24,273 for the same period of fiscal 1995, an increase of $3,215, or 13.2%. This increase was primarily due to increased expenditures associated with higher sales volume as well as increased marketing expenses. These expenses are related to the Company's expectation of higher sales in 1997 resulting from the completion of the 1996 capacity expansion program. As a percentage of sales, selling expenses increased from 9.0% to 9.2%.

     General and administrative expenses for fiscal 1996 were $22,657 compared to $21,195 for the same period of fiscal 1995, an increase of $1,462, or 6.9%. As a percentage of sales, general and administrative expenses decreased from 7.8% to 7.6%. In fiscal 1995, general and administrative expenses included a pre-tax charge of $2,852 related to an increase in the allowance for doubtful accounts taken to establish a reserve for a carpet backing customer who experienced severe financial difficulties. Without this charge, fiscal 1995 general and administrative expenses as a percentage of sales would have been 6.8%. The increase in general and administrative expenses was primarily due to infrastructure expenditures, which included an increased investment in the Company's Management Information System, to support anticipated Company growth.

     Operating income for fiscal 1996 was $38,474 as compared to $28,687 for fiscal 1995, an increase of $9,787, or 34.1%. As a percentage of sales, operating income increased to 12.8% in fiscal 1996 from 10.6% in fiscal 1995. This was primarily due to factors discussed above.

     Total interest expense for fiscal 1996 was $22,773 compared to $22,514 for fiscal 1995, an increase of $259, or 1.2%, due to higher average total debt outstanding.

     The effective income tax rate was 46% and 64% in fiscal 1996 and 1995, respectively. The decrease was primarily due to the effect of nondeductible expenses, including the amortization of goodwill, on higher taxable income in fiscal 1996.

     Net income for fiscal 1996 was $8,102 compared to net income of $1,936 for fiscal 1995, an increase of $6,166, or 318.5%. EBITDA for fiscal 1996 was $54,074 compared to $42,887 for fiscal 1995, an increase of $11,187, or 26.1%. The increase in net income, as well as EBITDA, was primarily due to higher sales volumes and lower average raw material cost partially offset by slightly lower average selling prices, higher manufacturing costs associated with plant shutdowns as a result of the winter ice storms in 1996 and increased selling and general and administrative costs.

  Fiscal 1995 Compared to Fiscal 1994

     Net sales for fiscal 1995 were $271,427 compared to $234,977 for fiscal 1994, an increase of $36,450, or 15.5%. This increase was primarily due to unit volume growth in certain product lines and higher average selling prices. Carpet backing sales for fiscal 1995 were $133,025 compared to $117,791 for fiscal 1994, an increase of $15,234, or 12.9%. This increase was primarily due to higher unit volume due in part to increased market share in both primary and secondary carpet backing as well as higher selling prices as compared to fiscal 1994. Construction and civil engineering product sales for fiscal 1995 were $82,933 compared to $68,706 for fiscal 1994, an increase of $14,227, or 20.7%. This increase was primarily due to a significant growth in sales of geosynthetic products as well as an increase in sales of Fibermesh(R) fibers. Technical textiles sales for fiscal 1995 were $55,469 compared to $48,480 for fiscal 1994, an increase of $6,989, or 14.4%. This increase was primarily due to unit volume growth in the furniture and bedding markets.

     Gross profit for fiscal 1995 was $76,721 compared to $82,672 for fiscal 1994, a decrease of $5,951, or 7.2%. As a percentage of sales, gross profit decreased to 28.3% from 35.2%. This decrease was primarily due to the higher polypropylene costs, offset partially by higher average selling prices. See "-- Introduction."

     Selling expenses for fiscal 1995 were $24,273 compared to $21,815 for fiscal 1994, an increase of $2,458, or 11.3%. This increase was primarily due to increased marketing efforts in the construction and civil engineering products lines as a direct result of increased sales. However, as a percentage of sales, selling expenses decreased from 9.3% to 8.9%.

     General and administrative expenses for fiscal 1995 were $21,195 compared to $17,588 for fiscal 1994, an increase of $3,607, or 20.5%. As a percentage of sales, general and administrative expenses increased from 7.5% to 7.8%. This increase was primarily due to a charge of $2,852 related to an increase in the allowance for doubtful accounts during the fourth quarter of fiscal 1995. The charge was taken to establish a reserve for accounts receivable for a carpet backing customer who experienced severe financial difficulties. The Company believes the reserve provided is adequate for this account to cover any future potential losses and in the opinion of management, no significant future loss of revenue is anticipated.

     Operating income for fiscal 1995 was $28,687 compared to $40,770 for fiscal 1994, a decrease of $12,083, or 29.6%. As a percentage of sales, operating income decreased to 10.6% from 17.4%. This decrease was primarily due to the change in gross profit associated with higher raw material costs.

     Total interest expense for fiscal 1995 was $22,514 compared to $20,011 for fiscal 1994. This increase was due to a higher average total debt outstanding and a higher base rate for the Credit Facility.

     The effective income tax rate for fiscal 1995 was 64.3% compared to 43% for fiscal 1994. The increase was primarily due to the effect of nondeductible expenses, including the amortization of goodwill, on lower taxable income in fiscal 1995.

     Net income for fiscal 1995 was $1,936 compared to $11,420 for fiscal 1994, a decrease of $9,484, or 83%. This decrease was primarily due to increased raw material and interest costs.

LIQUIDITY AND CAPITAL RESOURCES


     To finance its capital expenditures program and fund its operational needs, the Company has relied upon cash provided by operations, supplemented as necessary by bank lines of credit and long-term indebtedness. Cash provided by (used in) operating activities was $17,740 and $18,353 for the nine months ended June 30, 1997 and 1996, respectively, and $31,421 and ($35) for fiscal 1996 and 1995, respectively.



     Cash provided by operating activities for the nine months ended June 30, 1997 consisted primarily of $10,740 earnings before extraordinary item and noncash charges of $14,751, as well as an increase in accounts payable of $9,507, with financed increases in accounts receivable and inventories of $24,762.



     Cash provided by (used in) operating activities in fiscal 1996 and 1995 resulted primarily from net income of $8,102 and $1,936, respectively, after deducting non-cash charges of $20,723 and $17,945 and net working capital changes of approximately $2,596 and ($19,916), for each respective period. The increase in cash provided by operating activities for fiscal 1996 as compared to fiscal 1995 was principally due to fluctuations in net income and the Company's working capital requirements. The changes included reduced inventory and accounts payable balances in 1996 resulting primarily from lower inventory quantities and lower polypropylene costs. The decrease in cash provided by operating activities in fiscal 1995 as compared to fiscal 1994 was principally due to lower net income and fluctuations in working capital requirements. Working capital requirements increased primarily due to increases in accounts receivable, inventory and accounts payable. The increase in accounts receivable results from increased sales over the prior year particularly in certain seasonal product lines. The increases in inventory and accounts payable resulted from the effects of higher polypropylene costs, as well as increased units in finished goods and raw materials. Working capital amounted to $82,945 and $66,802 at June 30, 1997 and 1996, respectively, and $64,077 and $69,039 at
September 30, 1996 and 1995, respectively.

     On February 11, 1997, the Company issued $170,000 aggregate principal amount of 9 1/4% Senior Subordinated Notes due February 15, 2007 (the "Notes"), which represent unsecured obligations of the Company. The Notes are redeemable at the option of the Company at any time on or after February 15, 2002, at an initial redemption price of 104.625% of their principal amount together with accrued interest, with declining redemption prices thereafter. Interest on the Notes are payable semi-annually on February 15 and August 15.


     On November 1, 1996, the Company received net proceeds of approximately $34,000 (after payment of underwriting discounts and commissions and expenses) from the sale of 2,875,000 shares of Common Stock in an underwritten public offering. These proceeds, together with the proceeds received from the issuance of the Notes, were utilized primarily to retire approximately $133,000 of the Company's 12 3/4% Senior Subordinated Debentures due 2002 (the "Debentures"), pay the related call premium and prepayment costs and fees associated with the refinancing of $15,920, pay debt issuance costs of $5,540 and to repay approximately $21,900 of certain outstanding indebtedness under the Company's Fourth Amended and Restated Revolving Credit and Security Agreement, dated as of October 20, 1995, as subsequently amended, among the Company, the lenders party thereto and BankBoston, as agent (the "Credit Facility"). In connection therewith, the Company recorded an extraordinary loss of $11,950 net of tax benefit of $7,481.



     The net proceeds from financing and operating activities were also utilized to fund capital expenditures of $35,253 and to acquire certain assets of the Spartan Technologies division of Spartan Mills for approximately $9,400. Additional capital expenditures planned for fiscal 1997 and 1998 are approximately $15,000 and $40,000, respectively, primarily to expand the capacity of the Company's manufacturing facilities, subject to prevailing market conditions. Capital expenditures in fiscal 1996 and 1995 were approximately $34,200 and $13,300, respectively.



     The Credit Facility provides for potential borrowing capacity of up to $85,000 and is comprised of term loan borrowings of $45,000 and a revolving credit loan portion (the "Revolver") of up to $40,000. The term loan balance at March 31, 1997 was $25,000, of which $10,000 is payable in 1999 and $15,000 is payable in 2000. The Lenders under the Credit Facility are BankBoston, Sanwa Business Credit Corporation and South Trust Bank of Georgia, N.A. The Revolver provides for availability based on a borrowing formula consisting of 85% of eligible accounts receivable and 50% of eligible inventory, subject to certain limitations and reserves. These reserves include the remaining balance due under the Debentures of approximately $7,400. At June 30, 1997, the maximum amount available for borrowing under the Revolver was $27,477. The Credit Facility expires on October 1, 2001.



     The Credit Facility permits borrowings which bear interest, at the Company's option, (i) for domestic borrowings based on the lender's base rate plus .75% (8.5% at June 30, 1997 and 9.0% at September 30, 1996) or (ii) for Eurodollar borrowings, based on the Interbank Eurodollar rate at the time of conversion plus 2.5% or 2.75% for term loan or Revolver advances, respectively (7.6875% to 8.1875% at June 30, 1997 and 8.0938% to 9.25% at September 30,
1996). The Credit Facility provides for borrowings under letters of credit of up to $3,000, which borrowings reduce amounts available under the Revolver. The letters of credit outstanding under the Credit Facility were $197 and $1,892 at June 30, 1997 and September 30, 1996, respectively. The Company is required to pay a .375% fee on the unused portion of the commitment and an agency fee of $150 per annum.



     The Company is currently in the process of renegotiating the Credit Facility, primarily to increase borrowing flexibility, reduce interest costs and extend the term, which is due to expire on October 1, 2001. As part of the renegotiations, effective July 1, 1997, the Lenders agreed to reduce the borrowing rate of the Credit Facility for (A) domestic borrowings from the lender's base rate plus .75% to the lender's base rate and (B) the term loan and Revolver advances from the Interbank Eurodollar rate plus 2.75% or 2.50% to 2.00% or 1.75%, respectively.



     At June 30, 1997, the Company's total outstanding indebtedness amounted to $210,059. Such indebtedness consists primarily of borrowings under the Credit Facility of $27,126, $170,000 aggregate principal amount of the Notes, $7,403 aggregate principal amount of the Debentures and an outstanding capital lease obligation of $4,242 dated as of May 28, 1996. Cash interest paid during the nine months ended June 30, 1997 and 1996 was $15,657 and $21,125, respectively, and during fiscal 1996, 1995 and 1994 was $23,176, $22,334 and $19,787, respectively.



     Based on current levels of operations and anticipated growth, the Company's management expects cash from operations to provide sufficient cash flow to satisfy the debt service requirements of the long-term obligations, including the Credit Facility and lease agreements, permit anticipated capital expenditures and fund the Company's working capital requirements for the next twelve months.


INFLATION AND SEASONALITY

     The Company does not believe that its operations have been materially affected by inflation during the three most recent fiscal years. While the Company does not expect that inflation will have a material impact upon operating results, there is no assurance that its business will not be affected by inflation in the future.

     The Company's sales and income from continuing operations have historically been higher in the third and fourth quarters of its fiscal year. While sales and operating income in the carpet backing and technical textiles product lines are not greatly affected by seasonal trends, sales and operating income of construction and civil engineering products are lower in the first and second quarters of any given fiscal year due to the impact of adverse weather conditions on the construction and civil engineering markets. Consequently, as sales and operating income from construction and civil engineering products continue to increase as a percentage of the Company's total sales, the seasonality of these products' sales will affect total sales and quarterly operating results of the Company to a greater degree.

RECENT ACCOUNTING PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standard Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" which is effective for the Company's fiscal year ending September 30, 1997. SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The Company will account for stock-based compensation awards under the provisions of Accounting Principles Board Opinion No. 25, as permitted by SFAS No. 123. In accordance with SFAS No. 123, beginning in the fiscal year ending September 30, 1997, the Company will make pro forma disclosures relative to stock-based compensation as part of the accompanying footnotes to the consolidated financial statements.

     In March 1997, the FASB issued SFAS No. 128, "Earnings Per Share." This new standard requires presentation of both basic and diluted earnings per share ("EPS") on the face of the statements of operations and requires a reconciliation of the numerators and denominators of basic and diluted EPS calculations. This statement will be effective for the Company's first quarter 1998 consolidated financial statements. The adoption of this statement is not expected to have a material impact on the Company's consolidated financial statements.

                                    BUSINESS

THE COMPANY

     The Company is one of the world's leading producers of polypropylene fabrics and fibers for the home furnishing, construction, environmental, recreational and agricultural industries. The Company manufactures and sells more than 2,000 products in over 65 end-use markets. The Company believes that it is the second largest producer of carpet backing in the world and is the largest producer of synthetic fiber additives for concrete reinforcement through its Fibermesh(R) line of products. SI also produces polypropylene products for the geotextile and erosion control markets and is a leader in designing innovative products for specialty applications. The Company's products are engineered to meet specific customer criteria such as strength, flexibility, resistance to sunlight and water/air permeability. The Company aims to compete in markets in which it can be the primary or secondary provider of such products, with over 93% of its products meeting this criterion. The Company's consolidated sales have grown from $196 million in fiscal 1992 to $300 million in fiscal 1996.

     The Company's products are sold along three principal product lines: carpet backing, construction and civil engineering products, and technical textiles. The Company has a worldwide presence in carpet backing, a woven fabric used in all modern tufted carpets, and is one of the two leading manufacturers in the U.S. that produce a broad range of primary and secondary carpet backing. Carpet backing accounted for approximately 49% of the Company's fiscal 1996 sales. The Company's construction and civil engineering products are its fastest growing product line and include fiber additives for concrete reinforcement and environmental and geotextile products used in roadways, landfills and building sites to stabilize soils and control erosion. The Company's sales to the construction and civil engineering market have grown from approximately $35 million in fiscal 1992 to approximately $97 million in fiscal 1996. These products represented approximately 32% of the Company's total sales in fiscal 1996, up from approximately 18% of total sales in fiscal 1992. The Company's technical textile products are comprised of specialty fabrics, industrial yarns and fibers used in diverse applications such as filtration (e.g., wastewater treatment, air filtration and bauxite mining), agriculture (e.g., shade cloth and ground cover) and recreation (e.g., swimming pool covers and trampoline mats). These products are highly engineered to meet niche customer applications and represented approximately 19% of fiscal 1996 sales. The Company's products are principally sold through direct sales to customers by the Company's sales force and through a broad network of distributors located across North and South America, Europe and the Pacific Rim.

     Management believes that the Company has a reputation in its markets as a high quality, cost-efficient manufacturer. The Company is committed to maintaining its market leadership and reputation for innovation through capital investment in facilities and state-of-the-art equipment, by hiring and training skilled employees and through process control standards and productivity improvements. SI invested approximately $113 million in capital improvements in its facilities and equipment during the five year period ended September 30, 1996, including the completion in August 1996 of a major $35 million, 130,000 square foot expansion of its largest manufacturing facility. Based on existing product prices and demand, this expansion should increase the Company's sales by as much as $30 million for fiscal 1997. The Company anticipates that ongoing maintenance capital expenditures will be less than $5 million per year. Additional capital expenditures, if any, will be focused on expansion opportunities, subject to market conditions. The Company is one of the largest independent consumers of polypropylene in the world. The Company also believes its position as a vertically-integrated manufacturer -- performing each step in the conversion of polypropylene into value-added end products -- provides a competitive advantage by allowing the Company to manufacture high quality products to customer's specifications, while controlling manufacturing costs.

     The Company's principal business strategy is to leverage its market presence in its core businesses into additional growth while maintaining its market position as a high quality, cost-efficient manufacturer. The primary components of this strategy are to expand penetration of existing markets, develop innovative products, strengthen market position in carpet backing, continue to improve manufacturing efficiencies and expand manufacturing capacity and pursue strategic acquisitions.

HISTORY

     The Company was founded in 1969 to produce polypropylene-based primary carpet backing. Following the acquisition of the Company in 1976 by a group of private investors, the Company diversified into the manufacture and sale of polypropylene-based industrial fabrics and specialty yarns. Between 1981 and 1983, the Company entered the construction and civil engineering products market, initially by manufacturing woven geotextiles and later through its introduction of Fibermesh(R) fibers for concrete reinforcement. In 1985, the Company added secondary carpet backing to its product offerings. In fiscal 1991, the Company purchased a technical synthetic fabrics operation located in Gainesville, Georgia, from Chicopee, a subsidiary of Johnson & Johnson (the "Chicopee Acquisition"). In addition to broadening the Company's line of geosynthetic products, the acquisition gave the Company access to new markets for high performance geotextiles. As a result of improved fiber technology and increased fiber manufacturing capabilities, the Company opened its sixth facility, the nonwoven geotextile plant in Ringgold, Georgia in 1992, enabling the Company to offer a full line of geotextile products.

     On February 27, 1997, the Company acquired certain assets of the Spartan Technologies division of Spartan Mills. The assets will be used primarily in the manufacturing of nonwoven fabrics used in the geotextile and furniture and bedding markets.

     The Company was acquired by the Partnership in December 1986. Immediately prior to the completion of the Common Stock Offering, all of the issued and outstanding capital stock of the Company was owned by the Partnership. SI Management L.P. (the "General Partner") is the sole general partner of the Partnership. Synthetic Management G.P. is the sole general partner of SI Management L.P. By virtue of these relationships, Synthetic Management G.P. controls the management and affairs of the Partnership and, therefore, the Company. See "Certain Relationships and Related Transactions."

     On November 1, 1996, the Company sold 2,875,000 shares of Common Stock in the Common Stock Offering. The net proceeds to the Company from the sale (after payment of underwriting discounts and commissions and expenses) were approximately $34 million. Immediately following the Common Stock Offering, the Partnership owned 5,781,250 shares of Common Stock, or approximately 67% of the issued and outstanding shares of Common Stock. Employees, officers and directors have been granted options to purchase an additional 6.9% of Common Stock on a fully diluted basis. See "The Company," "Principal Stockholders" and "Certain Relationships and Related Transactions."

INDUSTRY OVERVIEW

     The Company manufactures polypropylene fiber, most of which it consumes internally to manufacture its products. Polypropylene fiber is the second largest polymeric material used in synthetic fabrics, representing approximately 30% of the total U.S. synthetic fiber market, behind polyester and ahead of nylon. According to the Society for the Plastics Industry ("SPI"), total domestic production of polypropylene fiber was approximately 3 billion pounds in 1995 and grew at an annual rate of approximately 9.3% per year in the period from 1993 to 1995.

     The Company believes it is one of the largest manufacturers of polypropylene fiber in the U.S. with approximately 8% of total domestic output. The top ten manufacturers of polypropylene fiber in the United States generate approximately 70% of the annual domestic output of polypropylene fiber. Most of the large producers of polypropylene fiber, including the Company, are vertically integrated, converting polypropylene into fiber which can be used to manufacture fabrics or can be sold directly to other manufacturers. These large producers often have significant shares of the markets in which they compete, such as the Company's share of the primary and secondary carpet backing markets and concrete fiber reinforcement market.

     Most of the products manufactured by the Company are woven and nonwoven polypropylene fabrics. Woven polypropylene fabrics are produced by weaving narrow tapes of slit film, which are made by extruding polypropylene into long sheets. Such fabrics are characterized by high strength to weight ratios. All of the Company's carpet backing products and approximately 42% of its civil engineering products are woven polypropylene fabrics. Nonwoven polypropylene fabrics are produced by mechanically interlocking fibers with barbed needles. Several of the Company's technical textile products and 58% of its civil engineering products, principally for waste containment, roadway and building site applications, are nonwoven polypropylene fabrics.

     Approximately 45% of the polypropylene fiber manufactured by the Company is used by the Company to make carpet backing. The Carpet and Rug Institute ("CRI") estimates that 1996 U.S. shipments of primary polypropylene carpet backing were approximately 1.72 billion square yards. The Company believes that 1996 U.S. shipments of secondary polypropylene carpet backing were 1.63 billion square yards, or approximately 95% of primary carpet backing shipments. According to CRI, growth of total domestic primary carpet backing shipments averaged 2.8% in the period from 1993 to 1996. The growth rate of the Company's primary and secondary carpet backing shipments has generally exceeded that of the market, with an average annual increase in shipments of 8% for the period from fiscal 1993 to fiscal 1996.

     Approximately 33% of the polypropylene fiber manufactured by the Company is used to make construction and civil engineering products, of which approximately 22% and 11% are geotextiles and concrete reinforcing fibers, respectively. According to Industrial Fabrics Association International, approximately 414 million square yards of woven and nonwoven geotextiles were shipped domestically in 1995 for the civil engineering fabric market. According to industry sources, domestic shipments of woven and nonwoven geotextiles are expected to grow at an average annual rate of approximately 6% over the next five years. The growth rate of the Company's civil engineering product lines has outpaced that of the market with average annual growth in shipments of 27% for the period from fiscal 1994 to fiscal 1996. In addition, the Company believes that its Fibermesh(R) products currently have a 65% share of the fiber reinforced concrete market. Fibermesh(R) concrete reinforcing fiber shipments grew at an average annual rate of 8% for the period from fiscal 1994 to fiscal 1996.

     Approximately 22% of the polypropylene fiber manufactured by the Company is used to make technical textiles. The technical textiles market consists of a large number of relatively stable product lines with annual sales in each product line of approximately $10 million to $12 million. The Company expects to generate growth in its technical textiles sales through new products such as building product components and nonwoven furniture construction fabrics.

BUSINESS STRATEGY

     The Company's goals are to maintain steady growth in its core business, develop innovative and value-added products to expand its product lines, penetrate new international markets, and continue to create new high margin niche products out of engineered fabrics and fibers. The Company seeks to be the leading or second supplier in its chosen markets by delivering high-quality products at competitive prices. Key elements of the Company's strategy to achieve these goals are:

  Expand Penetration of Existing Markets

     The Company is committed to expanding sales in markets where it currently has a leadership position by increasing market penetration through the offering of a broader product line to meet its customers' varied needs and by expanding its customer base. The Company is pursuing this goal through (i) the expansion of geographical coverage of its sales effort; (ii) the development of applications-oriented marketing efforts that focus on the Company's product solutions as alternatives to traditional industry practices; (iii) increased customer acceptance of its products created through stringent quality standards and industry accreditation for its test labs; and (iv) the use of in-house technical consultants to educate industry leaders as to the cost savings offered by the Company's products as compared to traditional solutions.

     The Company believes that it has significant expansion opportunities for its existing products. The Company is developing comprehensive marketing efforts to increase sales of its products in existing markets and to penetrate new domestic and international markets, particularly Europe and the Pacific Rim, by increasing awareness of its products among existing and potential customers. The Company focuses on education of its customers' engineering support personnel, advertising and application-oriented marketing efforts as it seeks to expand acceptance of its products. The Company has experienced success with this strategy, as evidenced by the growth of its civil engineering product line for which sales have increased from $31.4 million in fiscal 1994 to $55.4 million in fiscal 1996. Within this product line, the Company has focused on the roadway and building site, erosion control and waste containment sectors. Among the Company's other products, nonwoven geotextile sales to the roadway and building site markets have grown from $12.5 million in fiscal 1994 to $19.2 million in fiscal 1996.

     The Company has also expanded its presence in international markets primarily through additional distribution arrangements, increased marketing efforts focused primarily on major international construction projects and the expansion of its international sales force. As a result, total international sales increased from $25.0 million in fiscal 1994 to $33.3 million in fiscal 1996.

  Develop Innovative Products

     The Company seeks to develop innovative products and modify existing products in response to specific customer needs and to establish new markets through the development of novel applications for its existing products. By increasing its expenditures for research, product development and marketing, the Company believes it will be able to capitalize on its manufacturing strengths and distribution network to introduce new value added products and extend product lines to complement its existing product base. For example, within the Company's Fibermesh(R) product line, a specially designed Fibermesh(R) MD product provides after-crack strength retention to concrete, thus mitigating immediate failure of the concrete. Since its introduction in 1991, sales of Fibermesh(R) MD have grown to $26.5 million in fiscal 1996.

     The redesign and enhancement of its core products have also resulted in the development of high strength geotextiles and the Company's building material products. These developments utilize existing weaving technology to permit construction over extremely weak soils and to replace fiberglass in certain construction applications such as wallboard. The Company's soil reinforcement fibers are used in roadway construction and maintenance and its biotechnical composite three dimensional mats enable vegetation to be grown on steep slopes and in high-flow water channels. The Company believes that these products are environmentally friendly, aesthetically pleasing and low-cost alternatives to crushed rock. The Company has also developed a new line of products that are manufactured using the same production techniques as nonwoven geotextiles but are used as vinyl substrates and spill control products.

  Strengthen Market Position in Carpet Backing

     The Company intends to increase its carpet backing market share through (i) continued capital investment in state-of-the-art equipment for additional carpet backing production capacity, (ii) expansion of sales in the growing commercial carpet sector of the domestic market and (iii) the continued development and strengthening of its relationships with key customers. The Company's sales of primary and secondary carpet backing have grown from $117.8 million in fiscal 1994 to $146.5 million in fiscal 1996. To support this growth, beginning in fiscal 1994, the Company introduced a new production initiative supported by capital expenditures in each of fiscal 1994, 1995 and 1996. Recent expenditures include investments to expand capacity and improve production output through installation of state-of-the-art equipment, including the Company's 88 loom, $35 million expansion at its largest manufacturing facility completed in August 1996 that has increased the Company's current capacity in carpet backing by approximately 16.0%.

     Despite the Company's recent strong growth, customer demand for the Company's products has exceeded capacity. The Company believes it is well positioned, based upon its relationships with its customers, the quality of its products and its planned expansion in manufacturing capacity, to gain market share. While the Company estimates that its share of the domestic residential carpet backing market is 25%, in the growing commercial carpet segment of the U.S. market, which currently represents approximately 25% of the total U.S. carpet market, its share is less than 10%.

     The Company has successfully cultivated long-term relationships with key customers, which include nine of the top ten largest carpet manufacturers in the world. The Company's success in developing and strengthening its relationships with these and other key customers is attributable to its commitment to product quality, dedication to customer technical service and sensitivity and responsiveness to changing customer needs.

Continue to Improve Manufacturing Efficiencies and Expand Manufacturing Capacity

     The Company is committed to implementing improvements throughout its manufacturing system that will increase product volume and lower costs. The Company's product design teams continuously seek to incorporate new operating capabilities that enhance or maintain performance specifications while lowering the cost of manufacturing its products. State-of-the-art equipment, much of which has been developed with direct input from internal engineers, has been modified and installed to exceed manufacturing processing specifications, to continuously measure process parameters and to maintain very narrow tolerances, resulting in less product variation. As a result, the Company has been able to improve its manufacturing processes to utilize less labor and material and produce higher quality fabrics. In addition, the Company maintains a human resource program aimed at capturing productivity gains through team building, formal training and employee empowerment.

     The Company also believes that its sales are enhanced as a result of its reputation for quality control and process improvement (especially in markets where product reliability is critical, such as waste containment). For example, the Company was the first geosynthetic manufacturer to have its own test laboratories accredited by the Geosynthetic Research Institute which assures that a quality system and laboratory infrastructure is in place to perform specific tests required in the industry.

     The Company believes that increasing manufacturing capacity at its existing plants will provide the capability to gain market share in its current markets and to continue to expand into new markets. The Company has invested approximately $113 million in capital improvements and new facilities during the five year period ended September 30, 1996 and continuously evaluates opportunities to expand its existing production capacity, add new capabilities and enhance production technologies. Specifically, in response to opportunities in the nonwoven market, the Company constructed a state-of-the-art nonwoven facility in 1992 which management believes to be one of the largest such facilities in the United States. This facility today generates sales exceeding $35 million per year as its products support the geotextile, furniture and building materials markets. The Company's recently completed $35 million capital expenditure will increase capacity for carpet backing and woven geotextile production, thus expanding the Company's market base and should increase consolidated sales over the next twelve months by a projected $30 million. Included in this expansion is a 130,000 square foot building addition to the Company's largest manufacturing facility, 88 new looms and related equipment to support these looms. The Company plans to continue to spend additional capital to increase its manufacturing capability for primary and secondary carpet backing, and woven and nonwoven geotextiles, subject to prevailing market conditions.

  Pursue Strategic Acquisitions

     The Company is continually evaluating the potential acquisition of companies, technologies or products which will complement its existing product lines and manufacturing and distribution strengths. Acquisition opportunities will be evaluated based on the strategic fit, the expected return on capital invested and the ability of management to improve the profitability of acquired operations through cost reductions and other synergies with existing operations.

PRODUCTS

     The Company develops, manufactures and sells a wide array of polypropylene-based industrial fibers and fabrics along its three principal product lines: carpet backing, construction and civil engineering, which comprises environmental/geotextile products and concrete reinforcement products, and technical textiles. The Company manufactures five basic yarn and fiber types, from which approximately 2,000 products are manufactured to serve in excess of 65 end-use markets. The Company aims to compete in markets in which it can be the primary or secondary provider of such products, with over 93% of its products meeting this criterion. Although end-use applications are diverse, the Company has been able to leverage its manufacturing expertise to introduce new products that often define industry standards. Through research, internal developments, marketing and acquisitions, the Company has developed or acquired new technologies to capitalize on a broad range of new niche product opportunities, enabling it to expand beyond its traditional primary carpet backing business. Since 1981, the following product lines have been added to the Company's portfolio: filtration, specialty yarns, geotextiles, Fibermesh(R) concrete reinforcing fibers, secondary carpet backing, staple fibers, erosion control fibers, soil reinforcing fibers and high performance wovens and nonwovens. This diversification has contributed to average annual sales increases of 23.4% for the period from fiscal 1987 to fiscal 1991 and 9.8% for the period from fiscal 1992 to fiscal 1996.

  Carpet Backing

     Carpet backing is the Company's oldest and largest product line. Carpet backing represented approximately 50.1%, 49.0% and 48.9%, or $117.8 million, $133.0 million and $146.5 million of the Company's fiscal 1994, 1995 and 1996 net sales, respectively. The technology utilized in the Company's carpet backing business has provided the basic woven fabric technology for the Company's other product lines. For example, certain geotextiles, agriculture fabrics and furniture construction fabrics are woven on the same looms used to weave carpet backing.

     The Company's carpet backing product line consists of woven primary and secondary fabrics in a variety of styles and widths that are manufactured from polypropylene raw materials. Primary carpet backing is a tightly woven material into which carpet yarn is tufted in the manufacture of broadloom floorcoverings. Secondary carpet backing, which forms the base of the carpet, is the coarser woven fabric that is laminated to the back of tufted broadloom to insure both carpet integrity and dimensional stability. The Company produces a broad range of primary and secondary backing.

     The Company believes it is the second largest producer of carpet backing in the United States, where carpeting is the most popular floor covering material. The total market for carpeting in the United States has grown approximately 4% per year over the past decade. In recent years, the growth rate of the Company's carpet backing sales has generally outpaced that of the market due to the Company's ability to gain market share. Management believes that the Company's growth rate has been limited by its production capacity.

  Construction and Civil Engineering

     The Company's construction and civil engineering division has two distinct product lines: environmental and geotextile products and concrete reinforcement fibers. Construction and civil engineering has achieved rapid growth since 1993 when the Company enhanced its channels of distributions for Fibermesh(R) and expanded into production of nonwoven geotextiles. Construction and civil engineering products represented approximately 29.3%, 30.6% and 32.4%, or $68.7 million, $82.9 million and $97.0 million of the Company's fiscal 1994, 1995 and 1996 net sales, respectively. Within this product line, geotextile products principally serve the environmental market, with end uses such as landfill containment and stabilization, erosion control and soil stabilization, separation and reinforcement. The construction market includes subbase reinforcement and stabilization for highway and commercial construction and reinforcement of conventional and pre-cast concrete. Growth in sales in the environmental/geotextiles sector for the period fiscal 1993 to fiscal 1996 averaged 48.3% annually. Fibermesh(R) concrete reinforcing fiber sales grew at an average annual rate of 10.5% for the period from fiscal 1993 to fiscal 1996.

     Environmental/Geotextile Products. The Company's environmental/geotextile product line consists of erosion control fabrics, geotextiles, and soil fibers. These products control erosion and capture sediment; provide filtration, separation and reinforcement of soils; improve engineering properties of native soils; protect landfill liners; and extend pavement life. The specifications of the Company's geosynthetic fabrics and fibers vary depending on specific site conditions, including such factors as slope angles, water flow velocities, climate, runoff, soil profile and ultimate land use. The Company's geosynthetic products generally comply with state agency guidelines pertaining to geosynthetic products issued to date.

     The Company produces a variety of nonwoven geotextiles for use in landfill construction, asphalt roadway construction and drainage systems. The Company's woven geotextiles are typically used in road and building construction to form a separation barrier between unstable soils and aggregate foundations. The Company's LANDLOK(R) erosion control products are used in water runoff channels and in areas of exposed soil and shoreline erosion. These products hold the soil in place, while allowing and supporting vegetative growth. LANDLOK(R) products are an environmentally friendly and aesthetically pleasing alternative to rock or concrete erosion control methods.

     The Company has developed a strong market position in environmental/geotextile products on the basis of sales growth and engineering strengths. The Company believes it is now the fastest growing supplier of geotextiles to this market, and has the broadest environmental/geotextile product line in North America.

     Environmental and economic concerns have contributed to an increase in government mandates as well as industry practices to control surface runoff and soil erosion and improve water quality. Geotextiles tend to be more durable, easier to use, and more cost effective as compared to similar products made of conventional materials. In highly populated urban areas with high concentrations of roads and buildings the need for good conservation practices is becoming increasingly acute. The Company believes that this market will continue to expand as environmental concerns continue to grow, thereby increasing demand for the Company's products. The Company believes its strength as a cost-effective manufacturer of geotextiles will allow it to continue to increase sales of current products, and introduce new products to this market.

     Concrete Reinforcement. The Company pioneered the concept of using polypropylene fibers as a secondary reinforcement for concrete and developed and introduced Fibermesh(R) to the concrete industry in 1983. The Company believes that its Fibermesh(R) products have a 65% share of the fiber treated segment of the concrete industry. All concrete reinforcement fibers, including Fibermesh(R), have only approximately 9% penetration of the total concrete industry. Growth in this market will be based on increased acceptance of the use of synthetic fibers for concrete reinforcement as a replacement for conventional wire mesh. The Company estimates that 250 million cubic yards of concrete poured annually in the United States could potentially benefit from the use of Fibermesh(R) fibers.

     The addition of Fibermesh polypropylene fibers to the concrete mixture gives the concrete greater crack resistance and improved impact strength. Primary applications for fiber reinforced concrete are commercial and residential slabs, precast pipe and other products, shotcrete installations, and whitetopped highways. Fibermesh(R) provides a cost-effective replacement for the nonstructural wire mesh traditionally used in concrete construction and improves the concrete's durability. Fibermesh(R) complies with construction guidelines and specifications issued by all of the national building code associations. Of the three synthetic fiber types used in fiber reinforced concrete, polypropylene is recognized for its superior properties over nylon and polyester. Fibermesh(R) is sold in fibrillated, monofilament and multi-denier designs, the latter of which is protected by a U.S. patent.

  Technical Textiles

     Technical textiles produced by the Company are products and systems that offer high performance solutions for niche markets. Technical textiles represented approximately 20.6%, 20.4% and 18.7%, or $48.5 million, $55.5 million and $56.0 million of the Company's fiscal 1994, 1995 and 1996 net sales, respectively. Technical textiles are sold to several niche markets, including the furniture, filtration, agricultural and recreational industries, and each product in those markets generally accounts for $10 to $12 million or less in sales. The Company's technical textile products are generally differentiated on the basis of product uniqueness, quality and service rather than price.

     The Company's technical textiles consist of specialty fabrics, industrial yarns and fibers. The specialty fabrics are manufactured in a variety of widths, weights, permeability ranges and dimensional configurations primarily from polypropylene and, to a minor extent, other synthetic fibers. Customers use these fabrics to manufacture products used in diverse applications such as filtration (e.g., bauxite mining, wastewater treatment, electrostatic-air filters and chemical separation), agriculture (e.g., shade for foliage protection and environmental screening), and recreation (e.g., swimming pool covers and trampoline mats).

     The Company also sells its industrial yarns and fibers directly to weavers, knitters, and non-woven manufacturers who produce niche market products, such as automobile upholstery, coat linings, geotextiles, air filters and water filtration media.

     Recent product line repackaging has created new business programs for the Company, which programs are currently in the new product launch phase. These programs include professional landscaping products, livestock maintenance fabrics and building product components.

MARKETING AND SALES

     Carpet Backing. The Company sells its carpet backing products to 91 customers in the carpet industry, most of whom are carpet manufacturers located in the United States. In fiscal 1996, the Company's ten largest carpet backing customers accounted for approximately 78% of its total net sales to the carpet industry. In fiscal 1996, sales to Shaw, the Company's largest customer, accounted for approximately 36% of net carpet backing sales and approximately 18% of the Company's total net sales. Shaw is estimated to have 27% of the United States carpet market.

     The Company's carpet backing products are sold primarily through the Company's sales force that is directed from a central sales office in Calhoun, Georgia. All of the sales managers have significant industry experience and monitor ongoing product requirements, styling changes and competitive trends affecting their customers.

     Construction and Civil Engineering. The Company's geosynthetic products are sold primarily in North America to regional and national distributors, installers of landfill liners and various governmental transportation departments, port authorities and waterway commissions. In fiscal 1996, the ten largest geosynthetic product customers accounted for approximately 30% of the Company's total net sales in this product line.

     The Company's geosynthetic products are marketed by full-time salespeople with expertise in civil engineering and agronomy who are directed from a central office in Chattanooga, Tennessee. These salespeople, along with a technical support staff at Company headquarters, provide design and field engineering services to customers. They also are integral to the process of obtaining required governmental permits for use of the products by end-users. In addition, the Company has an ongoing marketing communications program to build awareness of product capabilities and expand interest in and use of geotextiles.

     Fibermesh(R) is sold through a direct sales force to ready-mix concrete companies and precast concrete product manufacturers located primarily in the United States and the United Kingdom. The Fibermesh(R) sales force operates out of divisional offices in Austin, Texas, Denver, Colorado, Chattanooga, Tennessee and Chesterfield, England. In addition, Fibermesh(R) is sold through a contract with Master Builders, Inc., a construction industry product distributor. Other construction industry product distributors market Fibermesh(R) in over 50 foreign countries. In fiscal 1996, the ten largest Fibermesh(R) customers accounted for approximately 12% of the Company's total net sales of Fibermesh(R).

     Technical Textiles. The Company sells its specialty fabrics to a diverse group of approximately 400 manufacturers located primarily in North and Central America and the Pacific Rim countries. The Company sells its industrial yarns and fibers to a diverse group of approximately 100 manufacturers located in North America and Europe. In fiscal 1996, the Company's ten largest technical textile customers accounted for approximately 26% of the Company's total net sales of technical textiles. The Company's technical textiles are marketed by salespersons through sales offices in Gainesville, Ringgold and Calhoun, Georgia and Chesterfield, England.

COMPETITION

     The markets for the Company's products are highly competitive. In the manufacture and sale of carpet backing, which represented approximately 49% of the Company's total net sales for each of fiscal 1996 and 1995, the Company competes primarily with Amoco, and, to a lesser extent, Wayn-Tex Inc. and certain other companies. Amoco has the dominant position in the carpet backing market worldwide. In the United States, only the Company and Amoco produce a broad range of primary and secondary carpet backing in a variety of styles and widths. The Company competes in the carpet backing market primarily on the basis of quality, availability, service, price and product line variety, providing carpet manufacturers with a reliable alternative source of supply to Amoco.

     In the manufacture and sale of the Company's other products, the Company generally competes with a number of other companies, some of which are significantly larger and have substantially greater resources than the Company. The Company's primary competitors in the construction and civil engineering market are Amoco and Nicolon Corporation with respect to geotextiles, North American Green, Inc. with respect to environmental and erosion control products, and W.R. Grace & Co., which markets but does not manufacture concrete reinforcement fibers, with respect to concrete reinforcement. The Company competes in the concrete reinforcement fiber market primarily on the basis of product design and technical service. In some applications, Fibermesh(R) also competes with welded wire fabric on the basis of product performance and cost. The Company competes in the construction and civil engineering market on the basis of product line breadth and quality, price, and the custom design, engineering and other services it provides to customers. With respect to technical textiles, competitors vary depending upon the specific market niche. The Company competes in each segment of the technical textiles market primarily on the basis of service, quality, innovation and product line variety.

     The pricing policies of the Company's competitors have at certain times in the past limited the Company's ability to increase the prices or caused the Company to lower the prices of certain of its products. See " -- Products,"
" -- Marketing and Sales" and " -- Raw Materials".

MANUFACTURING PROCESS

     Polypropylene, a chemically inert plastic derived from petroleum, is the basic raw material used in the manufacture of substantially all of the Company's products. SI believes it is a technological leader in the conversion of polypropylene into woven and nonwoven polypropylene products. The expertise of the Company's research and development and marketing staff has enabled the Company to develop innovative products, frequently in response to specific customer needs.

     Woven fabrics are produced by interlacing thousands of strands of extruded yarn at right angles to one another. The manner in which the yarn is interlaced determines the type of weave. Woven fabrics are characterized by strength and dimensional stability. The Company's woven fabric products include primary and secondary carpet backing, geotextiles, erosion control fabrics, and specialty fabrics for the filtration, recreational, construction and agricultural markets.

     Nonwoven fabrics are produced by first stacking several layers of webbed short length fibers and then entangling the layers by punching barbed needles through the layers. Nonwoven fabrics provide extensibility without rupture and dimensionality. The Company's nonwoven fabric products include geotextiles, erosion control fabrics, furniture and bedding construction fabrics, and spill control fabrics.

     The Company believes that it has state-of-the-art manufacturing capability in both its woven and nonwoven product lines and is one of the most cost-efficient producers in the markets in which it participates. The Company's three primary manufacturing processes are extrusion, weaving and needlepunching.

     Extrusion. Much of the Company's expertise has been developed in its extrusion processes. Many of the product's specification properties are created by engineering the polymeric raw materials during the extrusion process. In addition to yarns and fibers for conventional end-uses, the Company has also developed value-added products through the use of additives including those which resist sunlight degradation. The Company owns and operates one of the world's largest polypropylene staple fiber lines. Most of the Company's extruded products are consumed internally and become value-added woven and nonwoven fabrics, but some are sold to weavers, knitters, nonwovens producers and convertors.

     Weaving. The yarns produced in the Company's extrusion and yarn spinning operations are woven on looms to produce the wide variety of fabrics that the Company sells through all of its marketing divisions. Fabric properties are engineered to industry specifications by altering constituent yarns and weave patterns. Looms are generally interchangeable to weave carpet backing, geotextiles and certain agricultural fabrics. The breadth of the Company's woven product offerings was enhanced by the Chicopee Acquisition.

     Needlepunching. In 1993, the Company constructed a state-of-the-art needlepunched nonwovens fabric facility. This modern plant produces a new generation of engineered cost-effective fabrics for the geotextile, furniture construction and chemical spill cleanup markets. In February 1997, the Company acquired certain assets of the Spartan Technologies division of Spartan Mills to be used primarily in the manufacturing of needlepunched nonwoven fabrics used in the geotextile and furniture and bedding markets.

     The Company maintains a complete rigorous quality control program centered around statistical process control and customer key measures. Each stage of the process from the raw material to the final product is monitored using standard procedures and test methods which satisfy the quality control standards established by the International Standards Organization.

     The Company's production equipment is capable of manufacturing a variety of woven and nonwoven polypropylene products. This versatility enables the Company to alter the product mix within its woven and nonwoven product lines in response to market demand or to take advantage of specific profit opportunities.

     The Company's plants are run on a continuous 24-hour per day basis, seven days a week, 350 days per year. Orders are typically filled from inventory.

RESEARCH AND DEVELOPMENT

     The Company's research and development is focused primarily on development and as such the Company engages in product design, development and performance validation to improve existing products and to create new products. The Company expended approximately $2.0 million (approximately 0.7% of sales) and $1.9 million (approximately 0.7% of sales) on Company-sponsored research and development activities in fiscal 1996 and fiscal 1995, respectively. As part of a recently completed strategic review, the Company expects to increase research and development expenses in fiscal 1997 to approximately $5.2 million.

INTERNATIONAL OPERATIONS

     The Company conducts its foreign sales operations through subsidiaries in Europe and a network of distributors worldwide. In fiscal 1996, the aggregate sales (principally of construction and civil engineering products) by such foreign subsidiaries and marketing divisions were approximately $5.5 million. International sales from United States operations in fiscal 1996 were $27.8 million. Total international sales were 9.3% of consolidated net sales.

RAW MATERIALS

     Polypropylene, which is a petroleum derivative, is the basic raw material used in the manufacture of substantially all of the Company's products. The Company currently purchases polypropylene in pellet form principally from four suppliers, with Fina Oil & Chemical Company being the Company's largest supplier of polypropylene. These purchases are generally made pursuant to long-standing arrangements.

     Polypropylene purchases account for approximately 50% of the Company's cost of sales. Increases in the price of polypropylene without offsetting increases in selling prices could have a significant negative effect on the Company's results of operations and financial condition. The Company believes that the sales prices of its products will adjust over time to reflect changes in polypropylene costs. The Company has not experienced production curtailment due to shortages of polypropylene supply at any time.

REGULATION

     The Company is subject to federal, state and local laws and regulations affecting its business, including those promulgated under the Occupational Safety and Health Act and by the Environmental Protection Agency or similar agencies. Many of the Company's construction and civil engineering products have applications that are subject to building code association guidelines and specifications and highway department guidelines. Obtaining the necessary approvals can delay new product introductions in some areas. Moreover, the enactment of new legislation or the issuance of new guidelines may require the Company to modify its existing geotextile and erosion control fabric products and may also delay the Company's introduction of new geotextiles and erosion control fabric products.

     The Company's expenditures to date in connection with such federal, state and local laws and regulations have not been material to its operations. The Company believes it is currently in substantial compliance with applicable governmental regulations.

ENVIRONMENTAL COMPLIANCE

     The Company is subject to a broad range of federal, foreign, state and local laws and regulations relating to the pollution and protection of the environment. Among the many environmental requirements applicable to the Company are laws relating to air emissions, wastewater discharges and the handling, disposal or release of solid and hazardous substances and wastes. Based on continuing internal review and advice from independent consultants, the Company believes that it is currently in substantial compliance with applicable environmental requirements. A cease-and-desist order was issued by the U.S. Army Corps of Engineers on June 13, 1996, concerning the Chickamauga, Georgia facility and the deposit of filling material into national wetlands without a permit. The Company is working with the Army Corps of Engineers to create an equivalent wetland area. The Company does not anticipate that such order will have a material adverse effect on its operations.

     The Company is also subject to laws, such as the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), that may impose liability retroactively and without fault for releases or threatened releases of hazardous substances at on-site or off-site locations. The Company is not aware of any releases for which it may be liable under CERCLA or any analogous provision.

     Actions by federal, state and local governments in the United States and abroad concerning environmental matters could result in laws or regulations that could increase the cost of producing the products manufactured by the Company or otherwise adversely affect demand for its products. For example, certain local governments have adopted ordinances prohibiting or restricting the use or disposal of certain polypropylene products. Widespread adoption of such prohibitions or restrictions could adversely affect demand for the Company's products and thereby have a material adverse effect upon the Company. In addition, a decline in consumer preference for polypropylene products due to environmental considerations could have a material adverse effect upon the Company.

     Most of the Company's manufacturing processes are mechanical and are therefore considered to be environmentally benign. Polypropylene resins are readily recyclable, and the Company recycles post-industrial waste for certain of the its products. In addition, each of the Company's manufacturing sites has equipment and procedures for reclaiming a majority of internally generated scrap, thus reducing the amount of waste sent to local landfills. As a result, the Company does not currently anticipate any material adverse effect on its operations, financial condition or competitive position as a result of its efforts to comply with environmental requirements. Some risk of environmental liability is inherent, however, in the nature of the Company's business, and there can be no assurance that material environmental liabilities will not arise. It is also possible that future developments in environmental regulation could lead to material environmental compliance or cleanup costs.

PROPERTIES

     The Company operates the following principal domestic manufacturing and distribution facilities. All of the Company's owned properties are subject to liens in favor of the lenders under the Credit Facility.

                                                                       APPROXIMATE
                                                                         SQUARE      OWNED
                                                                       FOOTAGE OF      OR
             LOCATION                       PRINCIPAL FUNCTION          FACILITY     LEASED
             --------                       ------------------         -----------   ------
Chickamauga, Georgia...............  Manufacturing of carpet backing,     738,800     Owned
                                     geotextiles and fibers
Dalton, Georgia....................  Distribution center and multi-       216,000     Owned
                                     product warehouse
Ringgold, Georgia..................  Manufacturing of geotextiles         183,750     Owned
Chattanooga, Tennessee.............  Manufacturing of specialty yarns     126,432     Owned
Alto, Georgia......................  Manufacturing of certain yarns        92,400     Owned
Dalton, Georgia....................  Needlepunching of carpet backing      44,945     Owned
Gainesville, Georgia...............  Manufacturing of certain fabrics     200,000    Leased
Dalton, Georgia....................  Woven, nonwoven and geotextile
124 Keene Street                     warehouse                            185,000    Leased
Dalton, Georgia....................  Geosynthetic products and fiber
120 Keene Street                     warehouse                            168,000    Leased
Chickamauga, Georgia...............  Manufacturing of carpet backing,
Dalton, Georgia                      geotextiles and fibers               143,736    Leased
Cleveland Highway..................  Specialty yarn warehouse             104,827    Leased
Cornelia, Georgia..................  Assembly of certain fabrics           76,000    Leased
Westside, Georgia..................  Carpet backing warehouse              86,440    Leased
Dalton, Georgia
North Dug Gap......................  Carpet backing warehouse              85,000    Leased
Dalton, Georgia....................  Geosynthetic products warehouse       36,000    Leased
Florence
Dalton, Georgia....................  Geosynthetic products warehouse       31,500    Leased
1408 Coronet
Claremont, North Carolina..........  Nonwoven fabrics warehouse            14,000    Leased
Tupelo, Mississippi................  Nonwoven fabrics warehouse            13,500    Leased
Chattanooga, Tennessee.............  Corporate support offices              4,800    Leased
                                                                       -----------
  Total............................                                     2,551,130
                                                                        =========

ORDER BACKLOG

     The Company generally sells its products pursuant to customer orders which are satisfied either out of inventory or by the manufacture and shipment of the product promptly following receipt of an order. Accordingly, the dollar amount of backlog orders believed to be firm is not significant or indicative of the Company's future sales and earnings.

EMPLOYEES

     As of September 30, 1996, the Company employed 2,212 persons in the United States, of whom 458 were salaried employees and the remainder were hourly employees. None of the Company's employees are unionized. The Company has never experienced any strikes and believes its relations with employees to be satisfactory. The Company employs 13 persons in the United Kingdom.

PATENTS AND TRADEMARKS

     The Company owns or is licensed under several United States and foreign patents. While these patents are helpful to the Company's business, it is believed that a loss of patent exclusivity would not be materially adverse to the Company's business.

     The Company has registered several of its trademarks, including FIBERGRIDS(R), FIBERMESH(R) and LANDLOK(R), with the United States Patent and Trademark office and with several foreign trademark offices.

CLAIMS AND LEGAL PROCEEDINGS

     The Company and its subsidiaries are parties to litigation arising out of their business operations. Most of such litigation involves claims for personal injury, property damage, breach of contract and claims involving employee relations and certain administrative proceedings. The Company believes such claims are adequately covered by insurance or do not involve a risk of material loss to the Company.


     The General Partner, Synthetic Management G.P., Leonard Chill, Jon P. Beckman, W. Wayne Freed, Ralph Kenner, W. Gardner Wright, Chill Investments, Inc., Beckman Investments, Inc., Freed Investments, Inc., Kenner Investments, Inc. and Wright Investments, Inc., as defendants, and the Partnership, as a nominal defendant, have been named in two putative class action lawsuits filed by a limited partner of the Partnership on behalf of himself, the other limited partners and the Partnership. In the first action, filed on February 11, 1997 in the Delaware Court of Chancery and amended on June 11, 1997, the plaintiff has alleged, among other things, breach of the defendants' fiduciary duty to achieve the highest possible value for the limited partners in connection with the November 1, 1996 Common Stock Offering of the Company and the Plan by failing to explore alternative transactions that could potentially threaten their positions with and control over the Company and the benefits derived therefrom. The plaintiff seeks, among other things, removal of the General Partner, dissolution of the Partnership, appointment of a receiver, rescission of certain stock option grants and employment agreements and compensatory damages in an undetermined amount. On June 25, 1997, defendants filed a motion to dismiss the amended complaint, which motion is currently being briefed. The second lawsuit was filed in the U.S. District Court of the Northern District of California on May 1, 1997. In connection with a letter sent by the General Partner to the limited partners, the plaintiff has alleged that the defendants have violated federal securities laws by mailing a proxy solicitation to the limited partners without first filing with the Commission, mailing out the solicitation without filing or disseminating a proxy statement and failing to disclose numerous material facts in the solicitation. The complaint seeks an injunction to remedy the alleged violations of securities regulations and a declaratory judgment stating that the defendants violated securities regulations. On May 23, 1997, plaintiff filed a motion for a preliminary injunction. By order dated August 4, 1997, plaintiff's motion was denied. Plaintiff filed a notice of appeal of the August 4, 1997 order on August 15, 1997. The Partnership is a principal stockholder of the Company and certain members of the Company's management control the General Partner. See "Certain Relationships and Related Transactions." The Company is not named as a defendant in either lawsuit and the Company does not believe that the ultimate resolutions will have a material adverse effect on the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

     The following table sets forth certain information concerning each of the executive officers and directors of the Company:


              NAME                 AGE             POSITION AND OFFICES HELD
              ----                 ---             -------------------------
Leonard Chill....................  64    President, Chief Executive Officer and
                                         Director
Joseph F. Dana...................  50    Chief Operating Officer, General Counsel and
                                         Director
Joseph Sinicropi.................  43    Chief Financial Officer and Secretary
W. Wayne Freed...................  61    Vice President -- Market Development
Ralph Kenner.....................  53    Vice President -- Manufacturing
C. Ted Koerner...................  48    Vice President -- General Manager
                                         Construction/ Civil Engineering Products
                                         Group
John Michael Long................  54    Vice President -- General Manager Technical
                                         Textiles Group
William Gardner Wright, Jr.......  68    Vice President -- General Manager Carpet
                                         Backing Division
Robert J. Breyley................  68    Vice President -- Fibermesh(R) Division
Bobby Callahan...................  54    Controller
W.O. Falkenberry.................  54    Vice President -- Human Resources
Richard E. Hingson...............  42    Vice President -- Technical Services
Lee J. Seidler (1)...............  62    Director
William J. Shortt (1)............  72    Director
Robert L. Voigt (1)..............  78    Director


---------------

(1) Member of Compensation Committee and Audit Committee.

     Directors of the Company are elected each year at the annual meeting of stockholders. The Company's officers serve at the discretion of the Board.

     Leonard Chill joined the Company in December 1973 as President and was appointed Chief Executive Officer in 1986. He has been a director since 1986. From 1967 until joining the Company, he held a number of positions with Thiokol Corporation in its Fibers Division, including that of General Manager. Mr. Chill is also the sole director and sole stockholder of one of the general partners of Synthetic Management G.P., the entity which is the sole general partner of the general partner of the Partnership. See "The Company."

     Joseph F. Dana was appointed Chief Operating Officer and General Counsel on July 1, 1997. Prior to joining the Company, Mr. Dana had been engaged in the private practice of law for over twenty years and had been a member of the law firm of Watson & Dana, LaFayette, Georgia, since its formation in 1978, serving as general counsel to the Company since 1987. He has been a Director since 1993.


     Joseph Sinicropi joined the Company in 1995 as Chief Accounting Officer. He was named Chief Financial Officer and Secretary in February 1996. Prior to joining the Company, he was an audit senior manager in the international accounting firm of Deloitte & Touche LLP from 1985 to 1995.



     W. Wayne Freed joined the Company in 1981 and became Vice
President -- Market Development in 1987. Prior thereto, he had 28 years experience in the textile industry. Mr. Freed is also the sole director and sole stockholder of one of the general partners of Synthetic Management G.P.


     Ralph Kenner has been Vice President -- Manufacturing since 1984. He joined the Company in 1974 as Director, Industrial Relations and served in that capacity until 1976. In 1976, he was appointed Plant Manager and served in that capacity until 1984. Mr. Kenner is also the sole director and sole stockholder of one of the general partners of Synthetic Management G.P.

     C. Ted Koerner joined the Company in 1990 and became Vice
President -- Construction Products Division in 1993. He was named Vice President -- General Manager of the Construction/Civil Engineering Products Group in 1995. Prior thereto, Mr. Koerner was an engineer with the Ohio Department of Transportation; a sales engineer, product supervisor and regional engineer with Armco Steel Corporation; and a sales manager with National Seal Corporation.

     John Michael Long was Vice President -- Nonwoven Fabrics from 1991 to 1996 at which time he was named Vice President -- General Manager of the Technical Textiles Group. Prior thereto, he held a variety of managerial positions with Spartan Mills, a manufacturer of nonwoven geotextile fabrics. During his last five years at Spartan, he was Vice President and General Manager.

     William Gardner Wright, Jr. was Vice President -- Marketing and Sales from 1983 to 1996 at which time he was named Vice President-General Manager of the Carpet Backing Division. From 1977 until 1983, he was President of Synca Marketing Corp., a textile sales agency which served as a sales agent for the Company's primary carpet backing, as well as the products of other manufacturers. Mr. Wright is a director of the Sun Trust Bank of Northwest Georgia. Mr. Wright is also the sole director and sole stockholder of one of the general partners of Synthetic Management G.P.


     Robert J. Breyley joined the Company in 1984 and became Vice
President -- Fibermesh(R) Division in December 1984. Prior thereto, he held a variety of managerial positions with Master Builders, Inc., a leading concrete admixtures supplier. During his last six years with Master Builders, he was Senior Vice President of Sales and Marketing.


     Bobby Callahan joined the Company in 1977 and has been Controller since 1980. Prior thereto, he held a variety of financial management positions in the carpet industry.


     W.O. Falkenberry joined the Company in 1993 as Vice President -- Human Resources. Prior thereto, he was Director of Human Resources with the Champion Products Division of the Sara Lee Corporation from 1989 to 1993.



     Richard E. Hingson joined the Company in 1984 as Quality Control Manager and became Technical Director in 1989. He was promoted to Vice
President -- Technical Services in 1997. Prior thereto, he held a variety of managerial positions with Amoco Fabrics Company, a producer of polypropylene and polyethylene yarns and fabrics.


     Lee J. Seidler was professor of accounting and Price Waterhouse professor of auditing at New York University. Dr. Seidler was Senior Managing Director at Bear, Stearns & Co. Inc. from 1981 to 1989. He is presently associated with Bear, Stearns & Co. Inc. as Managing Director Emeritus. Dr. Seidler is a director of the Shubert Foundation, The Shubert Organization, and Players International, Inc. and has been a director of SafeCard Services, Inc. and Eastbank, N.A. He has been a Director since 1993.

     William J. Shortt retired from Johnson & Johnson in 1989. From 1977 to 1989, he was Director of Government and Trade Relations, Southeast at Johnson & Johnson. Mr. Shortt has also been a director of Standard Telephone Company, Standard Group Inc., and First National Bank of Habersham. He has been a Director since 1993.

     Robert L. Voigt served as a consultant to Dixie Yarns Inc. from 1985 until his retirement at the end of 1991. Mr. Voigt also served as a director of Dixie Yarns, Inc. from 1981 to 1987. He has been a Director since 1993.

     Each of the executive officers, except Mr. Breyley, has an Employment Agreement with the Company. There are no family relationships between any of the above officers or directors of the Company.

DIRECTORS' COMPENSATION

     Outside directors receive $15,000 per annum for services as a director and $800 per meeting attended. Directors who are members of management do not receive any meeting attendance fees or additional compensation for service as a director or service on committees of the Board. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and its committees on which they serve.

     Under the Company's 1994 Stock Option Plan for Non-Employee Directors (the "Directors' Plan"), Messrs. Dana, Seidler, Shortt and Voigt were granted non-qualified stock options (the "Directors' Options") to purchase 28,906, 57,813, 19,271 and 19,271 shares of Common Stock, respectively. The Directors' Plan does not provide for any further grants of options thereunder.

     The purchase price of the shares of Common Stock subject to the Directors' Options was determined by reference to the fair market value of the Common Stock, as determined by the Compensation Committee, at the time Messrs. Dana, Seidler, Shortt and Voigt became members of the Board. As of October 1, 1996, 100% of the number of shares of Common Stock subject to each Director Option are vested and are exercisable. As a Company employee, Mr. Chill is not eligible to participate in the Directors' Plan. In the event that the outstanding shares of Common Stock are changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination or exchange of shares and the like, or dividends payable in Common Stock, an appropriate adjustment shall be made by the Committee in the aggregate number of shares of Common Stock available under the Directors' Plan and in the number of shares and price per share subject to outstanding Directors' Options. The term of each Directors' Option is ten years from the date of grant.

BOARD COMMITTEES

     The Board has established a Compensation Committee, composed of Messrs. Seidler, Shortt and Voigt, which establishes salary, incentives and other forms of compensation and administers the Company's 1994 Stock Option Plan and 1996 Stock Option Plan and other incentive compensation and benefit plans applicable to the Company's officers. The Board has also established an Audit Committee, composed of Messrs. Seidler, Shortt and Voigt, which recommends to the Board the selection of independent auditors, and reviews the scope and results of the audit and other services provided by the independent auditors.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding the compensation paid during each of the Company's last three completed fiscal years to the Chief Executive Officer of the Company and each of the other four most highly compensated executive officers of the Company as of September 30, 1996 (collectively, the "Named Executive Officers").

                                                                                     LONG-TERM
                                                       ANNUAL COMPENSATION          COMPENSATION
                                                 --------------------------------      AWARDS
                                      FISCAL                              OTHER     ------------
                                       YEAR                              ANNUAL      SECURITIES    ALL OTHER
             NAME AND                  ENDED                             COMPEN-     UNDERLYING     COMPEN-
        PRINCIPAL POSITION           SEPT. 30,   SALARY($)   BONUS($)   SATION($)    OPTIONS(#)    SATION($)
        ------------------           ---------   ---------   --------   ---------   ------------   ---------
Leonard Chill......................    1996       254,871    118,119          --         --          9,924(1)
Chief Executive Officer and            1995       254,871     89,939       4,668         --         10,044(1)
President                              1994       247,447    127,260       3,989         --          9,921(1)
Ralph Kenner.......................    1996       145,973     55,063          --         --          4,170(2)
Vice President -- Manufacturing        1995       145,973     41,926       2,344         --          4,482(2)
                                       1994       125,973     66,660       2,300         --          4,497(2)
William Gardner Wright, Jr.........    1996       235,664     81,920          --         --          4,170(2)
Vice President -- General
  Manager --                           1995       235,664     70,238         304         --          4,005(2)
Carpet Backing Division                1994       235,664     99,384         339         --          4,497(2)
Robert J. Breyley..................    1996       141,720     48,144          --         --          4,170(2)
Vice President --                      1995       141,720     49,500          --         --          3,329(2)
Fibermesh(R) Division                  1994       141,720     72,000          --         --          4,198(2)
W. Wayne Freed.....................    1996       152,400     37,123          --         --          4,170(2)
Vice President --                      1995       142,000     28,267       1,808         --          4,090(2)
Market Development                     1994       128,544     29,969       2,109         --          3,808(2)

---------------

(1) These amounts consist of $5,424 of insurance premiums paid by the Company under a term life insurance policy in each of 1996, 1995 and 1994, and $4,500, $4,620 and $4,497 contributed by the Company under its 401(k) plan in 1996, 1995 and 1994, respectively.

(2) These amounts represent the annual contribution made by the Company under its 401(k) Plan in the respective year.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

     The following table sets forth options granted to the Named Executive Officers during fiscal 1996:

                                               INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                             -----------------------------------------------------   VALUE AT ASSUMED ANNUAL
                              NUMBER OF     % OF TOTAL                                RATES OF STOCK PRICE
                             SECURITIES      OPTIONS                                 APPRECIATION FOR OPTION
                             UNDERLYING     GRANTED TO    EXERCISE OR                       TERM (1)
                               OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------------
           NAME              GRANTED (#)   FISCAL YEAR      ($/SH)         DATE          5%          10%
           ----              -----------   ------------   -----------   ----------   ----------   ----------
Leonard Chill..............    34,875          17.8%        $10.72       12/09/05      $235,058     $595,665
Ralph Kenner...............    20,458          10.4          10.72       12/09/05       137,887      349,423
William Gardner Wright,
  Jr.......................    20,458          10.4          10.72       12/09/05       137,887      349,423
Robert J. Breyley..........        --            --             --             --            --           --
W. Wayne Freed.............    20,458          10.4          10.72       12/09/05       137,887      349,423

---------------

(1) These gains are based on arbitrary compounded rates of growth of stock prices mandated by the Securities and Exchange Commission of 5% and 10% per year from the date the option was granted over the full option term. These rates do not represent the Company's estimate or projection of future prices of the Common Stock. There is no assurance that the values that may be realized by any Named Executive Officer upon exercise of his options will be at or near the value estimated in the foregoing table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth option exercises by and the value of the in-the-money unexercised options held at September 30, 1996:

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                 SHARES                        OPTIONS AT FY-END (1)             AT FY-END (2)
                              ACQUIRED ON       VALUE       ---------------------------   ---------------------------
            NAME              EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              ------------   ------------   -----------   -------------   -----------   -------------
Leonard Chill...............    --             --             27,602         117,680        $62,933       $268,310
Ralph Kenner................    --             --              8,353          45,518         19,045        103,781
William Gardner Wright,
  Jr........................    --             --              8,353          45,518         19,045        103,781
Robert J. Breyley...........    --             --              2,421           7,264          5,520         16,562
W. Wayne Freed..............    --             --              8,353          45,518         19,045        103,781

---------------

(1) Any shares of Common Stock received upon the exercise of options are subject to "lock-up" agreements with the underwriters of the Common Stock Offering.

(2) Based on the initial public offering price ($13.00 per share) less the exercise price ($10.72 per share) payable for such shares.

EMPLOYMENT AGREEMENTS

     Each of Messrs. Chill, Freed, Kenner and Wright (the "Executives") are employed by the Company pursuant to individual employment agreements effective as of September 6, 1996 (the "Effective Date"). The term of employment under these agreements is three years from the Effective Date; provided that on each anniversary of the month following the first Effective Date, and each successive month, the term is automatically extended for one successive month, providing a minimum remaining term of two years, unless either party terminates the agreement by written notice. The current annual salaries for Messrs. Chill, Freed, Kenner and Wright pursuant to these agreements are $270,163, $161,544, $154,731 and $249,803, respectively, and are subject to annual review by the Board.

     The Company has the right to terminate the Executive's employment for "cause" or "without cause," in each case as defined in the applicable employment agreement. In the event that an Executive is terminated by the Company "without cause," other than following a "Change in Control" (as defined below), the Executive is entitled to receive his base salary at the rate in effect on the date of termination of employment for a period of two years from the date of termination, any unpaid, accrued amounts under the annual incentive plan, a pro rata payment under the annual incentive plan for the termination year, a payment equal to the three year average of incentive payments received under the Company's annual incentive plan and any stock option rights due through the end of the term. Under each employment agreement, a Change in Control occurs when
(i) any person or group becomes the beneficial owner of capital stock of the Company representing 35% of all the voting stock, (ii) the members of the Board on the Effective Date cease to constitute a majority of the Board, or (iii) the Company combines with another entity and a person holds more than 35% of the voting stock of the Company or the Company's directors, as of the date immediately before such combination, constitute less than a majority of the board of directors of the combined entity.

     If the Executive is terminated by the Company "without cause" prior to the occurrence of a Change in Control and it can be shown such termination occurred in connection with, prior to or in anticipation of the Change in Control, or if the termination resulted from a Change in Control, the Executive is entitled to
(i) a lump sum payment equal to two times the Executive's annual base salary and annual incentive plan for the year in which the Change in Control occurs or the prior year, whichever is greater, (ii) unpaid, accrued amounts under the annual incentive plan and a payment that equals the average of the incentive payment received by the Executive under the annual incentive plan for the immediately preceding three years and (iii) certain other supplemental insurance coverages, for a maximum of 18 months (the "Change in Control Provision"). In the event of a Change in Control, whether or not the Executive's employment continues with the Company, all options granted to such Executive under any of the Management Plans (as defined below) shall vest immediately on the date of the Change in Control.

     In the event that an Executive's employment is terminated for disability or death, the Executive (or his estate) is to be paid (a) his base salary at the rate in effect on the date of termination until the earlier of six months from the date of termination or the date of commencement of long term disability payments, if applicable, and (b) any unpaid, accrued amounts under the annual incentive plan, and will receive any stock option rights to which such Executive would otherwise be entitled. In the case of termination by reason of death, the executive is also entitled to a payment under the annual incentive plan equal to the pro rata amount due for the termination year.

OPTION PLANS

     The Company's 1994 Stock Option Plan (the "1994 Plan") was adopted by the Board upon the recommendations of a special committee consisting of Messrs. Seidler, Shortt and Voigt, and approved by the Company's sole stockholder during the fourth quarter of fiscal 1994. The Company's 1996 Stock Option Plan (the "1996 Plan") was similarly adopted on May 15, 1996, as amended as of July 31, 1996.

     Under the 1994 Plan and 1996 Plan (collectively, the "Management Plans") incentive stock options ("ISOs"), as provided in Section 422A of the Internal Revenue Code, and non-qualified stock options may be granted to any full-time employee of the Company or its subsidiaries. The maximum aggregate number of shares of Common Stock that may be issued under the 1994 Plan and 1996 Plan is 491,413 and 289,062, respectively. As of September 30, 1996, options to purchase an aggregate of 491,413 shares of Common Stock had been granted under the 1994 Plan. Of such amount, Messrs. Chill, Wright, Freed, Kenner and other key managers hold options to purchase 145,282, 53,871, 53,871, 53,871 and 130,648 shares of Common Stock, respectively. Mr. Beckman holds options for 53,871 common shares. As of September 30, 1996, the only options granted under the 1996 Plan were options to purchase 21,723 shares of Common Stock granted to Mr. Sinicropi. Options may not be granted under the Management Plans after August 28, 2004. See "Principal Stockholders."

     The purchase price of the shares of Common Stock subject to options under the Management Plans must be no less than the fair market value of the Common Stock at the date of grant, as determined by the Committee; provided, however, that the purchase price of shares of Common Stock subject to ISOs granted to any optionee who owns shares possessing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company ("Ten Percent Stockholder") must not be less than 110% of the fair market value of the Common Stock at the date of the grant. The maximum term of an option may not exceed ten years from the date of grant, except with respect to ISOs granted to Ten Percent Stockholders which must expire within five years of the date of grant.

     The Management Plans are administered by the Company's Compensation Committee. Subject to the express provisions of the Management Plans, the Compensation Committee has the discretion and authority to determine to whom from among the eligible employees an option may be granted, the time or times at which each option may be exercised, the number of shares of Common Stock subject to each option and the terms and conditions of each stock option agreement issued pursuant to the Management Plans; provided, however, that shares of Common Stock subject to any such agreement shall vest and become exercisable at a minimum rate of 25% per year over a four-year period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996 and 1995, the Company paid legal fees totaling approximately $232,000 and $135,000 to the law firm of Watson & Dana. Until May 21, 1997, Mr. Dana, a director of the Company and a member of the Compensation Committee, was a member of Watson & Dana. Effective May 21, 1997, Mr. Dana became employed as Chief Operating Officer and General Counsel of the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of June 30, 1997 by: (i) each stockholder known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each of the Named Executive Officers; and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, the address for each officer, director and 5% stockholder is c/o Synthetic Industries, Inc., 309 LaFayette Road, Chickamauga, Georgia 30707.

                         NAME                            NUMBER OF SHARES          PERCENT
                         ----                            ----------------          -------
5% STOCKHOLDERS:
Synthetic Industries, L.P..............................     5,781,250(1)            64.69%
The Crabbe Huson Group, Inc.(2)........................       738,000(2)             8.26%
NAMED EXECUTIVE OFFICERS:
Leonard Chill..........................................        73,554(3)(4)(5)          *
W. Wayne Freed.........................................        31,453(3)(4)(5)          *
William Gardner Wright, Jr.............................        31,453(3)(4)(5)          *
Ralph Kenner...........................................        31,453(3)(4)(5)          *
Robert J. Breyley......................................         5,472(4)(6)             *
DIRECTORS:
Joseph F. Dana.........................................        28,906(4)                *
Lee J. Seidler.........................................        57,813(4)                *
William J. Shortt......................................        19,271(4)                *
Robert L. Voigt........................................        19,271(4)                *
All executive officers and directors as a
  group (14 persons)(5)(6)(7)..........................       328,265                3.67%

---------------

 *  Less than 1.0%.

(1) Under certain conditions the Partnership has the right to cause the Company to register the sale of its shares of Common Stock. See "Certain Relationships and Related Transactions."

(2) The business address for The Crabbe Huson Group, Inc. is 121 S.W. Morrison, Suite 1400, Portland, Oregon 97204. Information regarding The Crabbe Huson Group, Inc. has been obtained by the Company from a Schedule 13G filed by The Crabbe Huson Group, Inc. with the Commission on or about April 14, 1997. The Crabbe Huson Group, Inc. does not directly own any shares of Common Stock. It has shared voting and investment power over 738,000 shares of Common Stock.

(3) Includes 9,632 shares as to which such person may be deemed to have beneficial ownership as a result of his indirect beneficial ownership of 0.1666% of a partnership interest in the Partnership.

(4) Includes shares of Common Stock subject to options exercisable within 60 days, as follows: Leonard Chill -- 63,923 shares; W. Wayne Freed -- 21,821 shares; William Gardner Wright, Jr. -- 21,821 shares; Ralph Kenner -- 21,821 shares; Robert J. Breyley -- 4,842 shares; Joseph F. Dana -- 28,906 shares; Lee J. Seidler -- 57,813 shares; William J. Shortt -- 19,271 shares; Robert
    L. Voigt -- 19,271 shares.

(5) Does not include 5,781,250 shares (other than the 9,632 shares described in footnote 3 above) as to which Messrs. Chill, Wright, Kenner and Freed may be deemed to have beneficial ownership by virtue of their indirect control of the Partnership. See "Certain Relationships and Related Transactions."

(6) Includes 630 shares as to which Mr. Breyley may be deemed to have beneficial ownership as a result of his indirect beneficial ownership of 0.0109% of a partnership interest in the Partnership.

(7) Does not include (i) an aggregate of 19,976 shares of Common Stock subject to options exercisable within 60 days that are owned by employees of the Company other than the executive officers and (ii) an aggregate of 405,945 shares of Common Stock subject to options that are not exercisable within 60 days that are owned by directors, officers and employees of the Company. Includes an aggregate of 38,528 shares as to which Messrs. Chill, Wright, Kenner and Freed may be deemed to have beneficial ownership as a result of their indirect beneficial ownership of 0.1666% each of a partnership interest in the Partnership.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The General Partner is the sole general partner of the Partnership. Synthetic Management G.P. is the sole general partner of SI Management L.P. By virtue of these relationships, Synthetic Management G.P. controls the management and affairs of the Partnership and, therefore, the Company. The Partnership owns 5,781,250 shares of Common Stock, or approximately 67% of the issued and outstanding shares of Common Stock, and therefore holds the voting power to determine the outcome of all matters upon which stockholders vote.

     The general partners of Synthetic Management G.P. are the following five Delaware corporations: Chill Investments, Inc., Beckman Investments, Inc., Freed Investments, Inc., Kenner Investments, Inc. and W.G. Wright Investments, Inc. Each of Messrs. Chill, Beckman, Freed, Kenner and Wright is the sole director and the sole stockholder of one of Synthetic Management G.P.'s general partners. For further information concerning Messrs. Chill, Beckman, Freed, Kenner and Wright, see "Management -- Executive Officers and Directors of the Company" and " -- Executive Compensation."

     The Company and the Partnership entered into a Registration Rights Agreement pursuant to which the Company has agreed that upon request of the Partnership the Company will register under the Securities Act and applicable state securities laws the sale of the Common Stock owned by the Partnership and as to which registration has been requested. The Company's obligation is subject to certain limitations relating to a minimum amount required for registration, the timing of a registration and other similar matters. The Company is obligated to pay any registration expenses incidental to such registration, excluding underwriters' commissions and discounts. In connection with the Common Stock Offering, the Company incurred approximately $300,000 of such registration expenses on behalf of the Partnership. The above description is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which was filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-28817), of which this Proxy Statement/Prospectus is a part. The Partnership, however, is subject to a lock-up agreement with the underwriters of the Common Stock Offering pursuant to which the Partnership has agreed not to offer, sell, agree to sell, grant any option for the sale of or otherwise dispose of, directly or indirectly, any shares of Common Stock (or any security convertible into, exercisable for or exchangeable for Common Stock) without the consent of Bear, Stearns & Co. Inc. for a period of 270 days after November 1, 1996, and thereafter, until December 31, 1997, only pursuant to an underwritten public offering.

     Lee J. Seidler, a director of the Company, is presently associated with Bear, Stearns & Co. Inc. ("Bear Stearns") as Managing Director Emeritus and from time to time receives fees in connection with consulting and referral services to Bear Stearns, including the Common Stock Offering and the offering of $170,000,000 aggregate principal amount of 9 1/4% senior subordinated notes due 2007. Dr. Seidler has received from Bear Stearns in connection with such services approximately $200,000 since the beginning of the Company's fiscal year.

     Jon P. Beckman, a former executive officer of the Company and an affiliate of the General Partner, is being retained as a consultant to the Company. Pursuant to his consulting agreement with the Company, Mr. Beckman will receive, until January 31, 2000, or upon earlier termination of his consulting agreement, $125,000 per year and various insurance coverages, and will be authorized to exercise all stock options awarded to him, subject to applicable vesting provisions. Under this agreement, Mr. Beckman is required to provide the Company with 20 hours of consultation per month, has released the Company from any liability resulting from his employment and has also agreed not to compete against the Company.

     The Company leases office space under a five-year lease with William Gardner Wright, Jr., one of the Company's executive officers. The term of the lease expires on September 30, 1998 and the rent is approximately $4,000 per month, which the Company believes is within prevailing market rates.

     Pursuant to a licensing agreement with the Company, W. Wayne Freed, an executive officer of the Company, receives royalties related to the manufacture and sale of a certain product for which Mr. Freed owns all of the U.S. and foreign patents. Under this agreement, Mr. Freed received royalties of $3,079 and $12,269 in fiscal 1995 and 1996, respectively, and will continue to receive such royalties until 2012 or the earlier termination of the license agreement.

     See also the information and the transactions described under "Management -- Compensation Committee Interlocks and Insider Participation."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


     The following discussion expresses the opinion of King & Spalding, counsel to the Partnership ("Counsel"), as to certain federal income tax consequences of the implementation of the Plan. Counsel's opinion is based on information, representations, assumptions made with the consent of the Company and the Partnership, and documents, all of which are set forth in the opinion and related certificates which were filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-28817), of which this Proxy Statement/Prospectus is a part. This discussion is based on the Internal Revenue Code of 1986 (as amended) (the "Code"), Treasury Regulations (including proposed regulations) promulgated thereunder, administrative pronouncements and judicial decisions each as now in effect, all of which are subject to change, possibly with retroactive effect. The discussion below does not purport to address federal income tax consequences applicable to particular categories of investors, some of which (for example, financial institutions, insurance companies, foreign investors or persons who acquired their Partnership interests generally within a two-year period of the implementation of the Plan) may be subject to special rules. No ruling on any of the issues discussed below will be sought from the Internal Revenue Service, and the description of the income tax consequences below is not binding on the Internal Revenue Service. As such, the Limited Partners should consult their own tax advisors in determining the specific federal, state, local, foreign and any other tax consequences to them of the implementation of the Plan. The Limited Partners are not indemnified for any federal income taxes or other taxes that may be imposed upon them and the imposition of any such taxes could reduce the value of the Plan to any particular Limited Partner.


CLASSIFICATION AS A PARTNERSHIP

     The federal income tax consequences of the Plan depend, in part, on the entity classification of the Partnership. On December 17, 1996, the Internal Revenue Service issued Treasury Regulation Sections 301.7701-1 through 301.7701-3 (the "Check-the-Box Regulations"), thereby changing the longstanding entity classification regulations that were in effect at the time the Partnership was formed. Under the Check-the-Box Regulations, a domestic entity formed under a state limited partnership law is by default a partnership for federal income tax purposes, unless such entity elects to be taxed as a corporation. The Partnership is a limited partnership that was validly formed and recognized as a limited partnership at all times since its inception under the state limited partnership law of Delaware. The Partnership has claimed to be a partnership for federal income tax purposes since its inception, and neither the Partnership nor the General Partner has been notified that the classification of the Partnership was or is under examination by the Internal Revenue Service. The General Partner will not cause or otherwise permit the Partnership to elect to be taxable as a corporation. Based on these facts as represented by the General Partner in its individual capacity and as the general partner of the Partnership, the Partnership is a partnership for federal income tax purposes.

     This discussion takes into account Section 7704 of the Code which generally provides that "publicly traded partnerships" are taxable as corporations.
Section 7704(b) of the Code defines the term "publicly traded partnership" to mean any partnership if: (i) interests in the partnership are traded on an established securities market, or (ii) interests in the partnership are readily tradeable on a secondary market (or the substantial equivalent thereof). The legislative history of Section 7704 of the Code provides that a secondary market for interests in a partnership or the substantial equivalent thereof exists if investors are readily able to buy, sell or exchange their partnership interests in a manner that is comparable, economically, to trading on established securities markets. A secondary market or substantial equivalent thereof also exists if prospective

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

buyers and sellers otherwise have the opportunity to buy, sell or exchange interests in a partnership in a time frame and with the regularity and continuity that is comparable to more established secondary markets (e.g., where quotes are regularly available).

     The determination of whether a secondary market or substantial equivalent thereof exists is based on all of the facts and circumstances relevant in any particular case. Certain transfers are disregarded in determining whether interests in a partnership are readily tradeable on a secondary market or the substantial equivalent thereof, including (but not limited to) transfers at death, transfers between family members, transfers involving distributions from a qualified retirement plan or individual retirement account, certain material transfers between related parties, and transfers not recognized by the partnership (collectively the "Exempt Transfers"). In addition, partnership interests will not be readily tradeable on a secondary market or the substantial equivalent thereof, if any one of several other exceptions is satisfied. One of these exceptions provides that a secondary market or its equivalent will not exist if the sum of the interests in partnership capital or profits attributable to those partnership interests that are sold, redeemed, or otherwise disposed of during the partnership's taxable year does not exceed two percent of the total interests in partnership capital or profits. The Exempt Transfers, among other items, do not count towards the two percent ceiling.

     Section 7704 of the Code does not apply to any partnership for any taxable year if (1) 90 percent or more of the gross income of the partnership for such taxable year consists of interest, dividends, or other types of qualifying income, and (2) the partnership, at all times during such year, neither is registered under the Investment Company Act of 1940, as amended, (the "1940 Act") as a management company or unit investment trust, has in effect an election under the 1940 Act to be treated as a business development company, nor is a common trust fund or similar fund excluded by Section 3(c)(3) of the 1940 Act from the definition of "investment company" that is not a common trust fund as defined under Section 584(a) of the Code (collectively referred to as the "1940 Act provisions").

     The General Partner, in its individual capacity and as the general partner of the Partnership has represented that, since the inception of the Partnership and through the Dissolution, Units have not and will not be traded on an established securities market and have not been and will not be readily tradeable on a secondary market or the substantial equivalent thereof. It has been determined that the Partnership has not met the terms of any of the 1940 Act provisions at any time and will not meet any such terms. Based on these representations and determinations, the Partnership is not taxable under Section 7704 of the Code.

     If, for any reason, the Partnership were treated for federal income tax purposes as a corporation, the federal income tax consequences of the implementation of the Plan would be different from the description in this "Certain United States Federal Income Tax Considerations." The Partnership would be required to pay federal income tax at corporate tax rates on any net gain realized upon the distribution of the Common Stock to the Partners. The Partners, including the Limited Partners that do not make a Withdrawal Election, generally would recognize gain or loss upon the distribution of Common Stock in redemption of their Units.

PRINCIPLES OF PARTNERSHIP TAXATION APPLICABLE TO THE PLAN

     Subject to exceptions not applicable to the implementation of the Plan and the discussion of Section 731(c) of the Code below, a partner does not recognize gain upon the distribution of property by a partnership to the partner, except to the extent that any money distributed exceeds the adjusted basis of the partner's interest in the partnership immediately before the distribution. The partner does not recognize loss upon any such distribution, except when only money and certain other assets not applicable to the implementation of the Plan are distributed. As a general rule, partnerships recognize no gain or loss on the distribution of any property to its partners.


     The basis of property (other than money) distributed by a partnership to a partner other than in liquidation of such partner's interest generally is the partnership's adjusted basis in the property immediately before the distribution but, in no event, shall it exceed the distributee partner's adjusted basis of such partner's interest reduced by any money distributed in the same transaction. In the context of a liquidation of a partner's interest in a partnership, the basis of property distributed to a partner generally is an amount equal to the adjusted basis of such partner's interest in the partnership, generally determined immediately before the liquidation (adjusted to reflect any partnership tax items subsequently allocated to such partner), reduced by any money distributed by the partnership to the partner as part of the same transaction.

     Under Section 731(c) of the Code, marketable securities generally will be treated as money for purposes of determining whether partners recognize gain with respect to partnership distributions as described above. Marketable securities are defined to include, in part, (i) financial instruments that are actively traded within the meaning of Section 1092(d)(1) of the Code, (ii) financial instruments the value of which is determined substantially by reference to marketable securities, (iii) financial instruments which are readily convertible into, or exchangeable for, money or marketable securities , and (iv) any interest in an entity if, at the time the interest is distributed by the partnership, substantially all (i.e., 90 percent or more) of the assets of the entity consist of money, marketable securities or both. In addition, any interest in an entity will be treated as a marketable security but only to the extent of the value of such interest which is attributable to money, marketable securities or both, at the time the interest is distributed by the partnership. This latter provision applies only if less than 90 percent but 20 percent or more of the assets of the entity (determined by value) at the time the interest in the entity is distributed consist of money, marketable securities or both.

     The Common Stock is currently listed on the Nasdaq National Market and will be so listed when distributed by the Partnership under the Plan. Therefore, the Common Stock will be a marketable security within the meaning of Section 731(c) of the Code at that time. Applicable Treasury Regulations provide that Section 731(c) of the Code does not apply, however, to marketable securities if the following conditions are met: (1) such securities must not have been marketable when acquired by a partnership, (2) the entity that issued the securities had no outstanding marketable securities at the time such securities were acquired by the partnership, and (3) the partnership distributes such securities within five years of the date the securities became marketable. The General Partner, in its individual capacity and as the general partner of the Partnership, and the Company each has represented that the first two of three conditions have been met. Therefore, the Partnership's distributions of the Common Stock as contemplated under the Plan qualifies for this exception to Section 731(c) of the Code, provided that the Dissolution is completed in accordance with the Plan.

     Despite qualifying for the exception discussed in the immediately preceding paragraph, the Common Stock could be a marketable security in whole or in part subject to Section 731(c) of the Code if 20 percent or more of the Company's assets consist of marketable securities, cash or both at the time the Common Stock was acquired by the Partnership or at the time it is distributed by the Partnership. The General Partner, in its individual capacity and as the general partner of the Partnership, and the Company each has represented that, at the time the Partnership acquired the Common Stock and at all times since then, the Company has not held money, marketable securities, or both having a total value equal to or exceeding 20 percent of the total value of all assets of the Company ("excessive money and marketable securities"). Each also has represented that the Company will not acquire excessive money and marketable securities prior to the completion of the plan. Provided that the Company does not acquire excessive money and marketable securities and the Partnership does not acquire money or marketable securities prior to completion of the Plan, the implementation of the Plan will not be subject to the application of Section 731(c) of the Code.

     This discussion assumes that the Dissolution will occur (1) by November 1, 2001; (2) at a time when less than 20 percent of the Company's assets consists of marketable securities, cash or both; and (3) at a time when the Partnership does not hold or own money or other marketable securities. If the Plan is approved by the Limited Partners, the Dissolution will occur as described herein, whether or not the Underwritten Sale is completed. Depending on all of the facts and circumstances, the federal income tax consequences of failing to meet these conditions may be minimal. Any gain recognized by a Limited Partner under Section 731(c) of the Code upon a later distribution of Common Stock (or other marketable securities) generally would be reduced by an amount equal to the excess of such Limited Partner's share of total net gain in the Partnership's marketable securities which would be recognized if the Partnership sold all of its marketable securities immediately before such distribution over such Limited Partner's share of such gain immediately after the distribution. In addition, although not free from doubt, the Partnership in fact may be exempt from the application of Section 731(c) of the Code as an "investment partnership" as defined therein.

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

TREATMENT OF COMPLETE OR PARTIAL WITHDRAWAL AND THE UNDERWRITTEN SALE

     Based on the facts described herein, the representations of the General Partner (in its individual capacity and on behalf of the Partnership) and the Company (including the representation to the effect that, at the time of each and every distribution of Common Stock, the Partnership will have no asset other than Common Stock) and the discussion above, neither the Partnership nor any Withdrawal Election Partner will recognize gain or loss with respect to the Withdrawal.


     The Withdrawal will be characterized as a retirement of the Partnership interests of those Withdrawal Election Partners who elect to withdraw their entire interests in the Partnership pursuant to the Withdrawal. Each such Withdrawal Election Partner will have a total tax basis (including tax basis allocable to shares sold in the Underwritten Sale) in such Partner's allocable share of Withdrawn Shares equal to the total tax basis of such Limited Partner's Units as determined immediately before the Withdrawal. Upon completion of the Plan, each Withdrawal Election Partner who does not withdraw entirely from the Partnership pursuant to the Withdrawal will have a total tax basis (including tax basis allocable to shares sold in the Underwritten Sale) in such Limited Partner's allocable shares of Withdrawn Shares and Remaining Shares equal to the total tax basis of such Limited Partner's Units as determined immediately before the Withdrawal (as adjusted to reflect any Partnership tax items subsequently allocated to such Limited Partner).


     Upon the completion of the Underwritten Sale in whole or in part, each Withdrawal Election Partner will recognize gain equal to the excess, if any, of the amount of cash such Partner receives from the Withdrawal Agent over the total tax basis of such Partner's allocable shares of Withdrawn Shares sold pursuant to the Underwritten Sale or will recognize loss equal to the excess, if any, of the total tax basis of such Partner's allocable shares of Withdrawn Shares sold pursuant to the Underwritten Sale over the amount of cash such Partner receives from the Withdrawal Agent. Because the Partnership has held the Common Stock for longer than one year, any such gain or loss will be long-term capital gain or loss (except for particular investors the tax consequences to which are not addressed in this discussion). Each Limited Partner should consult such Partner's own tax advisor regarding the tax basis of specific Shares sold in the Underwritten Sale.

TREATMENT OF THE DISSOLUTION

     Based on the facts described herein, the representations of the General Partner (in its individual capacity and on behalf of the Partnership) and the Company (including the representation to the effect that, at the time of each and every distribution of Common Stock, the Partnership will have no asset other than Common Stock) and the discussion above, neither the Partnership nor any Partner will recognize gain or loss with respect to the Dissolution. The total tax basis of the Remaining Shares distributed to each Partner who does not make a Withdrawal Election will equal the total tax basis of such Partner's Units as determined immediately before the first distribution made pursuant to the Dissolution (as adjusted to reflect any Partnership tax items subsequently allocated to such Limited Partner).

TREATMENT OF REPAYMENT OF PARTNERSHIP LIABILITIES AND PLAN COSTS


     As part of the implementation of the Plan, the Partnership will repay all of its outstanding liabilities (including costs that it has incurred in connection with reviewing other options and has incurred and, based on estimates immediately prior to the Withdrawal, will incur to implement the Plan) by transferring Shares to the Company immediately before the Withdrawal. The use of Shares to repay such liabilities will result in the recognition of taxable gain or loss which (along with Plan costs) will be allocated to the Partners in accordance with the terms of the Partnership Agreement. The Partners will recognize taxable gain or loss resulting from the use of Shares to repay the liabilities. The Company will pay, without reimbursement from the Partnership, any Plan costs of the Partnership that exceed the costs estimated immediately before the Withdrawal. In the event that actual costs are less than the estimated costs, the Company will refund the excess in the form of additional shares of Common Stock to be distributed to the Remaining Partners. It is not expected that the Partnership's costs will be less than the estimated costs. It is also not expected that the Partnership's costs materially will exceed the estimated costs. Nevertheless, any such variance could result in additional taxable income being recognized by the Partners. In addition, any other expenses of the Partners paid by the Partnership or the Company pursuant to the terms of the Plan could result in additional taxable income being recognized by the Partners. Each Limited Partner should consult such Limited Partner's own tax advisor regarding the tax consequences of the repayment of partnership liabilities and Plan costs relevant to such Limited Partner.


BACKUP WITHHOLDING AND REPORTING OBLIGATIONS

     A 31% backup withholding and information reporting requirements will apply to the Withdrawal Election Partners with respect to any proceeds from the Underwritten Sale. Specifically, each Withdrawal Election Partner will be subject to backup withholding at a rate of 31% with respect to the payment of that Partner's share of any proceeds, unless such Partner (a) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding and otherwise complies with applicable backup withholding rules, or (b) comes within certain exempt categories and, when required, demonstrates that fact. A Withdrawal Election Partner that does not provide his or her correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the Partner's federal income tax liability provided that the required information is furnished to the Internal Revenue Service.

OTHER MATTERS

     Neither the General Partner, the Partnership nor Counsel can guarantee that any federal income tax consequences described in this section will be available. The availability of the federal income tax considerations as described above is, in large part, dependent on past, present and future facts and circumstances. Thus, an opinion of Counsel represents only such counsel's best legal judgment and relies on the accuracy and completeness of the representations of the General Partner, the Partnership and the Company and of certain assumptions made with the consent of the General Partner, the Partnership and the Company. An opinion has no binding effect or official status of any kind, so that no assurance can be given that the opinion would be sustained by a court, if contested, or that legislative or administrative changes or court decisions may not be forthcoming which would require modifications of the statements and conclusions expressed herein. Moreover, the General Partner has not requested and will not request a private ruling from the Internal Revenue Service regarding the classification of the Partnership as a partnership for federal income tax purposes or any of the tax consequences of the Plan. The Internal Revenue Service is not precluded from challenging the tax consequences of the Plan as described above.

     EACH PARTNER ALSO SHOULD BE AWARE THAT THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR PARTNER IN LIGHT OF ITS CIRCUMSTANCES AND INCOME TAX SITUATION. FOR THESE REASONS, EACH PARTNER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH PARTNER OF THE IMPLEMENTATION OF THE PLAN.

STATE AND OTHER TAX MATTERS

     In addition to the federal income tax consequences described in "Certain United States Federal Income Tax Considerations," the Partners should consider the foreign, state and local tax consequences of the implementation of the Plan. Foreign, state and local tax law may differ substantially from federal income tax law, and the discussion above does not describe any aspect of foreign, state or local taxation. Each Partner should consult its own tax advisor with respect to such tax matters.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company currently consists of 25,000,000 shares of Common Stock, par value $1.00 per share, of which 8,656,250 shares are issued and outstanding.

COMMON STOCK

     Each share of Common Stock is entitled to share equally in dividends if, as, and when declared by the Board and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to the holders of the Common Stock. Each holder of Common Stock is entitled to one vote per share for all purposes. The holders of Common Stock have no preemptive rights and there is no cumulative voting, redemption right or right of conversion with respect to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable. The Board is authorized to issue additional shares of Common Stock within the limits authorized by the Certificate of Incorporation and without stockholder action.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), including payment in advance of a final disposition of a director's or officers' expenses and attorneys' fees incurred in defending any action, suit or proceeding. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION

     The Certificate of Incorporation requires that any action required or permitted to be taken by the Company's stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by consent in writing. The provisions requiring stockholders to take action only at a duly called annual or special meeting may be amended, altered or repealed only upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of voting stock of the Company.

SECTION 203 OF THE DGCL

     Generally, Section 203 of the DGCL prohibits certain Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (i) prior to the time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) at or after such time the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. A Delaware corporation may "opt out" from the application of Section 203 of the DGCL through a provision in its certificate of incorporation or by-laws. The Company has not opted out of Section 203 of the DGCL and thus is subject to this provision which could render more difficult or discourage a merger, tender offer or other similar transaction.

REGISTRATION RIGHTS

     In connection with the Common Stock Offering, the Company and the Partnership entered into a Registration Rights Agreement pursuant to which the Company agreed that upon request of the Partnership the Company will register under the Securities Act and applicable state securities laws the sale of the Common Stock owned by the Partnership and as to which registration has been requested. The Company's

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

obligation is subject to certain limitations relating to a minimum amount required for registration, the timing of a registration and other similar matters. The Company is obligated to pay any registration expenses incidental to such registration, excluding underwriters' commissions and discounts. The above description is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which was filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-28817), of which this Proxy Statement/Prospectus is a part. The Partnership, however, is subject to a lock-up agreement with the underwriters of the Common Stock Offering pursuant to which the Partnership agreed not to offer, sell, agree to sell, grant any option for the sale of or otherwise dispose of, directly or indirectly, any shares of Common Stock (or any security convertible into, exercisable for or exchangeable for Common Stock) without the consent of Bear, Stearns & Co. Inc. for a period of 270 days after November 1, 1996, and thereafter, until December 1, 1997, only pursuant to an underwriting public offering.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is BankBoston.

           SUMMARY OF CERTAIN PROVISIONS OF THE PARTNERSHIP AGREEMENT

     The Partnership Agreement is the governing instrument which establishes the Partnership's right under the laws of the State of Delaware to operate under its name as a limited partnership and contains the rules under which the Partnership will be operated. Many of the principal provisions of the Partnership Agreement have been summarized elsewhere in this Proxy Statement/Prospectus under various headings, in particular under "Summary Comparison of Rights of Units and Common Stock," and certain other provisions of the Partnership Agreement are summarized below. For complete information, however, reference is made to the Partnership Agreement a copy of which has been filed as an exhibit to the Registration Statement of which this is a part.

     The following statements and other statements in this Proxy Statement/Prospectus concerning the Partnership Agreement and related matters are merely a summary, do not purport to be complete and are subject to, and qualified in their entirety by reference to, the Partnership Agreement. Such statements in no way modify or amend the Partnership Agreement and do not take into account the proposed Amendment. See "The Plan of Withdrawal and Dissolution -- Amendment to the Partnership Agreement."

MANAGEMENT OF THE PARTNERSHIP; POWERS AND DUTIES OF THE GENERAL PARTNER

     The General Partner, whose express duties and responsibilities are set forth in the Partnership Agreement, has certain exclusive powers and rights, including (i) the full, complete and exclusive discretion to manage the Partnership and to control and conduct the Partnership's business, (ii) the right to execute such documents as it deems necessary or appropriate in connection with the management of the Company or other Partnership purposes and, as attorney-in-fact for each of the Limited Partners, to execute, deliver and file certain documents, including all instruments necessary to effect the dissolution of the Partnership, (iii) the power to perform or cause to be performed all of the Partnership's obligations under any agreement to which the Partnership is a party and (iv) the right to call a meeting of the Partners in connection with any matter, pursuant to the Partnership Agreement, on which the Partners may vote. The Limited Partners have no authority to participate in the management or control of the Partnership's business and have no authority or right to act for or bind the Partnership.

LIABILITY OF THE GENERAL PARTNER AND LIMITED PARTNERS TO THIRD PARTIES

     The General Partner is liable for all general obligations of the Partnership to the extent not paid by the Partnership. All decisions made for or on behalf of the Partnership by the General Partner are binding upon the Partnership.

     No Limited Partner is personally liable for the debts of the Partnership or shall be liable to pay for any loss beyond the amount of his or her Capital Contribution to the Partnership, unless, in addition to the exercise of its rights and powers as a Limited Partner, he or she takes part in the control of the business of the Partnership.

     The Delaware Revised Uniform Limited Partnership Act and the Partnership Agreement provide that, in certain circumstances, the Limited Partners may be liable to return amounts previously distributed to them.

DISSOLUTION AND LIQUIDATION

     The Partnership shall continue in full force and effect until December 31, 2035, unless terminated earlier as a result of

     (1) the sale or other disposition of all or substantially all of the assets of the Company (other than to an entity owned in whole or in part, directly or indirectly, and controlled by, the Partnership);

     (2) a determination to dissolve the Partnership by a majority in interest of the Limited Partners;

     (3) the removal, retirement, death, dissolution, insanity or resignation of a General Partner or the bankruptcy or insolvency of a General Partner which is not discharged or vacated within 90 days from the date thereof, unless all of the Limited Partners agree to continue the business of the Partnership within 120 days of the occurrence of such an event; or

     (4) the occurrence of any other event causing the dissolution of the Partnership under the laws of the State of Delaware.

     Upon dissolution of the Partnership, the Partnership's assets will applied to the payment, or providing for payment when due, of obligations of the Partnership to third parties. All remaining net assets will then be distributed among the General Partner and the Limited Partners in proportion to their respective Capital Accounts.

ALLOCATION OF PROFITS, LOSSES AND DISTRIBUTIONS; PRIORITY RETURN

     The Partnership Agreement provides that income, gains, losses, deductions, credits and distributions of the Partnership will generally be allocated among and credited 99% to the Limited Partners in proportion to their respective capital account contributions and 1% to the General Partner until such time as the aggregate of distributions of cash and other property to all of the Partners is equal to the aggregate capital account contributions of all of the Partners plus an amount equivalent to a return thereon of 6%, compounded annually. At such time, the "Priority Return" is deemed to occur and, thereafter until the liquidation and termination of the Partnership, income, gains, losses, deductions, credits and distributions of the Partnership will be allocated 70% to the Limited Partners in proportion to their respective capital contributions and 30% to the General Partner. Upon the liquidation and termination of the Partnership, distributions will be made as follows: (i) until the Priority Return is reached, 99% to the Limited Partners in proportion to their respective capital account contributions and 1% to the General Partner, (ii) after the Priority Return is reached, 100% to the General Partner until the ratio of the aggregate capital accounts is 70% for the Limited Partners and 30% for the General Partner, and (iii) after the ratio of the aggregate capital accounts is 70% for the Limited Partners and 30% for the General Partner, 70% to the Limited Partners in proportion to their respective capital account contributions and 30% to the General Partner.

VOTING RIGHTS OF LIMITED PARTNERS

     The Limited Partners do not have the right to participate in the management or control of the Partnership's business. The Partnership Agreement provides, however, that the Limited Partners may, among other matters:

     (a) by vote of a majority in interest of the Limited Partners, amend the Partnership Agreement, provided that no amendment may alter or modify the percentage or allocation of distributions to which Partners are entitled, amend the specific rights granted therein to the Limited Partners or, without the consent

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

of the Partners so affected, alter or modify the rights, obligations, and liabilities of the Partners, or increase the required capital contribution of the Partners;

     (b) by vote of two-thirds in interest of the Limited Partners, approve or disapprove the sale of all or substantially all of the Partnership's assets;

     (c) by vote of a majority in interest of the Limited Partners, dissolve the Partnership; or

     (d) by vote of a majority in interest of the Limited Partners, remove any General Partner.

     The General Partner may at any time call a meeting of Limited Partners and is required to give notice of such a meeting within seven days of receipt of a written request therefor signed by ten percent or more in interest of the Limited Partners, if in receipt of certain opinions of counsel approved by the same percentage in interest of the Limited Partners as is required to take the action to which the meeting relates.

ADDITIONAL GENERAL PARTNERS

     The General Partner may at any time designate one or more persons as additional general partners, provided that the interests of the Limited Partners are not reduced thereby. The designation must comply with the provisions of the Delaware Revised Uniform Limited Partnership Act with respect to admission of an additional general partner.

REMOVAL, WITHDRAWAL, BANKRUPTCY, INSOLVENCY, DISSOLUTION, RETIREMENT OR RESIGNATION OF THE GENERAL PARTNER

     The Limited Partners may, by vote of a majority in interest, vote to remove any General Partner from the Partnership. The General Partner is also permitted, at its discretion, to resign at any time. 100% in interest of the Limited Partners must designate a successor general partner within 120 days, or the Partnership will be dissolved. In the event of the removal or voluntary withdrawal of the General Partner, the General Partner shall cease to be a general partner of the Partnership and a portion of its interest will be assigned, pro rata with the Limited Partners, to any successor general partner so that the successor general partner has not less than 1% in interest in the Partnership. Any such interest not so assigned will, at the option of the Partnership, either be converted into a special limited partner interest and retained by the General Partner or purchased by the Partnership for its appraised value in accordance with the terms of the Partnership Agreement. In the event of the bankruptcy, insolvency, dissolution, retirement or resignation of the General Partner, if 100% in interest of the Limited Partners appoint a successor general partner, the successor general partner shall succeed to the interest of the bankrupt, insolvent, dissolved, retired or resigned General Partner without compensation to the latter.

REIMBURSEMENT OF GENERAL PARTNER EXPENSES

     The Partnership will reimburse the General Partner for certain of its expenses. Such reimbursements may include reimbursement for reasonable, documented, out-of-pocket expenses incurred on behalf of the Partnership. The Partnership will not reimburse the General Partner for any expenses incurred in the ordinary courses of its business as General Partner of the Partnership, including expenses in respect of the employees of the Partnership, or for any items of general overhead.

AMENDMENTS

     The Partnership Agreement may be amended upon the written request of a majority in interest of the Limited Partners provided that no such amendment shall in any way (i) alter, modify or expand the rights, obligations and liabilities of the General Partner without its consent, (ii) alter or modify the percentage of distributions or the distributions allocated to each Partner,
(iii) increase the liability or the required capital contribution of any Partner without the consent of such Partner, (iv) diminish the rights, obligations and liabilities of any Limited Partner without the consent of such Limited Partner, or (v) amend the specific rights granted to the Limited Partners therein. The Partnership Agreement may also be amended by the General

Partner, without the consent of the Limited Partners, if (i) such amendments are required by state securities or "Blue Sky" commissioners and are for the benefit of or not adverse to the interests of the Limited Partners or (ii) the distribution and allocation provisions of the Partnership Agreement are unlikely to be respected for federal income tax purposes. Also, the power of attorney contained in the Partnership Agreement empowers the General Partner to amend the Partnership Agreement to admit additional Limited Partners into the Partnership, to increase the Capital Contribution of a Partner or to comply, in the judgment of the General Partner, with applicable law.

DESIGNATION OF TAX MATTERS PARTNER

     Pursuant to Section 6231 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder and the Partnership Agreement, the General Partner is designated the "tax matters partner" for purposes of filing tax returns, representing the Partnership in connection with all examinations of the Partnership's affairs by tax authorities and making certain elections under the Code.

APPLICABLE LAW

     The Partnership Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

BOOKS AND RECORDS

     The fiscal year of the Partnership will be the year ending September 30. The books and records of the Partnership shall be maintained by the General Partner. Such books and records shall be available for reasonable inspection and examination by any Limited Partner, or any duly authorized representative of such Limited Partner.

TRANSFERABILITY OF THE UNITS

     The transfer of Units requires the written consent of the General Partner, which consent may be withheld in the complete discretion of the General Partner, except for transfer by will or intestacy. In addition, because a transfer or assignment of 50% or more of the capital and profits interests of the Partnership within a 12-month period will terminate the Partnership for Federal income tax purposes, which may result in adverse tax consequences to Limited Partners, the Partnership Agreement prohibits the transfer or assignment (except by gift or bequest) of interests if such transfer, when added to all other transfers in any 12-month period, would represent the transfer of 49% or more of the capital interests of the Partnership. If a transfer would otherwise take place but for the 49% threshold having been reached, the Partnership Agreement permits the liquidation of such interest for fair market value.

             SUMMARY COMPARISON OF RIGHTS OF UNITS AND COMMON STOCK

     The following summary compares a number of differences between ownership of Units and ownership of shares of Common Stock and the effects relating thereto. The following statements do not purport to be complete and are qualified in their entirety by reference to the Partnership Agreement and the Company's Certificate of Incorporation. See "Description of Capital Stock" and "Summary of Certain Provisions of the Partnership Agreement."

               UNITS                                    COMMON STOCK
                                TRANSFERABILITY

Subject to certain limited exceptions, Units may not        The Common Stock is freely transferable and is quoted
be transferred without the written consent of the           on the Nasdaq National Market.
General Partner. There is no established public
trading market for the Units.

                              PERMITTED ACTIVITIES

The Partnership Agreement provides that the Part-           The Company's Restated Certificate of Incorporation
nership may engage in the ownership and operation of        and Bylaws contain no restrictions on the activities
the Company and such other ancillary and related            in which the Company may engage.
businesses as the General Partner shall deem
desirable.

                              FINANCIAL REPORTING

The Partnership is subject to the reporting require-        The Company is subject to the reporting requirements
ments of the Exchange Act. The Partnership must also        of the Exchange Act, and its Shareholders receive
prepare and provide to its Partners statutorily             reports prepared in accordance with the rules and
required tax information.                                   regulations of the Commission.

                     TAXATION, DISTRIBUTIONS AND DIVIDENDS

The Partnership is not a taxable entity under the           The Company is subject to federal and state income
Internal Revenue Code. Accordingly, Partners report         taxes on corporate income. Shareholders will have
and pay federal income taxes on the basis of their          taxable income from the Company's operations to the
distributive share of partnership income, gains,            extent that taxable dividends are declared and paid
losses, credits and deductions, if any, whether or          on the Common Stock. The Bylaws of the Company
not any cash distributions are actually made. The           provide that the Board of Directors has the authority
Partnership Agreement provides that, other than in          to declare dividends as and when they deem it to be
connection with a sale of all or substantially all of       expedient to the extent permitted by law. To date,
the assets of, or the liquidation of, the                   the Company has not declared or paid any cash or
Partnership, the General Partner has the authority to       other dividends on the Common Stock and intends for
determine the amount available for distribution to          the foreseeable future to retain its earnings to
the Partners. Distributions, if any, generally are          finance the development of its business and for
made 1% to the General Partner and 99% to Limited           repayment of debt.
Partners until Limited Partners are provided with a
6% per annum compounded return on their adjusted
aggregate capital contributions, and thereafter 30%
to the General Partner and 70% to Limited Partners.
The General Partner has not made any such distribu-
tions in the past.

               UNITS                                    COMMON STOCK

                                 VOTING RIGHTS

The General Partner controls the business of the            Each share of Common Stock entitles its holder to
Partnership. Limited Partners may not participate in        cast one vote on matters as to which voting is
the management of the Partnership without jeop-             permitted or required by the Delaware General
ardizing their limited liability. Limited partners          Corporation Law, including the election of direc-
have, however, certain enumerated rights, such as the       tors, amendments to the Company's Restated Cer-
removal and replacement of the General Partner.             tificate of Incorporation and mergers and other
Amendments to the Partnership Agreement and removal         extraordinary transactions. Generally, matters re-
of the General Partner require the affirmative vote         quiring the vote of the Common Stock are approved by
of Limited Partners holding a majority of outstanding       the affirmative vote of the holder of a majority of
Units. The approval of two- thirds of the outstanding       the shares of Common Stock at a meeting of
Units is required for the sale or other disposition         stockholders at which a quorum is present.
of all or substantially all of the assets of the
Partnership.

                               LIMITED LIABILITY

Limited Partners' liability with respect to the             Shares of Common Stock are fully paid and nonas-
activities of the Partnership is generally limited          sessable. Stockholders do not have personal liability
to their original capital contributions. In certain         for the obligations of the Company.
circumstances, they may be liable for amounts
distributed or returned to them.

                               CHANGE OF CONTROL

There is no provision in the Delaware Revised Uniform       The Company, as a Delaware corporation, is subject to
Limited Partnership Act comparable to the                   Section 203 of the Delaware General Corporation Law,
provisions contained in Section 203 of the Delaware         which prohibits business combinations with interested
General Corporation Law, or in the Partnership              stockholders for a period of three years following
Agreement that restricts change of control                  the date such stockholder became an owner of 15% or
transactions with Partners. Changes in management can       more of the outstanding voting stock of the Company.
be effected only by removal of the General Partner.         The Company's Restated Certificate of Incorporation
                                                            prohibits stockholders acting by written consent,
                                                            which may impede a takeover attempt. The Company has
                                                            no other provision in its Restated Certificate of
                                                            Incorporation or its Bylaws with an antitakeover
                                                            effect.

               UNITS                                    COMMON STOCK

                                INDEMNIFICATION

The Delaware Revised Uniform Limited Partnership Act,       The Delaware General Corporation Law, Section 145,
Section 17-108, states that a limited partnership           permits a corporation to indemnify any person who is
has the power to indemnify any partner or person            or is threatened to be made a party to any suit due
unless restricted by its partnership agreement.             to the fact that such person is a director, officer,
                                                            employee or agent acting on behalf of such
The Partnership Agreement generally provides for the        corporation, subject to a determination by the Board
indemnification of the General Partner and its              of Directors that such person has met certain
affiliates, provided such person's actions were             standards of conduct.
determined in good faith to be in the best interest
of the Partnership and did not involve negligence or        The Company's Restated Certificate of Incorporation
misconduct.                                                 and Bylaws provide for the indemnification of any
                                                            director, officer, employee or agent of the Company
                                                            to the fullest extent permitted by applicable law.

                                FIDUCIARY DUTIES

Under Delaware law, and subject to the terms of the         Under the Delaware General Corporation Law, a
Partnership Agreement, the General Partner has              director of a corporation must perform his or her
fiduciary duties of good faith, loyalty and fair            duties as a director in good faith and with that
dealing to Limited Partners in the management of            degree of care which an ordinarily prudent person in
Partnership affairs.                                        a like position would use under similar circum-
                                                            stances.

               REMOVAL OF THE GENERAL PARTNER OF THE PARTNERSHIP
                          AND DIRECTORS OF THE COMPANY

The General Partner may be removed by an affirmative        Delaware General Corporation Law provides that any
vote of Limited Partners holding a majority of              director or the entire Board of Director may be
Units. In such event, Limited Partners holding all of       removed, with or without course, by the holders of a
the outstanding Units may designate a successor             majority of the shares then entitled to vote at an
general partner or the Partnership will be dissolved.       election of directors.

               UNITS                                    COMMON STOCK

                  RIGHT TO CALL MEETINGS AND SUBMIT PROPOSALS

The Partnership Agreement provides that meetings of         The Company's charter documents, as permitted by the
the Partners may be called by Limited Partners              Delaware General Corporation Law, do not authorize
holding more than 10% of the outstanding Units for          stockholders to request a meeting of the Company.
any matter on which the Partners may vote provided          Stockholders may submit proposals for consideration
that the Partnership receives certain opinions of           only at annual meetings and, in addition to complying
counsel regarding the legality of the action, and           with federal securities laws and other laws, must
that the action would not affect either the Limited         deliver notice to the Secretary of the Company, or
Partners' limited liability or the Partnership's tax        such notice must be mailed and received at the
status. Limited Partners holding a majority of the          principal executive offices of the Company, within 10
outstanding Units may propose, subject to certain           days following the day on which notice of the date of
limitations, amendments to the Partnership Agreement.       the annual meeting was mailed or public disclosure of
                                                            the date of the meeting was made. A stockholder's
                                                            notice must set forth as to each matter the
                                                            stockholder proposes (a) a brief description of the
                                                            business desired to be brought before the annual
                                                            meeting and the reasons for conducting such business
                                                            at the annual meeting, (b) the name and address of
                                                            the stockholder proposing such business, (c) the
                                                            class and number of shares of the Company that are
                                                            beneficially owned by the stockholder, and (d) any
                                                            material interest of the stockholder in such
                                                            business.

                               LIQUIDATION RIGHTS

Upon liquidation of the Partnership, Limited Part-          In the event of a liquidation of the Company, the
ners share in any assets available for distribution         holders of Common Stock are entitled to share ratably
in accordance with the applicable provisions of the         in any assets of the Company remaining after
Partnership Agreement. The liquidation provisions           creditors have been paid or provided for. The
generally provide that the assets of the Partnership        dissolution of the Company may be proposed only by
remaining after payment of or providing for its debts       the Board of Directors of the Company by adopting a
and liabilities will be distributed to the General          resolution approving a proposal to dissolve the
Partner and the Limited Partners in accordance with         Company and proposing such dissolution to the
their respective capital account balances. Limited          stockholders at a meeting of stockholders. The
Partners holding a majority of the outstanding Units        Company will be dissolved if a majority of the
may, by written consent, determine to dissolve the          outstanding shares of Common Stock are voted for such
Partnership.                                                proposal.

               UNITS                                    COMMON STOCK

                        LIMITS ON MANAGEMENT'S LIABILITY

The General Partner is generally liable to third            The Company's Restated Certificate of Incorporation,
parties for all debts and obligations of the Partner-       as permitted by the Delaware General Corporate Law,
ship. The Partnership Agreement provides that the           eliminates the monetary liability of the Company's
General Partner or its affiliates will not have any         directors for a breach of their fiduciary duty as
liability to the Partnership or the Limited Partners        directors, except for liability (i) for any breach of
for any losses or liabilities, provided such person's       the director's duty of loyalty to the Company or its
actions are determined in good faith to be in the           stockholders, (ii) for acts or omissions not in good
best interest of the Partnership and do not involve         faith or that involve intentional misconduct or a
negligence or misconduct.                                   knowing violation of law, (iii) under Section 174 of
                                                            the Delaware General Corporation Law (which provides
                                                            for liability of directors for unlawful payment of
                                                            dividends or unlawful stock purchases or
                                                            redemptions), or (iv) for any transaction from which
                                                            the director derived an improper personal benefit.

                                APPRAISAL RIGHTS

Neither the Partnership Agreement nor the Delaware          Under the Delaware General Corporation Law, a holder
Revised Uniform Limited Partnership Act provides            of Common Stock who does not vote in favor of a
for rights similar to the appraisal rights of the           merger or consolidation of the Company may, upon
Common stock under the Delaware General Corporation         compliance with certain procedures, be entitled to
Law.                                                        receive the fair value of the shares in cash in lieu
                                                            of the consideration that would otherwise be received
                                                            in the merger or consolidation. Appraisal rights are
                                                            not available in certain mergers, including (a)
                                                            mergers in which the Company is the surviving
                                                            corporation and no vote of its stockholders was
                                                            required and (b) mergers when the Common Stock was
                                                            then listed on a national securities exchange or held
                                                            of record by more than 2,000 holders and the holders
                                                            of Common Stock are not required to accept in
                                                            exchange for their shares anything other than shares
                                                            of stock of the surviving corporation that, on the
                                                            effective date of the merger, would be listed on a
                                                            national securities exchange or held of record by
                                                            more than 2,000 holders, cash in lieu of fractional
                                                            shares, or any combination thereof.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Plan of Withdrawal and Dissolution will be passed upon for the Company by King & Spalding, New York, New York.

                                    EXPERTS

     The Consolidated Financial Statements as of September 30, 1996 and 1995 and for each of the three fiscal years in the period ended September 30, 1996, appearing in this Proxy Statement/Prospectus and Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                           SYNTHETIC INDUSTRIES, INC.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS:

(1) Consolidated Financial Statements as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996.

                                                                  PAGE
                                                                  ----
    Independent Auditors' Report................................  F-2
    Consolidated Balance Sheets.................................  F-3
    Consolidated Statements of Operations.......................  F-4
    Consolidated Statements of Changes in Stockholder's
      Equity....................................................  F-5
    Consolidated Statements of Cash Flows.......................  F-6
    Notes to Consolidated Financial Statements..................  F-7

(2) Unaudited Consolidated Financial Statements as of March 31, 1997 and 1996 and for the three and six month periods then ended.

    Consolidated Balance Sheets.................................  F-16
    Consolidated Statements of Operations.......................  F-17
    Consolidated Statements of Cash Flows.......................  F-18
    Notes to Consolidated Financial Statements..................  F-19

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of
Synthetic Industries, Inc.
Chickamauga, Georgia

     We have audited the accompanying consolidated balance sheets of Synthetic Industries, Inc. and its subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Synthetic Industries, Inc. and subsidiaries at September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

New York, New York
November 12, 1996

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
CURRENT ASSETS:
  Cash......................................................  $    101    $    108
  Accounts receivable, net (Note 4).........................    48,165      47,947
  Inventory (Note 5)........................................    39,142      45,597
  Other current assets (Note 6).............................    14,655      14,708
                                                              --------    --------
          TOTAL CURRENT ASSETS..............................   102,063     108,360
PROPERTY, PLANT AND EQUIPMENT, net (Note 7).................   137,974     116,729
OTHER ASSETS (Note 8).......................................    84,021      87,211
                                                              --------    --------
                                                              $324,058    $312,300
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................  $ 20,227    $ 24,021
  Accrued expenses and other current liabilities............     9,669       7,378
  Income taxes payable (Note 11)............................     1,407       1,455
  Interest payable..........................................     6,024       6,427
  Current maturities of long-term debt (Note 9).............       659          40
                                                              --------    --------
          TOTAL CURRENT LIABILITIES.........................    37,986      39,321
LONG-TERM DEBT (Note 9).....................................   194,353     192,048
DEFERRED INCOME TAXES (Note 11).............................    25,875      23,175
COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS' EQUITY (Note 3):
  Common stock (par value $1.00 per share; authorized,
     25,000,000;
     issued and outstanding, 5,781,250).....................     5,781       5,781
  Additional paid-in capital................................    63,519      63,519
  Cumulative translation adjustments........................        15          29
  Deficit...................................................    (3,471)    (11,573)
                                                              --------    --------
          TOTAL STOCKHOLDERS' EQUITY........................    65,844      57,756
                                                              --------    --------
                                                              $324,058    $312,300
                                                              ========    ========

                See notes to consolidated financial statements.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                            FISCAL YEAR ENDED SEPTEMBER 30,
                                                         --------------------------------------
                                                            1996          1995          1994
                                                         ----------    ----------    ----------
Net sales..............................................  $  299,532    $  271,427    $  234,977
                                                         ----------    ----------    ----------
Costs and expenses:
  Cost of sales........................................     208,321       194,706       152,305
  Selling expenses.....................................      27,488        24,273        21,815
  General and administrative expenses..................      22,657        21,195        17,588
  Amortization of excess of purchase price over net
     assets acquired and other intangibles.............       2,592         2,566         2,499
                                                         ----------    ----------    ----------
                                                            261,058       242,740       194,207
                                                         ----------    ----------    ----------
Operating income.......................................      38,474        28,687        40,770
                                                         ----------    ----------    ----------
Other expenses:
  Interest expense, net................................      22,773        22,514        20,011
  Amortization of deferred financing costs.............         699           737           739
                                                         ----------    ----------    ----------
                                                             23,472        23,251        20,750
                                                         ----------    ----------    ----------
Income before provision for income taxes...............      15,002         5,436        20,020
Provision for income taxes (Note 11)...................       6,900         3,500         8,600
                                                         ----------    ----------    ----------
NET INCOME.............................................  $    8,102    $    1,936    $   11,420
                                                         ==========    ==========    ==========
Net income per common share (Note 3)...................  $     1.37    $      .33    $     1.93
                                                         ==========    ==========    ==========
Weighted average shares outstanding....................   5,930,502     5,930,502     5,930,502
                                                         ==========    ==========    ==========

                See notes to consolidated financial statements.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                           (IN THOUSANDS OF DOLLARS)

                                                     ADDITIONAL   CUMULATIVE
                                            COMMON    PAID-IN     TRANSLATION
                                            STOCK     CAPITAL     ADJUSTMENTS   DEFICIT     TOTAL
                                            ------   ----------   -----------   --------   -------
Balance, October 1, 1993 (Note 3).........  $5,781    $63,519        $ 52       $(24,929)  $44,423
Net income................................     --          --          --         11,420    11,420
Foreign currency translation..............     --          --         (26)            --       (26)
                                            ------    -------        ----       --------   -------
Balance, September 30, 1994...............  5,781      63,519          26        (13,509)   55,817
Net income................................     --          --          --          1,936     1,936
Foreign currency translation..............     --          --           3             --         3
                                            ------    -------        ----       --------   -------
Balance, September 30, 1995...............  5,781      63,519          29        (11,573)   57,756
Net income................................     --          --          --          8,102     8,102
Foreign currency translation..............     --          --         (14)            --       (14)
                                            ------    -------        ----       --------   -------
Balance, September 30, 1996...............  $5,781    $63,519        $ 15       $ (3,471)  $65,844
                                            ======    =======        ====       ========   =======

                See notes to consolidated financial statements.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                 YEAR ENDED SEPTEMBER 30,
                                                              ------------------------------
                                                                1996       1995       1994
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  8,102   $  1,936   $ 11,420
  Adjustments to reconcile net income to net cash provided
     by
     (used in) operations:
     Depreciation and amortization..........................    16,299     14,937     12,390
     Deferred income taxes..................................     3,400       (355)     3,830
     Provision for bad debts................................     1,024      3,363        217
     Loss on disposal of equipment..........................        --         --        266
     Change in assets and liabilities:
       Increase in accounts receivable......................    (1,247)   (12,212)    (2,861)
       Decrease (increase) in inventory.....................     6,451    (13,076)    (7,255)
       Increase in other current assets.....................      (647)    (1,469)      (632)
       (Decrease) increase in accounts payable..............    (3,801)     5,254      5,348
       Increase in accrued expenses and other current
          liabilities.......................................     2,291        434        533
       (Decrease) increase in income taxes payable..........       (48)       973        482
       (Decrease) increase in interest payable..............      (403)       180        224
                                                              --------   --------   --------
          Cash provided by (used in) operating activities...    31,421        (35)    23,962
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment................   (29,253)   (13,313)   (31,866)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under term loan................................    19,500     11,000         --
  Repayments under term loan................................      (500)    (6,000)    (6,000)
  Net (repayment) borrowings under revolving credit line....   (20,734)     8,598     13,802
  Payment of capital lease obligation and other long term
     debt...................................................      (342)       (36)       (31)
  Deferred financing costs..................................      (101)      (221)        --
                                                              --------   --------   --------
     Cash (used in) provided by financing activities........    (2,177)    13,341      7,771
     Effect of exchange rate changes on cash................         2         (2)        (3)
                                                              --------   --------   --------
NET DECREASE IN CASH........................................        (7)        (9)      (136)
CASH AT BEGINNING OF PERIOD.................................       108        117        253
                                                              --------   --------   --------
CASH AT END OF PERIOD.......................................  $    101   $    108   $    117
                                                              ========   ========   ========
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Interest...............................................  $ 23,176   $ 22,334   $ 19,787
     Income taxes...........................................     3,548      2,882      3,901
SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITY
  Capital lease obligation incurred for purchase of
     equipment..............................................  $  5,000   $     --   $     --

                See notes to consolidated financial statements.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. ORGANIZATION

     Synthetic Industries, Inc., a Delaware corporation (the "Company"), manufactures and markets a wide range of polypropylene-based fabric and fiber products designed for industrial applications. The Company's diverse mix of products are marketed to the floor covering, construction and technical textile markets for such end-use applications as carpet backing, geotextiles, erosion control, concrete reinforcement and furniture construction fabrics. The Company manufactures and sells more than 2,000 products in over 65 end-use markets predominantly in North America, Europe and the Far East.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany transactions and balances have been eliminated.

REVENUE RECOGNITION

     Revenue from product sales is recognized at the time of shipment.

FOREIGN CURRENCY TRANSLATION

     The assets and liabilities of foreign subsidiaries are translated at the fiscal year-end rates of exchange, and the results of operations are translated at the average rates of exchange for the years presented. Gains or losses resulting from translating foreign currency financial statements are accumulated in the cumulative translation adjustments account in the stockholder's equity section of the accompanying consolidated balance sheets. Foreign currency transaction gains and losses are included in results of operations. Foreign currency realized and unrealized gains and losses for the years presented were not material.

INVENTORY

     Inventory is stated at the lower of cost, determined using the first-in, first-out method, or market.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is provided on the straight-line method based on estimated useful lives, as follows:

Building and improvements...................................  25 years
Machinery and equipment.....................................  14 years

     Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the lease. Expenses for repairs, maintenance and renewals are charged to operations as incurred. Expenditures which improve an asset or extend its useful life are capitalized. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in the results of operations.

     Capitalized interest is charged to machinery and equipment and amortized over the lives of the related assets. Interest capitalized during fiscal 1996, 1995 and 1994 was $392, $729 and $283, respectively.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES

INCOME TAXES

     The Company accounts for income taxes using an asset and liability approach in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED

     The excess of purchase price over net assets acquired is amortized on a straight-line basis over a period of 40 years. Excess of purchase price over net assets acquired is assessed for recoverability on a regular basis. In evaluating the value and future benefits of goodwill, its carrying value would be reduced by the excess, if any, of the balance over management's best estimate of undiscounted future operating income before amortization of the related intangible assets over the remaining amortization period.

DEFERRED FINANCING COSTS AND INTANGIBLE ASSETS

     Deferred financing costs are amortized over periods from 5 to 12 years. Intangible assets consist primarily of a Fibermesh(R) trademark and patents on civil engineering products, which are amortized on a straight-line basis over 40 and 15 years, respectively.

NET INCOME PER SHARE

     Net income per share was computed by dividing net income by the weighted average number of common shares and common equivalent shares outstanding during each period, as adjusted for the stock splits. Common equivalent shares include options calculated using the treasury stock method. Retroactive restatement has been made to all share and per share amounts for the 115,741-for-1 stock split effective October 30, 1996 (Note 3).

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. SFAS No. 121 is effective for financial statements for fiscal years beginning after December 15, 1995. Management believes that the adoption of this standard will have no effect on consolidated financial position or results of operations.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES

STOCK-BASED COMPENSATION

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" which will be effective for the Company beginning October 1, 1996. SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The Company will account for stock-based compensation awards under the provisions of Accounting Principles Board Opinion No. 25, as permitted by SFAS No. 123. In accordance with SFAS No. 123, beginning in the fiscal year ended September 30, 1997, the Company will make pro forma disclosures relative to stock-based compensation as part of the accompanying footnotes to the consolidated financial statements.

RECLASSIFICATION OF PRIOR FINANCIAL STATEMENTS

     Certain reclassifications have been made to previous years' financial statements to conform with 1996 classifications.

3. RECAPITALIZATION AND INITIAL PUBLIC OFFERING

     On July 31, 1996, the board of directors of the Company (the "Board") approved an amendment to the Company's Certificate of Incorporation to effect a recapitalization of the Company's Common Stock, pursuant to which the number of authorized shares of the Company's Common Stock was increased to 25,000,000 shares (the "Recapitalization"). As part of the Recapitalization, the Board approved a 115,740.74-for-1 stock split of the issued and outstanding shares of Common Stock. The Recapitalization, including the stock split, became effective immediately prior to the initial public offering. All share and per share information included in the accompanying consolidated financial statements and notes have been adjusted to give retroactive recognition to the stock split.

     On November 1, 1996, the Company sold 2,875,000 shares of Common Stock in an underwritten public offering. The net proceeds to the Company from the sale (after payment of underwriting discounts and commissions and expenses) were approximately $34,000. The net proceeds to the Company will be used to repay certain outstanding indebtedness. Supplementary pro forma net income per share, assuming the net proceeds were used to reduce outstanding bank indebtedness as of the beginning of fiscal 1996, would have been $1.12.

4. ACCOUNTS RECEIVABLE

     Accounts receivable are presented net of the allowances for doubtful accounts of $3,036, $4,053 and $1,201 for fiscal 1996, 1995 and 1994, respectively. Amounts written off against established allowances were $2,041, $511 and $217 for the years ended September 30, 1996, 1995 and 1994, respectively.

     The Company grants uncollaterilized trade terms to its customers, most of whom are located in the state of Georgia. As of September 30, 1996 and 1995, $21,916 and $22,903, respectively, of the Company's accounts receivable balances were due from customers located in this state. Net sales to one customer represented 18% of consolidated net sales for all three fiscal years presented.

5. INVENTORY

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
Finished goods..............................................  $ 22,555    $ 27,867
Work in progress............................................     7,937       5,541
Raw materials...............................................     8,650      12,189
                                                              --------    --------
                                                              $ 39,142    $ 45,597
                                                              ========    ========

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES

6. OTHER CURRENT ASSETS

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
Prepaid supplies............................................  $  8,283    $  7,192
Deferred tax assets.........................................     4,765       5,465
Other.......................................................     1,607       2,051
                                                              --------    --------
                                                              $ 14,655    $ 14,708
                                                              ========    ========

7. PROPERTY, PLANT AND EQUIPMENT

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
Land........................................................  $  4,458    $  3,511
Buildings and improvements..................................    29,298      23,457
Machinery and equipment and leasehold improvements..........   179,386     151,921
                                                              --------    --------
                                                               213,142     178,889
Accumulated depreciation....................................    75,168      62,160
                                                              --------    --------
                                                              $137,974    $116,729
                                                              ========    ========

Depreciation expense on property, plant and equipment was $13,008, $11,634 and $9,152 in fiscal 1996, 1995 and 1994, respectively.

8. OTHER ASSETS

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
Excess of purchase price over net assets acquired...........  $ 99,818    $ 99,818
Intangible assets...........................................     3,546       3,546
Deferred financing costs....................................    12,331      12,230
                                                              --------    --------
                                                               115,695     115,594
Accumulated amortization....................................    31,674      28,383
                                                              --------    --------
                                                              $ 84,021    $ 87,211
                                                              ========    ========

     The excess of purchase price over net assets acquired arose from the purchase of the Company's Common Stock. The Company was acquired by Synthetic Industries L.P., a Delaware limited partnership (the "Partnership") on December 4, 1986. This acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based on estimates by independent appraisals and other valuations of fair market value as of December 4, 1986, and resulted in a purchase price in excess of net assets acquired of $99,818.

     Amortization expense was $3,291, $3,303 and $3,238 in fiscal 1996, 1995 and 1994, respectively.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES

9. LONG-TERM DEBT

     Long-term debt consists of the following at September 30:

                                                                1996        1995
                                                              --------    --------
Secured revolving credit facility (a):
Secured revolving credit portion............................  $  3,993    $ 24,727
Term loan portion...........................................    45,000      26,000
12 3/4% senior subordinated debentures(b)...................   140,000     140,000
Capital lease obligation (Note 10)..........................     4,698          --
Other.......................................................     1,321       1,361
                                                              --------    --------
                                                               195,012     192,088
Less current portion........................................       659          40
                                                              --------    --------
Total long-term portion.....................................  $194,353    $192,048
                                                              ========    ========

  (a) The Secured Revolving Credit Facility

     On October 20, 1995, the Company and its lenders entered into a Fourth Amended and Restated Revolving Credit Agreement (as amended to date, the "Credit Facility"). The Company's term loan portion of the Credit Facility (the "Term Loan") was increased to $45,000. The Credit Facility has a termination date of October 20, 2001, and provides for Term Loan repayments of $10,000 in 1999 and $17,500 in each of 2000 and 2001.

     The revolving credit loan portion of the Credit Facility (the "Revolver") provides for availability based on a borrowing formula consisting of 85% of eligible accounts receivable and 50% of eligible inventory, subject to certain limitations. The maximum amount available for borrowing under the Revolver is increased to $40,000, of which $34,115 is available at September 30, 1996.

     The Credit Facility permits borrowings which bear interest, at the Company's option, (i) for domestic borrowings based on the lender's base rate plus .75% or 1.00% for Revolver or Term Loan advances, respectively (9.00% and 9.25% at September 30, 1996 and 9.50% and 9.75% at September 30, 1995) or (ii) for Eurodollar borrowings, based on the Interbank Eurodollar rate at the time of conversion plus 2.50% and 2.75% for Revolver or Term Loan advances, respectively (8.06% and 8.09% at September 30, 1996 and 8.50% and 8.625% at September 30,
1995).

     The Credit Facility provides for borrowings under letters of credit of up to $3,000, which borrowings reduce amounts available under the Revolver. At September 30, 1996, there was $1,892 in letters of credit outstanding under the Credit Facility. The Company is required to pay a .375% fee on the unused portion of the commitment and an agency fee of $150 per annum.

     The Credit Facility is collateralized by substantially all of the Company's assets and contains covenants related to the maintenance of certain operating and working capital levels and limitations as to the amount of capital expenditures. The Company's ability to pay dividends on its Common Stock is restricted by both the Credit Facility and the indenture relating to the Senior Subordinated Debentures discussed below.

(b) Senior Subordinated Debentures

     On December 14, 1992, the Company issued $140,000 of 12 3/4% Senior Subordinated Debentures due 2002 (the "Debentures"), which represent unsecured obligations of the Company. The Debentures are redeemable at the option of the Company at any time on or after December 1, 1997, initially at 106.375% of their principal amount, together with accrued interest, with declining redemption prices thereafter. Interest on the Debentures is payable semi-annually on June 1 and December 1.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES

     The fair value of the Company's Debentures is estimated based on quoted market prices for the Debentures in the over-the-counter market. The estimated fair value of the Debentures at September 30, 1996 is 107.0% of their face amount, or $149,800.

     Approximate aggregate minimum annual payments due on long-term debt and the capital lease obligation, for the subsequent five years are as follows: 1997, $659; 1998, $718; 1999, $10,783; 2000, $22,347; 2001, $19,470; and thereafter,
$141,036.

10. COMMITMENTS AND CONTINGENCIES

  (c) Lease commitments

     On May 15, 1996, the Company entered into a five year capital lease for equipment which provides for payments over a five year period at an interest rate of 8.42% The Company also leases certain factory and warehouse buildings and equipment under long-term operating leases expiring through 2009.

     Future minimum lease payments under noncancellable lease obligations at September 30, 1996 are as follows:

                                                              CAPITAL    OPERATING
                            YEAR                              LEASES      LEASES
                            ----                              -------    ---------
1997........................................................  $  986      $3,786
1998........................................................     986       2,262
1999........................................................     986       1,622
2000........................................................     986         991
2001........................................................   1,993         362
Thereafter..................................................      --         817
                                                              ------      ------
Total minimum lease payments................................  $5,937      $9,840
                                                                          ======
Less amount representing interest...........................   1,239
                                                              ------
Present value of net minimum lease payments.................   4,698
Less current maturities of capital lease obligation.........     614
                                                              ------
Capital lease obligation....................................  $4,084
                                                              ======

     Total rental expense for the above operating leases and other short-term leases for the fiscal years 1996, 1995 and 1994 was $4,499, $3,731 and $4,684, respectively.

  (d) Capital Expenditures

     In fiscal 1997, the Company plans a $40,000 expansion of its manufacturing facilities, primarily to expand capacity and to continue to reduce manufacturing costs, subject to prevailing market conditions, of which $7,084 is committed at September 30, 1996.

  (e) Litigation

     The Company and its subsidiaries are parties to litigation arising out of their business operations. Most of such litigation involves claims for personal injury, property damage, breach of contract and claims involving employee relations and certain administrative proceedings. The Company believes such claims are adequately covered by insurance or do not involve a risk of material loss to the Company.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES

11. INCOME TAXES


     The sources of income before provision for income taxes are as follows:


                                                          FISCAL YEARS ENDED SEPTEMBER 30,
                                                         ----------------------------------
                                                           1996         1995        1994
                                                         ---------    --------    ---------
United States..........................................    $14,083      $4,546      $19,505
Foreign................................................        919         890          515
                                                           -------      ------      -------
Earnings before income taxes...........................    $15,002      $5,436      $20,020
                                                           =======      ======      =======

     The provision for income taxes attributable to the amounts shown above consists of the following:

                                                            YEAR ENDED SEPTEMBER 30,
                                                           --------------------------
                                                            1996      1995      1994
                                                           ------    ------    ------
Current:
  Federal................................................  $2,600    $3,180    $3,770
  State..................................................     600       400     1,000
  Foreign................................................     300       275        --
                                                           ------    ------    ------
                                                            3,500     3,855     4,770
                                                           ------    ------    ------
Deferred:
  Federal................................................   3,200      (218)    3,405
  State..................................................     200      (137)      425
                                                           ------    ------    ------
                                                            3,400      (355)    3,830
                                                           ------    ------    ------
                                                           $6,900    $3,500    $8,600
                                                           ======    ======    ======

     A reconciliation of US income tax computed at the statutory rate and actual tax expense is as follows:

                                                            YEAR ENDED SEPTEMBER 30,
                                                           --------------------------
                                                            1996      1995      1994
                                                           ------    ------    ------
Amount computed at statutory rate........................  $5,250    $1,900    $7,007
State and local taxes -- less applicable federal income
  tax benefit............................................     550       270       747
Amortization of goodwill.................................     873       873       871
Other nondeductible expenses.............................     115       210       348
Other, net...............................................     112       247      (373)
                                                           ------    ------    ------
                                                           $6,900    $3,500    $8,600
                                                           ======    ======    ======

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES

     The tax effects of significant items comprising the Company's net deferred tax liability are as follows:

                                                                  YEAR ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
Property, plant and equipment...............................  $24,819    $22,121
Trademarks and patents......................................    1,056      1,054
                                                              -------    -------
Total deferred tax liabilities..............................   25,875     23,175
                                                              -------    -------
Receivables.................................................      996      1,609
Inventory...................................................      626        628
Accrued expenses............................................    1,829      1,581
AMT credit carryforward (no expiration date)................    1,314      1,647
                                                              -------    -------
Total deferred tax assets...................................    4,765      5,465
                                                              -------    -------
Net deferred tax liability..................................  $21,110    $17,710
                                                              =======    =======

     The Company's United States income tax returns for fiscal years 1992 and 1993 have been examined and settled without material adjustment.

12. RETIREMENT PROGRAMS

     For United States employees, the Company maintains a trusteed profit-sharing plan (the "Plan") which is qualified under Section 401(k) of the Internal Revenue Code. All full-time employees over the age of 21 who have been employed continuously for at least one year are eligible for participation in the Plan. The Company may, but has not elected to, contribute a portion of its profits to the Plan, as determined by the Board. Employer contributions vest over 1 to 5 years. The Company has elected to match employee contributions to the Plan on a 50% basis but not to exceed 3% of the employee's annual compensation. During fiscal years 1996, 1995 and 1994, the Company contributed $999, $921 and $891, respectively. The Plan provides for the Company to bear the expense of the administration of the Plan. Pension expense on the foreign plans is not significant.

13. STOCK OPTIONS

     In August 1994, the Company adopted a stock option plan (the "Directors' Plan"), pursuant to which non-qualified stock options to purchase an aggregate of 125,261 shares of Common Stock were granted to the four non-employee Directors of the Company at an exercise price of $6.83 per share which was determined by reference to the fair market value of the Company's equity at the time such Directors joined the Board. The stock options will be fully vested by October 1, 1996 and have a term which expires on August 4, 2004. The Directors' Plan does not provide for any further grants of options thereunder.

     In August 1994, the Company adopted a stock option plan (the "1994 Plan") for its key employees which provides for the grant of incentive stock options, within the meaning of Section 422A of the Internal Revenue Code, and non-qualified stock options. The maximum aggregate number of shares of Common Stock that may be issued under the 1994 Plan is 491,413 shares.

     In December 1995 and 1994, stock options for 174,716 and 316,697 shares of Common Stock were granted to various employees under the 1994 Plan at an exercise price of $10.72 per share. The stock options vest and become exercisable at a rate of 25% per year over a four-year period and expire ten years from the date of grant. As of September 30, 1996, 79,173 options were exercisable under the 1994 Plan.

     In May 1996, as amended on July 31, 1996, the Company adopted a stock option plan (the "1996 Plan"), which provides for the grant of incentive stock options and non-qualified stock options to any full time

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES employee of the Company under terms substantially the same as the 1994 Plan. The maximum number of shares of Common Stock that may be issued under the 1996 Plan is 289,062 shares. Options to purchase an aggregate of 21,723 shares have been granted at an exercise price of $10.72 per share.

     The purchase price of the shares of Common Stock subject to options under the 1994 and 1996 Plans must be no less than the fair market value of the Common Stock at the date of grant, provided, however, that the purchase price of shares of Common Stock subject to Initial Stock Offerings ("ISOs") granted to any optionee who owns shares possessing more than 10% of the combined voting power of the Company ("Ten Percent Stockholder") must not be less than 110% of the fair market value of the Common Stock at the date of grant. The maximum term of an option may not exceed ten years from the date of grant, except with respect to ISOs granted to Ten Percent Stockholders which must expire within five years of the date of grant.


14. RELATED PARTY TRANSACTIONS



     Synthetic Industries, L.P. (the "Partnership") owns 5,781,250 shares of the Company's Common Stock, or approximately 67% of the issued and outstanding shares of Common Stock. Four of the Company's executive officers, including its chief executive officer, and a former executive officer are sole stockholders of corporations which indirectly control the sole general partner of the Partnership.



     The Company and the Partnership entered into a Registration Rights Agreement pursuant to which the Company has agreed that upon request of the Partnership the Company will register under the Securities Act and applicable state securities laws the sale of the Common Stock owned by the Partnership and as to which registration has been requested. The Company's obligation is subject to certain limitations relating to a minimum amount required for registration, the timing of a registration and other similar matters. The Company is obligated to pay any registration expenses incidental to such registration, excluding underwriters' commissions and discounts. In connection with the Common Stock Offering, the Company incurred approximately $300 in 1996 of such registration expenses on behalf of the Partnership.



     A former executive officer of the Company and an affiliate of the Partnership is being retained as a consultant to the Company. Pursuant to a consulting agreement with the Company, the former executive officer will receive, until January 31, 2000, or upon earlier termination of his consulting agreement, $125 per year and various insurance coverages, and will be authorized to exercise all stock options awarded to him, subject to applicable vesting provisions. Under this agreement, the former executive officer is required to provide the Company with 20 hours of consultation per month, has released the Company from any liability resulting from his employment and has also agreed not to compete against the Company.



     The Company leases office space under a five-year lease with one of the Company's executive officers. The term of the lease expires on September 30, 1998 and the rent is approximately $48 per year, which the Company believes is within prevailing market rates.



     Pursuant to a licensing agreement with the Company, an executive officer of the Company receives royalties related to the manufacture and sale of a certain product for which the executive officer owns all of the U.S. and foreign patents. Under this agreement, the Company paid royalties of $3 and $12 to the executive officer in fiscal 1995 and 1996, respectively, and will continue to pay such royalties until 2012 or the earlier termination of the license agreement.



     During fiscal 1996 and 1995, the Company paid fees of approximately $232 and $135, respectively, to a law firm in which a director of the Company was a partner.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           (IN THOUSANDS OF DOLLARS)


                                     ASSETS


                                                               JUNE 30,     SEPTEMBER 30,
                                                                 1997           1996
                                                              -----------   -------------
                                                              (UNAUDITED)
CURRENT ASSETS:
  Cash......................................................   $    499        $    101
  Accounts receivable, net of allowance for doubtful
     accounts of $3,478 and $3,036, respectively............     57,254          48,165
  Inventory (Note 3)........................................     58,470          39,142
  Other current assets......................................     14,114          14,655
                                                               --------        --------
          TOTAL CURRENT ASSETS..............................    130,337         102,063
PROPERTY, PLANT AND EQUIPMENT, net (Note 4).................    167,111         137,974
OTHER ASSETS................................................     83,617          84,021
                                                               --------        --------
                                                               $381,065        $324,058
                                                               ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................   $ 29,734        $ 20,227
  Accrued expenses and other current liabilities............     10,851           9,669
  Income taxes payable......................................         15           1,407
  Interest payable..........................................      6,089           6,024
  Current maturities of long-term debt (Note 5).............        703             659
                                                               --------        --------
          TOTAL CURRENT LIABILITIES.........................     47,392          37,986
LONG-TERM DEBT (Note 5).....................................    209,356         194,353
DEFERRED INCOME TAXES.......................................     25,875          25,875
                                                               --------        --------
STOCKHOLDERS' EQUITY:
  Common stock (par value $1.00 per share; authorized,
     25,000,000; issued and outstanding, 8,656,250 and
     5,781,250 shares, respectively) (Note 7)...............      8,656           5,781
  Additional paid-in capital (Note 7).......................     94,325          63,519
  Cumulative translation adjustments........................        142              15
  Deficit...................................................      4,681          (3,471)
                                                               --------        --------
          TOTAL STOCKHOLDERS' EQUITY........................     98,442          65,844
                                                               --------        --------
                                                               $381,065        $324,058
                                                               ========        ========


                See notes to consolidated financial statements.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                    THREE MONTHS ENDED         NINE MONTHS ENDED
                                                         JUNE 30,                  JUNE 30,
                                                  -----------------------   -----------------------
                                                     1997         1996         1997         1996
                                                  ----------   ----------   ----------   ----------
Net sales.......................................  $   99,112   $   82,843   $  245,327   $  212,060
                                                  ----------   ----------   ----------   ----------
Costs and expenses:
  Cost of sales.................................      65,762       55,134      166,928      151,221
  Selling expenses..............................       8,296        7,307       22,480       19,259
  General and administrative expenses...........       6,583        5,233       19,474       16,024
  Amortization of excess purchase price over net
     assets acquired and other intangibles......         648          648        1,944        1,944
                                                  ----------   ----------   ----------   ----------
                                                      81,289       68,322      210,826      188,448
                                                  ----------   ----------   ----------   ----------
          Operating income......................      17,823       14,521       34,501       23,612
                                                  ----------   ----------   ----------   ----------
Other expenses:
  Interest expense..............................       4,947        5,863       15,722       17,253
  Amortization of deferred financing costs......         150          175          489          523
                                                  ----------   ----------   ----------   ----------
                                                       5,097        6,038       16,211       17,776
                                                  ----------   ----------   ----------   ----------
Income before income tax provision and
  extraordinary item............................      12,726        8,483       18,290        5,836
Income tax provision (Note 6)...................       5,050        3,390        7,550        3,050
                                                  ----------   ----------   ----------   ----------
Income before extraordinary item................       7,676        5,093       10,740        2,786
Extraordinary item -- Loss from early
  extinguishment of debt (net of tax benefit of
  $7,481).......................................          --           --       11,950           --
                                                  ----------   ----------   ----------   ----------
NET INCOME (LOSS)...............................  $    7,676   $    5,093   $   (1,210)  $    2,786
                                                  ==========   ==========   ==========   ==========
Net income per share before extraordinary
  item..........................................  $     0.86   $     0.86   $     1.25   $     0.47
Extraordinary loss per share....................  $       --   $       --   $    (1.39)  $       --
                                                  ----------   ----------   ----------   ----------
Net income (loss) per share.....................  $     0.86   $     0.86   $    (0.14)  $     0.47
                                                  ==========   ==========   ==========   ==========
Weighted average shares outstanding.............   8,969,031    5,930,502    8,598,959    5,930,502
                                                  ==========   ==========   ==========   ==========


                See notes to consolidated financial statements.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)


                                                                NINE MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                1997         1996
                                                              ---------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $  (1,210)   $  2,786
  Adjustments to reconcile net income to net cash provided
     by operations:
     Extraordinary loss on early extinguishment of debt.....     19,431          --
     Depreciation and amortization..........................     13,687      12,241
     Provision for bad debts................................        473          23
     Deferred income taxes..................................        597       1,280
  Change in operating assets and liabilities, net of
     acquisition:
     Accounts receivable....................................     (6,797)     (2,885)
     Inventories............................................    (17,965)      7,929
     Other current assets...................................        638        (334)
     Accounts payable.......................................      9,507        (421)
     Accrued expenses and other current liabilities.........        706         857
     Income taxes payable...................................     (1,392)        749
     Interest payable.......................................         65      (3,872)
                                                              ---------    --------
       Net cash provided by operating activities............     17,740      18,353
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment................    (35,253)    (25,439)
  Acquisition of business (Note 8)..........................     (9,354)         --
                                                              ---------    --------
          Net cash used in investing activities.............    (44,607)    (25,439)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under term loan................................         --      19,500
  Repayments under term loan................................    (20,000)       (500)
  (Repayments) under revolving credit line..................     (1,867)    (11,713)
  Issuance of 9 1/4% Senior subordinated notes..............    170,000          --
  Redemption of 12 3/4% Senior subordinated debentures......   (132,597)         --
  Repayment costs on early extinguishment of debt...........    (15,920)         --
  Proceeds from underwritten public offering................     33,681          --
  Debt issuance costs.......................................     (5,540)        (97)
  Repayments of capital lease obligation and other long term
     debt...................................................       (489)        (13)
                                                              ---------    --------
     Net cash provided by financing activities..............     27,268       7,177
     Effect of exchange rate changes on cash................         (3)        (34)
                                                              ---------    --------
NET INCREASE IN CASH........................................        398          57
CASH AT BEGINNING OF PERIOD.................................        101         108
                                                              ---------    --------
CASH AT END OF PERIOD.......................................  $     499    $    165
                                                              =========    ========
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
  Interest..................................................  $  15,657    $ 21,125
  Income taxes..............................................        876       1,387


                See notes to consolidated financial statements.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (IN THOUSANDS OF DOLLARS)


                  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE


              PERIODS ENDING JUNE 30, 1997 AND 1996 IS UNAUDITED)


1. ORGANIZATION


     Synthetic Industries, Inc., a Delaware corporation (the "Company"), manufactures and markets a wide range of polypropylene-based fabric and fiber products designed for industrial applications. The Company's diverse mix of products are marketed to the floor covering, construction and technical textile markets for such end-use applications as carpet backing, geotextiles, erosion control, concrete reinforcement and furniture construction fabrics. The Company manufactures and sells more than 2,000 products in over 65 end-use markets predominately in North America, Europe and the Far East. Prior to November 1, 1996, the Company was a wholly owned subsidiary of Synthetic Industries, L.P. As a result of the underwritten public offering (Note 7) on November 1, 1996, Synthetic Industries, L.P. owns approximately 67% of the Company's outstanding common stock as of June 30, 1997.


2. INTERIM CONSOLIDATED FINANCIAL STATEMENTS


     The consolidated financial statements as of June 30, 1997 and for the periods ended June 30, 1997 and 1996 included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial position at June 30, 1997 and 1996, and the results of operations for the three and nine months then ended have been made on a consistent basis. Certain information and footnote disclosures included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures herein are adequate to make the information presented not misleading. It is suggested that these consolidated financial statements be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996. Operating results for the three and nine months ended June 30, 1997 may not necessarily be indicative of the results that may be expected for the full year.


3. INVENTORY


                                                              JUNE 30,    SEPTEMBER 30,
                                                                1997          1996
                                                              --------    -------------
Finished goods..............................................  $33,200        $22,555
Work in process.............................................    8,549          7,937
Raw materials...............................................   16,721          8,650
                                                              -------        -------
                                                              $58,470        $39,142
                                                              =======        =======

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES

4. PROPERTY, PLANT AND EQUIPMENT



                                                              JUNE 30,     SEPTEMBER 30,
                                                                1997           1996
                                                              ---------    -------------
Land........................................................  $  4,458       $  4,458
Buildings and improvements..................................    35,525         29,298
Machinery and equipment and leasehold improvements..........   213,550        179,386
                                                              --------       --------
                                                               253,533        213,142
Accumulated depreciation....................................    86,422         75,168
                                                              --------       --------
                                                              $167,111       $137,974
                                                              ========       ========



5. LONG-TERM DEBT



                                                              JUNE 30,     SEPTEMBER 30,
                                                                1997           1996
                                                              ---------    -------------
Secured revolving credit facility
  Secured revolving credit portion..........................  $  2,126       $  3,993
  Term loan portion.........................................    25,000         45,000
9 1/4% Senior Subordinated Notes, due 2007..................   170,000             --
12  3/4% Senior Subordinated Debentures, due 2002...........     7,403        140,000
Capital lease obligation....................................     4,242          4,698
Other.......................................................     1,288          1,321
                                                              --------       --------
                                                               210,059        195,012
Less current portion........................................       703            659
                                                              --------       --------
Total long term portion.....................................  $209,356       $194,353
                                                              ========       ========


     On February 11, 1997, the Company issued $170,000 in aggregate principal amount of 9 1/4% Senior Subordinated Notes due 2007 (the "Notes"), which represent unsecured obligations of the Company. The Notes are redeemable at the option of the Company at any time on or after February 15, 2002, initially at 104.625% of their amount, together with accrued interest, with declining redemption prices thereafter. Interest on the Notes is payable semi-annually on February 15 and August 15.

     In connection with the issuance of the Notes, the Company redeemed approximately $133,000 principal amount of its 12 3/4% Senior Subordinated Debentures due 2002 (the "Debentures") at a redemption price of 111.07% of the principal amount thereof. In addition, the Company repaid $20,000 of its outstanding term loan borrowings as of March 5, 1997. In connection with the early extinguishment of debt, the Company recorded an extraordinary loss of $11,950 (representing call premium and prepayment fees of $15,920 and write off of deferred financing costs of $3,511, net of an income tax benefit of $7,481) during the second quarter of fiscal 1997.


     On October 20, 1995, the Company and its lenders entered into the Fourth Amended and Restated Revolving Credit Agreement (as amended to date, the "Amended Credit Facility"). The Amended Credit Facility, with a termination date of October 1, 2001, provided for potential borrowing capacity of up to $85,000 being comprised of term loan borrowings of $45,000 and a revolving credit loan portion (the "Revolver") of $40,000. The term loan balance at June 30, 1997, was $25,000, of which $10,000 is payable in 1999 and $15,000 is payable in 2000. The Revolver provides for availability based on a borrowing formula consisting of 85% of eligible accounts receivable and 50% of eligible inventory, subject to certain limitations and reserves. These reserves include the remaining balance due under the Debentures of $7,400. At June 30, 1997, availability under the Revolver was $27,477.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES

6. INCOME TAXES



     The provision for income taxes before extraordinary item in the consolidated statements of operations reflects the effective tax rate of 40% and 41% for the three and nine months ended June 30, 1997.


     This provision reflects the non-deductibility of certain expenses for income tax purposes such as amortization of goodwill. Deferred income taxes result from temporary differences between tax bases of assets and liabilities and their reported amounts in the consolidated statements of operations.


7. UNDERWRITTEN PUBLIC OFFERING



     On November 1, 1996, the Company sold 2,875,000 shares of Common Stock in an underwritten public offering. The net proceeds to the Company from the sale (after payment of underwriting discounts, commissions and expenses) were approximately $34,000. The net proceeds to the Company were used to repay certain outstanding indebtedness. As a result of its underwritten public offering, the Company currently has 8,656,250 shares of Common Stock outstanding. Approximately 67% of the issued and outstanding shares of Common Stock are owned by Synthetic Industries, L.P.



8. BUSINESS ACQUISITION



     On February 27, 1997, the Company acquired certain assets of the Spartan Technologies division of Spartan Mills for approximately $9,400. The acquisition has been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the net assets acquired (accounts receivable, inventory, and property, plant and equipment) based upon the fair market value (which approximates cost) at the date of acquisition. The operating results of the acquired business have been included in the consolidated statements of operations from the date of acquisition.



9. STOCK OPTIONS



     In May 1997, the Company issued an additional 130,500 options under the 1996 Stock Option Plan.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-laws, agreement, vote or otherwise.

     In accordance with Section 145 of the DGCL, Article VII of the Company's Certificate of Incorporation, as amended and restated (the "Restated Certificate") provides that the Company may indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that such person is or was a director, officer, fiduciary, or agent of the Company, or, while serving as a director, officer, fiduciary or agent of the Company, is or was serving at the request of the Company as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of another domestic or foreign corporation or other individual or entity or of an employee benefit plan to the extent and in the manner provided in any bylaw, resolution of the directors, resolution of the stockholders, contract, or otherwise so long as such indemnification is legally permissible.

     The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL and Article VII of the Restated Certificate.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


          2.1            -- Acquisition Agreement dated November 21, 1986 between
                            Synthetic Industries, Inc., Synthetic Industries Limited,
                            Polyweave Corporation, the shareholders of Synthetic
                            Industries, Inc., Synthetic Industries Limited and SI
                            Holding Inc., including exhibits thereto.(1)
          2.2            -- Plan and Agreement of Merger dated December 4, 1986.(1)
          2.3            -- Asset Purchase Agreement dated October 12, 1990 between
                            Synthetic Industries, Inc. and Chicopee.(2)
          3.1            -- Amended and Restated Limited Partnership Agreement of
                            Synthetic Industries, L.P. dated as of November 11, 1986
                            (with all amendments thereto) (previously filed).
          3.2            -- Certificate of Incorporation of Synthetic Industries,
                            Inc. filed with the Secretary of the State of
                            Delaware.(10)
          3.3            -- Amended and Restated By-Laws of Synthetic Industries,
                            Inc.(10)
          4.1            -- Indenture dated as of December 14, 1992 between Synthetic
                            Industries, Inc. and United States Trust Company of New
                            York, Trustee, with respect to the 12 3/4% Senior
                            Subordinated Debentures due 2002.(4)
          4.2            -- Supplemental Indenture dated as of October 20, 1995
                            between Synthetic Industries, Inc. and United States
                            Trust Company of New York, Trustee, with respect to the
                            12 3/4% Senior Subordinated Debentures due 2002
                            (previously filed).
          4.3            -- Supplemental Indenture dated as of February 11, 1997
                            between Synthetic Industries, Inc. and United States
                            Trust Company of New York, Trustee, with respect to the
                            12 3/4% Senior Subordinated Debentures due 2002
                            (previously filed).
          4.4            -- Indenture dated as of February 11, 1997 between Synthetic
                            Industries, Inc. and United States Trust Company of New
                            York, Trustee, with respect to the 9 1/4 Senior
                            Subordinated Notes due 2007.(16)
          4.5            -- Registration Rights Agreement, dated as of February 11,
                            1997, between Synthetic Industries, Inc. and Bear,
                            Stearns & Co. Inc.(16)
          4.6            -- Registration Rights Agreement, dated as of October 31,
                            1996, between Synthetic Industries, Inc. and Synthetic
                            Industries, L.P.(12)
          5.1            -- Opinion of King & Spalding. (To be filed by amendment.)
          8.1            -- Opinion of King & Spalding with respect to tax matters.
                            (To be filed by amendment.)
         10.1            -- Fourth Amended and Restated Revolving Credit and Security
                            Agreement dated as of October 20, 1995 among Synthetic
                            Industries, Inc., BankBoston and other Lenders listed on
                            Schedule I thereto, and BankBoston, as agent on behalf of
                            the Lenders.(9)
         10.2            -- Amendment No.1 to the Fourth Amended and Restated
                            Revolving Credit and Security Agreement dated as of
                            December 1, 1995.(9)
         10.3            -- Amendment No.2 to the Fourth Amended and Restated
                            Revolving Credit and Security Agreement dated as of
                            February 14, 1996.(11)
         10.4            -- Amendment No.3 to the Fourth Amended and Restated
                            Revolving Credit and Security Agreement dated as of March
                            15, 1996.(9)
         10.5            -- US Patent No. 4,867,614, Reinforced Soil and Method (Exp.
                            December 13, 2003).(2)

         10.6            -- US Patent No. 4,790,691, Fiber Reinforced Soil and Method
                            (Exp. December 13, 2003).(2)
         10.7            -- US Patent No. 5,007,766, Shaped Barrier for Erosion
                            Control and Sediment Collection (Exp. April 16, 2008).(2)
         10.8            -- Lease agreement dated November 22, 1971 between Murray
                            Sobel and Synthetic Industries, Inc. (including all
                            amendments to date).(1)
         10.9            -- Lease agreement dated February 13, 1969, between Murray
                            Sobel and wife, Marcela S. Sobel, and Joseph F. Decosimo,
                            Frank M. Thompson and Murray Sobel, Trustees and
                            Synthetic Industries, Inc. (including all amendments to
                            date).(1)
         10.10           -- Lease agreement dated December 17, 1990 between Chicopee and Synthetic Industries, Inc.(2)
         10.11           -- Lease agreement dated January 17, 1991 between Herchel L.
                            Webster and Allie Ree Webster and Synthetic Industries,
                            Inc. (the "Lumite Lease").(2)
         10.12           -- Amendment to the Lumite Lease dated October 1, 1992.(6)
         10.13           -- Consulting Agreement dated July 23, 1991 between Texpro
                            Limitada y Cia S.C.A. and Synthetic Industries,
                            Limited.(2)
         10.14           -- Supply Contract between Eastman Chemical Products, Inc.
                            and Synthetic Industries, Inc. dated December 13,
                            1991.(7)
         10.15           -- Agreement dated September 6, 1996 between Leonard Chill and Synthetic Industries, Inc.(13)
         10.16           -- Agreement dated September 6, 1996 between W. Wayne Freed and Synthetic Industries, Inc.(13)
         10.17           -- Agreement dated September 6, 1996 between Ralph A. Kenner and Synthetic Industries, Inc.(13)
         10.18           -- Agreement dated September 6, 1996 between William Gardner
                            Wright, Jr. and Synthetic Industries, Inc.(13)
         10.19           -- Agreement dated September 6, 1996 between John M. Long
                            and Synthetic Industries, Inc.(13)
         10.20           -- Agreement dated September 6, 1996 between Charles T.
                            Koerner and Synthetic Industries, Inc.(13)
         10.21           -- Agreement dated September 1, 1984 between Robert J.
                            Breyley, Sr. and Fibermesh Company.(2)
         10.22           -- Agreement dated September 6, 1996 between Joseph
                            Sinicropi and Synthetic Industries, Inc.(13)
         10.23           -- Agreement dated September 6, 1996 between W.O.
                            Falkenberry and Synthetic Industries, Inc.(13)
         10.24           -- Agreement dated September 6, 1996 between Bobby Callahan and Synthetic Industries, Inc.(13)
         10.25           -- 1994 Stock Option Plan for Non-Employee Directors.(8)
         10.26           -- 1994 Stock Option Plan.(8)
         10.27           -- 1996 Stock Option Plan.(11)
         10.28           -- Incentive Compensation Plan Fiscal Year 1994/1995.(11)
         10.29           -- Incentive Compensation Plan Fiscal Year 1995/1996.(11)
         10.30           -- Amendment No. 4 to the Fourth Amended and Restated
                            Revolving Credit and Security Agreement dated as of
                            September 27, 1996.(13)

         10.31           -- Amendment No. 5 to the Fourth Amended and Restated
                            Revolving Credit and Security Agreement dated as of
                            October 28, 1996.(14)
         10.32           -- Amendment No. 6 to the Fourth Amended and Restated
                            Revolving Credit and Security Agreement dated as of
                            January 29, 1997.(15)
         10.33           -- Asset Sale Agreement by and between Spartan Mills and
                            Synthetic Industries, Inc. dated as of February 27, 1997.
                            (To be filed by amendment).
         10.34           -- Lease Agreement by and between Spartan Mills and
                            Synthetic Industries, Inc. dated as of February 27, 1997.
                            (To be filed by amendment).
         10.35           -- Agreement and Plan of Withdrawal and Dissolution.
                            (Incorporated by reference to Annex A to the Proxy
                            Statement and Prospectus.)
         10.36           -- Agreement dated May 21, 1997 between Joseph F. Dana and
                            Synthetic Industries, Inc. (To be filed by amendment.)
         21.             -- List of Subsidiaries of Synthetic Industries, Inc.(2)
         23.1            -- Consent of King & Spalding (included in Exhibit 5.1). (To be filed by amendment.)
         23.2            -- Consent of Deloitte & Touche LLP.
         24              -- Powers of attorney (previously filed).
         99.1            -- Press release, dated June 9, 1997, with respect to the
                            filing of this Registration Statement (previously filed).
         99.2            -- Opinion of Patricof & Co. Capital Corp. (To be filed by amendment).
         99.3            -- Form of Proxy.


---------------

 (1) Filed as an exhibit to the Company's Registration Statement on Form S-1 (33-11479) as filed with the Securities and Exchange Commission on January 23, 1987 and incorporated herein by reference.

 (2) Filed as an exhibit to the Company's Registration Statement on Form S-1 (33-51206) as filed with the Securities and Exchange Commission on August 24, 1992 and incorporated herein by reference.

 (3) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993 and incorporated herein by reference.

 (4) Filed as an exhibit to the Company's Amendment No. 3 to the Registration on Form S-1 (33-51206) as filed with the Securities and Exchange Commission on December 4, 1992 and incorporated herein by reference.

 (5) Filed as an exhibit to the Partnership's Registration Statement on Form 10 (0-21548) as filed with the Securities and Exchange Commission on April 16, 1993 and incorporated herein by reference.

 (6) Filed as an exhibit to the Partnership's Amendment No. 1 to the Registration Statement on Form 10 (0-21548) as filed with the Securities and Exchange Commission on August 10, 1993 and incorporated herein by reference.

 (7) Pursuant to an order dated October 19, 1992, the Securities and Exchange Commission granted confidential treatment with respect to certain portions of this exhibit under Rule 406 of the Securities Act of 1933, as amended.

 (8) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994 and incorporated herein by reference.

 (9) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 and incorporated herein by reference.

(10) Filed as an exhibit to the Company's Registration Statement on Form 8-A (0-12357) as filed with the Securities and Exchange Commission on October 24, 1996 and incorporated herein by reference.

(11) Filed as an exhibit to the Company's Registration Statement on Form S-1 (333-09377) as filed with the Securities and Exchange Commission on August 1, 1996 and incorporated herein by reference.

(12) Filed as an exhibit to Amendment No.1 to the Company's Registration Statement on Form S-1 (333-09377) as filed with the Securities and Exchange Commission on September 13, 1996 and incorporated herein by reference.

(13) Filed as an exhibit to Amendment No.2 to the Company's Registration Statement on Form S-1 (333-09377) as filed with the Securities and Exchange Commission on October 2, 1996 and incorporated herein by reference.

(14) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 and incorporated herein by reference.

(15) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the three months ended December 31, 1996 and incorporated herein by reference.

(16) Filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-23167) as filed with the Securities and Exchange Commission on March 12, 1997 and incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chickamauga, State of Georgia, on the 28th day of August, 1997.


                                            SYNTHETIC INDUSTRIES, INC.

                                            By:     /s/ LEONARD CHILL
                                            ------------------------------------
                                                       Leonard Chill
                                               President and Chief Executive
                                                          Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                        TITLE                        DATE
                      ---------                                        -----                        ----

                  /s/ LEONARD CHILL                    President, Chief Executive Officer     August 28, 1997
-----------------------------------------------------    and Director (Principal Executive
                    Leonard Chill                        Officer)

                /s/ JOSEPH SINICROPI*                  Chief Financial Officer and Secretary  August 28, 1997
-----------------------------------------------------    (Principal Financial Officer and
                  Joseph Sinicropi                       Principal Accounting Officer)

                 /s/ JOSEPH F. DANA*                   Chief Operating Officer, General       August 28, 1997
-----------------------------------------------------    Counsel and Director
                   Joseph F. Dana

                 /s/ LEE J. SEIDLER*                   Director                               August 28, 1997
-----------------------------------------------------
                   Lee J. Seidler

                /s/ WILLIAM J. SHORTT*                 Director                               August 28, 1997
-----------------------------------------------------
                  William J. Shortt

                 /s/ ROBERT L. VOIGT*                  Director                               August 28, 1997
-----------------------------------------------------
                   Robert L. Voigt
              *By: /s/ JOSEPH SINICROPI
  ------------------------------------------------
                  Joseph Sinicropi
                  Attorney-in-Fact

                                                                         ANNEX A

                AGREEMENT AND PLAN OF WITHDRAWAL AND DISSOLUTION

     This Agreement and Plan of Withdrawal and Dissolution, made this   day of
            , 1997 [date of mailing], by and among the following parties (collectively, the "Parties"): SYNTHETIC INDUSTRIES, INC., a Delaware corporation (the "Company"); SYNTHETIC INDUSTRIES, L.P., a Delaware limited partnership (the "Partnership"); and SI MANAGEMENT, L.P., a Delaware limited partnership (the "General Partner").

                                   WITNESSETH

     WHEREAS, the Company currently has authorized capital stock of 25,000,000 shares of common stock, par value $1.00 per share (the "Common Stock"), 8,656,250 of which are issued and outstanding; and

     WHEREAS, the sole asset of the Partnership is 5,781,250 shares (the "Shares") of Common Stock; and

     WHEREAS, the General Partner is the sole general partner of the Partnership; and

     WHEREAS, the Limited Partners have not had the opportunity to realize the value of their investment in the Partnership due to the illiquidity of the Partnership's limited partnership units (the "Units"); and

     WHEREAS, the General Partner deems it desirable and in the best interests of the Limited Partners to offer for the Limited Partners' approval a plan of withdrawal and dissolution for the Partnership (the "Plan") which gives the Limited Partners the opportunity to choose between selling some or all of the Common Stock underlying their investment for cash based upon a value determined by the public markets in an orderly underwritten public offering or continuing to hold some or all of their investment in the Company's business by means of freely tradeable shares of Common Stock; and

     WHEREAS, to make such opportunity available, the Plan provides for (1) a withdrawal (the "Withdrawal") of all or a specified portion of the Shares (the "Withdrawn Shares") from the Partnership by Limited Partners who elect to participate in an underwritten offer and sale (the "Underwritten Sale") of the Withdrawn Shares that commences promptly following the adoption of the Plan and
(2) the subsequent dissolution of the Partnership (the "Dissolution") through up to three liquidating distributions (each, a "distribution" and, collectively, the "Distribution") of the portion of the Shares remaining in the Partnership after the Withdrawal (the "Remaining Shares"); and

     WHEREAS, the Plan requires, pursuant to Sections 11(a)(iii) and 12(h)(ii) of the Amended and Restated Limited Partnership Agreement of Synthetic Industries, L.P., dated as of November 11, 1986 (as amended, the "Partnership Agreement"), the approval of a majority in interest of the Limited Partners; and

     WHEREAS, a special meeting (the "Special Meeting") of the Partners of the Partnership has been called by the General Partner for the purpose of obtaining such approval; and

     WHEREAS, in connection with its November 1, 1996 initial public offering of Common Stock, the Company, pursuant to a certain Registration Rights Agreement, dated as of October 31, 1996, between the Company and the Partnership (the "Registration Rights Agreement"), has agreed that, upon the request of the Partnership, the Company will register under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws the sale of all or a requested portion of the Shares; and

     WHEREAS, the General Partner has requested the Company to effect the registration of the Underwritten Sale pursuant to the Registration Rights Agreement; and

     WHEREAS, pursuant to the Registration Rights Agreement, the Company is obligated to pay all expenses incidental to such registration, excluding underwriter's commissions and discounts; and

     WHEREAS, the General Partner and the Board of Directors of the Company have adopted resolutions declaring the Plan to be advisable and authorizing and approving certain actions necessary to the consummation of the Plan;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:

                                   ARTICLE I

                                    THE PLAN

     Upon the terms and subject to the conditions set forth herein, the Parties hereto agree that the following actions shall be taken with respect to the
Partnership:

     SECTION 1.1. The Withdrawal Election. In connection with the Special Meeting, each Limited Partner will be given the opportunity, at any time up to the vote at the Special Meeting, to elect to withdraw from the Partnership (the "Withdrawal Election") the Shares underlying 25%, 50%, 75% or 100% of the Unit(s) (or fraction thereof) held by such Limited Partner. Shares withdrawn from the Partnership pursuant to a Withdrawal Election (including fractional Shares) are hereinafter referred to as "Withdrawn Shares." Limited Partners who make a Withdrawal Election are hereinafter referred to as "Withdrawal Election Partners."

     In order to elect to become a Withdrawal Election Partner, a Limited Partner must vote all of such Limited Partner's Units in favor of the Plan and properly complete and execute a Proxy and Withdrawal Election Agreement (the "Withdrawal Election Agreement") included with the Joint Proxy Statement and
Prospectus, dated             , 1997 (the "Proxy Statement/Prospectus"),
distributed to the Limited Partners in connection with the Special Meeting. A Withdrawal Election by a Limited Partner becomes irrevocable at the time of the adoption of the Plan at the Special Meeting (the "Effective Time"). All Units (or fractions thereof) included in a Withdrawal Election will be deemed to have been redeemed on such date. All Withdrawn Shares must be included in the Underwritten Sale. On or before the third Business Day following the Effective Time (the "Withdrawal Date") the Partnership will distribute the Withdrawn Shares on behalf of the Withdrawal Election Partners to [United States Trust Company of New York], as the withdrawal agent (the "Withdrawal Agent"), which will be appointed by the Withdrawal Election Partners in the Withdrawal Election Agreement.

     The General Partner shall participate in the Withdrawal with respect to its general partner interest pro rata with the Withdrawal Election Partners, but shall not be permitted to participate in the Underwritten Sale.

SECTION 1.2. The Underwritten Sale.

     (a) Registration; Underwriters. The Company will file on or before the Withdrawal Date a Registration Statement with respect to the Underwritten Sale, which will be managed by a nationally recognized investment banking firm chosen jointly by the General Partner and the Company (the "Managing Underwriter"). Pursuant to the power granted in the Withdrawal Election Agreement, the Withdrawal Agent, on behalf of the Withdrawal Election Partners, will direct the Managing Underwriter to commence marketing of the Withdrawn Shares as promptly as reasonably possible after the Withdrawal Date. Each of the Withdrawal Election Partners, pursuant to the Withdrawal Election Agreement, shall authorize, empower and direct the Withdrawal Agent to execute and deliver on its behalf an underwriting agreement and such other documents as may be necessary or reasonably required by the underwriters to consummate the Underwritten Sale. The form and substance of the underwriting agreement and any such other documents shall also be acceptable to the Company and the General Partner.

     (b) Pricing. The price at which the Withdrawn Shares will be sold in the Underwritten Sale will be determined by a pricing committee (the "Pricing Committee"), that will consist of Leonard Chill, William J. Shortt and Robert L. Voigt. The Pricing Committee will use its best efforts to obtain the best possible price for the Withdrawn Shares being sold, taking into account the recommendation of the Managing Underwriter, as well as recent market prices for the Common Stock, discounts from market price normally encountered in comparable underwritten secondary offerings, information from the Managing Underwriter regarding the recent demand for the Common Stock, general market conditions and any other factors the Pricing Committee deems appropriate. The Pricing Committee will have the sole authority to set the price for the Withdrawn Shares and will have the authority not to proceed with the Underwritten Sale if the underwriters are unable to consummate the Underwritten Sale at a public offering price that the Pricing Committee believes, in its discretion, is reasonable, taking into account the aforementioned factors.

     (c) Closing; Proceeds and Expenses. At the closing of the Underwritten Sale (the "Closing"), the Withdrawal Agent, on behalf of the Withdrawal Election Partners, will deliver the Withdrawn Shares to the underwriters against receipt of the net proceeds from the sale of the Withdrawn Shares. Such net proceeds will be distributed to the Withdrawal Election Partners by the Withdrawal Agent promptly after the Closing. If the Underwritten Sale has, for any reason, not been consummated before the date (the "Underwritten Sale Expiration Date") which is one hundred eighty (180) days after the Effective Date (as defined in Section 8.1), the Withdrawal Agent will immediately thereafter deliver the Withdrawn Shares to the Withdrawal Election Partners. No fractional Withdrawn Shares will be distributed. The Company shall redeem for cash all fractional Withdrawn Shares and the proceeds shall be distributed. The price to be paid for such fractional Withdrawn Shares shall be the closing bid price of the Common Stock on the Nasdaq National Market on the date which is five (5) Business Days prior to the date of such distribution.

     (d) Underwritten Sale Completed in Part. If (i) the underwriters determine or advise the Pricing Committee that not all of the Withdrawn Shares can be sold in the Underwritten Sale or (ii) the Pricing Committee determines that not all of the Withdrawn Shares can be included in the Underwritten Sale at what it deems to be a reasonable price, then the Pricing Committee may reduce the number of Withdrawn Shares to be included in the Underwritten Sale. Such reduction shall be made for each Withdrawal Election Partner pro rata with every other Withdrawal Election Partner in the same proportion as the number of such Withdrawal Election Partner's Withdrawn Shares bears to the total number of Withdrawn Shares. The Withdrawn Shares that are not sold in the Underwritten Sale will be delivered to the Withdrawal Election Partners on the one hundred eightieth (180th) day following the Closing.

     (e) Overallotment Option. Upon request of the Managing Underwriter, the Company may include in the Underwritten Sale a number of shares of Common Stock equal to up to fifteen percent (15%) of the total value of Withdrawn Shares registered for the purpose of covering overallotments, if any; provided, that no shares of Common Stock shall be sold by the Company in the Underwritten Sale until all of the Withdrawn Shares are sold. If less than all of the Withdrawn Shares are included in the Underwritten Sale, the underwriters' overallotment option will first be comprised of Withdrawn Shares, which shall be sold first, and will then be comprised of newly issued or treasury shares of Common Stock to be sold by the Company.

SECTION 1.3. The Dissolution and Distribution.

     (a) The General Partner shall cause the Partnership to dissolve pursuant to
Section 11 of the Partnership Agreement, effective upon the first Business Day immediately following the Withdrawal Date (the "Dissolution Date"), and thereafter shall make one or more liquidating distributions, in accordance with the provisions set forth below and the provisions of Section 11(c) of the Partnership Agreement, of all of the Partnership's Shares remaining (the "Remaining Shares") after (i) completion of the Withdrawal and (ii) the satisfaction of any remaining liabilities and expenses of the Partnership. The Dissolution will be effected by up to three distributions of the Remaining Shares. The first distribution will be made on the 180th day after the earlier of the Closing or the distribution of the Withdrawn Shares by the Withdrawal Agent to the Withdrawal Election Partners (the "First Distribution Date"). The second distribution, if needed, of the Remaining Shares will be made on the 180th day following the First Distribution Date (the "Second Distribution Date"). The balance of the Remaining Shares, if any, will be distributed on the 180th day following the Second Distribution Date (the "Third Distribution Date" and, together with the First Distribution Date and the Second Distribution Date, the "Distribution Dates"). The number of Shares to be distributed on each of the First Distribution Date and Second Distribution Date will be equal to 25% of the total number of shares of Common Stock owned by the public (the "Public Shares") or, if it is less, the total number of Remaining Shares. The balance of the Remaining Shares, if any, will be distributed on the Third Distribution Date. The Public Shares are equal to the total number of shares of Common Stock outstanding as of each relevant Distribution Date (which, for purposes of this Section 1.3(a), shall not include any treasury shares), less the Remaining Shares not yet distributed.

     (b) Notwithstanding Section 1.3(a) and subject to Section 1.3(c), at any time on or after the earlier of the Underwritten Sale Expiration Date and the First Distribution Date, the Company may require the General Partner to accelerate the Distribution and distribute in a single distribution all of the Remaining Shares then held by the Partnership if, in the sole discretion of the Company's Board of Directors, such a distribution would be in the best interests of the Company's stockholders.

     (c) Notwithstanding Sections 1.3(a) and 1.3(b), the General Partner shall not make any Distribution of the Remaining Shares pursuant to the Dissolution unless a Registration Statement for the Distribution of the Remaining Shares has become effective and is in effect on each of the Distribution Dates, and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of either of the General Partner or the Partnership, threatened by the Commission. Notwithstanding the foregoing, the Company may delay the filing of any Registration Statement, any amendment thereof or any supplement to the related Prospectus, and may withhold efforts to cause any Registration Statement to become effective, if the Company determines in good faith that such registration would (1) interfere with or affect the negotiation or completion of any transaction that is being contemplated by the Company (whether or not a final decision has been made to undertake such transaction) at the time the right to delay is exercised, or (2) involve initial or continuing disclosure obligations not otherwise required by law or the rules and regulations of the Commission that would not be in the best interest of the Company's stockholders.

     SECTION 1.4. Payments and Distributions. All payments made to Withdrawal Election Partners in connection with the Underwritten Sale and all distributions of Withdrawn Shares to such Withdrawal Election Partners shall be sent by the Withdrawal Agent to the Withdrawal Election Partners by first class U.S. mail to the address of each Withdrawal Election Partner set forth on such Limited Partner's Withdrawal Election Agreement (or if not specified therein, on the records of the Partnership). All distributions of Remaining Shares to any Limited Partners shall be sent by the General Partner to such Limited Partners by first class U.S. mail to the address of each such Limited Partner set forth on the books and records of the Partnership.

                                   ARTICLE II

                                    EXPENSES

     SECTION 2.1. Expenses of the Plan. The Company agrees (except as provided in Section 2.2) to advance to the Partnership all of the Partnership's costs and expenses necessary to consummate the Plan, including, without limitation, all registration and filing fees, solicitation and mailing expenses, Transfer Agent fees, accounting fees and expenses, legal fees and expenses, Withdrawal Agent fees and expenses, fees and expenses in connection with the fairness opinion, Blue Sky qualification fees and expenses, printing and engraving costs and expenses related to the Dissolution. Such costs and expenses, including the $650,000 promissory note from the Partnership to the Company in respect of funds previously advanced to the Partnership in connection with Partnership Expenses, but not including the fees to be borne by the Company with respect to the Underwritten Sale referred to in Section 2.2, are hereinafter referred to, collectively, as the "Partnership Expenses." On the Effective Date, the Partnership, in satisfaction of all Partnership Expenses theretofore incurred or thereafter to be incurred by the Company in connection with the Plan, shall
deliver to the Company           Shares. In the event that at the time of the
final Distribution of Shares, the aggregate Partnership Expenses incurred is
less than $          , then the Company shall issue to the Partnership a number of shares of Common Stock determined by dividing the difference between
$          and the actual amount of Partnership Expenses incurred by the average of the closing bid prices of the Common Stock on the Nasdaq National Market for the ten trading days prior to the date of the final Distribution. The shares so issued, if any, shall be distributed in such final Distribution. In the event that at the time of the final Distribution of Shares, the aggregate Partnership
Expenses incurred is greater than $          , the Company
shall not be entitled to any reimbursement of the difference between $ and the actual amount of Partnership Expenses incurred. If the Plan is not approved, the Partnership shall execute a promissory note in favor of the Company for the Partnership Expenses advanced by and owed to the Company. Such promissory note shall bear interest equal to the Company's cost of funds under its revolving credit facility and shall be due and payable immediately upon the earliest of (i) any sale of Shares for cash that results in the Partnership holding less than 95% of the Shares that it holds on the date hereof, (ii) the acquisition or exchange for cash or securities of more than 25% of the Shares by a third party or (iii) the dissolution of the Partnership.

     SECTION 2.2. Expenses of the Underwritten Sale. Each of the Withdrawal Election Partners and, if applicable under Section 1.2(e), the Company, shall bear the underwriters' discounts and commissions attributable to the shares of Common Stock sold by it in the Underwritten Sale. The Company shall bear the following costs and expenses associated with the Underwritten Sale: including Commission registration and filing fees, fees with respect to filings required to be made with the National Association of Securities Dealers, Inc., printing expenses, fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and "cold comfort" letters required by or incident to the Underwritten Sale) and the fees and expenses incurred in connection with the listing of the Withdrawn Shares to be registered on each securities exchange on which the Common Stock is then listed. All other expenses of the Partnership incurred in connection with the Underwritten Sale, including all fees and expenses of the Partnership's auditors, consultants, advisors, attorneys, special experts and other professionals, all fees, discounts, commissions and other consideration paid or incurred by or for any of the Withdrawal Election Partners and all relevant taxes, including transfer taxes, will be borne by the Partnership. Underwriting discounts and commissions in connection with the Underwritten Sale will be allocated on a pro rata basis among the Withdrawal Election Partners and, if applicable, the Company, in accordance with the number of Withdrawn Shares sold on behalf of each Withdrawal Election Partner and the Company, as the case may be.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the other Parties as follows:

     SECTION 3.1. Organization and Good Standing of the Company. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties, and is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a materially adverse effect on the business or financial condition of the Company.

     SECTION 3.2. Authority and Enforceability. The Company has the requisite corporate power and the authority to enter into this Agreement and to perform each of its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and this Agreement is, or upon its execution and delivery and satisfaction of the conditions precedent described in Article VII, will be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally and by general equitable principles. Neither the execution and delivery by the Company of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will
(i) conflict with or result in a breach of any provision of its certificate of incorporation or bylaws, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or agreement to which the Company is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Company, or any of its properties or assets, assuming receipt of all routine governmental consents normally required for the consummation of transactions such as transactions of the nature contemplated by this Agreement.

     SECTION 3.3. Necessary Governmental Authorizations. To the best knowledge of the Company, neither the execution and delivery of, nor performance under, this Agreement is prohibited by or requires any consent, authorization, approval, or registration (other than the filing of the Registration Statements described in Sections 5.2 and 5.3, such consents, authorizations, approvals or registrations as may be required by state securities or "Blue Sky" laws and those of a routine nature and customarily obtained subsequent to the consummation of transactions such as transactions contemplated hereby) under any law, rule, or regulation, or any judgment, order, writ, injunction, or decree which is binding upon the Company.

     SECTION 3.4. Registration Statement in Connection with the Plan and the Dissolution. The Company has filed with Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 (No. 333-28817), including the Proxy Statement/Prospectus which forms a part thereof, with respect to (i) the solicitation of proxies for the Special Meeting and (ii) the Distribution of the Shares pursuant to the Dissolution. Such registration statement, including the Proxy Statement/Prospectus, financial statements, schedules, exhibits and all other documents filed as a part thereof, as amended to the time of effectiveness of the registration statement, is herein called the "Form S-4."

     SECTION 3.5. Effectiveness; No Stop Orders. The Form S-4 has become effective. No stop order suspending the effectiveness of the Form S-4, preventing or suspending the use of the Proxy Statement/Prospectus, the Form S-4 or any amendment or supplement thereto or suspending the registration or qualification of the Shares has been issued or, to the best knowledge of the Company, threatened, by the Commission or the "Blue Sky" or securities authority of any jurisdiction.

     SECTION 3.6. No Consent. No consent, approval, authorization, order, registration, filing, qualification, licence or permit of or with any court or any public, governmental or regulatory agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets is required for the valid execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby, except such consents, approvals, authorizations, orders, registrations, filings qualifications, licenses and permits as may be required under the Securities Act, the Exchange Act of 1934, as amended (the "Exchange Act") and state securities or "Blue Sky" laws in connection with the Distribution of Shares pursuant to the Dissolution.

     SECTION 3.7. Registration Statement in Connection With the Underwritten Sale. The Company has filed with the Commission a registration statement on Form S-1 (No. 333-28817), including a prospectus which forms a part thereof, with respect to the offer and sale of the Withdrawn Shares in accordance with the Underwritten Sale. Such registration statement, including the prospectus, financial statements, schedules, exhibits and all other documents filed as a part thereof, as amended to the time of effectiveness of the registration statement, is herein called the "Form S-1."

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF THE GENERAL PARTNER
                AND OF THE GENERAL PARTNER AS TO THE PARTNERSHIP

     Each of the Partnership and the General Partner, as the case may be, hereby represents and warrants to the other Parties as follows:

     SECTION 4.1. Organization, Standing and Power. Each of the Partnership and the General Partner is a limited partnership duly formed, validly existing, and in good standing, under the laws of the State of Delaware and has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a materially adverse effect on its business or financial condition.

     SECTION 4.2. Authority and Enforceability. Each of the Partnership and the General Partner has the requisite power and the authority to enter into this Agreement and to perform each of its obligations hereunder. The execution and delivery by each of the Partnership and the General Partner of this Agreement and the consummation of the transactions contemplated hereby will, upon satisfaction of the conditions precedent described in Article VII, have been duly and validly authorized by all necessary partnership action on its part, and this Agreement is, or upon its execution and delivery will be, a valid and binding obligation of it, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally and by general equitable principles. Neither the execution and delivery by each of the Partnership and the General Partner of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by each of the Partnership and the General Partner with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of its certificate of limited partnership, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or agreement to which it is a party or by which it or its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to it or any of its properties or assets, assuming receipt of all routine governmental consents normally required for the consummation of transactions such as transactions of the nature contemplated by this Agreement.

     SECTION 4.3. Necessary Governmental Authorizations. To the best knowledge of the General Partner, neither (i) execution and delivery of, nor performance under, this Agreement by the General Partner or the Partnership is prohibited by or requires any consent, authorization, approval, or registration (other than those of a routine nature and customarily obtained subsequent to the consummation of transactions such as transactions contemplated hereby) under any law, rule, or regulation, or any judgment, order, writ, injunction, or decree which is binding upon the Partnership or the General Partner, as the case may be.

     SECTION 4.4. No Other Assets. The sole asset of the Partnership as of the date of this Agreement is 5,781,250 shares of Common Stock of the Company.

     SECTION 4.5. No Consent. No consent, approval, authorization, order, registration, filing, qualification, licence or permit of or with any court or any public, governmental or regulatory agency or body having jurisdiction over the Partnership or the General Partner or any of their respective properties or assets is required for the valid execution, delivery and performance of this Agreement and the consummation by each of the Partnership and the General Partner of the transactions contemplated hereby, except such consents, approvals, authorizations, orders, registrations, filings qualifications, licenses and permits as may be required under the Securities Act, the Exchange Act and state securities or "Blue Sky" laws in connection with the Distribution of Shares pursuant to the Dissolution.

                                   ARTICLE V

               COVENANTS AND GENERAL UNDERTAKINGS OF THE PARTIES

     SECTION 5.1. Solicitation of Proxies. As soon as practicable after the Form S-4 has been declared effective by the Commission and this Agreement has been executed and delivered by the Parties, the General Partner will take all action necessary to hold the Special Meeting and will mail to the Limited Partners the Proxy Statement/Prospectus in connection with the solicitation of proxies (each, a "Proxy") to be voted at the Special Meeting of Limited Partners to be held in
Chickamauga, Georgia on             , 1997 (the "Meeting Date"), and at any
adjournment or postponement thereof; provided, that the Special Meeting may not
be adjourned or postponed beyond             , 1997. The General Partner shall,
by means of the Proxy Statement/Prospectus, solicit the approval of the Plan by a majority in interest of the Limited Partners and shall be entitled to retain, at the Partnership's expense, a solicitation agent to assist in the solicitation of Proxies.

     SECTION 5.2. Registration Statement in Connection with the
Distribution. The Company shall prepare and file with the Commission such amendments to the Form S-4 as may be necessary to keep the Form S-4 effective until [six months] after the last Distribution Date (which period shall not exceed [2 years and 9 months] from the date the Form S-4 was declared effective) and cause the Proxy Statement/Prospectus included in the Form S-4 to be supplemented by any required supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act. Alternatively, in lieu of keeping the S-4 effective, the Company may prepare and file with the Commission a new registration statement on the appropriate form under the Securities Act (including, without limitation, a Form S-3, if available), which form shall be available for the Distribution of Shares pursuant to the Dissolution, and shall use all reasonable efforts to have such registration statement declared effective under the Securities Act prior to the First Distribution Date and to keep such registration statement effective until [six months] after the last Distribution Date.

     SECTION 5.3. Registration Statement in Connection with the Underwritten Sale. The Company shall use all reasonable efforts to have the Form S-1 declared effective under the Securities Act as promptly as possible after filing. The Company shall prepare and file with the Commission such amendments to the Form S-1 as may be necessary to keep the Form S-1 effective until the Underwritten Sale is complete (which period shall not exceed [six months] from the date the Form S-1 is declared effective) and cause the prospectus included in the Form S-1 to be supplemented by any required supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act. The Company shall also take all such other actions as may be reasonably required, including filing with the Commission any and all other required documents, in order to consummate the Underwritten Sale, to comply with the Securities Act and the rules and regulations of the Commission promulgated thereunder and to comply with any applicable "Blue Sky" or state securities laws to which the Underwritten Sale is subject. The Company agrees to use its best efforts to facilitate the completion of the Underwritten Sale as promptly as possible, and no later than the Underwritten Sale Expiration Date.

     SECTION 5.4. Action to Effect Consummation of the Plan. Each of the Parties shall use all reasonable efforts to cause all the conditions precedent to the consummation of the transactions contemplated hereby applicable to each of them to be met as promptly as possible and to take all such other actions and execute and deliver all such documents and instruments as may be reasonably necessary to effect the consummation of the transactions contemplated hereby, including, without limitation, the obtaining of any necessary consents from third parties.

     SECTION 5.5. Dissolution. Upon the completion of the Distribution pursuant to the Dissolution, in accordance with Section 11(d) of the Partnership Agreement, the Partnership shall prepare and furnish to each Partner a statement setting forth the assets and liabilities of the Partnership as of such date, and the General Partner shall take all actions and execute, acknowledge and cause to be filed on behalf of the Partnership all certificates and notices required by law and the Partnership Agreement to terminate and dissolve the Partnership, including, without limitation, a certificate of cancellation as required by the Delaware Revised Uniform Limited Partnership Act.

     SECTION 5.6. Registration Rights Agreement. Subject to the terms and conditions of this Agreement, each of the Company and the Partnership agrees to comply in all material respects with all of the terms and conditions of the Registration Rights Agreement. If any of the terms or conditions of the Registration Rights Agreement conflict with terms or conditions of this Agreement, the terms or conditions of this Agreement will supersede the affected terms or conditions in the Registration Rights Agreement and will apply.

                                   ARTICLE VI

                       AMENDMENT OF PARTNERSHIP AGREEMENT

     Upon the Effective Date, in order to conform the Partnership Agreement to the Plan and to facilitate the transactions contemplated by the Plan, the Partnership Agreement shall automatically and without any further action on the part of the Limited Partners or the General Partner be amended as provided in Exhibit A to this Agreement. The General Partner hereby consents to such amendments of the Partnership Agreement pursuant to Section 12(h)(ii) of the Partnership Agreement.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     SECTION 7.1. Conditions Precedent to the Company's Obligations With Respect to the Underwritten Sale. The obligations of the Company to consummate the Underwritten Sale shall be subject to satisfaction of the following conditions on or prior to the Closing Date, any or all of which may be waived by the
Company:

     SECTION 7.1.1 No action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission shall be threatened or pending (i) seeking to restrain or prohibit the making or consummation of the Underwritten Sale or seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Underwritten Sale, (ii) seeking to prohibit or restrict the Company's ownership or operation of any material portion of its business or assets, or to compel the Company to dispose of or hold separate all or any material portion of its business or assets as a result of the Underwritten Sale, (iii) seeking to make the purchase of, or payment for, some or all of the Shares or the Plan illegal, (iv) resulting in a delay in the ability of the Company to effect the Underwritten Sale, (v) imposing material limitations on the ability of the prospective purchasers effectively to acquire or hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares on all matters properly presented to the stockholders of the Company, (vi) which otherwise is reasonably likely to materially adversely affect the Company or any of its subsidiaries or the value of the Shares or (vii) which imposes any material condition unacceptable to the Company.

     SECTION 7.1.2 No statute, rule, regulation or order shall have been enacted, promulgated, entered, or deemed applicable to the Underwritten Sale, nor shall any legislation be pending, or any other action have been taken, proposed or threatened, by any domestic government or governmental authority or by any court, domestic or foreign, which, in the sole judgment of the Company, is likely, directly or indirectly, to result in any of the consequences referred to in subsections 7.2.1(i) through 7.2.1(vii).

     SECTION 7.1.3 There shall have been obtained any and all material permits, approvals, and consents of securities or "Blue Sky" commissions of any jurisdiction and of any other governmental body or agency that may reasonably be deemed necessary by the Company so that the consummation of the Underwritten Sale will be in compliance with applicable laws.

     SECTION 7.1.4 No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Underwritten Sale.

     SECTION 7.1.5 The Company shall have obtained any and all consents, waivers, and authorizations (including any governmental consents, waivers, and authorizations) necessary or appropriate for consummation of the Underwritten Sale.

     SECTION 7.1.6 The business and properties of the Company shall not have been adversely affected in any material way, whether by government ruling, act of God, or otherwise, and there shall have been no other material change since the date of this Agreement in the business, property or financial position of the Company herein that is not contemplated by this Agreement.

     SECTION 7.1.7 No action or proceeding shall have been instituted prior to or at the Closing Date before any court or other governmental body, or instituted or threatened by any public authority, the result of which could prevent or make illegal the consummation of the Underwritten Sale.

     SECTION 7.1.8 The representations and warranties of each of the Partnership and the General Partner set forth in Article IV hereof shall be true and correct in all material respects as of the Closing Date (and any subsequent closing date with respect to the underwriters' overallotment option) as though made on such date.

     SECTION 7.1.9 Each of the Partnership and the General Partner shall have performed in all material respects all covenants and undertakings required to be performed by it under this Agreement prior to the Closing Date.

     SECTION 7.1.10 The Form S-1 shall have been declared effective, and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the Company, threatened by the Commission. The Form S-1 shall not contain any misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus which forms a part thereof shall not contain any misstatement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 7.2. Conditions Precedent to the Obligations of the Partnership and the General Partner Under the Plan. Each of the Partnership's and the General Partner's obligation to complete each element of the Plan applicable to it on the terms set forth herein is subject to the fulfillment, at any time after the Effective Date, of the following conditions:

     SECTION 7.2.1 Limited Partners holding a majority in interest of the outstanding Units shall have approved the Plan at the Special Meeting.

     SECTION 7.2.2 The Partnership shall have received a written opinion from Patricof & Co. Capital Corp., satisfactory in form and substance to the General Partner as general partner of the Partnership, to the effect that the Plan is fair, from a procedural point of view, to the Limited Partners.

     SECTION 7.2.3 There shall have been obtained any and all material permits, approvals, and consents of securities or "Blue Sky" commissions of any jurisdiction and of any other governmental body or agency that may reasonably be deemed necessary by the Partnership or the General Partner so that the consummation of the Withdrawal, the Distribution and/or the Dissolution, as the case may be, will be in compliance with applicable laws.

     SECTION 7.2.4 No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Withdrawal, the Distribution or the Dissolution, as the case may be.

     SECTION 7.2.5 The Partnership and the General Partner shall have obtained any and all consents, waivers, and authorizations (including any governmental consents, waivers, and authorizations) necessary or appropriate for consummation of the Withdrawal, the Distribution or the Dissolution, as the case may be.

     SECTION 7.2.6 With respect to the Distribution, there will be an effective Registration Statement with respect to the Shares to be distributed, as provided in Section 5.2(b).

     SECTION 7.2.7 No action or proceeding shall have been instituted before any court or other governmental body, or instituted or threatened by any public authority, the result of which could prevent or make illegal the consummation of the Withdrawal, the Distribution or the Dissolution, as the case may be.

     SECTION 7.2.8 The representations and warranties of the Company set forth in Article III hereof shall be true and correct in all material respects as of the date of completion of each element of the Plan as though made on such date.

     SECTION 7.2.9 The Company shall have performed in all material respects all covenants and undertakings required to be performed by it under this Agreement prior to the date of completion of each element of the Plan.

                                  ARTICLE VIII

                         EFFECTIVE DATE OF THE PLAN AND
                         TERMINATION OF THIS AGREEMENT

     SECTION 8.1. Approval of Limited Partners; Effective Date. The Plan shall become effective upon the approval of the Plan at the Special Meeting by Limited Partners holding at least a majority in interest of the outstanding Units. The date that the Plan becomes effective is referred to herein as the "Effective Date." If the Plan is not approved by the Limited Partners, this Agreement shall be terminated and of no force or effect, except for Section 2.1, which shall survive any such termination.

     SECTION 8.2. Termination of Agreement. This Agreement may be terminated at any time prior to the Withdrawal Date by the General Partner in its sole and absolute discretion in the event of adverse legislative developments or in the event the General Partner, in the exercise of its fiduciary duties, determines that consummation of the Plan otherwise is no longer in the best interests of the Partners. This Agreement may also be terminated by the Board of Directors of the Company at any time prior to the Withdrawal Date in the event the Board of Directors, in the exercise of its fiduciary duties, determines that consummation of the Plan otherwise is no longer in the best interests of the Company.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

     SECTION 9.1. Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws otherwise applicable to such determination.

     SECTION 9.2. Business Day. Any action which is required under this Agreement to take place on a day which is not a Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in the City of New York, State of New York are authorized or obligated by law, regulation or executive order to close (a "Business Day") shall take place on the next succeeding Business Day.

     SECTION 9.3. Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

     SECTION 9.4. Assignment. No Party hereto shall assign this Agreement or any part thereof without the prior written consent of the other Parties.

     SECTION 9.5. Non-Survival of Representations and Warranties. The representations and warranties contained in Articles III and IV of this Agreement shall expire on, and be terminated and extinguished at, the date that the Partnership has completed the Distribution or upon the earlier termination of this Agreement.

     SECTION 9.6. No Third Party Beneficiaries. This Agreement has been and is made solely for the benefit of and shall be binding upon the parties, as and to the extent provided herein, and no other person shall acquire or have any rights under or by virtue of this Agreement.

     SECTION 9.7. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all previous oral and written representations and agreements, between the Parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, this Agreement has been signed by a duly authorized representative of each of the Parties hereto, all as of the date first above written.

                                            SI MANAGEMENT L.P.

                                            By: Synthetic Management G.P.,
                                            General Partner

                                            By: Chill Investments, Inc.,
                                                Managing General Partner

                                            By:
                                               ---------------------------------
                                                        Leonard Chill
                                                          President

                                            SYNTHETIC INDUSTRIES, L.P.

                                            By: SI Management L.P., General
                                            Partner

                                            By: Synthetic Management G.P.,
                                            General Partner

                                            By: Chill Investments, Inc.,
                                                Managing General Partner

                                            By:
                                               ---------------------------------
                                                        Leonard Chill
                                                          President

                                            SYNTHETIC INDUSTRIES, INC.

                                            By:
                                               ---------------------------------
                                                       Joseph Sinicropi

                                                Secretary and Chief Financial
                                                            Officer

                                                            EXHIBIT A TO ANNEX A

                                                     PROPOSED AMENDMENT TO
                                                     PARTNERSHIP AGREEMENT
                                              WITHDRAWAL OF ASSETS, DISSOLUTION
                                                        AND DISTRIBUTION

     Set forth below is a proposed amendment ("Amendment") to the Partnership Agreement of the Partnership. This Amendment shall be immediately effective with respect to the Partnership upon the approval pursuant to the Plan of at least a majority in interest of the Limited Partners.

                               Amendment No. 2 to
                              Amended and Restated
                        Limited Partnership Agreement of
                           Synthetic Industries L.P.
                         Dated as of             , 1997
                     Pursuant to Section 12(h)(ii) thereof

     WHEREAS, SI Management L.P. (the "General Partner") and the Limited Partners of Synthetic Industries, L.P. (the "Partnership") are parties to the Amended and Restated Limited Partnership Agreement, dated as of November 11, 1986, of Synthetic Industries, L.P., as amended (the "Partnership Agreement");

     WHEREAS, pursuant to Section 12(h)(ii) of the Partnership Agreement, Limited Partners whose Interests in the aggregate exceed fifty percent (50%) of the Limited Partners who are Partners in the Partnership have approved the amendments effected hereby and agreed that such amendments shall be binding upon them and the Partnership;

     WHEREAS, the General Partner, the Partnership and Synthetic Industries, Inc. (the "Company") have entered into an Agreement and Plan of Dissolution of the Partnership (the "Plan"), to become effective upon the approval of the amendments effected hereby.

     NOW, THEREFORE, in consideration of the premises, the Partnership Agreement is hereby amended as follows:

     Section 1. The section of the Partnership Agreement entitled "Certain Definitions" is hereby amended by adding thereto the following definitions:

     "Business Day" shall mean a day which is a Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in the City of New York, State of New York are authorized or obligated by law, regulation or executive order to close.

     "Capital Account Percentage" shall mean, with respect to each Partner as of any date, the percentage (rounded to the nearest tenth of a percent) obtained by dividing (i) such Partner's Capital Account determined immediately prior to such date by (ii) the aggregate Capital Accounts of all Partners determined immediately prior to such date. For purposes of computing Capital Account Percentages, Capital Accounts are to be determined by giving effect to all contributions, distributions and allocations for all periods ending immediately prior to such date.

     "Common Stock" shall mean the shares of the common stock, par value $1.00 per share, of the Company owned by the Partnership.

     "Company" shall mean Synthetic Industries, Inc., a Delaware corporation.

     "Dissolution" shall mean the dissolution of the Partnership pursuant to the Plan.

     "Distribution Dates" shall mean, collectively, the First Distribution Date, the Second Distribution Date and the Third Distribution Date.

     "Effective Date" shall mean the date on which the Plan will become effective in the manner set forth in the Plan.

     "First Distribution Date" shall mean the earlier of the 180th day after the closing of the Underwritten Sale or the 180th day after the delivery of shares of Common Stock by the Withdrawal Agent to the Withdrawal Election Partners as provided in the Plan.

     "General Partner Interest" shall mean all or any portion of the Interest of the General Partner, as may be reduced from time to time in accordance with this Partnership Agreement.

     "General Partner Proportionate Interest" shall mean the portion of the entire General Partner Interest that is in the same proportion to the total General Partner Interest (determined immediately prior to the effective date of any Withdrawal Election) as the total of all Withdrawn Limited Partner Interests bear to the total of all Limited Partner Interests (determined immediately prior to the effective date of any Withdrawal Election).

     "Gross Asset Value" shall mean, with respect to any asset, the asset's adjusted basis for U.S. federal income tax purposes, except as follows:

          (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the General Partner;

          (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective Mark-to-Market Values, as of the following times: (A) the acquisition of an additional Interest by any new or existing Partner in exchange for a capital contribution; (B) the Distribution by the Partnership to a Partner of Partnership property as consideration for all or a portion of such Partner's Interest; and (C) the liquidation of the Partnership within the meaning of Treasury Regulation
     Section 1.704-1(b)(2)(ii)(g); and

          (iii) To the extent not adjusted pursuant to paragraph (ii), the Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal its Mark-to-Market Value.

The Gross Asset Value of Partnership property shall be adjusted as otherwise required to comply with the requirements of the substantial economic effect test under Treasury Regulation Section 1.704-1.

     "Limited Partner Interest" shall mean all or any portion of the Interest of a Limited Partner, as may be reduced from time to time in accordance with this Partnership Agreement.

     "Liquidating Distribution" shall mean one or more liquidating Distributions of the Remaining Assets pursuant to the Plan.

     "Mark-to-Market Value" shall mean the gross fair market value of Partnership assets as follows:

          (a) The Mark-to-Market Value of Common Stock determined as of the Withdrawal Date and each Distribution Date shall be equal to the gross fair market value on each such date of the shares of Common Stock then owned by the Partnership as determined by the General Partner; and

          (b) The Mark-to-Market Value of any other Partnership property determined as of any date (other than cash and cash equivalents which shall have a value equal to the face amount) shall be equal to its gross fair market value on such date as determined by the General Partner.

     "Partnership Agreement" shall mean the Amended and Restated Limited Partnership Agreement of the Partnership, dated as of November 11, 1986, as
amended by the Amendment to the Partnership Agreement, dated as of May   , 1987
and this Amendment No. 2 to the Partnership Agreement, dated as of             ,
1997.

     "Plan" shall mean the Agreement and Plan of Withdrawal and Dissolution of the Partnership as set forth in the Proxy Statement/Prospectus.


     "Proxy Statement/Prospectus" shall mean the Joint Proxy Statement and Prospectus constituting Part I of the Registration Statement of Synthetic Industries, Inc. on Form S-4 (File No. 333-28817) in the form such Proxy Statement/Prospectus was filed with the Securities and Exchange Commission pursuant to its Rule 424(b), as thereafter amended or supplemented.

     "Public Shares" shall mean the total number of shares of common stock of the Company, par value $1.00 per share, outstanding as of each of the First Distribution Date and the Second Distribution Date, less any Remaining Shares. For purpose of this definition, such outstanding common stock shall not include treasury shares.

     "Remaining Assets" shall mean the Partnership's assets remaining immediately after completion of the Withdrawal Distribution, as reduced to satisfy any remaining liabilities and expenses of the Partnership in accordance with Section 11 hereof.

     "Second Distribution Date" shall mean the 180th day following the First Distribution Date.

     "Third Distribution Date" shall mean 180th day following the Second Distribution Date.

     "Underwritten Sale" shall mean the underwritten offer and sale (as described in the Proxy Statement/Prospectus) of the shares of Common Stock that are distributed to the Withdrawal Election Partners pursuant to the Plan, that is intended to commence as promptly as possible after the Withdrawal Date, but in no event later than the Underwritten Sale Expiration Date.

     "Underwritten Sale Expiration Date" shall mean one hundred eighty (180) days after the Effective Date.

     "Withdrawal Agent" shall mean [the financial institution] appointed by the Withdrawal Election Partners to act as such pursuant to the Plan.

     "Withdrawal Date" shall mean the date, on or before the third Business Day following the Effective Date, on which shares of Common Stock are delivered to the Withdrawal Agent, on behalf and at the request of each of the Withdrawal Election Partners, as a Distribution to such Withdrawal Election Partner in satisfaction and redemption of his or her Withdrawn Limited Partner Interest.

     "Withdrawal Distribution" shall mean the Distribution, pursuant to the Plan, of Common Stock to the Withdrawal Election Partners in satisfaction and redemption of their Withdrawn Limited Partner Interests.

     "Withdrawal Election" shall mean the election, pursuant to the Plan, by a Limited Partner to withdraw from the Partnership 25%, 50%, 75% or 100% of his or her Limited Partner Interest in order to participate in the Underwritten Sale.

     "Withdrawal Election Partners" shall mean the Limited Partners who make a valid Withdrawal Election pursuant to the Plan.

     "Withdrawn Limited Partner Interest" shall mean all or that portion of a Limited Partner Interest of a Withdrawal Election Partner that is subject to a valid Withdrawal Election.

     Section 2. Section 6 is amended as follows:

          (A) Section 6(b) hereof shall be amended in its entirety to read:

          "The terms "Profits" and "Losses" shall mean, respectively, the net profits and net losses of the Partnership for Federal income tax purposes for the Partnership's taxable year or other period, as determined by the General Partner and approved by the Partnership's accountants, with the following adjustments:

          (i) Any income of the Partnership that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

          (ii) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

          (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of "Gross Asset Value," the amount of such adjustment, if positive, shall be taken into account as gain or, if negative, shall be taken into account as loss from the disposition of such asset for purposes of computing Profits or Losses;

          (iv) Gain or loss resulting from any disposition of any Partnership asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

          (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation, amortization, or other cost recovery for such period determined in accordance with Treasury Regulation
     Section 1.704-1(b)(2)(iv)(g).

     Consistent with Section 5(e)(iii) hereof, the definition of Profits and Losses shall include all other adjustments as necessary to comply with Treasury Regulation Section 1.704-1(b)(2). Profits and Losses as so defined shall include all expenses and liabilities of the Partnership relating to the Plan, as incurred or accrued as of the Withdrawal Date, and expresses and liabilities related to the development of earlier restructuring proposals not completed, unless previously allocated to the Partners."

          (B) Section 6(i) hereof shall be amended in its entirety to read:

          "Except as provided in Section 6(j) hereof, the General Partner shall at all times be entitled to not less than an aggregate of 1% of each item of income, gain, loss, deduction and credit."

          (C) The following subsection 6(k) shall be inserted immediately after subsection 6(j):

     "(k) Notwithstanding any other provision of the Partnership Agreement to the contrary:

          (i) As of the Withdrawal Date, the value of all Partnership property shall be equal to its Mark-to-Market Value and the Gross Asset Values of all Partnership property shall be adjusted pursuant to the definition of "Gross Asset Value." Profits and Losses for the period beginning on the first day of the Partnership's taxable year during which the Withdrawal Date occurs and ending on the Withdrawal Date shall be allocated 99% to the Limited Partners (in accordance with the ratio of their Capital Contributions) and 1% to the General Partner immediately before the Withdrawal Distribution.

          (ii) As of each Distribution Date, the value of all Partnership property shall be equal to its Mark-to-Market Value and the Gross Asset Values of all Partnership property shall be adjusted pursuant to the definition of "Gross Asset Value." Profits and Losses for the period beginning on the latter of the first day of the Partnership's taxable year during which such Distribution Date occurs and the first day immediately following any previous Distribution Date and ending on such Distribution Date shall be allocated to the Partners in proportion to their Capital Account Percentages; provided, however, that the General Partner shall not be allocated more than 1% of the Profits.

          (iii) Profits and Losses for any period beginning after the Withdrawal Date and not described in subparagraph (ii) shall be allocated to the Partners in proportion to their Capital Account Percentages; provided, however, that the General Partner shall not be allocated more than 1% of the Profits.

          (iv) In the event that the Partnership recognizes any gain or loss other than pursuant to Section 6(k)(i) hereof resulting from the disposition of Common Stock, except with respect to any shares that it sells or transfers specifically to pay transaction costs of the Plan as identified in the definitions of "Profits" and "Losses", such gain or loss shall be specially allocated 99 percent to the Withdrawal Election Partners to the extent and in proportion to their applicable Capital Account Percentages corresponding to their Withdrawn Limited Partner Interests and one percent to the General Partner.

     Section 3. The following Section 13 shall be added in its entirety immediately following Section 12 of the Partnership Agreement:

     "13. Notwithstanding any other provision of the Partnership Agreement to the contrary:

     (a) Withdrawal of Assets

     1. Elimination of Restrictions. No provision of the Partnership Agreement shall prohibit, limit or prevent (i) the withdrawal by a Partner of all or a specified portion of his or her Interest pursuant to and in accordance with the terms of the Plan, (ii) the Distribution of the Partnership's assets as provided in this Section 13 or (iii) any such withdrawal or Distribution from being effective on the date or dates or in the manner contemplated by this Section 13 and the Plan. No consent of the Partnership or any Partner, opinion of counsel for any party or other procedure shall be required in order to enable any Partner or the Partnership to effect any such withdrawal or Distribution.

     2. Withdrawal of Interests. Each Limited Partner may elect to withdraw from the Partnership all or a specified portion of his or her Limited Partner Interest and to participate in the Underwritten Sale pursuant to, and subject to the terms and conditions of, the Plan. Such withdrawals shall become effective upon the Withdrawal Date, subject to the effectiveness of this Section 13 and the conditions and limitations contained in the Plan.

     The General Partner shall withdraw its General Partner Proportionate Interest in accordance with the Plan.

     The withdrawal by the General Partner of all or a portion of its General Partner Interest shall not constitute the transfer to, or assumption by, any person of the powers, responsibilities or liabilities of the General Partner, and the General Partner shall continue as the general partner of the Partnership with respect to its remaining General Partner Interest, if any, in the Partnership unless and until it ceases to be a general partner pursuant to another provision of the Partnership Agreement.

     3. Distribution of Assets Attributable to Withdrawn Limited Partner Interests. On the Withdrawal Date, after giving effect to Section 6(j) hereof, the General Partner shall cause the Partnership to deliver to the Withdrawal Agent, on behalf and at the request of each of the Withdrawal Election Partners, as a Distribution to each such Withdrawal Election Partner in satisfaction and redemption of his or her Withdrawn Limited Partner Interest, shares of Common Stock having a Mark-to-Market Value as of the Withdrawal Date equal to the balance of such Withdrawal Election Partner's Capital Account corresponding to his or her Withdrawn Limited Partner Interest.

     4. Distribution of Assets Attributable to General Partner Interest. The General Partner, concurrently with the delivery to the Withdrawal Agent of the Common Stock attributable to the Withdrawn Limited Partner Interests, in satisfaction and redemption of the General Partner Proportionate Interest, shall cause the Partnership to distribute to the General Partner shares of Common Stock having a Mark-to-Market Value as of the Withdrawal Date equal to the balance of the General Partner's Capital Account corresponding to the General Partner Proportionate Interest.

     5. Termination of Partner Interests. Upon the withdrawals and Distributions contemplated by the provisions of this Section 13(a), the portions of Limited Partner Interests and portion of the General Partner Interest with respect to which such withdrawals and Distributions are made shall terminate. The assets so distributed shall be owned by the respective distributee Partners free and clear of any claim by the Partnership or any Partner thereof.

     (b) Dissolution and Distribution.

     1. Dissolution. The General Partner shall cause the Partnership to commence dissolution pursuant to Section 11 of the Partnership Agreement, and shall make the Distribution, in accordance with the provisions set forth below, of all of the Remaining Assets. Such dissolution shall commence upon the first Business Day immediately following the Withdrawal Date and shall be completed promptly after the Distribution is complete.

     2. Distribution. The Dissolution will be effected by one to three Distributions of the Remaining Assets, depending upon the number of shares of Common Stock to be distributed, to be made on the Distribution Dates, as described below. Section 6(j) hereof shall be given effect immediately prior to each Distribution.

The number of shares of Common Stock to be distributed on each of the First Distribution Date and, if needed, the Second Distribution Date shall be equal to 25% of the Public Shares, or if it is less, the total number of Remaining Shares. The balance of the Remaining Shares, if any, will be distributed on the Third Distribution Date. Any Remaining Assets other than Common Stock shall be distributed on the last applicable Distribution Date.

     3. Acceleration of Distribution by the Company. Notwithstanding Section 13(b)(2) and subject to Section 13(b)(4) hereof, at any time on or after the earlier of the Underwritten Sale Expiration Date and the First Distribution Date, the Company, as provided in the Plan, may require the General Partner to cause the Partnership to accelerate the Distribution and distribute in a single Distribution all of the Remaining Assets then held by the Partnership if, in the sole discretion of the Company's Board of Directors, such a Distribution would be in the best interests of the Company's stockholders.

     4. No Distribution Without Effective Registration Statement. Notwithstanding Sections 13(b)(2) and 13(b)(3) hereof, the General Partner shall not cause the Partnership to make any Distribution of the Common Stock remaining in the Partnership after the Withdrawal unless a registration statement for the Distribution of such Common Stock has become effective and is in effect on each of the Distribution Dates, and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of either of the General Partner or the Partnership, threatened by the Securities and Exchange Commission.

     (c) Authority of the General Partner; This Section Controlling. The General Partner shall execute, acknowledge and deliver, for, in the name and on behalf of the Partnership, any and all documents and shall do and perform all acts and things required by any applicable law or which the General Partner deems necessary or desirable in order to give effect to this Section 13 and the transactions contemplated hereby.

     Section 4. (a) Except as otherwise provided in this Amendment No. 2 to the Partnership Agreement, the Partnership Agreement shall remain in full force and effect without any other amendment, modification or alteration.

     (b) The provisions of this Amendment No. 2 shall control over all other provisions of the Partnership Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 2 on
            , 1997.
                                            SI MANAGEMENT L.P.,
                                            in its capacity as General Partner
                                            and on behalf of the Limited
                                            Partners
                                            as contemplated by Section 12(h)(ii)
                                            of the Partnership Agreement

                                            By: Synthetic Management G.P.,
                                              General Partner

                                            By: Chill Investments, Inc.,
                                              Managing General Partner

                                            By:

                                              ----------------------------------
                                              Name: Leonard Chill
                                              Title: President

                                                                         ANNEX B

                    NAMES(S) OF REGISTERED HOLDER OF UNITS (LIMITED PARTNER(S)):

              ------------------------------------------------------------------

                                             NUMBER (OR FRACTION) OF UNITS HELD:
                                                        ------------------------

                         WITHDRAWAL ELECTION AGREEMENT
                                  RELATING TO
                     THE PLAN OF WITHDRAWAL AND DISSOLUTION
                                       OF
                           SYNTHETIC INDUSTRIES, L.P.


     A DULY EXECUTED AND PROPERLY COMPLETED COPY OF THIS WITHDRAWAL ELECTION AGREEMENT MUST BE RECEIVED ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON
            , 1997 (THE "INITIAL SOLICITATION EXPIRATION DATE"), UNLESS EXTENDED BY THE GENERAL PARTNER IN ITS SOLE DISCRETION TO NOT LATER THAN 5:00 P.M., NEW
YORK CITY TIME, ON             , 1997 (AS EXTENDED, THE "SOLICITATION EXPIRATION
DATE"), AT ONE OF THE FOLLOWING ADDRESSES:


                             D.F. KING & CO., INC.



        By hand or overnight courier:                             By mail:
               77 WATER STREET                              WALL STREET STATION
                  20TH FLOOR                                   P.O. BOX 1378
           NEW YORK, NEW YORK 10005                    NEW YORK, NEW YORK 10269-0285



                         Call Toll Free (800) 488-8095


     Delivery of this Withdrawal Election Agreement (the "Withdrawal Election Agreement") to an address other than as set forth above will not constitute a valid delivery. Telephonic inquiries concerning this Withdrawal Election Agreement and the applicable procedures may be addressed to D.F. King & Co., Inc. (the "Solicitation Agent") at the above telephone number.

     All capitalized terms used but not defined herein shall have the meanings given such terms in the Proxy Statement/Prospectus.

     The undersigned has completed, executed and delivered this Withdrawal Election Agreement to indicate the action the undersigned desires to take with respect to the proposed Withdrawal Election and to evidence the undersigned's agreement to the terms and conditions set forth herein.

     PLEASE READ THIS ENTIRE WITHDRAWAL ELECTION AGREEMENT CAREFULLY BEFORE CHECKING ANY BOX BELOW.

     In order to participate in the proposed Underwritten Sale, a Holder of Units (or a fraction thereof) must complete, sign, date and mail or otherwise deliver this Withdrawal Election Agreement to the Solicitation Agent at the address set forth on the cover page hereof prior to the Solicitation Expiration Date.

     HOLDERS WHO ABSTAIN OR VOTE AGAINST THE PLAN MAY NOT MAKE THE WITHDRAWAL ELECTION TO PARTICIPATE IN THE UNDERWRITTEN SALE.

     IN ORDER TO MAKE A VALID WITHDRAWAL ELECTION TO PARTICIPATE IN THE UNDERWRITTEN SALE PURSUANT TO THE PLAN, YOU MUST PROPERLY COMPLETE AND SIGN THE ENCLOSED PROXY (THE "PROXY") AND VOTE ALL OF YOUR UNITS (OR FRACTION THEREOF) IN FAVOR OF THE PLAN. You must also properly complete and sign below indicating the specified percentage, 25%, 50%, 75% or 100%, of your Units (or fraction thereof) of which the Shares underlying such Units (or fraction thereof) you desire to have included in the Underwritten Sale. No

Withdrawal Election shall have been validly made unless the Solicitation Agent shall have received this Withdrawal Election Agreement and a properly completed and executed Proxy by 5:00 p.m., New York City time, on the Solicitation Expiration Date (the "Election Deadline"). IF, AS OF THE ELECTION DEADLINE, THE SOLICITATION AGENT HAS NOT RECEIVED THIS WITHDRAWAL ELECTION AGREEMENT AND A PROXY FROM YOU, YOU SHALL BE DEEMED NOT TO HAVE MADE A WITHDRAWAL ELECTION WITH RESPECT TO YOUR UNITS. If you make a Withdrawal Election by submitting this Withdrawal Election Agreement and a Proxy to the Solicitation Agent, you may at any time prior to the Election Deadline change or revoke your Withdrawal Election by submitting a revised Withdrawal Election Agreement, properly completed and signed, that is received by the Solicitation Agent prior to the Election Deadline, or by voting in person at the Special Meeting. The Withdrawal Election will be irrevocable upon the time of the adoption of the Plan at the Special Meeting.

     It is also important that each Holder complete the Form W-9 included herein.

     NO WITHDRAWAL ELECTION SHALL BE EFFECTED IF THE PLAN IS NOT APPROVED BY THE LIMITED PARTNERS AND THERE CAN BE NO ASSURANCE THAT, IF THE PLAN IS APPROVED, THE UNDERWRITTEN SALE WILL BE CONSUMMATED IN WHOLE OR IN PART.

     If the undersigned is an "affiliate" of the Company as that term is defined under Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act"), the undersigned agrees to be bound by the provisions of Rule 144, including, without limitation, the restrictions on transfer of the Common Stock of the Company.

     The undersigned understands that a Withdrawal Election Agreement delivered pursuant to any one of the procedures described under the caption "Proxy and Withdrawal Election Procedures" in the Proxy Statement/Prospectus and in the instructions hereto will constitute a legal and binding agreement and power of attorney between the undersigned, the Partnership, the Company and the Withdrawal Agent, as the case may be, upon the terms and subject to the conditions set forth in the Proxy Statement/Prospectus and in this Withdrawal Election Agreement and that each of the Partnership, the Company and the Withdrawal Agent will rely on this Agreement in carrying out the Withdrawal, the Underwritten Sale and the Distribution, as the case may be.

                              WITHDRAWAL ELECTION

     The undersigned desires to make a Withdrawal Election to participate in the Underwritten Sale and hereby makes the following Withdrawal Election:

        I would like to withdraw from the Partnership the Shares underlying the following percentage of my Unit(s) (or fraction thereof), which Shares I desire to have included in the Underwritten Sale [check appropriate box]:

                        [ ] 25%

                        [ ] 50%

                        [ ] 75%

                        [ ] 100%

     The undersigned acknowledges that its Withdrawal Election percentage, to the extent that the Underwritten Sale is completed only in part, is subject to the pro rata adjustment more fully described in the Proxy Statement/Prospectus. The undersigned also acknowledges that if the Underwritten Sale is not consummated as provided in the Proxy Statement/Prospectus, or is consummated in part, the Withdrawn Shares, or potion thereof, as the case may be, will be delivered by the Withdrawal Agent to the Withdrawal Election Partners one hundred eighty (180) days after approval of the Plan or the Closing, as the case may be. The undersigned also acknowledges that, upon approval of the Plan, the Withdrawal will be effected and the undersigned will no longer be a Limited Partner with respect to the Units subject to the Withdrawal and will receive the Withdrawn Shares in exchange for his or her interest in the Partnership. See "The Plan of Withdrawal and Dissolution -- The Withdrawal Election" in the Proxy Statement/Prospectus.

     A WITHDRAWAL ELECTION WILL NOT BE EFFECTIVE WITH RESPECT TO ANY HOLDER WHO VOTES "AGAINST" THE PLAN OR WHO ABSTAINS. IN ORDER FOR A WITHDRAWAL ELECTION TO BE EFFECTIVE, YOU MUST HAVE VOTED "FOR" THE PLAN.

                        APPOINTMENT OF WITHDRAWAL AGENT

     The undersigned hereby appoints [United States Trust Company of New York ("U.S. Trust")], as withdrawal agent (the "Withdrawal Agent"), to act on behalf of the undersigned in connection with the Withdrawal, the Underwritten Sale and, if the Underwritten Sale is not consummated or is consummated in part, the distribution of all or any remaining Withdrawn Shares to the undersigned. The Withdrawal Agent, on the undersigned's behalf, will receive the Withdrawn Shares from the Partnership and hold such Shares in custody, deliver the Withdrawn Shares to the Underwriters (as defined below) at the closing of the Underwritten Sale and deliver payment therefor to the undersigned and any Withdrawn Shares not sold in the Underwritten Sale. Any payment and/or delivery of Shares shall be sent to the undersigned via first class mail at the address indicated below.

      IRREVOCABLE POWER OF ATTORNEY WITH RESPECT TO THE UNDERWRITTEN SALE

     The undersigned hereby irrevocably constitutes and appoints [U.S. Trust], with full power and authority to act alone in any matter hereunder and with full power of substitution and re-substitution, the true and lawful attorney-in-fact of the undersigned with full power in the name of, for and on behalf of, the undersigned with respect to all matters arising in connection with the sale of Common Stock by the undersigned in the Underwritten Sale or, if the Underwritten Sale is not consummated or is consummated in part, the delivery of Withdrawn Shares to the undersigned including, but not limited to, the power and authority to take any and all of the following actions:

          (1) To sell and deliver to the several Underwriters up to the number of shares of Common Stock as underlies the percentage of Units (or fraction thereof) set forth above, rounded to the nearest whole number (such total number of shares as is finally determined by the Withdrawal Agent and to be set forth opposite the name of the undersigned in a schedule to the Underwriting Agreement (as defined below) are hereinafter referred to as the "Securities"), such Securities to be represented by certificates deposited by the Partnership with the Withdrawal Agent on behalf of the Withdrawal Election Partners pursuant to the Custody Agreement (the "Custody Agreement") set forth below, at a purchase price per share to be paid by the Underwriters as the Pricing Committee, in its sole discretion, shall determine, but at the same price per share at which the Company, if necessary to cover the Underwriters' overallotment option, and all other Withdrawal Election Partners sell shares of Common Stock in the Underwritten Sale and on such other terms as are determined by the Pricing Committee;

          (2) For the purpose of effecting the Underwritten Sale, to execute, deliver and perform on behalf of the undersigned the Underwriting Agreement (the "Underwriting Agreement") among the Company, certain Withdrawal
     Election Partners including the undersigned, and [               ], as the
     representative (the "Representative") of and on behalf of each of the several underwriters to be named in the Underwriting Agreement (the "Underwriters"), with full power to make such amendments to the Underwriting Agreement as the Withdrawal Agent in its sole discretion may deem advisable;

          (3) (a) To give such orders and instructions to BankBoston (the "Transfer Agent") as the Withdrawal Agent may determine with respect to (i) the transfer on the books of the Company of any shares of Common Stock to be sold by the undersigned in the Underwritten Sale in order to effect the Underwritten Sale (including the names in which new certificates for shares of Common Stock are to be issued and the denominations thereof), (ii) the delivery to or for the account of the Underwriters of the certificates for the Securities against receipt by the Transfer Agent or its agent of the purchase price to be paid therefor, (iii) the payment, out of the proceeds (net of underwriting discounts and commissions) from the sale of the Securities by the undersigned in the Underwritten Sale, of any expense incurred in accordance with the Underwriting Agreement which is not payable by the Company, and (iv) the return to the undersigned of new certificates representing the number of shares of Common Stock, if any, represented by certificates deposited with the Transfer Agent which are in excess of the number of shares of Common Stock sold by the undersigned in the Underwritten Sale; and (b) to amend the Underwriting Agreement and any related documents in such manner as the Withdrawal Agent may determine to be in the best interests of the undersigned;

          (4) On behalf of the undersigned, to make the representations and warranties and enter into the agreements contained in the Underwriting Agreement (including, without limitation, the restriction on sales or other dispositions of shares of Common Stock and securities convertible into or exercisable or exchangeable for shares of Common Stock by the undersigned);

          (5) To incur any necessary or appropriate expense in connection with the Underwritten Sale as contemplated by the Plan;

          (6) To approve on behalf of the undersigned any amendments to the Registration Statement to be filed in connection with the Underwritten Sale (the "Registration Statement") or the Prospectus which forms a part thereof (the "Prospectus");

          (7) To retain legal counsel to represent the undersigned in connection with any and all matters referred to herein (which counsel may, but need not be, counsel for the Company);

          (8) To make, execute, acknowledge and deliver all such other contracts, stock powers, orders, receipts, notices, instructions, certificates, letters and other writings, including, without limitation, requests for the acceleration of the effectiveness of the Registration Statement, and other communications to the Securities and Exchange Commission (the "Commission"), and amendments to the Underwriting Agreement, and in general to do all things and to take all actions which the Withdrawal Agent, in its sole discretion, may consider necessary or appropriate in connection with or to carry out the Underwritten Sale, as fully as could the undersigned if personally present and acting;

          (9) To make, acknowledge, verify and file on behalf of the undersigned applications, consents to service of process and such other undertakings or reports as may be required by law with state commissioners or officers administering state securities laws;

          (10) If necessary, to endorse (in blank or otherwise) on behalf of the undersigned the certificate or certificates representing the Securities, or a stock power or powers attached to such certificate or certificates;

          (11) To sell, pursuant to the Underwriting Agreement, a number of shares of Common Stock fewer than the shares of Common Stock underlying the percentage of the Unit(s) (or fraction thereof) set forth in the Withdrawal Election above; and

          (12) To sign such other underwriting documents, agreements and certificates as are necessary to consummate the Underwritten Sale.

     The undersigned hereby authorizes and empowers the Withdrawal Agent to determine in its sole discretion the time or times when, purpose for and manner in which any power herein conferred upon it shall be exercised, and the conditions, provisions or covenants of any instrument or document which may be executed by it pursuant hereto.

     Upon the execution and delivery of the Underwriting Agreement by the Withdrawal Agent on behalf of the Withdrawal Election Partners, the undersigned agrees to be bound by and to perform each and every covenant and agreement therein of the undersigned as a selling Securityholder.

     The undersigned agrees, if so requested in writing, to provide an opinion of counsel, addressed to King & Spalding, which opinion shall expressly permit reliance thereon by King & Spalding, setting forth such matters as King & Spalding may reasonably request in rendering its opinion to the Underwriters pursuant to the Underwriting Agreement.

     The undersigned agrees that this Power of Attorney and all authority conferred hereby are granted and conferred subject to and in consideration of the interests of the several Underwriters, the Company and the other Withdrawal Election Partners who may become parties to the Underwriting Agreement, and for the purposes of completing the transactions contemplated by this Power of Attorney.

     The undersigned agrees that this Power of Attorney is an agency coupled with an interest and all authority conferred hereby shall be irrevocable, and shall not be terminated by any act of the undersigned or by operation of law, whether by the death or incapacity of the undersigned (or either or any of them) or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which the undersigned is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If after the execution hereof the undersigned (or either or any of them) should die or become incapacitated, or if any trust or estate should be terminated, or if any corporation or partnership should be dissolved or liquidated, or if any other such event or events shall occur, before the completion of the transactions contemplated by this Power of Attorney, certificates representing the Securities shall be delivered by or on behalf of the undersigned in accordance with the terms and conditions of the Underwriting Agreement executed by the Withdrawal Agent, and actions taken by the Withdrawal Agent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other event or events had not occurred, regardless of whether or not the Transfer Agent, the Withdrawal Agent, the Underwriters or any one of them, shall have received notice of such death, incapacity, termination, dissolution, liquidation or other event.

     It is understood and agreed that the Withdrawal Agent assumes no responsibility or liability to any person other than to deal with the certificates for shares of Common Stock deposited with it and the proceeds from the sale of shares of Common Stock represented thereby in the Underwritten Sale, or if the Underwritten Sale is not consummated, to deliver the shares of Common Stock to the Withdrawal Election Partners in accordance with the provisions hereof and of the Plan. The Withdrawal Agent makes no representations with respect to and shall have no responsibility for the Registration Statement or the Prospectus nor, except as herein expressly provided, for any aspect of the Underwritten Sale, and the Withdrawal Agent shall not be liable for any error of judgment or for any act done or omitted or for any mistake of fact or law except for the Withdrawal Agent's own gross negligence or bad faith. The undersigned agrees to indemnify the Withdrawal Agent for and to hold the Withdrawal Agent free from and harmless against any and all loss, claim, damage, liability or expense incurred by or on behalf of the Withdrawal Agent arising out of or in connection with acting as Withdrawal Agent under this Power of Attorney, as well as the cost and expense of defending against any claim of liability hereunder, and not due to the Withdrawal Agent's own gross negligence or bad faith. The undersigned agrees that the Withdrawal Agent may consult with counsel of their choice (which may but need not be counsel for the Company) and the Withdrawal Agent shall have full and complete authorization and protection for any action taken or suffered by the Withdrawal Agent in good faith and in accordance with the opinion of such counsel.

                WITHDRAWAL ELECTION PARTNER'S CUSTODY AGREEMENT

     The undersigned hereby authorizes the Partnership to deliver to the Withdrawal Agent certificates representing the Withdrawn Shares underlying the Units (or fraction thereof) as set forth above. The stock certificates are to be held by the Withdrawal Agent for the account of the undersigned and are to be disposed of by the Withdrawal Agent in accordance with this Agreement.

     If the undersigned is acting as a fiduciary, officer, partner or agent, the undersigned has also delivered certified copies of the appropriate instruments pursuant to which the undersigned is authorized to act hereunder.

     The undersigned agrees to deliver to the Withdrawal Agent such additional documentation as the Withdrawal Agent, the Company or the Representative or any of their respective counsel may request to effectuate or confirm compliance with any of the provisions hereof or of the Underwriting Agreement, all of the foregoing to be in form and substance satisfactory in all respects to the Withdrawal Agent or such counsel.

     The undersigned hereby authorizes and directs the Withdrawal Agent to hold the Withdrawn Shares deposited with it in its custody, and on the closing date of the Underwritten Sale (the "Closing Date") or such other date specified in the Underwriting Agreement it shall, in accordance with the Plan, (i) take all necessary action to cause the Withdrawn Shares to be sold; (ii) to deliver the certificates representing the Withdrawn Shares to the Representative, for the accounts of the several Underwriters, in exchange for payment for such Withdrawn Shares at the purchase price per share as determined in accordance with the Underwriting Agreement, and give receipt for such payment; (iii) deposit the same to its account as custodian; and (iv) transmit to the undersigned the net amount (after the deduction of underwriters' discounts and commissions) received by it as payment for the undersigned's Withdrawn Shares. Such balance is to be paid by check sent to the undersigned via first class mail at the address indicated in the Withdrawal Election Agreement or in such manner as the Withdrawal Agent, in accordance with the terms thereof, shall deem appropriate. In accordance with the Plan, one hundred eighty (180) days after the Closing Date, the Withdrawal Agent shall also return to the undersigned new certificates representing the number of shares of Common Stock of the Company, if any, represented by the number of Withdrawn Shares deposited which are in excess of the number of Withdrawn Shares sold by the undersigned to the Underwriters.

     If the Underwritten Sale shall not have been consummated prior to the Underwritten Sale Expiration Date, then, promptly following the Underwritten Sale Expiration Date, the Withdrawal Agent shall deliver to the undersigned the Withdrawn Shares deposited with it hereunder as provided in the Plan.

     The undersigned agrees that the certificates deposited with the Withdrawal Agent hereunder and the Withdrawal Agent's authority hereunder are subject to the interests of the several Underwriters, the Company and the other Withdrawal Election Partners, and this Agreement and the Withdrawal Agent's authority hereunder are irrevocable and are not subject to termination by the undersigned or by operation of law, whether by the death or incapacity of the undersigned, the termination of any trust or estate, the death or incapacity of one or more trustees, guardians, executors or administrators under such trust or estate, the dissolution or liquidation of any corporation or partnership or the occurrence of any other event. If the undersigned should die or become incapacitated, if any trust or estate should be terminated, if any corporation or partnership should be dissolved or liquidated, or if any other such event should occur before the delivery of the Withdrawn Shares to be sold by the undersigned under the Underwriting Agreement, certificates for such Withdrawn Shares shall be delivered by the Withdrawal Agent on behalf of the undersigned in accordance with the terms and conditions of the Underwriting Agreement and this Agreement, and action taken by the Withdrawal Agent pursuant to this Agreement shall be as valid as if such death or incapacity, termination, dissolution, liquidation or other event had not occurred, regardless of whether or not the Withdrawal Agent shall have received notice of such death, incapacity, termination, dissolution, liquidation or other event. The General Partner has authority to instruct the Withdrawal Agent on irregularities or discrepancies in letters of transmittal, discrepancies in the form of Withdrawn Shares and accompanying documents.

     Until payment of the purchase price for the Withdrawn Shares has been made to the Withdrawal Agent, the undersigned shall remain, from the time of the Withdrawal, the owner of the Withdrawn Shares and shall have the right to vote the Withdrawn Shares represented by the certificates deposited with the Withdrawal Agent hereunder and to receive any and all dividends and distributions thereon.

     The Withdrawal Agent shall be entitled to act and rely upon any statement, request, notice or instructions respecting this Agreement given to the Withdrawal Agent on behalf of the undersigned, if the same shall have been made or given to the Withdrawal Agent by the undersigned; provided, however, that the Withdrawal Agent shall not be entitled to act on any statement or notice to it with respect to the date of delivery under the Underwriting Agreement, or with respect to the non-effectiveness or termination of the Underwriting Agreement, or advising that the Underwriting Agreement has not been executed and delivered, unless such statement or notice shall have been confirmed in writing to the Withdrawal Agent by the Representative.

     In taking any action requested or directed by the Representative under the terms of this Agreement, the Withdrawal Agent will be entitled to rely upon a
writing signed by an authorized employee of [               ].

     It is understood and agreed that the Withdrawal Agent assumes no responsibility or liability to any person other than to deal with the certificate(s) deposited with the Withdrawal Agent hereunder and the proceeds from the sale of all or a portion of the securities represented thereby in accordance with the provisions of this Agreement, and the undersigned agrees to indemnify and hold the Withdrawal Agent harmless with respect to anything done by it in good faith in accordance with the foregoing instructions.

     The undersigned hereby represents and warrants that:

          (1) Such Withdrawal Election Partner will be, upon approval of the Plan by the Limited Partners and the Withdrawal, the lawful owner of the Withdrawn Shares to be sold by such Withdrawal Election Partner pursuant to the Underwriting Agreement and will have, upon approval of the Plan by the Limited Partners and the Withdrawal, and on the Closing Date, good and valid title to such Withdrawn Shares, free of all restrictions on transfer, liens, encumbrances, securities interests and claims whatsoever, except pursuant to the Plan.

          (2) Upon delivery of payment for such Withdrawn Shares pursuant to the Underwriting Agreement, good and valid title to such Withdrawn Shares will pass to the Underwriters, free of all restrictions on transfer, liens, encumbrances, security interests and claims whatsoever.

          (3) Such Withdrawal Election Partner has, and on the Closing Date will have, full legal right, power and authority to enter into the Underwriting Agreement and to sell, assign, transfer and deliver such Withdrawn Shares in the manner provided therein, and the Underwriting Agreement will be duly authorized, executed and delivered by the Withdrawal Agent on behalf of such Withdrawal Election Partner and the Underwriting Agreement will be a valid and binding agreement of such Withdrawal Election Partner enforceable in accordance with its terms, except as rights to indemnity and contribution contained in the Underwriting Agreement may be limited by applicable law.

          (4) The Withdrawal Election Agreement signed by such Withdrawal Election Partner appointing [U.S. Trust] as his or her attorney-in-fact to the extent set forth therein has been duly authorized, executed and delivered by or on behalf of such Withdrawal Election Partner and is a valid and binding instrument of such Withdrawal Election Partner, enforceable in accordance with its terms and, pursuant to the Withdrawal Election Agreement, such Withdrawal Election Partner has authorized [name of Withdrawal Agent] to execute and deliver on his or her behalf the Underwriting Agreement and any other document necessary or desirable in connection with transactions contemplated thereby and to deliver the Withdrawn Shares to be sold by such Withdrawal Election Partner pursuant to the Underwriting Agreement.

          (5) Such Withdrawal Election Partner will not take, directly or indirectly, any action designed to, or which might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Withdrawn Shares pursuant to the distribution contemplated by the Underwritten Sale, and other than as permitted by the Securities Act, the Withdrawal Election Partner will not distribute any prospectus or other offering material in connection with the Underwritten Sale.

          (6) The execution, delivery and performance of the Underwriting Agreement by such Withdrawal Election Partner, compliance by such Withdrawal Election Partner with all the provisions thereof and the consummation of the Underwritten Sale and, if the Underwritten Sale is not consummated or is consummated in part, the distribution of Withdrawn Shares to Withdrawal Election Partners will not require any consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body (except as such may be required under the Securities Act or state securities laws or "Blue Sky" laws) and will not conflict with or constitute a breach of any of the terms or provisions of, or a default under, organizational documents of such Withdrawal Election Partner, if not an individual, or any agreement, indenture or other instrument to which such Withdrawal Election Partner is a party or by which such Withdrawal Election Partner or property of such Withdrawal Election Partner is bound, or violate or conflict with any laws, administrative regulation or ruling or court decree applicable to such Withdrawal Election Partner or property of such Withdrawal Election Partner.

          (7) Such Withdrawal Election Partner is not a member, an affiliate of a member or a person associated with a member of the National Association of Securities Dealers, Inc. (the "NASD"). [The

     NASD defines "member" to mean any broker or dealer admitted to the NASD and defines "person associated with a member" to mean every sole proprietor, partner, officer, director or branch manager of any member, or any natural person occupying a similar status or performing similar functions, or any natural person engaged in investment banking or securities business who is directly or indirectly controlling or controlled by such member (i.e., an employee), whether or not such person is registered or exempt from registration with the NASD.]

          (8) The information regarding such Withdrawal Election Partner set forth in this Withdrawal Election Agreement does not, and will not on the Closing Date (and any subsequent closing date with respect to the Underwriters' overallotment option, if applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading. If there is any change in such information, such Withdrawal Election Partner shall immediately notify the Withdrawal Agent of such change.

     The foregoing representations, warranties and agreements are made for the benefit of, and may be relied upon by, the other Withdrawal Election Partners, the Withdrawal Agent, the Company, the Partnership, the Underwriters and the Transfer Agent and their respective representatives, agents and counsel.

                ------------------------------------------------

     This Withdrawal Election Agreement (including the Power of Attorney and Custody Agreement) shall terminate immediately upon the sale or distribution of all of the Withdrawn Shares; provided, that if the Underwritten Sale is completed in whole or in part, the representations, warranties and covenants of the undersigned Withdrawal Election Partner as set forth in the above Custody Agreement shall survive. Notwithstanding any of the foregoing provisions, if the Underwritten Sale is not completed prior to the Underwritten Sale Expiration Date, then immediately following the distribution of the Withdrawn Shares to the Withdrawal Election Partners in accordance with the terms of the Plan, this Withdrawal Election Agreement (including the Power of Attorney and Custody Agreement) shall terminate and be of no further force or effect.

     This Withdrawal Election Agreement, including the Power of Attorney, shall be governed by and construed in accordance with the laws of the State of New York.

     WITNESS the due execution of the foregoing Withdrawal Election Agreement by the undersigned, intending to be legally bound, as of the date written below.

     Unless otherwise indicated under "Special Issuance Instructions," please issue any Common Stock to be delivered to the undersigned in the name(s) of the undersigned. Unless otherwise indicated under "Special Payment Instruction," please issue the check for any payment for Withdrawn Shares sold in the Underwritten Sale in the name(s) of the undersigned. Similarly, unless otherwise indicated under "Special Delivery Instructions," please issue such shares of Common Stock and/or mail such check to the undersigned at the address shown below the undersigned's signature.

----------------------------------------------------- * ---------------------------------------------- , 1997

----------------------------------------------------- * ---------------------------------------------- , 1997
            Signature(s) of Holders(s) or                                      Date
                Authorized Signatory

Print Name and Address of Holder(s) and
Name and Title of Person signing as Agent or
Fiduciary:

Name(s):
------------------------------------

------------------------------------

------------------------------------
           (Please Print)

Capacity:
------------------------------------

Address:
------------------------------------

------------------------------------
         (Include Zip Code)

Area Code and
Telephone Number: (     )
-------------------------------------------------------------------

---------------

* To be signed in exactly the same manner as the Units are registered. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person must set forth his or her full title above. See Instruction 4 below.

                          SPECIAL PAYMENT INSTRUCTIONS

                         (See Instructions 4, 6 and 7)

     To be completed ONLY if the check in payment of Withdrawn Shares sold in the Underwritten Sale is to be issued in the name of someone other than the Holder.

Name:
       ----------------------------------------------------
                                 (Please Print)

Address:
       ----------------------------------------------------


-----------------------------------------------------------
                               (Include Zip Code)
                              (Complete Form W-9)

-----------------------------------------------------------
                             (Tax Identification or
                            Social Security Number)

                         SPECIAL DELIVERY INSTRUCTIONS

                         (See Instructions 4, 6 and 7)

     To be completed ONLY if a check and/or the certificates for shares of Common Stock are to be sent to someone other than the Holder at an address other than as indicated above.

Mail:  [ ] check
       [ ] Common Stock certificate

Name:
       --------------------------------------------------
                                 (Please Print)

Address:
        --------------------------------------------------


-----------------------------------------------------------
                               (Include Zip Code)
                              (Complete Form W-9)

-----------------------------------------------------------
                             (Tax Identification or
                            Social Security Number)

                         SPECIAL ISSUANCE INSTRUCTIONS
                         (SEE INSTRUCTIONS 4, 6 AND 7)

     To be completed ONLY if certificates for shares of Common Stock are to be issued in the name of someone other than the Holder:

Issue to:

Name
      ------------------------------------------------
                                 (Please Print)

Address
       -----------------------------------------------


------------------------------------------------------
                               (Include Zip Code)
                              (Complete Form W-9)

------------------------------------------------------
                             (Tax Identification or
                            Social Security Number)

                                  INSTRUCTIONS

                    FORMING PART OF THE TERMS AND CONDITIONS
                      OF THE WITHDRAWAL ELECTION AGREEMENT

     (1) DELIVERY OF THIS WITHDRAWAL ELECTION AGREEMENT. A completed and duly executed copy of this Withdrawal Election Agreement, a Substitute Form W-9 (or facsimile thereof) and any other documents required by this Withdrawal Election Agreement must be received by the Solicitation Agent at its address set forth on the cover page hereof prior to the Solicitation Expiration Date if the Holder desires to participate in the Underwritten Sale. The method of delivery of this Withdrawal Election Agreement and all other required documents to the Solicitation Agent is at the election and risk of the Holder, but, except as otherwise provided below, the delivery will be deemed made only when actually received by the Solicitation Agent. IF SUCH DELIVERY IS BY MAIL, CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED OR OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     (2) QUESTIONS REGARDING VALIDITY, FORM, ELIGIBILITY, ETC. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Withdrawal Election Agreements will be determined by the General Partner in its sole discretion, which determination will be final and binding. The General Partner reserves the right to reject any and all Withdrawal Election Agreements not properly completed or any Withdrawal Election Agreements the General Partner's acceptance of which would, in the opinion of the General Partner or its counsel, be unlawful. The General Partner also reserves the right to waive any defects or irregularities or conditions of the Withdrawal. The interpretation of the terms and conditions of the Withdrawal (including this Withdrawal Election Agreement and the instructions hereto) by the General Partner shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Withdrawal Election Agreements must be cured within such time as the General Partner may determine. Neither the General Partner nor any other person shall be under any duty to give notification of defects or irregularities with respect to deliveries of Withdrawal Election Agreements, nor shall any of them incur any liability for failure to give such notification.

     (3) WITHDRAWAL ELECTION. Only a registered Holder of the Units (or a fraction thereof) or his legal representative or attorney-in-fact who has voted "FOR" the Plan may elect to participate in the Underwritten Sale and deliver a Withdrawal Election Agreement.

     (4) SIGNATURES ON THIS WITHDRAWAL ELECTION AGREEMENT. This Withdrawal Election Agreement must be signed by the registered Holder(s) of the Units. Signatures must correspond with the names as contained on the books of the Partnership without alteration, enlargement or any change whatsoever. If any of such Units are owned of record by two or more joint owners, all such owners must sign this Withdrawal Election Agreement.

     If this Withdrawal Election Agreement is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and submit evidence satisfactory to the General Partner of their authority so to act with this Withdrawal Election Agreement.

     If the boxes entitled "Special Payment Instructions," "Special Delivery Instructions," and "Special Issuance Instructions" are filled out, signatures on this Withdrawal Election Agreement must be guaranteed by a commercial bank or trust company having an office or correspondent in the United States or a firm that is a member of a registered national securities exchange or the national Association of Securities Dealers, Inc. (each, an "Eligible Institution"), unless the Withdrawal Election Agreement made pursuant hereto is for the account of an Eligible Institution.

     (5) REVOCATION OF WITHDRAWAL ELECTION AGREEMENT. Any Holder who has elected to participate in the Underwritten Sale may revoke such Withdrawal Election (including the Power of Attorney) by delivering written notice of such revocation to the Solicitation Agent at any time prior to the Solicitation Expiration Date. Thereafter, Withdrawal Election Agreements will no longer be revocable, except if a Holder attends the Special Meeting and votes against the Plan. Any such notice of revocation, to be effective, must indicate the

Units (or fraction thereof) to which relates to be signed by the Holder in the same manner as the original Withdrawal Election Agreement.

     (6) SPECIAL ISSUANCE, PAYMENT AND DELIVERY INSTRUCTIONS. Holders should indicate in the applicable box or boxes, the name and address to which the check for any payment for Withdrawn Shares sold in the Underwritten Sale and/or the certificates of Common Stock is to be issued or sent, if different from the name and address of the person signing this Withdrawal Election Agreement. In the case of issuance in a different name, the taxpayer identification or social security number the persons named must also be indicated.

     (7) TAXPAYER IDENTIFICATION NUMBER. A Holder must provide the [Withdrawal Agent] (as payor) with his or her current taxpayer identification number ("TIN") to avoid backup withholding with respect to any payment for Withdrawn Shares sold in the Underwritten Sale. In the case of a Holder who is an individual, the Holder's TIN is his or her social security number. If the [Withdrawal Agent] is not provided with the correct TIN, the Holder will be subject to backup withholding equal to 31% of any payments made to Holder and may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). Backup withholding is not an additional tax. Rather, the tax liability of persons subject to back up withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained if certain conditions are met. Exempt Holders (including, among others, all corporations) are not subject to these backup withholding and reporting requirements if they certify their exempt status in the manner required. Foreign Holders should consult their own tax advisors with respect to the tax consequences (including backup withholding requirement) of the Solicitation and Plan. See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional instructions.

     To prevent backup withholding, each nonexempt Holder must provide his or her correct TIN by completing the Substitute Form W-9 included herein, certifying that the TIN provided is correct (or that such Holder is awaiting a TIN) and that (i) the Holder has not been notified by the IRS that he, she or it is subject to backup withholding as a result of failure to report all interest or dividends or (ii) the IRS has notified the Holder that he or she is no longer subject to backup withholding. If the Units are registered in more than one name or are not in the name of the actual owner, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidance on which number to report.

     (8) WAIVER OF CONDITIONS. Subject to applicable law, the General Partner reserves the absolute right to amend, waive or modify specified conditions of the Withdrawal.

     (9) REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Questions relating to the Withdrawal and the Underwritten Sale or the procedure for making a Withdrawal Election as well as requests for assistance or for additional copies of the Proxy Statement/Prospectus and this Withdrawal Election Agreement may be directed to the Solicitation Agent at the address and telephone number indicated on the cover of this Withdrawal Election Agreement.

                         TO BE COMPLETED BY ALL HOLDERS
                              (SEE INSTRUCTION 7)

PAYOR NAME: [WITHDRAWAL AGENT]

--------------------------------------------------------------------------------------------------------------------
 SUBSTITUTE                      PART 1 -- PLEASE PROVIDE YOUR TIN IN THE BOX AT            Social Security OR
 FORM W-9                        RIGHT AND CERTIFY BY SIGNING AND DATING BELOW        Taxpayer Identification Number

                                                                                     --------------------------------
                                 ------------------------------------------------------------------------------------
 DEPARTMENT OF TREASURY          PART 2 -- Check the box if you are NOT subject to backup withholding under the
 INTERNAL REVENUE SERVICE        provisions of Section 3406(a)(1)(C) of the Internal Revenue Code because (1) you have not been notified that you are subject to backup withHolding as a result of failure to report all interest or dividends or (2) the Internal Revenue Service has notified
                                 you that you are no longer subject to backup withholding.                       [  ]
                                 -------------------------------------------------------------------------------------
 PAYORS REQUEST FOR              CERTIFICATION -- UNDER THE PENALTIES OF PERJURY, I       PART 3 -- Check if Awaiting
 TAXPAYER IDENTIFICATION         CERTIFY THAT THE INFORMATION PROVIDED ON THIS FORM                 TIN [ ]
 NUMBER (TIN)                    IS TRUE, CORRECT, AND COMPLETE.

                                 SIGNATURE: -----------------------  DATE: -----------
----------------------------------------------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU.

       PLEASE REVIEW ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

                                 EXHIBIT INDEX


        EXHIBITS
         NUMBER                                  DESCRIPTION
        --------                                 -----------
          2.1            -- Acquisition Agreement dated November 21, 1986 between
                            Synthetic Industries, Inc., Synthetic Industries Limited,
                            Polyweave Corporation, the shareholders of Synthetic
                            Industries, Inc., Synthetic Industries Limited and SI
                            Holding Inc., including exhibits thereto.(1)
          2.2            -- Plan and Agreement of Merger dated December 4, 1986.(1)
          2.3            -- Asset Purchase Agreement dated October 12, 1990 between
                            Synthetic Industries, Inc. and Chicopee.(2)
          3.1            -- Amended and Restated Limited Partnership Agreement of
                            Synthetic Industries, L.P. dated as of November 11, 1986
                            (with all amendments thereto) (previously filed).
          3.2            -- Certificate of Incorporation of Synthetic Industries,
                            Inc. filed with the Secretary of the State of
                            Delaware.(10)
          3.3            -- Amended and Restated By-Laws of Synthetic Industries,
                            Inc.(10)
          4.1            -- Indenture dated as of December 14, 1992 between Synthetic
                            Industries, Inc. and United States Trust Company of New
                            York, Trustee, with respect to the 12 3/4% Senior
                            Subordinated Debentures due 2002.(4)
          4.2            -- Supplemental Indenture dated as of October 20, 1995
                            between Synthetic Industries, Inc. and United States
                            Trust Company of New York, Trustee, with respect to the
                            12 3/4% Senior Subordinated Debentures due 2002
                            (previously filed).
          4.3            -- Supplemental Indenture dated as of February 11, 1997
                            between Synthetic Industries, Inc. and United States
                            Trust Company of New York, Trustee, with respect to the
                            12 3/4% Senior Subordinated Debentures due 2002
                            (previously filed).
          4.4            -- Indenture dated as of February 11, 1997 between Synthetic
                            Industries, Inc. and United States Trust Company of New
                            York, Trustee, with respect to the 9 1/4 Senior
                            Subordinated Notes due 2007.(16)
          4.5            -- Registration Rights Agreement, dated as of February 11,
                            1997, between Synthetic Industries, Inc. and Bear,
                            Stearns & Co. Inc.(16)
          4.6            -- Registration Rights Agreement, dated as of October 31,
                            1996, between Synthetic Industries, Inc. and Synthetic
                            Industries, L.P.(12)
          5.1            -- Opinion of King & Spalding. (To be filed by amendment.)
          8.1            -- Opinion of King & Spalding with respect to tax matters.
                            (To be filed by amendment.)
         10.1            -- Fourth Amended and Restated Revolving Credit and Security
                            Agreement dated as of October 20, 1995 among Synthetic
                            Industries, Inc., BankBoston and other Lenders listed on
                            Schedule I thereto, and BankBoston, as agent on behalf of
                            the Lenders.(9)
         10.2            -- Amendment No.1 to the Fourth Amended and Restated
                            Revolving Credit and Security Agreement dated as of
                            December 1, 1995.(9)
         10.3            -- Amendment No.2 to the Fourth Amended and Restated
                            Revolving Credit and Security Agreement dated as of
                            February 14, 1996.(11)
         10.4            -- Amendment No.3 to the Fourth Amended and Restated
                            Revolving Credit and Security Agreement dated as of March
                            15, 1996.(9)
         10.5            -- US Patent No. 4,867,614, Reinforced Soil and Method (Exp.
                            December 13, 2003).(2)

        EXHIBITS
         NUMBER                                  DESCRIPTION
        --------                                 -----------
         10.6            -- US Patent No. 4,790,691, Fiber Reinforced Soil and Method
                            (Exp. December 13, 2003).(2)
         10.7            -- US Patent No. 5,007,766, Shaped Barrier for Erosion
                            Control and Sediment Collection (Exp. April 16, 2008).(2)
         10.8            -- Lease agreement dated November 22, 1971 between Murray
                            Sobel and Synthetic Industries, Inc. (including all
                            amendments to date).(1)
         10.9            -- Lease agreement dated February 13, 1969, between Murray
                            Sobel and wife, Marcela S. Sobel, and Joseph F. Decosimo,
                            Frank M. Thompson and Murray Sobel, Trustees and
                            Synthetic Industries, Inc. (including all amendments to
                            date).(1)
         10.10           -- Lease agreement dated December 17, 1990 between Chicopee and Synthetic Industries, Inc.(2)
         10.11           -- Lease agreement dated January 17, 1991 between Herchel L.
                            Webster and Allie Ree Webster and Synthetic Industries,
                            Inc. (the "Lumite Lease").(2)
         10.12           -- Amendment to the Lumite Lease dated October 1, 1992.(6)
         10.13           -- Consulting Agreement dated July 23, 1991 between Texpro
                            Limitada y Cia S.C.A. and Synthetic Industries,
                            Limited.(2)
         10.14           -- Supply Contract between Eastman Chemical Products, Inc.
                            and Synthetic Industries, Inc. dated December 13,
                            1991.(7)
         10.15           -- Agreement dated September 6, 1996 between Leonard Chill and Synthetic Industries, Inc.(13)
         10.16           -- Agreement dated September 6, 1996 between W. Wayne Freed and Synthetic Industries, Inc.(13)
         10.17           -- Agreement dated September 6, 1996 between Ralph A. Kenner and Synthetic Industries, Inc.(13)
         10.18           -- Agreement dated September 6, 1996 between William Gardner
                            Wright, Jr. and Synthetic Industries, Inc.(13)
         10.19           -- Agreement dated September 6, 1996 between John M. Long
                            and Synthetic Industries, Inc.(13)
         10.20           -- Agreement dated September 6, 1996 between Charles T.
                            Koerner and Synthetic Industries, Inc.(13)
         10.21           -- Agreement dated September 1, 1984 between Robert J.
                            Breyley, Sr. and Fibermesh Company.(2)
         10.22           -- Agreement dated September 6, 1996 between Joseph
                            Sinicropi and Synthetic Industries, Inc.(13)
         10.23           -- Agreement dated September 6, 1996 between W.O.
                            Falkenberry and Synthetic Industries, Inc.(13)
         10.24           -- Agreement dated September 6, 1996 between Bobby Callahan and Synthetic Industries, Inc.(13)
         10.25           -- 1994 Stock Option Plan for Non-Employee Directors.(8)
         10.26           -- 1994 Stock Option Plan.(8)
         10.27           -- 1996 Stock Option Plan.(11)
         10.28           -- Incentive Compensation Plan Fiscal Year 1994/1995.(11)
         10.29           -- Incentive Compensation Plan Fiscal Year 1995/1996.(11)

        EXHIBITS
         NUMBER                                  DESCRIPTION
        --------                                 -----------
         10.30           -- Amendment No. 4 to the Fourth Amended and Restated
                            Revolving Credit and Security Agreement dated as of
                            September 27, 1996.(13)
         10.31           -- Amendment No. 5 to the Fourth Amended and Restated
                            Revolving Credit and Security Agreement dated as of
                            October 28, 1996.(14)
         10.32           -- Amendment No. 6 to the Fourth Amended and Restated
                            Revolving Credit and Security Agreement dated as of
                            January 29, 1997.(15)
         10.33           -- Asset Sale Agreement by and between Spartan Mills and
                            Synthetic Industries, Inc. dated as of February 27, 1997.
                            (To be filed by amendment).
         10.34           -- Lease Agreement by and between Spartan Mills and
                            Synthetic Industries, Inc. dated as of February 27, 1997.
                            (To be filed by amendment).
         10.35           -- Agreement and Plan of Withdrawal and Dissolution.
                            (Incorporated by reference to Annex A to the Proxy
                            Statement and Prospectus.)
         10.36           -- Agreement dated May 21, 1997 between Joseph F. Dana and
                            Synthetic Industries, Inc. (To be filed by amendment.)
         21.             -- List of Subsidiaries of Synthetic Industries, Inc.(2)
         23.1            -- Consent of King & Spalding (included in Exhibit 5.1). (To be filed by amendment.)
         23.2            -- Consent of Deloitte & Touche LLP.
         24              -- Powers of attorney (previously filed).
         99.1            -- Press release, dated June 9, 1997, with respect to the
                            filing of this Registration Statement (previously filed).
         99.2            -- Opinion of Patricof & Co. Capital Corp. (To be filed by amendment).
         99.3            -- Form of Proxy.

---------------

 (1) Filed as an exhibit to the Company's Registration Statement on Form S-1 (33-11479) as filed with the Securities and Exchange Commission on January 23, 1987 and incorporated herein by reference.

 (2) Filed as an exhibit to the Company's Registration Statement on Form S-1 (33-51206) as filed with the Securities and Exchange Commission on August 24, 1992 and incorporated herein by reference.

 (3) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993 and incorporated herein by reference.

 (4) Filed as an exhibit to the Company's Amendment No. 3 to the Registration on Form S-1 (33-51206) as filed with the Securities and Exchange Commission on December 4, 1992 and incorporated herein by reference.

 (5) Filed as an exhibit to the Partnership's Registration Statement on Form 10 (0-21548) as filed with the Securities and Exchange Commission on April 16, 1993 and incorporated herein by reference.

 (6) Filed as an exhibit to the Partnership's Amendment No. 1 to the Registration Statement on Form 10 (0-21548) as filed with the Securities and Exchange Commission on August 10, 1993 and incorporated herein by reference.

 (7) Pursuant to an order dated October 19, 1992, the Securities and Exchange Commission granted confidential treatment with respect to certain portions of this exhibit under Rule 406 of the Securities Act of 1933, as amended.

 (8) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994 and incorporated herein by reference.

 (9) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 and incorporated herein by reference.

(10) Filed as an exhibit to the Company's Registration Statement on Form 8-A (0-12357) as filed with the Securities and Exchange Commission on October 24, 1996 and incorporated herein by reference.

(11) Filed as an exhibit to the Company's Registration Statement on Form S-1 (333-09377) as filed with the Securities and Exchange Commission on August 1, 1996 and incorporated herein by reference.

(12) Filed as an exhibit to Amendment No.1 to the Company's Registration Statement on Form S-1 (333-09377) as filed with the Securities and Exchange Commission on September 13, 1996 and incorporated herein by reference.

(13) Filed as an exhibit to Amendment No.2 to the Company's Registration Statement on Form S-1 (333-09377) as filed with the Securities and Exchange Commission on October 2, 1996 and incorporated herein by reference.

(14) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 and incorporated herein by reference.

(15) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the three months ended December 31, 1996 and incorporated herein by reference.

(16) Filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-23167) as filed with the Securities and Exchange Commission on March 12, 1997 and incorporated herein by reference.